Exhibit 10.5

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of December 24, 2013

by and among

CYPRESS ENERGY PARTNERS, L.P.,

as Borrowers’ Agent and a Borrower,

CYPRESS ENERGY PARTNERS – TIR, LLC,

CYPRESS ENERGY PARTNERS, LLC,

TULSA INSPECTION RESOURCES, LLC, AND

EACH ADDITIONAL BORROWER THAT BECOMES

A SIGNATORY HERETO FROM TIME TO TIME,

as joint and several Borrowers,

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Lender, Issuing Bank, Swing Line Lender and Collateral Agent,

THE OTHER LENDERS PARTY HERETO AND

EACH ADDITIONAL LENDER THAT BECOMES

A SIGNATORY HERETO FROM TIME TO TIME,

as Lenders,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent,

and

DEUTSCHE BANK AG, NEW YORK BRANCH,

BMO HARRIS BANK N.A.,

as Joint Lead Arrangers and Joint Bookrunners

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4.14	Indemnity	66
4.15	Inability to Determine Interest Rate.	66
4.16	Illegality	67
4.17	Replacement of Lenders.	67
4.18	Defaulting Lender	67

SECTION 5.	REPRESENTATIONS AND WARRANTIES	69

5.1	Financial Condition.	70
5.2	No Change.	70
5.3	Existence; Compliance with Law.	71
5.4	Power; Authorization; Enforceable Obligations	71
5.5	No Legal Bar.	71
5.6	No Material Litigation.	71
5.7	No Default.	72
5.8	Ownership of Property; Liens	72
5.9	Intellectual Property.	72
5.10	No Burdensome Restrictions.	72
5.11	Taxes	72
5.12	Federal Regulations.	72
5.13	ERISA	73
5.14	Investment Company Act; Other Regulations	73
5.15	Subsidiaries	73
5.16	Security Documents	73
5.17	Accuracy and Completeness of Information.	74
5.18	Labor Relations	74
5.19	Insurance	74
5.20	Solvency.	75
5.21	Use of Letters of Credit and Proceeds of Loans.	75
5.22	Environmental Matters.	75
5.23	Foreign Corrupt Practices Act.	76
5.24	Sanctions Laws	77

SECTION 6.	CONDITIONS PRECEDENT	77

6.1	Conditions Precedent	77
6.2	Conditions to Each Credit Extension	80

SECTION 7.	AFFIRMATIVE COVENANTS	81

7.1	Financial Statements	81
7.2	Certificates; Other Information	82
7.3	Payment of Obligations.	83
7.4	Conduct of Business and Maintenance of Existence	83
7.5	Maintenance of Property; Insurance	83
7.6	Inspection of Property; Books and Records; Discussions.	84
7.7	Notices	84
7.8	Environmental Laws	85
7.9	Periodic Audit of Borrowing Base Assets.	85
7.10	Collections of Accounts Receivable	85

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7.11	Taxes	85
7.12	Additional Collateral; Further Actions.	85
7.13	Use of Proceeds.	88
7.14	Cash Management.	88
7.15	Post Closing Deliverables	88

SECTION 8.	NEGATIVE COVENANTS	88

8.1	Financial Condition Covenants.	88
8.2	Limitation on Indebtedness.	88
8.3	Limitation on Liens.	90
8.4	Limitation on Fundamental Changes	91
8.5	Restricted Payments.	92
8.6	Limitation on Dispositions.	93
8.7	Limitation on Investments, Loans and Advances	94
8.8	Limitation on Transactions with Affiliates	95
8.9	Accounting Changes	95
8.10	Limitation on Negative Pledge Clauses	95
8.11	Limitation on Lines of Business	96
8.12	Governing Documents	96
8.13	Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws; Restricted Person.	96

SECTION 9.	EVENTS OF DEFAULT	96

9.1	Events of Default	96

SECTION 10.	THE AGENTS	99

10.1	Appointment.	99
10.2	Delegation of Duties	100
10.3	Exculpatory Provisions	100
10.4	Reliance by Agents	100
10.5	Notice of Default.	100
10.6	Non-Reliance on Agents and Other Lenders.	101
10.7	Indemnification	101
10.8	Agents in Their Individual Capacity	101
10.9	Successor Agents	102
10.10	Collateral Matters.	102
10.11	Force Majeure	103

SECTION 11.	MISCELLANEOUS	103

11.1	Amendments and Waivers	103
11.2	Notices	104
11.3	No Waiver; Cumulative Remedies.	106
11.4	Survival of Representations and Warranties	106
11.5	Release of Collateral and Guarantee Obligations	106
11.6	Payment of Costs and Expenses.	107

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11.7	Successors and Assigns; Participations and Assignments	108
11.8	Adjustments; Set-off	111
11.9	Counterparts	111
11.10	Severability	111
11.11	Integration	111
11.12	Governing Law.	112
11.13	Submission to Jurisdiction	112
11.14	Acknowledgements.	112
11.15	Waivers of Jury Trial	113
11.16	Confidentiality.	113
11.17	Specified Laws.	113
11.18	Additional Borrowers.	114
11.19	Joint and Several Liability	115
11.20	Contribution and Indemnification among the Borrowers.	116
11.21	Express Waivers by Borrower Parties in Respect of Cross Guaranties and Cross Collateralization.	116
11.22	Limitation on Obligations of Borrower Parties.	117

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SCHEDULES

Schedule 1.0	Lenders, Commitments, and Applicable Lending Offices
Schedule 1.1(A)	Eligible Inventory Locations
Schedule 1.1(B)	Cash Management Banks
Schedule 1.1(C)	Eligible Foreign Counterparties
Schedule 1.1(D)	Existing Letters of Credit
Schedule 1.1(E)	Mortgaged Property
Schedule 2.2(A)	Wire Instructions for Loans
Schedule 5.4	Consents and Authorizations
Schedule 5.9	Intellectual Property
Schedule 5.15	Subsidiaries
Schedule 5.16	Filing Jurisdictions
Schedule 5.22	Environmental Matters
Schedule 7.15	Post-Closing Deliverables
Schedule 8.2	Existing Indebtedness
Schedule 8.3	Existing Liens
Schedule 8.7	Investments
Schedule 8.8	Transactions with Affiliates

EXHIBITS

Exhibit A-1	Form of Working Capital Facility Note
Exhibit A-2	Form of Swing Line Note
Exhibit A-3	Form of Acquisition Facility Note
Exhibit B	Form of Security Agreement
Exhibit C	Form of Guarantee Agreement
Exhibit D-1 – D-4	Forms of Section 4.11 Certificate
Exhibit E	Form of Secretary’s Certificate
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Borrowing Base Report
Exhibit H	Form of Opinion of Latham & Watkins
Exhibit I	Cash Collateral Documentation
Exhibit J	[Reserved]
Exhibit K	Form of Compliance Certificate
Exhibit L	Form of Increase and New Lender Agreement
Exhibit M	Form of Perfection Certificate
Exhibit N	Form of Borrower’s Certificate
Exhibit O	Hedging Agreement Qualification Notification
Exhibit P	Form of Additional Borrower Joinder

ANNEXES

Annex I-A	Form of Borrowing Notice
Annex I-B	Form of Letter of Credit Request
Annex II	Form of Continuation/Conversion Notice
Annex III	Form of Notice of Prepayment

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CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of December 24, 2013, among CYPRESS ENERGY PARTNERS, L.P., a limited partnership organized under the Laws of the State of Delaware (the “Borrowers’ Agent”), CYPRESS ENERGY PARTNERS – TIR, LLC, a Delaware limited liability company (“CEP-TIR”), as a borrower, CYPRESS ENERGY PARTNERS, LLC, a Delaware limited liability company (“CEP”), as a borrower, TULSA INSPECTION RESOURCES, LLC, a Delaware limited liability company (“TIR”), as a borrower, and together with the Borrowers’ Agent, CEP-TIR, CEP and each Additional Borrower (each a “Borrower” and collectively, the “Borrowers”), DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”) as collateral agent (together with any successor collateral agent appointed pursuant to Section 10.9, in such capacity the “Collateral Agent”) and as Lender, Issuing Bank, Swing Line Lender (all as defined below), DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (together with any successor administrative agent appointed pursuant to Section 10.9, in such capacity the “Administrative Agent”), and the several banks and other financial institutions or entities from time to time parties to this Agreement, as lenders (the “Lenders”).

RECITALS

WHEREAS, the Borrowers have requested that the Lenders provide certain credit facilities to finance their mutual and collective business enterprise on the terms and conditions set forth herein;

WHEREAS, the Lenders are willing to make advances and issue or participate in letters of credit, in each case, on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

SECTION 1.DEFINITIONS

1.1           Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Investment Grade Credit Enhancement”: with respect to any Account Receivable, (i) a letter of credit in form and substance reasonably acceptable to the Collateral Agent issued by a bank that is Investment Grade and which letter of credit does not terminate earlier than fifteen (15) days after the expected payment date of such Account Receivable; provided, that, upon the request of the Collateral Agent during the continuance of an Event of Default, with respect to each letter of credit described in this clause (i), the applicable Loan Party shall (A) assign the proceeds of such letter of credit to the Collateral Agent, (B) cause the issuing bank of such letter of credit to consent to such assignment and (C) cause any such letter of credit issued to be advised by the Collateral Agent, or (ii) a parent guarantee, insurance policy, surety bond or other customary credit support, in each case, (A) provided by any Person who is Investment Grade and (B) in form and substance reasonably acceptable to the Collateral Agent.

“Account”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“Account Control Agreements”: with respect to any Deposit Account, Commodity Account or Securities Account of a Loan Party, an account control agreement in form and substance reasonably acceptable to the applicable Loan Party and the Collateral Agent.

“Account Debtor”: a Person who is obligated to a Loan Party under an Account Receivable of a Loan Party.

“Account Receivable”: an Account or Payment Intangible of a Loan Party.

“Acquisition”: as to any Person, the acquisition by such Person of (a) Capital Stock of any other Person if, after giving effect to the acquisition of such Capital Stock, such other Person would be a Subsidiary, (b) all or substantially all of the assets of any other Person or (c) assets constituting one or more business units of any other Person.

“Acquisition Facility”: the Acquisition Facility Commitments and the extensions of credit thereunder.

“Acquisition Facility Commitment”: at any date, as to any Acquisition Facility Lender, the obligation of such Acquisition Facility Lender to make Acquisition Facility Loans to the Borrowers pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Acquisition Facility Lender’s name on Schedule 1.0 under the caption “Acquisition Facility Commitment” or, as the case may be, in the Assignment and Acceptance or Increase and New Lender Agreement pursuant to which such Acquisition Facility Lender becomes a party hereto, as such amount may be changed from time to time in accordance with the terms of this Agreement. As of the Closing Date, the original aggregate amount of the Acquisition Facility Commitments is $55,000,000.

“Acquisition Facility Commitment Percentage”: as to any Acquisition Facility Lender at any time, the percentage which such Acquisition Facility Lender’s Acquisition Facility Commitment then constitutes of the aggregate Acquisition Facility Commitments of all Acquisition Facility Lenders at such time (or, at any time after the Acquisition Facility Commitments shall have expired or terminated, such Acquisition Facility Lenders’ Acquisition Facility Credit Exposure Percentage).

“Acquisition Facility Commitment Period”: the period from and including the Closing Date to but not including the Acquisition Facility Commitment Termination Date or such earlier date on which all of the Acquisition Facility Commitments shall terminate as provided herein.

“Acquisition Facility Commitment Termination Date”: December 24, 2016, or, if such date is not a Business Day, the next preceding Business Day.

“Acquisition Facility Credit Exposure”: as to any Acquisition Facility Lender at any time, the Available Acquisition Facility Commitment of such Acquisition Facility Lender plus the amount of the Acquisition Facility Extensions of Credit of such Acquisition Facility Lender.

“Acquisition Facility Credit Exposure Percentage”: as to any Acquisition Facility Lender at any time, the fraction (expressed as a percentage), the numerator of which is the Acquisition Facility Credit Exposure of such Acquisition Facility Lender at such time and the denominator of which is the aggregate Acquisition Facility Credit Exposures of all of the Acquisition Facility Lenders at such time.

“Acquisition Facility Extensions of Credit”: at any date, as to any Acquisition Facility Lender at any time, an amount equal to the aggregate principal amount of Acquisition Facility Loans made by such Acquisition Facility Lender.

“Acquisition Facility Increase”: as defined in Section 4.1(b).

“Acquisition Facility Lender”: each Lender having an Acquisition Facility Commitment (or, after the termination of the Acquisition Facility Commitments, each Lender holding Acquisition Facility Extensions of Credit). As of the Closing Date, each Acquisition Facility Lender is specified on Schedule 1.0.

“Acquisition Facility Loans”: as defined in Section 2.3(a).

“Acquisition Facility Maturity Date”: with respect to any Acquisition Facility Loan, the earliest to occur of (i) the date on which the Acquisition Facility Loans become due and payable pursuant to Section 9, (ii) the date on which the Acquisition Facility Commitments terminate pursuant to Section 4.1 and (ii) the Acquisition Facility Commitment Termination Date.

“Acquisition Facility Maximum Amount”: $155,000,000.

“Additional Borrower”: as defined in Section 11.18.

“Administrative Agent”: as defined in the introductory paragraph of this Agreement.

“Adjusted Total Indebtedness”: at any date, “Combined Total Indebtedness” adjusted to exclude (a) any contingent reimbursement obligations (including obligations representing the aggregate amount then available for drawing under all Letters of Credit), and (b) the outstanding amount of Working Capital Facility Loans and Swing Line Loans.

“Adjusted Leverage Ratio”: as of any date of determination, the ratio of (a) Adjusted Total Indebtedness as of such date to (b) Combined EBITDA for the period of the four fiscal quarters most recently ended.

“Affiliate”: as to any Person, any other Person (other than a Subsidiary), which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or, if such Person is not a corporation, similar governing Persons) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent-Related Person”: as defined in Section 10.3.

“Agents”: the Administrative Agent and the Collateral Agent, and “Agent” means each of them, as the context requires.

“Agreement”: this Credit Agreement.

“Annual Budget”: a combined budget of the Loan Parties with respect to a Fiscal Year of the Loan Parties prepared by the Borrowers, which includes (i) a projected combined cashflow statement and profit and loss account of financial position of the Loan Parties as of the end of such Fiscal Year, and (ii) a summary of material underlying assumptions applicable to such projections.

“Applicable Commitment Fee Rate”: on any date with respect to any commitment fee, the rate per annum equal to 0.50%.

“Applicable L/C Fee Rate”: on any date with respect to any Letter of Credit, a rate per annum equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Working Capital Facility.

“Applicable Lending Office”: for each Lender and for each Type of Loan, and/or participation in any Reimbursement Obligation, the lending office of such Lender designated on Schedule 1.0 (or, as the case may be, in the Assignment and Acceptance or Increase and New Lender Agreement pursuant to which such Lender became a party hereto) for such Type of Loan and/or participation in any Reimbursement Obligation (or any other lending office from time to time notified to the Administrative Agent by such Lender) as the office at which its Loans and/or participation in any Reimbursement Obligation of such Type are to be made and maintained.

“Applicable Margin”: on any date:

(a)          on any day with respect to each Working Capital Facility Loan or Swing Line Loan, the rate per annum set forth in the table below for such Type of Loan opposite the applicable Total Leverage Ratio for the immediately preceding fiscal quarter.

		Applicable Margin	Applicable Margin
	Total Leverage Ratio	(Base Rate Loans)	(Eurodollar Loans)
Level V	≤ 2.00	1.25%	2.25%
Level IV	> 2.00 and ≤ 2.50	1.50%	2.50%
Level III	> 2.50 and ≤ 3.00	1.75%	2.75%
Level II	> 3.00 and ≤ 3.50	2.00%	3.00%
Level I	> 3.50	2.25%	3.25%

(b)          on any day with respect to each Acquisition Facility Loan, the rate per annum set forth in the table below for such Type of Loan opposite the applicable Total Leverage Ratio for the immediately preceding fiscal quarter.

		Applicable Margin	Applicable Margin
	Total Leverage Ratio	(Base Rate Loans)	(Eurodollar Loans)
Level V	≤ 2.00	1.75%	2.75%
Level IV	> 2.00 and ≤ 2.50	2.00%	3.00%
Level III	> 2.50 and ≤ 3.00	2.25%	3.25%
Level II	> 3.00 and ≤ 3.50	2.50%	3.50%
Level I	> 3.50	2.75%	3.75%

For the purposes of this definition, (i) Total Leverage Ratio shall be determined by the Collateral Agent based upon the most recent financial statements delivered pursuant to Section 7.1 and such determination shall be provided to the Administrative Agent, (ii) each change in the Applicable Margin resulting from a change in Total Leverage Ratio determined from such financial statements shall be effective immediately upon delivery of such financial statements and (iii) Level III shall be deemed to be applicable from the Closing Date and continuing until the most recent financial statements delivered pursuant to Section 7.1; provided that Level I shall be deemed to be applicable if the Borrowers fail to deliver any of the financial statements required to be delivered by it pursuant to Section 7.1 unless the Collateral Agent or the Required Lenders shall have determined that the resulting increase in the Applicable Margin is not appropriate, during the period from the expiration of the time for delivery thereof until such financial statements are delivered.

“Applicable Sub-Limit”: each of the following:

(a)          with respect to Swing Line Loans, the Swing Line Loan Sub-Limit; and

(b)          with respect to Letters of Credit, the Letter of Credit Sub-Limit.

“Approved Fund”: (a) with respect to any Lender, any Bank CLO of such Lender, and (b) with respect to any Lender that is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate or Subsidiary of such investment advisor.

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by Section 8.6(a) – 8.6(g) that yields Net Cash Proceeds to a Borrower or any other Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at the allocated purchase price value in the case of other non-cash proceeds) in excess of $5,000,000.

“Assignee”: as defined in Section 11.7(c).

“Assignment and Acceptance”: as defined in Section 11.7(c).

“Assignment of Claims Act”: the Federal Assignment of Claims Act of 1940 (31 U.S.C. §3727 et seq.) and any similar state or local laws, together with all rules, regulations, interpretations and binding court decisions related thereto.

“Auto-Renewal Letter of Credit”: as defined in Section 3.3(c).

“Availability Certification”: as defined in Section 6.2(e)(vi).

“Available Acquisition Facility Commitment”: as to any Acquisition Facility Lender at any time, an amount equal to the excess, if any, of (i) the amount of such Acquisition Facility Lender’s Acquisition Facility Commitment at such time over (ii) such Acquisition Facility Lender’s Acquisition Facility Extensions of Credit outstanding at such time.

“Available Commitment”: at any time as to any Lender, the Available Working Capital Facility Commitment or the Available Acquisition Facility Commitment of such Lender at such time, or both, as the context requires.

“Available Working Capital Facility Commitment”: as to any Working Capital Facility Lender at any time, an amount equal to the excess, if any, of (i) the amount of such Working Capital Facility Lender’s Working Capital Facility Commitment at such time over (ii) such Working Capital Facility Lender’s Working Capital Facility Extensions of Credit outstanding at such time.

“Bank CLO”: as to any Lender, any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate or Subsidiary of such Lender.

“Base Rate”: for any day, the rate per annum equal to the greatest of (a) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00%, (b) the Prime Rate in effect on such day (rounded upward, if necessary, to the next 1/100 of 1.00%) and (c) the one-month Eurodollar Rate in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. For purposes hereof: “Prime Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent or an Affiliate thereof from time to time and, if requested, provided to a Borrower prior to the delivery of the relevant Borrowing Notice. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the day such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate becomes effective, respectively.

“Base Rate Loans”: Loans the rate of interest of which is based upon a Base Rate.

“Benefited Lender”: as defined in Section 11.8(a).

“Board”: the U.S. Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the introductory paragraph of this Agreement.

“Borrower Parties”: collectively, the Borrowers’ Agent, CEP-TIR, CEP, TIR and any Additional Borrowers.

“Borrowers’ Agent”: as defined in the introductory paragraph of this Agreement.

“Borrowing Base”: on any date, solely with respect to the assets of the Loan Parties, an amount equal to:

(i)          100% of Eligible Cash and Cash Equivalents; plus

(ii)         90% of the Dollar Equivalent of Eligible Investment Grade Accounts Receivables; plus

(iii)        85% of the Dollar Equivalent of Eligible Non-Investment Grade Accounts Receivable; plus

(iv)        80% of Eligible Inventory; plus

(v)         90% of Eligible Net Liquidity in Futures Accounts; plus

(vi)        80% of Eligible Letters of Credit Issued for Commodities Not Yet Received; less

(1)         100% of the First Purchaser Lien Amount; less

(2)         100% of Product Taxes; less

(3)         120% of any Swap Amounts due to Qualified Counterparties solely to the extent, and if, such Swap Amounts due to Qualified Counterparties are in excess of $15,000,000;

In no event shall any amounts described in categories (i) through (vi) and (1) through (3) above that fall into more than one of such categories be counted more than once, when making the calculation under this definition. In calculating the Borrowing Base, the following adjustments shall be made:

(A)         the value of that portion of the Borrowing Base arising from Eligible Unbilled Accounts Receivable shall not exceed in the aggregate 25% of all Eligible Accounts Receivable then in effect;

(B)         any category of the Borrowing Base shall be calculated taking into account any elimination and reduction related to any potential offset to such asset category;

(C)         the Collateral Agent may, in its reasonable discretion, determine that one or more assets described in clauses (ii), (iii) and (iv) do not meet the eligibility requirements for inclusion in the Borrowing Base, and any such assets shall not be included in the Borrowing Base; provided that the Collateral Agent shall provide the Borrowers’ Agent notice of such determination of ineligibility not less than five (5) Business Days before such assets are removed from the Borrowing Base;

(D)         the calculation of the value of the assets included in clauses (ii), (iii), (iv) and (v) with respect to a single Account Debtor shall be net of any Out of the Money Forward Contract Amount attributable to such Account Debtor (for purposes of this clause (D), any reference to an Account Debtor shall include all Subsidiaries and Affiliates of such Account Debtor, which affiliation is known or should be known by the Loan Parties); and

(E)         the calculation of the value of the assets included in clauses (ii) and (iii) that are attributable to a single Account Debtor shall be netted against any contra, offset, counterclaim, unrealized forward losses or obligations of the Loan Parties with such Account Debtor including, without limitation, amounts payable to such Account Debtor (for purposes of this clause (E), any reference to an Account Debtor shall include all Subsidiaries and Affiliates of such Account Debtor, which affiliation is known or should be known by the Loan Parties).

The value of the Borrowing Base at any time shall be the value of the Borrowing Base as of the applicable Borrowing Base Date.

“Borrowing Base Availability”: at any time, an amount equal to the Borrowing Base at such time minus the Total Working Capital Facility Extensions of Credit at such time.

“Borrowing Base Date”: the most recent date as of which the Borrowers’ Agent has based a Borrowing Base Report to be delivered by the Borrowers’ Agent pursuant to Section 7.2(b).

“Borrowing Base Report”: with respect to the Borrowing Base, a report certified by a Responsible Person of the Borrowers’ Agent, substantially in the form of Exhibit G, with appropriate insertions and schedules, showing the Borrowing Base as of the date set forth therein and the basis on which it was calculated, together with the following detailed supporting information:

(i)          for Eligible Cash and Cash Equivalents, the most recent available statement of the account balance issued by each Cash Management Bank, together with the account balance as of the applicable Borrowing Base Date if not reflected in such statement;

(ii)         for Eligible Accounts Receivable, a schedule of each Eligible Account Receivable, listing the Account Debtor thereof, and each of the offsets and deductions to the amount of such Eligible Account Receivable, including, if applicable, (1) the contra account balance thereof, (2) any offset or counterclaim resulting from trade liabilities, (3) the net marked-to-market net-off calculation of any losses applied to the Account Debtor after deduction for all margin monies received and/or paid and the details of any related letters of credit supporting such Eligible Account Receivable (including the name of the issuing bank, the applicant, as well as the expiration date of such related letter of credit, any applicable auto-renewal terms and the face amount of the related letter of credit), (4) any Out of the Money Forward Contract Amounts applied thereto pursuant to clause (D) of the definition of “Borrowing Base”), (5) any adjustments described in the definitions of Borrowing Base, to the extent applicable and (6) an aging report in form and substance satisfactory to the Collateral Agent;

(iii)        for Eligible Inventory, a schedule of (A) inventory locations, (B) Market Value and inventory volumes by location and type of Eligible Commodity, (C) each of the offsets and deductions used in determining the value of the Eligible Inventory, including other offsets and any adjustments described in the definition of Borrowing Base, to the extent applicable, and (D) available supporting documentation for the inventory volumes as of such Borrowing Base Date;

(iv)        for Eligible Net Liquidity in Futures Accounts, copies of summary account statements (or if requested by the Collateral Agent, the full account statements) issued by the Eligible Broker where such assets are held as of the applicable Borrowing Base Date together with additional statements for each Commodities Account that account for any (x) discounted face value of any U.S. Treasury Securities held in such account that are zero coupon securities issued by the United States of America and (y) unearned interest on such U.S. Treasury Securities;

(v)         for Eligible Letters of Credit Issued for Commodities Not Yet Received, (i) a schedule listing each Letter of Credit giving rise to Eligible Letters of Credit Issued for Commodities Not Yet Received, together with the name of the applicant, the expiration date of the related Letter of Credit and the face value thereof (or, if applicable, the maximum value of such Letter of Credit after giving effect to any tolerance included therein, and the amount of such tolerance), (ii) a calculation supporting the value of physical volume delivered and the liability owed by such Borrower to the beneficiary of the Letter of Credit in connection therewith versus the face amount of such Letters of Credit, and (iii) a schedule of each of the offsets and deductions used in determining the value of Eligible Letters of Credit Issued for Commodities Not Yet Received, including the amounts and a calculation, by type (i.e., mark-to-market loss, exchange payables and other type of liability owed), supporting the value of any other liabilities owed by such Borrower to the beneficiary of the Letter of Credit that may be satisfied by any such Letter of Credit versus the face amount of such Letters of Credit and any adjustments described in the definitions of Borrowing Base, to the extent applicable;

(vi)        for the First Purchaser Lien Amount, a schedule setting forth the holder of each First Purchaser Lien, the amount of the obligations outstanding giving rise to the First Purchaser Lien Amount to such holder, each of the offsets and deductions to the amount of such obligations used in determining the First Purchaser Lien Amount, including the portion thereof reduced by any Letter of Credit, and any adjustments described in the definitions of Borrowing Base, to the extent applicable;

(vii)       for Product Taxes, a schedule listing the amounts of each tax liability by taxing authority, the description thereof and the period(s) for which such taxes were assessed;

(viii)      for Swap Amounts due to Qualified Counterparties, a schedule listing the aggregate net unrealized gains or losses with respect to each Commodity OTC Agreement with a Qualified Counterparty and each Financial Hedging Agreement with a Qualified Counterparty; and

(ix)         a summary report showing the total amount outstanding under each type of extension of credit made hereunder.

“Borrowing Date”: any Business Day specified (i) in a Borrowing Notice as a date on which a Loan requested by the Borrowers’ Agent is to be made or (ii) in a Letter of Credit Request as a date on which a Letter of Credit requested by the Borrowers’ Agent is to be issued, amended or renewed.

“Borrowing Notice”: as defined in Section 2.4(a).

“Brokerage Account Deducts”: as defined in the definition of “Eligible Net Liquidity in Futures Accounts” in this Section 1.1.

“Business”: as defined in Section 5.22(b).

“Business Day”: (i) for all purposes other than as covered by clause (ii) of this definition, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close, and, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day as described in clause (i) of this definition and which is also a day on which dealings in United States Dollar deposits are carried out in the London interbank market.

“Canadian Dollars”: dollars in lawful currency of Canada.

“Canadian Security Agreement”: that certain General Security Agreement dated as of the date hereof executed by Tulsa Inspection Resources – Canada ULC, Tulsa Inspection Resources – Acquisition ULC, and Foley Inspection Services ULC in favor of the Collateral Agent for the benefit of the Secured Parties.

“Capital Expenditures”: for any period with respect to any Person, all expenditures made by such Person during such period that, in accordance with GAAP, should be classified as a capital expenditure.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, all membership interests in a limited liability company, all partnership interests in a limited partnership, or any and all similar ownership interests in a Person (other than a corporation, limited liability company or limited partnership) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral”: with respect to any Letter of Credit, cash or deposit account balances denominated in United States Dollars that have been pledged and deposited with or delivered to the Collateral Agent for the ratable benefit of the Secured Parties as collateral for the Obligations, including the repayment of such Letter of Credit.

“Cash Collateralize”, “Cash Collateralized”, “Cash Collateralization”: with respect to any Letter of Credit, to pledge and deposit as collateral for the Obligations Cash Collateral in an amount equal to 105% of the undrawn face amount of such Letter of Credit plus unpaid fees associated with such Letter of Credit (including any letter of credit commissions) then due and payable or to be owed with respect to such Letter of Credit for the period from the time such Cash Collateral is deposited as collateral until the expiration date of such Letter of Credit, pursuant to documentation substantially in the form of Exhibit I or such other substantially similar form reasonably satisfactory to the Collateral Agent.

“Cash Equivalents”: (a) securities with maturities of twelve (12) months or less from the date of acquisition or acceptance which are issued or fully guaranteed or insured by the United States, Canada, or any agency or instrumentality thereof, (b) bankers’ acceptances, certificates of deposit and eurodollar time deposits with maturities of nine (9) months or less from the date of acquisition and overnight bank deposits, in each case, of any Lender or of any international or national commercial bank with commercial paper rated, on the day of such purchase, at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s, (c) commercial paper, variable rate or auction rate securities, or any other short term, liquid investment having a rating, on the date of purchase, of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and that matures or resets not more than nine (9) months after the date of acquisition, (d) obligations of any U.S. state or a division, public instrumentality or taxing authority thereof, having on the date of purchase a rating of at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s and (e) investments in money market funds, mutual funds or other pooled investment vehicles, in each case acceptable to the Collateral Agent in its reasonable discretion, the assets of which consist solely of the foregoing.

“Cash Management Account”: a Deposit Account or Securities Account maintained with any Cash Management Bank.

“Cash Management Bank”: BOKF, NA d/b/a Bank of Oklahoma, the banks listed on Schedule 1.1(B) and any other bank from time to time designated by the Borrowers’ Agent as a bank at which the Borrowers or any of their respective Subsidiaries maintains any Controlled Accounts, which are reasonably acceptable to the Collateral Agent.

“Cash Management Bank Agreement”: any account agreement, account control agreement or other agreement governing the relationship between a Cash Management Bank and a Borrower with respect to a Cash Management Account.

“CEP”: as defined in the introductory paragraph of this Agreement.

“CEP-TIR”: as defined in the introductory paragraph of this Agreement.

“Change of Control”: the occurrence of any of the following events:

(a)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and any Permitted Holder) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the voting Capital Stock of the General Partner on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right),

(b)          the General Partner shall cease to own and control, of record and beneficially, 100% of the general partnership interests of the Borrowers’ Agent free and clear of all Liens, other than Liens of the type permitted pursuant to Section 8.3 (as if Section 8.3 were applicable);

(c)          with respect to each of CEP and CEP-TIR, so long as it is not a Subsidiary of the Borrowers’ Agent, the Permitted Investors shall cease to own and control, of record and beneficially, directly or indirectly, more than 50% of the total voting power of all classes of Capital Stock of it entitled to vote generally in the election of directors free and clear of all Liens, other than Liens of the type permitted pursuant to Section 8.3; and

(d)          from and after the consummation of the MLP Restructuring, the Borrowers’ Agent shall cease to own and control, of record and beneficially, 100% of the limited liability membership interests of CEP free and clear of all Liens, other than Liens of the type permitted pursuant to Section 8.3.

“Closing Date”: the date on which the conditions precedent set forth in Section 6.1 shall be satisfied or waived.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all property and interests in property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the introductory paragraph of this Agreement.

“Combined Capital” as of the date of determination, the sum of (a) the aggregate value of the capital accounts of the partners of the Borrowers’ Agent as shown on the Borrowers’ Agent consolidated balance sheet contained in the most recent financial statements delivered pursuant to Section 7.1 and (b) the aggregate value of the capital accounts of the members of the CEP-TIR as shown on the consolidated balance sheet of CEP-TIR contained in the most recent financial statements delivered pursuant to Section 7.1.

“Combined EBITDA”: for any period, for the Loan Parties on a combined basis, Combined Net Income of the Loan Parties for such period,

plus, without duplication and to the extent reflected as a charge in the statement of such Combined Net Income for such period, the sum of (i) income tax expense, (ii) Combined Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including under this Agreement), (iii) depreciation and amortization expense; (iv) extraordinary or nonrecurring losses, expenses and charges, (v) fees and expenses incurred during such period in connection with this Agreement, the initial public offering of the Borrowers’ Agent and any actual issuance of any Indebtedness or Capital Stock, or any actual acquisitions, investments, asset sales or divestitures permitted hereunder, and (vi) all non-cash losses, charges and expenses, including any asset impairments, write-offs or write-downs; provided that in the case of each of clause (iv), (v) and (vi) such amounts are acceptable to each of the Joint Lead Arrangers; and

minus without duplication and to the extent included in the statement of such Combined Net Income for such period, the sum of (a) interest income and credits, (b) any extraordinary income or gains, (c) income tax credits (to the extent not netted from income tax expense) and (d) any other non-cash income.

For purposes of calculating Combined EBITDA for any period of four consecutive fiscal quarters (each a “Reference Period”) pursuant to any determination of Adjusted Leverage Ratio, Total Leverage Ratio or Combined Interest Expense, as applicable, (i) if at any time during such Reference Period any Loan Party shall have had a Material Disposition, the Combined EBITDA for such Reference Period shall be reduced by an amount equal to the Combined EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Combined EBITDA (if negative) attributable thereto for such Reference Period, (ii) if during such Reference Period a Loan Party shall have made a Permitted Acquisition, Combined EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Permitted Acquisition occurred on the first day of such Reference Period; provided that (x) for any Permitted Acquisition with at least six (6) months of historical operating data, the pro forma calculations will utilize the historical operating data (annualized as necessary) plus an allowance at the discretion of the Joint Lead Arrangers that shall not exceed 15% of such historical data, and (y) for any Permitted Acquisition with less than six (6) months of historical operating data, the pro forma calculations will utilize a combination of historical operating data annualized and adjustments mutually agreed between the Borrowers’ Agent and each of the Joint Lead Arrangers, and (iii) if during such Reference Period a Loan Party shall have made a Permitted Business Expansion, Combined EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Permitted Business Expansion occurred on the first day of such Reference Period; provided that for any Permitted Business Expansion, the pro forma calculations will utilize forecasts mutually agreed between the Borrowers’ Agent and the Collateral Agent, subject to a deduction of up to 10% of such forecasted income per month at the discretion of each of the Joint Lead Arrangers for any completion delays and; provided further that aggregate contribution from Material Business Expansions shall not exceed 15% of Combined EBITDA for any Reference Period. Combined EBITDA for the periods ending on or prior to December 31, 2013 shall be deemed to be (1) with respect to the quarter ending March 31, 2013, $6,420,802, (2) with respect to the quarter ending June 30, 2013, $6,827,005, and (3) with respect to the quarter ending September 30, 2013, $9,044,919.

“Combined Interest Coverage Ratio”: as of any date of determination, the ratio of (a) Combined EBITDA for the period of four fiscal quarters ending on such date to (b) Combined Interest Expense for such period.

“Combined Interest Expense”: for any period, for the Loan Parties on a combined basis, an amount equal to, without duplication, (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Loan Parties in connection with borrowed money (including capitalized interest and letter of credit fees) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (but excluding amortized non-cash financing costs), plus (b) the portion of rent expense of the Loan Parties with respect to such period attributable to interest under Financing Leases and Synthetic Leases whether or not treated as interest in accordance with GAAP, plus (c) the net amount payable under interest rate Financial Hedging Agreements accrued during such period (whether or not actually paid during such period) minus (d) the net amount receivable under interest rate Financial Hedging Agreements accrued during such period (whether or not actually received during such period). “Combined Interest Expense” shall be calculated for each period, on a pro forma basis, after giving effect to, without duplication, any incurrence or repayment of Indebtedness, any Permitted Acquisition and any Material Disposition occurring during each period, as the case may be, and as if such incurrence, acquisition or disposition (as applicable) occurred or was completed on the first day of such period.

“Combined Net Income”: for any period, the net income (or loss) of the Loan Parties for that period determined on a combined basis without duplication in accordance with GAAP.

“Combined Total Assets” as of the date of any determination thereof, total assets of the Loan Parties and their Subsidiaries calculated on a combined basis in accordance with GAAP consistently applied as of such date.

“Combined Total Indebtedness”: at any date, all Indebtedness of the Loan Parties at such date, determined on a combined basis in accordance with GAAP.

“Commitment”: at any date, as to any Lender, the Working Capital Facility Commitments and/or the Acquisition Facility Commitments of such Lender, as the context requires.

“Commitment Percentage”: at any time, as to any Lender, the Acquisition Facility Commitment Percentage or the Working Capital Facility Commitment Percentage of such Lender at such time, as the context requires.

“Commitment Period”: the Acquisition Facility Commitment Period or the Working Capital Facility Commitment Period, as the context requires.

“Commitment Termination Date”: the Acquisition Facility Commitment Termination Date or the Working Capital Facility Commitment Termination Date, as the context requires.

“Commodity Account”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“Commodity Contract”: (a) a Physical Commodity Contract, (b) any Commodity OTC Agreement or (c) a contract for the storage or transportation of any physical Eligible Commodity.

“Commodity OTC Agreement”: (i) any forward commodity contracts (excluding any Forward Contract which is a Physical Commodity Contract), swaps, options, collars, caps, or floor transactions, in each case based on Eligible Commodities and (ii) any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with a Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group which includes a Borrower and which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”: as defined in Section 7.2(a).

“Confidential Information”: as defined in Section 11.16.

“Continuation/Conversion Notice”: as defined in Section 4.3(a)

“Continue”, “Continuation” and “Continued”: the continuation of a Eurodollar Loan from one Interest Period to the next Interest Period.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Account”: each Pledged Account that is subject to an Account Control Agreement.

“Convert”, “Conversion” and “Converted”: a conversion of Base Rate Loans into Eurodollar Loans, or a conversion of Eurodollar Loans into Base Rate Loans.

“Counterparty Forward Contract Amount”: with respect to any Forward Contract Counterparty, an amount equal to (a) the aggregate Marked-to-Market Value of all Eligible Forward Contracts of the Loan Parties with such Forward Contract Counterparty with a positive value, net of (i) cash and Cash Equivalents held by a Loan Party from such Forward Contract Counterparty for such Eligible Forward Contract and (ii) any claim of offset or other counterclaim known to the Loan Parties to have been asserted in respect of those Eligible Forward Contracts by such Forward Contract Counterparty, minus, (b) the aggregate Marked-to-Market Value of all Forward Contracts of the Loan Parties with such Forward Contract Counterparty with a negative value, net of cash and Cash Equivalents posted any Loan Party with such Forward Contract Counterparty for such Forward Contract.

“Credit Exposure”: at any date, as to any Lender, (i) with respect to any Facility, the Acquisition Facility Credit Exposure or the Working Capital Facility Credit Exposure of such Lender at such time, as the context requires, or (ii) with respect to all Facilities, the sum of the Acquisition Facility Credit Exposure and the Working Capital Credit Exposure of such Lender at such time.

“Credit Exposure Percentage”: at any date, as to any Lender (i) with respect to any Facility, the Acquisition Facility Credit Exposure Percentage or the Working Capital Facility Credit Exposure Percentage of such Lender at such time, as the context requires, and (ii) with respect to all Facilities at any date, the fraction (expressed as a percentage), the numerator of which is the Credit Exposure of such Lender at such time and the denominator of which is the aggregate Credit Exposures of all of the Lenders at such time.

“Credit Utilization Summary”: as defined in Section 4.13.

“DBNY”: as defined in the introductory paragraph of this Agreement.

“Default”: any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: at any time, any Lender that (a) within two (2) Business Days of when due, has failed to fund any portion of any Working Capital Facility Loan, Acquisition Facility Loan, Swing Line Loan, Refunded Swing Line Loan, Swing Line Participation Amount or L/C Participation Obligation (or any participation in the foregoing) to, as applicable, the Borrowers’ Agent, the Administrative Agent, the Swing Line Lender or any Issuing Lender required pursuant to the terms of this Agreement to be funded by such Lender, or has notified the Administrative Agent that it does not intend to do so unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in writing) has not been satisfied; or (b) notified the Borrowers’ Agent, the Administrative Agent, any Issuing Lender, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement (unless such writing states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in writing) cannot be satisfied) or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit; or (c) failed, within two (2) Business Day after request by the Administrative Agent or the Borrowers’ Agent, to confirm that it will comply with the terms of this Agreement relating to any of its obligations to fund prospective Working Capital Facility Loans, Acquisition Facility Loans, Swing Line Loans, Refunded Swing Line Loans, Swing Line Participation Amounts or L/C Participation Obligations; or (d) otherwise failed to pay over to the Administrative Agent, any Issuing Lender, or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute; or (e) (i) has become or is insolvent or has a parent company that has become or is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Deposit Account”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“Disclosing Party”: as defined in Section 11.16(b).

“Disclosure Letter”: a letter dated as of the Closing Date from the Borrowers’ Agent to the Collateral Agent (to be shared with the Administrative Agent and the Lenders) disclosing with respect to each Loan Party as of the Closing Date (i) all obligations, liabilities and commitments referenced in Section 5.1(d), (ii) all Dispositions or Acquisitions referenced in Section 5.1(e), (iii) the insurance maintained by the Loan Parties, and (iv) the post-MLP Restructuring structure.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Equivalent”: at any time, (a) with respect to any amount denominated in United States Dollars, such amount, and (b) with respect to any amount denominated in any Canadian Dollars, the equivalent amount thereof in United States Dollars as determined by the Collateral Agent at such time on the basis of the Spot Rate for the purchase of United States Dollars with Canadian Dollars.

“EBITDA”: with respect to any Person, the calculation of the net income of such Person consistent with the definition of “Combined EBITDA”.

“Eligible Account Receivable”: as of any Borrowing Base Date, an Account Receivable as to which the following requirements have been fulfilled:

(a)          the relevant Loan Party has lawful and absolute title to such Account Receivable subject only to Permitted Borrowing Base Liens; provided that the amount of the Eligible Account Receivable, if any, included in the Borrowing Base shall be net of the aggregate amount secured by such Permitted Borrowing Base Lien (except Liens in favor of the Collateral Agent for the benefit of the Secured Parties under the Loan Documents);

(b)          with respect to any such Account Receivable relating to a Financial Hedging Agreement, the amount of such Account Receivable payable by the Account Debtor thereof has been determined;

(c)          such Account Receivable is a valid, legally enforceable obligation of the Account Debtor who is obligated under such Account Receivable;

(d)          the amount of such Account Receivable included as an Eligible Account Receivable shall have been reduced by any portion that is, or which any Loan Party has a reasonable basis to believe may be, subject to any dispute, offset, counterclaim or other claim or defense on the part of the Account Debtor (including offset or netting relating to trade or any other payables, contra, accrued liabilities, unrealized forward losses and net exchange payables specific to such Account Debtor) or to any claim on the part of the Account Debtor denying payment liability under such Account Receivable (provided that any amount so deducted shall not be further deducted from the Borrowing Base);

(e)          such Account Receivable is not evidenced by any chattel paper, promissory note or other instrument unless such chattel paper, promissory note or other instrument is subject to a Perfected First Lien and delivered to the Collateral Agent for the benefit of the Secured Parties;

(f)          such Account Receivable is subject to a Perfected First Lien, and such Account Receivable is not subject to any Liens other than Perfected First Liens or Permitted Borrowing Base Liens;

(g)          such Account Receivable has been fully earned and (i) such Account Receivable has been invoiced, (ii) payment of the Account Receivable is otherwise due and payable; or (iii) such Account Receivable is an Eligible Unbilled Accounts Receivable; provided that such Account Receivable shall qualify as an Eligible Account Receivable only (A) if such Account Receivable arises from a Financial Hedging Agreement and not more than five (5) Business Days have elapsed after the date on which the payment of the Account Receivable is required to be paid under the terms of such Financial Hedging Agreement; and (B) for any other Account Receivable not covered by clause (A), such Eligible Unbilled Accounts Receivable is invoiced within fifteen (15) Business Days of being fully earned and the terms of such Account Receivable require payment within forty-five (45) days of the date of the original invoice and not more than 60 days have elapsed after the due date specified in the original invoice;

(h)          such Account Receivable complies with all applicable Laws and regulations to which the relevant Loan Party is subject;

(i)          such Account Receivable is reduced by any prepayment or cash collateral from the applicable Account Debtor;

(j)          at the time of the sale giving rise to such Account Receivable, the Account Debtor is not in contractual default on any other obligations to any Loan Party (other than (i) any amounts subject to a good faith dispute under the applicable contract, and (ii) amounts due and owing within the applicable time periods specified in clause (g) above);

(k)          the Account Debtor obligated on such Account Receivable (i) has not admitted in writing its inability to pay its debts generally or made a general assignment for the benefit of its creditors, (ii) has not instituted or had instituted against it a proceeding seeking to adjudicate it a debtor, bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official of it or for any substantial part of its property, and (iii) has not taken any corporate action to authorize any of the foregoing;

(l)          (i) the Account Debtor of such Account Receivable shall not be a Governmental Authority unless all actions required under any Assignment of Claims Act applicable to such Account Receivable and such Governmental Authority shall have been taken to approve and permit the assignment of rights to payment thereunder or thereon to the Collateral Agent, for the ratable benefit of the Secured Parties, under the Security Documents and (ii) the Account Debtor of such Account Receivable shall not be a Governmental Authority of a State within the United States unless such state has waived any claim of sovereign immunity with respect to such Account Receivable by statute, applicable case law, contract or otherwise;

(m)          if the Account Debtor of such Account Receivable is incorporated in, or primarily conducts business in, any jurisdiction outside the United States or Canada, such Account Debtor is an Eligible Foreign Counterparty;

(n)          such Account Receivable is denominated in United States Dollars or Canadian Dollars and payable in either the United States or Canada;

(o)          such Account Receivable is not inclusive of any demurrage claim; and

(p)          such Account Receivable is not otherwise determined in the reasonable discretion of the Collateral Agent, to be ineligible.

“Eligible Broker”: as defined in the definition of “Eligible Net Liquidity in Futures Accounts” in this Section 1.1.

“Eligible Cash and Cash Equivalents”: as of any Borrowing Base Date, currency consisting of United States Dollars, Canadian Dollars or Cash Equivalents, in each case, which (i) has been deposited in a Deposit Account with a Cash Management Bank that is subject to an Account Control Agreement, (ii) is subject to a Perfected First Lien, and (iii) is subject to no other Liens other than Permitted Cash Management Liens.

“Eligible Commodities”: collectively, crude oil, natural gas liquids, transportation fuels, natural gas, condensate, intermediaries, distillates, liquefied petroleum gases, refined petroleum products or any blend thereof.

“Eligible Foreign Counterparty”: an Account Debtor that is incorporated in, or primarily conducts business in, any jurisdiction outside the United States or Canada, and (A) is set forth on Schedule 1.1(C) or (B) has been approved by the Required Lenders, in their reasonable discretion, from time to time after the Closing Date in accordance with the following procedure: (x) the Borrowers’ Agent shall deliver a written request to the Administrative Agent for such approval by the Required Lenders of such counterparty and credit exposure, which request shall be provided by the Administrative Agent to the Lenders, including, without limitation, if requested by a Lender, through posting on Intralinks or other web site in use to distribute information to the Lenders, or by other electronic mail, or other notice procedure permitted under Section 11.2; and (y) the Required Lenders shall inform the Administrative Agent of such approval in writing (by electronic communication or facsimile) within five (5) Business Days after receipt of notice from the Administrative Agent; provided that failure of a Lender to respond to any request for approval within the time period provided for hereby shall be deemed to be an acceptance of such counterparty as a Eligible Foreign Counterparty by such Lender. The Collateral Agent may, in its reasonable discretion, extend such five (5) Business Day period if the Collateral Agent determines that any counterparty requires additional review by the Lenders. Schedule 1.1(C) shall be deemed amended to include such Eligible Foreign Counterparties and the related credit exposure without further action immediately upon the Required Lenders’ approval of such Eligible Foreign Counterparty and the related credit exposure in accordance with the procedure described in this definition.

“Eligible Forward Contract”: a Forward Contract of a Loan Party which (a) is evidenced by a written agreement or a trade confirmation enforceable against the party thereto, (b) is subject to a Perfected First Lien, subject only to Permitted Borrowing Base Liens, (c) has not been terminated and is not subject to termination by reason of a default or any other termination event thereunder, (d) the Forward Contract Counterparty thereto is not a Subsidiary or an Affiliate of any Loan Party, (e) has not been deemed ineligible as to its form by the Collateral Agent acting in its reasonable discretion (provided, that any Forward Contract of a Loan Party’s in a form previously approved by the Collateral Agent as of the Closing Date is, in form, eligible for purposes of this clause (e)), including, without limitation, by reason of failure of any such Forward Contract to contain a liquidated damages clause acceptable to the Collateral Agent in its reasonable discretion unless (i) such Forward Contract was entered into prior to the Closing Date or (ii) such Forward Contract is a renewal of a Forward Contract originally entered into prior to the Closing Date and (x) the applicable Loan Party has been unable to include such liquidated damages clause in such renewed Forward Contract after using its commercially reasonable efforts to do so and (y) the Collateral Agent, acting in its reasonable discretion, has, upon notice from the Borrower Agent’s thereof, approved such renewed Forward Contract, and (f) the Forward Contract Counterparty thereto is not a Governmental Authority unless all actions required under any applicable Assignment of Claims Act, if any, applicable to such Forward Contract and such Governmental Authority shall have been taken to approve and permit the assignment of rights to payment thereunder or thereon to the Collateral Agent, for the ratable benefit of the Secured Parties under the Security Documents.

“Eligible Inventory”: as of any Borrowing Base Date, all inventory of any Loan Party consisting of Eligible Commodities valued at the then current Market Value, and in all instances as to which the following requirements have been fulfilled:

(a)          the inventory is owned by Loan Party;

(b)          the inventory is subject to a Perfected First Lien under the laws of the jurisdiction of such Loan Party’s jurisdiction of formation and is free and clear of all other Liens except Permitted Borrowing Base Liens;

(c)          the inventory has not been identified for deliveries with the result that a buyer may have rights to the inventory that could be superior to the Perfected First Liens, nor shall such inventory have become subject to a customer’s ownership or lien;

(d)          the inventory is in storage at an Eligible Inventory Location or is in transit under the control and ownership of a Loan Party;

(e)          the inventory is in good saleable condition, is not deteriorating in quality and is not obsolete; and

(f)          the inventory has not otherwise been determined, in the reasonable discretion of the Collateral Agent, to be ineligible;

provided that the value of Eligible Inventory shall be reduced by the Market Value of any net volumetric balance owed by such Loan Party to a counterparty with whom such Loan Party holds title to the inventory.

“Eligible Inventory Location”: (a) any pipeline or storage facility owned by any Loan Party, and (b) any other pipeline, third-party carrier or third party storage facility that (i) within forty-five (45) days after the Closing Date, has been sent notice of the Collateral Agent’s Perfected First Lien on the inventory owned by any Loan Party located in or at such pipeline, third party carrier or third party storage facility in accordance with the Security Agreement, and (ii) (A) is identified on Schedule 1.1(A) (the “Eligible Inventory Location Schedule”) as of the Closing Date or (B) has been identified to the Collateral Agent in writing by the Loan Parties. Any facility so identified shall be deemed to have been automatically added to the Eligible Inventory Location Schedule and an updated Eligible Inventory Location Schedule may be provided to the Borrowers and the Lenders by the Administrative Agent from time to time upon the request by any such party to the Administrative Agent, which request shall not be made more than once during any fiscal quarter.

“Eligible Investment Grade Accounts Receivable”: at the time of any determination thereof, each Eligible Account Receivable or Eligible Unbilled Account Receivable the Account Debtor of which is an Investment Grade Counterparty.

“Eligible Letters of Credit Issued for Commodities Not Yet Received”: as of any Borrowing Base Date, the aggregate face amount of either standby and/or documentary Letters of Credit for the purchase or transportation of Eligible Commodities for which title has passed to a Loan Party as of such Borrowing Base Date or would be passed to a Loan Party if such Letter of Credit were to be drawn as of such date, as long as such Loan Party is able to calculate drawable liability thereof in a manner acceptable to the Collateral Agent in its reasonable discretion (exercised in good faith), which such manner shall be in such Loan Party’s normal course of business and consistent with its month-end reconciliation processes, minus any amounts drawn or paid under such Letters of Credit minus any other liabilities then existing that may be satisfied by any such Letters of Credit minus any other liabilities that may be owed by such Loan Party to the beneficiary of any such Letters of Credit and which may be satisfied by any such Letters of Credit minus, with regard to any such Letters of Credit for transportation, any liabilities that may be satisfied by any such Letters of Credit as reasonably estimated by the Borrowers’ Agent through the immediately following calendar month, if the applicable Borrowing Base Date is as of the end of the month, and otherwise through the end of the current calendar month.

“Eligible Net Liquidity in Futures Accounts”: as of any Borrowing Base Date, the Net Liquidation Value of any Commodity Account of any Loan Party as of such date maintained with a reputable broker reasonably acceptable to the Collateral Agent (each, an “Eligible Broker”) with respect to positions held by such Eligible Broker on a regulated exchange that has been maintained at all times and in all respects in accordance with this Agreement (including for the avoidance of doubt, all transactions credited thereto or related thereto) which is subject to (i) a Perfected First Lien, subject only to Permitted Borrowing Base Liens and any Lien of such Eligible Broker in connection with any indebtedness of such Loan Party to such Eligible Broker permitted by the applicable Account Control Agreement (including, but not limited to, if permitted, any right of the Eligible Broker to close out open positions of such Loan Party without prior demand for additional margin and without prior notice) (such amounts in a Commodity Account subject to the liens and close-out rights of the Eligible Broker set forth in this clause (i), the “Brokerage Account Deducts”), and (ii) an Account Control Agreement among the Collateral Agent, such Loan Party holding such account and the Eligible Broker with which such account is maintained. Eligible Net Liquidity in Futures Accounts shall include any discounted face value of any U.S. Treasury Securities held as of such date in such account that are zero coupon securities issued by the United States of America, minus any unearned interest on such U.S. Treasury Securities as of such date; provided that the maturity date thereof is within six (6) months of the relevant Borrowing Base Date; provided, further, that the Eligible Net Liquidity in Futures Accounts as calculated pursuant to this definition shall be net of any Brokerage Account Deducts.

“Eligible Non-Investment Grade Accounts Receivable”: at the time of any determination thereof, each Eligible Account Receivable or Eligible Unbilled Account Receivable, the Account Debtor of which is not an Investment Grade Counterparty.

“Eligible Unbilled Account Receivable”: as of any Borrowing Base Date, each Account Receivable of any Loan Party which would be an Eligible Account Receivable but for the fact that such Account Receivable has not actually been invoiced prior to such Borrowing Base Date.

“Employee Benefit Plans”: any benefit plan or arrangements in respect of any employees or past employees operated by any Loan Party or in which any Loan Party participates and which provides benefits on retirement or voluntary withdrawal from or involuntary termination of employment, including, without limitation, termination indemnity payments and post-retirement medical benefits.

“Environmental Laws”: any and all federal, state or local statutes, orders, regulations or other Law having the force and effect of law, including common law, guidelines, decrees, orders, injunctions, rules, judgments, consents, directives, instructions, standards, judicial or administrative decisions or other requirements by Governmental Authority having the force and effect of law, including judicial interpretation of any of the foregoing concerning the environment or health and safety (including regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern) which are in existence now or in the future and are binding at any time on any Loan Party in the relevant jurisdiction in which such Loan Party has been or is operating (including by the export of its products or its waste to that jurisdiction). Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, the defined term “Laws” and the usage of such term (including as used in the defined term “Requirement of Law”) herein and in each other Loan Document shall not include any of the items in the definition of the term “Laws” to the extent they both (i) concern the environment or health and safety (including regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern) and (ii) do not have the force and effect of law.

“Environmental Permits”: any permit, license, registration, consent, approval and other authorization from a Governmental Authority required under any Environmental Law for the operation of the business, including facilities and equipment, of any Loan Party conducted on, at the Properties.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

“ESA”: as defined in Schedule 7.15.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements current on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in United States Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Reference LIBOR 01 (or any successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period. In the event that such rate does not appear on Reuters Reference LIBOR 01 (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Collateral Agent or, in the absence of such availability, by reference to the rate at which the Collateral Agent is offered United States Dollar deposits at or about 11:00 a.m. (New York City time), two (2) Business Days prior to the beginning of such Interest Period in the London interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 9.1 for which all applicable requirements for the giving of notice, the lapse of time, or both, have been satisfied.

“Excluded Accounts”: collectively, Deposit Accounts of any Grantor solely to the extent that the balance of such Deposit Account is less than $250,000; provided that the aggregate amount on deposit in all Excluded Accounts shall not, at any time exceed, $2,500,000.

“Excluded Obligations”: the obligations of the Loan Parties described as “Excluded Obligations” in the Disclosure Letter for which the applicable Loan Party has received credit support in the form of (a) an irrevocable letter of credit naming the Collateral Agent (or such other Person acceptable to the Collateral Agent) as “beneficiary” thereof, which letter of credit shall (i) be in form and substance reasonably acceptable to the Collateral Agent, (ii) be issued by a bank that is Investment Grade, and (iii) not terminate earlier than fifteen (15) days after the expected payment date of such Excluded Obligation; provided, that, upon the request of the Collateral Agent during the continuance of an Event of Default, with respect to each letter of credit described in this clause (a), the applicable Loan Party shall (A) assign the proceeds of such letter of credit to the Collateral Agent (or such other Person acceptable to the Collateral Agent), (B) cause the issuing bank of such letter of credit to consent to such assignment and (C) cause any such letter of credit issued to be advised by the Collateral Agent or (b) cash in an amount equal to such Excluded Obligations which is deposited in a Deposit Account that is a Controlled Account subject to the exclusive control of the Collateral Agent and ineligible for Borrowing Base credit.

“Excluded Subsidiary”: any (a) Exempt CFC, (b) any Immaterial Subsidiary, and (c) Cypress Equipment, LLC, Cypress Energy Solutions, LLC, SBG Sheridan Facility LLC and Cypress Energy Partners – Praire Lakes SWD, LLC; provided that after the initial registered public offering of the Capital Stock of the Borrowers’ Agent, each Person identified in clause (c) shall cease to qualify as an “Excluded Subsidiary” under clause (c) to the extent such Person becomes a Subsidiary of any Loan Party.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Executive Order” as defined in Section 5.24.

“Exempt CFC”: any “controlled foreign corporation” (as defined in Section 957 of the Code) of which a Borrower or a Subsidiary of a Borrower is a “United States shareholder” (within the meaning of Section 951 of the Code).

“Existing Credit Facilities”: (a) the Account Purchase Agreement dated as of April 11, 2013, by and between Tulsa Inspection Resources-Nondestructive Examination, Inc., an Oklahoma corporation, and TIR Capital Partners, LLC, a Delaware limited liability company (“TIR Capital”), as amended, (b) the Account Purchase Agreement dated as of February 29, 2012, by and between TIR, as successor by merger to Tulsa Inspection Resources, Inc., an Oklahoma corporation, and TIR Capital, as amended, (c) the Subsidiary Account Purchase Agreement dated as of February 29, 2012, by and among Tulsa Inspection Resources-Canada Inc., Foley Inspection Services Inc. and TIR Capital, and (d) the Loan Agreement dated as of March 12, 2009 and the Loan Agreement dated as of July 8, 2010, each by and between TIR and TIR Capital, as amended.

“Existing Letter of Credit”: each letter of credit issued by an Issuing Lender prior to the Closing Date and listed on Schedule 1.1(D) hereto.

“Extensions of Credit”: at any date, as to any Lender at any time, the amount of its Working Capital Facility Extensions of Credit or its the Acquisition Facility Extensions of Credit at such time, as the context requires.

“Facility”: the Acquisition Facility or the Working Capital Facility, as the context requires.

“Facility Increase Request”: as defined in Section 4.1(b)(i).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: collectively, (a) the fee letter dated as of December 24, 2013, between DBNY and the Borrowers’ Agent, and (b) the fee letter dated as of November 27, 2013, between the Administrative Agent and the Borrowers’ Agent.

“Financial Hedging Agreement”: any currency swap, cross-currency rate swap, currency option, interest rate option, interest rate swap, cap or collar agreement or similar arrangement or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing including, without limitation, any derivative relating to interest rate or currency rate risk, in each case which is not a Commodity OTC Agreement.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee; provided, however, that operating leases that are recharacterized as Financing Leases due to a change in GAAP after the Closing Date shall not be treated as Financing Leases for any purpose under this Agreement, but shall instead be treated as they would have been in accordance with GAAP as in effect on the Closing Date and prior to such change(s) as set forth in Section 1.2.

“First Purchaser Lien”: a so-called “first purchaser” Lien, as defined in Texas Bus. & Com. Code Section 9.343, comparable Laws of the states of Oklahoma, Kansas, Mississippi, Wyoming, New Mexico, or North Dakota, or any other comparable Law of any such jurisdiction or any other applicable jurisdiction.

“First Purchaser Lien Amount”: as of any Borrowing Base Date, in respect of any property of a Loan Party subject to a First Purchaser Lien, the aggregate amount of the obligations outstanding as of such date giving rise to such First Purchaser Lien, less any portion of such obligations that are secured or supported by a Letter of Credit.

“Fiscal Year”: the fiscal year of the Borrowers’ Agent and CEP-TIR, which consists of a twelve (12) month period beginning on each January 1 and ending on each December 31.

“Forward Contract”: as of any date of determination, a Commodity Contract with a delivery date or, with respect to a Commodity OTC Agreement, price settlement date, one day or later after such date of determination.

“Forward Contract Counterparty”: any counterparty to a Forward Contract of any Loan Party.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner”: Cypress Energy Partners GP, LLC, a Delaware limited liability company.

“Governing Documents”: with respect to (a) a corporation, its articles or certificate of incorporation, continuance or amalgamation and by-laws; (b) a partnership, its certificate of limited partnership or partnership declaration, as applicable, and partnership agreement; (c) a limited liability company, its certificate of formation and operating agreement; and (d) any other Person, the other organizational or governing documents of such Person.

“Governmental Authority”: any nation or government, any state, provincial or other political subdivision thereof and any agency, authority, instrumentality, court, central bank or other similar entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantor”: any Person executing and delivering a Security Document, or becoming party to a Security Document (by supplement or otherwise) pursuant to documentation acceptable to the Collateral Agent and otherwise pursuant to this Agreement.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of an obligation for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of a third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers’ Agent in good faith. Guaranteed Obligation shall not include any performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of any Loan Party or in connection with judgments that have not resulted in a Default or an Event of Default.

“Guarantors”: the parties party to the Guaranty in the capacity as “guarantors” thereunder as of the Closing Date and, after the Closing Date, each other Person executing and delivering the Guaranty, or becoming a party to the Guaranty (by supplement or otherwise), pursuant to this Agreement.

“Guaranty”: the Guarantee Agreement to be executed and delivered by the Loan Parties (other than the Borrowers), substantially in the form of Exhibit C.

“Hedging Agreement Qualification Notification”: a notification in substantially in the form of Exhibit O.

“Immaterial Subsidiary”: any Subsidiary of any Loan Party designated as such by the Borrowers’ Agent; provided that, (i) the total assets of all Immaterial Subsidiaries, determined in accordance with GAAP as of the date of the most recent financial statements delivered pursuant to Section 7.1, shall not exceed five percent (5%) of the Combined Total Assets of the Loan Parties and their Subsidiaries based upon the most recent financial statements delivered pursuant to Section 7.1, (ii) the EBITDA of all Immaterial Subsidiaries, calculated on a pro forma basis as if all such Immaterial Subsidiaries were Loan Parties for the purpose of such calculation, shall not exceed, as of any date of determination, 5% of the EBITDA of all Loan Parties and (iii) such Subsidiary does not hold any license, authorization, permit or other approval issued by any Governmental Authority that is required for the operations of any Loan Party.

“Increase Amount”: as defined in Section 4.1(b)(iii).

“Increase and New Lender Agreement”: as defined in Section 4.1(b)(iii).

“Increase Period”: the period from the Closing Date until (but excluding) the Commitment Termination Date.

“Increasing Lender”: as defined in Section 4.1(b)(iii).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than (i) current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and (ii) unsecured cash purchase price adjustments or cash earnouts in connection with Permitted Acquisitions that are reasonably acceptable in each case to each of the Joint Lead Arrangers until such time as the amount payable pursuant to such purchase price adjustment or earnout becomes a liability on the balance sheet of such Person in accordance with GAAP), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases or Synthetic Leases, (d) all reimbursement obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (e) all liabilities of a third party secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (e) above, and (g) for the purposes of Section 9.1(e) only, all obligations of such Person in respect of Commodity OTC Agreements and Financial Hedging Agreements; provided that “Indebtedness” shall not include any Excluded Obligations. The amount of any Indebtedness under (x) clause (e) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the property subject to the relevant Lien, and (y) clause (g) shall be the net amount, including any net termination payments, required to be paid to a counterparty rather than the notional amount of the applicable Commodity OTC Agreement or Financial Hedging Agreement.

“Indemnified Liabilities”: as defined in Section 11.6.

“Indemnitee”: as defined in Section 11.6.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in Section 5.9.

“Interest Payment Date”: (a) with respect to any Base Rate Loan, (i) prior to the Working Capital Facility Maturity Date or the Acquisition Facility Maturity Date, as applicable, the last Business Day of each month and (ii) the Working Capital Facility Maturity Date or the Acquisition Facility Maturity Date, as applicable, (b) with respect to any Eurodollar Loan, the last day of each Interest Period with respect thereto and, with respect to any Eurodollar Loan having an Interest Period of six (6) months, the last day of such Interest Period and the date which is three (3) months after the start of such Interest Period and (c) with respect to any Loan (other than as provided in the first sentence of Section 4.9(b)), the date of any repayment or prepayment of principal made in respect thereof.

“Interest Period”: with respect to any Eurodollar Loan:

(i)          initially, the period commencing on the Borrowing Date or Conversion date, as the case may be, with respect to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as irrevocably selected by the Borrowers’ Agent of such Eurodollar Loan in its Borrowing Notice or Continuation/Conversion Notice, as the case may be, given with respect thereto; and

(ii)         thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as irrevocably selected by the Borrowers’ Agent in its Continuation/Conversion Notice to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that:

(A)         if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B)         any Interest Period with respect to any Loan that would otherwise extend beyond the applicable Commitment Termination Date, shall end on the applicable Commitment Termination Date; and

(C)         any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month.

“Investment”: any advance, loan or extension of credit (other than trade receivables incurred in the ordinary course of the applicable Person’s business and payable in accordance with customary market practices) or capital contribution to, investment in, or purchase or acquisition of any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, any Person.

“Investment Grade”: with respect to any Person, the long term senior unsecured non-credit enhanced credit rating or shadow rating of which is BBB- or higher by S&P or Baa3 or higher by Moody’s.

“Investment Grade Counterparty”: in relation to an Eligible Account Receivable or Eligible Unbilled Account Receivable, the counterparty thereto to the extent that (a) such counterparty is Investment Grade or (b) such counterparty’s obligations with respect thereto are supported by Acceptable Investment Grade Credit Enhancement.

“ISP98”: as defined in Section 3.3(g).

“Issuance Cap”: with respect to the obligation of an Issuing Lender to issue any Letter of Credit pursuant to Section 3.1 or 3.2, the aggregate amount of outstanding L/C Obligations attributable to Letters of Credit issued by such Issuing Lender (in its capacity as an Issuing Lender) as set forth below or as otherwise agreed to between the Borrower’s Agent and such Lender:

Issuing Lender	Issuance Cap
DBNY	$25,000,000

“Issuing Lenders”: DBNY and each other Working Capital Facility Lender from time to time designated by the Borrowers’ Agent (and agreed to by such Lender) as a Issuing Lender with the prior consent of the Collateral Agent (such consent not to be unreasonably withheld, conditioned or delayed), each in its capacity as issuer of any Letter of Credit.

“Joint Lead Arrangers”: Deutsche Bank AG, New York Branch and BMO Harris Bank N.A.

“L/C Fee Payment Date”: (a) on the fifteenth day after the last Business Day of each March, June, September and December (or, if such day is not on a Business Day, the next succeeding Business Day) and (b) the expiration date of the last outstanding Post-Termination LOC. With respect to an L/C Fee Payment Date defined by (i) clause (a), the relevant payment period shall run through the end of the relevant preceding calendar quarter, and (ii) clause (b), the relevant payment period shall run through the expiration date.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed or converted to a Working Capital Facility Loan pursuant to Section 3.6.

“L/C Participants”: with respect to any Letter of Credit, all of the Working Capital Facility Lenders other than the relevant Issuing Lender thereof.

“L/C Participation Obligations”: the obligations of the L/C Participants to purchase participations in the obligations of the Issuing Lenders under outstanding Letters of Credit pursuant to Section 3.6.

“L/C Reimbursement Loan”: as defined in Section 3.6(c).

“Laws”: collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender Party”: each Agent and each Lender.

“Lenders”: as defined in the introductory paragraph to this Agreement and, as the context requires, includes, the Issuing Lenders, and the Swing Line Lender. As of the Closing Date, each Lender is specified on Schedule 1.0.

“Letter of Credit”: as defined in Section 3.1.

“Letter of Credit Request”: a request by the Borrowers’ Agent for a new Letter of Credit or an amendment to an existing Letter of Credit, in each case pursuant to Section 3.2 and substantially in the form of Annex I-B or other form reasonably satisfactory to the relevant Issuing Lender and the Administrative Agent.

“Letter of Credit Sub-Limit”: $25,000,000 at any time outstanding.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction in order to perfect any of the foregoing; provided that “Lien” shall refer to neither (a) any interest or title of a lessor under any leases or subleases entered into by the Loan Parties in the ordinary course of business nor (b) licenses, sub-licenses, leases or sub-leases granted to third parties in the ordinary course of business consistent with past practices.

“Loan”: any loan made pursuant to this Agreement.

“Loan Documents”: this Agreement, the Notes, any Letter of Credit Requests, the Perfection Certificate, the Guaranty, the Security Documents, the Fee Letters, the Disclosure Letter, and all certificates and agreements now or hereafter executed and delivered to the Administrative Agent or the Collateral Agent in connection with or pursuant to any of the foregoing, and all amendments, modifications, and renewals of the foregoing.

“Loan Parties”: each Borrower and each Guarantor.

“Marked-to-Market Value”: with respect to any Commodity Contract of any Person on any date:

(a)          in the case of a Commodity Contract for the purchase, sale, transfer or exchange of any physical Eligible Commodities, the unrealized gain or loss on such Commodity Contract, determined by comparing (i) the amount to be paid or received under such Commodity Contract for such Eligible Commodities pursuant to the terms thereof to (ii) the Market Value of such Eligible Commodities on such date, and

(b)          in the case of any other Commodity Contract, the unrealized gain or loss on such Commodity Contract determined by calculating the amount to be paid or received under such other Commodity Contract pursuant to the terms thereof as if the cash settlement of such other Commodity Contract were to be calculated on such date of determination by reference to the Market Value of the Eligible Commodities that are the subject of such other Commodity Contract;

provided, that (i) in the case of any Commodity Contract that is, in whole or in part, an option by its terms, the amount so calculated shall reflect industry standard valuation models approved by the Collateral Agent and (ii) the Marked-to-Market Value of any Commodity Contract for the storage or transportation of any physical Eligible Commodity shall be limited to its intrinsic value and shall take into account any demand charges associated with such Commodity Contract.

“Market Value”: with respect to an Eligible Commodity on any date, the price at which such Eligible Commodity could be purchased or sold for delivery on that date or during the applicable period adjusted to reflect the specifications thereof and the location and transportation differential, determined by using publicly available prices on such date; provided that the source of the publicly available prices is reasonably acceptable to the Collateral Agent.

“Material Adverse Effect”: a development or an event that has resulted in a material adverse change in (a) the operations, business, assets, properties, or financial condition of the Loan Parties, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Loan Documents, or (c) the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Material Disposition” any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Loan Parties in excess of $2,000,000.

“Material Real Estate”: all real property at any time owned or leased (as lessee or sublessee) by any of the Loan Parties with a value in excess of $500,000; provided that any real property consisting solely of an office lease shall not be required to be “Material Real Estate.”

“Materials of Environmental Concern”: any gasoline, natural gas or petroleum (including crude oil or any fraction or derivative thereof) or petroleum products or any other pollutant, contaminant, dangerous goods, hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or which form the basis of liability under, any Environmental Law or Environmental Permit, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste, radioactive materials and electromagnetic fields.

“Maturity Date”: the Acquisition Facility Maturity Date or the Working Capital Facility Maturity Date, as the context requires.

“Maximum Adjusted Leverage Ratio”: 4.0:1.0.

“Maximum Facility Increase Amount”: $100,000,000.

“Minimum Combined Interest Coverage Ratio”: 3.0:1.0.

“MLP Restructuring”: the restructuring of the Loan Parties from their existing structure into the structure set forth in the Disclosure Letter pursuant to the MLP Restructuring Transactions.

“MLP Restructuring Transactions”: the transactions to be entered by the Loan Parties to effect the MLP Restructuring consistent with the Registration Statement and acceptable to the Collateral Agent in its reasonably discretion.

“Moody’s”: Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Mortgage and Security Agreement”: each Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, in form and substance satisfactory to the Collateral Agent (in its reasonable discretion), with respect to each of the Mortgaged Properties located in the United States.

“Mortgaged Properties”: each property listed on Schedule 1.1(F) and any other properties as to which the Collateral Agent, for the ratable benefit of the Secured Parties, has hereafter been granted a Lien pursuant to one or more Mortgage and Security Agreements.

“Multiemployer Plan”: a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and which is subject to Title IV of ERISA.

“Net Cash Proceeds”: with respect to any Disposition of any property or assets by any Person or any Recovery Event with respect to any asset of any Person, the aggregate amount of cash received from time to time by or on behalf of such Person for its own account in connection with any such transaction, after deducting therefrom (a) brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees, costs and commissions and reasonable related expenses that, in each case, are incurred in connection with such event and are actually paid to or earned by a Person that is not a Subsidiary or Affiliate of any of the Loan Parties or any of their Subsidiaries or Affiliates, (b) reasonable reserves for liabilities, indemnities, escrows and purchase price adjustments in connection with any such Disposition or Recovery Event and (c) the amount of taxes payable by such Person (or, in the case of a Person that is a disregarded entity for U.S. federal income tax purposes, by the owner of such Person, in the case of a Person that is a partnership for U.S. federal income tax purposes, by the owners of such Person, or in the case of a Person that is a member of a consolidated or unitary tax group, by such group, in each case, only to the extent the payor of such taxes is a Borrower or a direct or indirect Subsidiary of a Borrower) in connection with or as a result of such transaction that, in each case, are actually paid at the time of receipt of such cash to the applicable taxation authority or other Governmental Authority or, so long as such Person is not otherwise indemnified therefor, are reserved for in accordance with GAAP, as in effect at the time of receipt of such cash, based upon such Person’s reasonable estimate of such taxes, and paid to the applicable taxation authority or other Governmental Authority during the year that such event occurred or the next succeeding year; provided that if, at the time any of the liabilities, indemnities, escrows or purchase price adjustments referred to in clause (b) and/or taxes referred to in clause (c) are actually paid or otherwise satisfied, the reserve therefor exceeds the amount paid or otherwise satisfied, then the amount of such excess reserve shall constitute “Net Cash Proceeds” on and as of the date of such payment or other satisfaction for all purposes of this Agreement and (d) the amount of all payments required to be made as a result of such event to repay Indebtedness (other than the Loans) permitted under this Agreement and secured by such asset.

“Net Liquidation Value”: with respect to any Commodity Account, the sum of (i) the aggregate Marked-to-Market Value of all futures positions, (ii) the aggregate liquidation value of all option positions, and (iii) the cash balance, in each case credited to such Commodity Account.

“New Lenders”: as defined in Section 4.1(b)(i).

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Excluded Taxes”: as defined in Section 4.11(a).

“Non-Exempt Agent”: as defined in Section 4.11(e).

“Non-Exempt Lender”: as defined in Section 4.11(e).

“Non-Renewal Notice Date”: as defined in Section 3.3(c).

“Note” and “Notes”: as defined in Section 4.5(e).

“Notice of Prepayment”: as defined in Section 4.6.

“Obligations”: the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any of the Loan Parties, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans and Reimbursement Obligations, and all other obligations and liabilities of any of the Loan Parties to the Secured Parties and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with this Agreement, the Notes, the Security Documents, any other Loan Documents, any Letter of Credit, any Commodity OTC Agreement with a Qualified Counterparty, any Financial Hedging Agreement with a Qualified Counterparty or any Cash Management Bank Agreement with a Qualified Cash Management Bank, or any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by a Loan Party pursuant to the terms of the Loan Documents or other agreement or instrument evidencing such obligations or liabilities) or otherwise; provided that for purposes of determining any Guarantee Obligations of any Guarantor under this Agreement, the definition of “Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor, provided further that, (i) obligations of any Loan Party owed to a Qualified Counterparty under any Commodity OTC Agreement, Financial Hedging Agreement or any Cash Management Bank Agreement (such obligations, the “Hedging and Bank Product Obligations”), shall be secured pursuant to the Security Documents and guaranteed pursuant to the Guaranty only to the extent that, and for so long as, those obligations and liabilities of the Loan Parties listed above not consisting of Hedging and Bank Product Obligations (the “Other Obligations”) are so secured and guaranteed, unless the Other Obligations cease to be so secured and guaranteed either (A) as a result of the Collateral Agent’s undertaking an Enforcement Action (as defined in the Security Agreement) or (B) following an Insolvency Proceeding (as defined in the Security Agreement) with respect to any Loan Party, in which cases the Hedging and Bank Product Obligations shall continue to be secured pursuant to the Security Documents and guaranteed pursuant to the Guaranty and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of any Hedging and Bank Product Obligations. The Hedging and Bank Product Obligations shall be subordinated to the other obligations pursuant to the terms of the Security Agreement.

“OFAC” is defined in Section 5.24.

“Other Connection Taxes”: with respect to any Lender or any Agent, Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than connections arising solely from such Lender or Agent, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: as defined in Section 4.11(b).

“Out of the Money Forward Contract Amount”: to the extent that the Counterparty Forward Contract Amount with respect to any Forward Contract Counterparty is negative, the absolute value of such Counterparty Forward Contract Amount.

“Out of the Money Swap Amount”: to the extent that the Qualified Counterparty Swap Amount with respect to any Qualified Counterparty is negative, the absolute value of such Qualified Counterparty Swap Amount.

“Participant” and “Participants”: as defined in Section 11.7(b).

“Participation”: as defined in Section 11.7(b).

“Payment Intangible”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Perfected First Lien”: any perfected, first priority Lien or security interest (or its substantial equivalent under applicable Laws) granted by a Loan Party pursuant to a Security Document in favor of the Collateral Agent, for the ratable benefit of the Secured Parties; provided that, in the case of inventory that is not located in the United States or contracts, Accounts Receivable or Payment Intangibles not governed by Laws of the United States of America or any state or political subdivision thereof, the validity and, if customarily available, priority of such Lien shall be confirmed by an opinion of special local counsel, the form and substance of which shall be customary and reasonably satisfactory to the Collateral Agent.

“Perfection Certificate”: the Perfection Certificate to be executed and delivered by the Loan Parties, substantially in the form of Exhibit M.

“Performance Letter of Credit”: a standby Letter of Credit issued to support bonding, swap transaction, performance, transportation and tariff requirements of the Borrowers and their Subsidiaries (other than the obligation to pay for the purchase of Eligible Commodities).

“Permitted Acquisition”: an Acquisition in one or a series of related transactions by the Loan Parties, by purchase, merger or otherwise; provided that, such transaction or series of related transactions is not otherwise prohibited by this Agreement and each of the following conditions are satisfied (as determined by each of the Joint Lead Arrangers in its reasonable discretion):

(a)          the Loan Parties comply with the requirements of Section 7.12 of this Agreement in connection with such Permitted Acquisition;

(b)          the assets acquired or the assets of the Person so acquired are free and clear of all Liens other than Liens permitted under Section 8.3;

(c)          any such Person acquired is organized in the United States and Canada;

(d)          the acquired assets, or the assets of the Person so acquired, are located in the United States or Canada and substantially all of such assets are energy related, or oil field service or pipeline service related, and produce “qualifying income” as such term is defined in Section 7704(d) of the Code;

(e)          except for financing the portion of the purchase price attributable to acquired working capital assets, no Working Capital Facility Loans are used to finance such Acquisition or any costs, fees, expenses or other amounts related to such transaction or series of related transactions;

(f)          the Lenders shall have received at least five (5) Business Days (or such lesser period as is acceptable to each of the Joint Lead Arrangers) prior to the applicable Permitted Acquisition Determination Date, (A) a certificate executed by a Responsible Person of the Loan Parties setting forth calculations demonstrating that immediately after giving effect to such Permitted Acquisition, the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 8.1, and (B) if an adjustment is being made to Combined EBITDA in connection with such Acquisition, a copy of the acquisition model prepared by the Borrowers’ Agent; provided, however, the Borrowers’ Agent will additionally deliver (i) to the extent available, annual financial statements (including audited financial statements) for the business to be acquired prepared by the seller for the three year period prior to the Permitted Acquisition Determination Date, and (ii) to the extent available, financial statements for the most recent interim period prior to the Permitted Acquisition Determination Date;

(g)          no Loan Party shall, in connection with any such transaction or series of related transactions, assume or remain liable with respect to any Indebtedness of the applicable sellers or the business, Person or assets acquired except to the extent permitted under Section 8.2;

(h)          all transactions in connection therewith shall be consummated in accordance with all applicable Laws in all material respects;

(i)          the Administrative Agent shall have received such further due diligence information as it or any Lender through it may reasonably request, including information regarding any Accounts and Inventory to be acquired in such transaction or series of related transactions;

(j)          no Default or Event of Default then exists or would result therefrom; and

(k)          the Acquisition is consensual and has been approved by the board of directors or other governing body of the Person so acquired.

“Permitted Acquisition Determination Date” the date of closing by any Loan Party of any Permitted Acquisition.

“Permitted Available Cash Restricted Payments”: distributions of Available Cash (as defined in the Borrowers’ Agent Governing Documents).

“Permitted Borrowing Base Liens”: (a) Liens for taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of such Loan Party, in conformity with GAAP; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings or which have been bonded over or otherwise adequately secured against, (b) Permitted Cash Management Liens, (c) Liens created pursuant to the Security Documents and the other Loan Documents (provided, that such permitted Liens shall not include any Liens purported to be granted to any commodity intermediary on assets other than assets credited to a Controlled Account maintained with such commodity intermediary or such Controlled Account as a result of the incorporation by reference of a separate security agreement), (d) First Purchaser Liens, and (e) netting and other offset rights granted by any Loan Party to counterparties under Commodity Contracts and Financial Hedging Agreements on or with respect to payment and other obligations owed by such Loan Party to such counterparties.

“Permitted Business Expansion”: an expansion of the Loan Parties’ business through the construction or acquisition of fixed or capital assets that involves a capital investment of $2,000,000 or more provided each of the following conditions are met:

(a) the assets of such expansion are acquired and owned by such Loan Party free and clear of all Liens other than Liens permitted under Section 8.3 and (ii) pledged as Collateral pursuant to the terms of the Loan Documents, and the Collateral Agent is granted a first priority, perfected Lien therein (subject, as to priority, only to Liens permitted under Section 8.3(a) and (b));

(b) substantially all of the acquired assets are energy related, oil field service or pipeline service related, and produce “qualifying income” as such term is defined in Section 7704(d) of the Code;

(c) except for financing the portion of the purchase price attributable to acquired working capital assets, no Working Capital Facility Loans are used to finance such expansion or any costs, fees, expenses or other amounts relating thereto

(d) each of the Joint Lead Arrangers shall have received at least five (5) Business Days (or such lesser amount as is acceptable to each of the Joint Lead Arrangers) prior notice of the proposed expansion, which notice shall include the following in connection with any project: (i) a description of the project and a summary financial analysis supporting the decision to undertake an expansion of the Loan Parties’ business through construction of fixed or capital assets, and (ii) a certificate executed by a Responsible Person of the Loan Parties setting forth calculations demonstrating (A) that immediately after giving effect to such Permitted Business Expansion, the Loan Parties are in pro forma compliance with the financial covenants set forth Section 8.1, and (B) the EBITDA attributable to the contracts to be acquired in connection with such project;

(e) no Loan Party, in connection with any such expansion, incurs or assumes any Indebtedness (other than Indebtedness permitted under this Agreement);

(f) all transactions in connection therewith shall be consummated in accordance with all applicable Laws in all material respects; and

(g) no Default or Event of Default then exists or would result therefrom.

“Permitted Cash Management Liens”: (a) Liens with respect to (i) all amounts due to the Cash Management Bank, in respect of customary fees and expenses for the routine maintenance and operation of any Cash Management Account, (ii) the face amount of any checks which have been credited to any Cash Management Account, but are subsequently returned unpaid because of uncollected or insufficient funds, or (iii) other returned items or mistakes made in crediting such Cash Management Account, (b) any other Liens permitted under the Account Control Agreement for a Cash Management Account, (c) Liens created by the Security Documents and the other Loan Documents, (d) inchoate tax Liens, (e) Liens arising from unauthorized Uniform Commercial Code financing statements, and (f) Liens on currency, Cash Equivalents, commodities or Commodities Contracts of the Loan Parties deposited in, or credited to, any Controlled Account that are subject to an Account Control Agreement; provided that, such Liens are specifically permitted by such Account Control Agreement or arise by operation of Law.

“Permitted Investors”: Charles C. Stephenson, Jr. and Peter C. Boylan III, together with their respective spouses, children, grandchildren and heirs (and any trusts or family partnerships of which any of the foregoing (or any combination thereof) constitute at least 50.1% of the then-current beneficiaries).

“Permitted Non-Compete Indebtedness”: Indebtedness consisting of deferred purchase price, seller notes, and other obligations owing to the sellers or related parties in connection with a Permitted Acquisition that are acceptable to the Collateral Agent in its reasonable discretion (exercised in good faith).

“Permitted Refinancing Indebtedness”: as defined in Section 8.2(c).

“Permitted Tax Distributions”: cash distributions made by CEP-TIR to the holders of its Capital Stock in an amount equal to the assumed income tax liabilities of such holders attributable to the consolidated earnings of Equity Interests for such tax year determined as the product of (a) the Assumed Tax Rate (defined below) and (b) the net amount of taxable income and gain of CEP-TIR allocable to its equity holders with respect to such taxable year; provided that not less than five (5) days prior to making such distribution, the Borrowers’ Agent shall provide the Collateral Agent with a reasonably detailed calculation of such distribution, with such calculation and such cash distribution amounts reasonably satisfactory to each of the Joint Lead Arrangers and; provided further that immediately prior to and after making such Permitted Tax Distribution no Default or Event of Default shall exist or have resulted therefrom and the Loan Parties are in compliance with the covenants set forth in Section 8.1 calculated on a pro forma basis after giving to such Permitted Tax Distributions. For the avoidance of doubt, subject to the limitations set forth in the preceding sentence, CEP-TIR may make Permitted Tax Distributions quarterly throughout each tax year as it may reasonably determine to be appropriate to provide its members cash with which to pay federal, state and local income taxes on CEP-TIR’s taxable income and gain as such taxes become due. “Assumed Tax Rate” means the highest marginal effective U.S. federal income tax rate prescribed for an individual or corporate resident in the U.S. applicable to the net taxable income or gain of the character realized by CEP-TIR (i.e., capital gains, dividends and/or ordinary income) in the relevant taxable year.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Physical Commodity Contract”: a contract for the purchase, sale, transfer or exchange of any physical Eligible Commodity.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which any of the Loan Parties or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or to which any Loan Party or Commonly Controlled Entity has actual or continent liability.

“Platform”: as defined in Section 11.2(d).

“Pledged Accounts”: all Commodity Accounts, Deposit Accounts (other than Excluded Accounts) and Securities Accounts of any Grantor.

“Post-Termination LOC”: as defined in Section 3.5(c).

“Product Taxes”: any amounts which are due and owing to any Governmental Authority, including excise or sales taxes on the sale of Eligible Commodities, to the extent such amounts are collected or collectable by any Loan Party from the Loan Party’s customer to be remitted to such Governmental Authority.

“Properties”: as defined in Section 5.22(a).

“Property”: means any interest in any kind of asset, whether real, personal or mixed, or tangible or intangible.

“Qualified Cash Management Bank”: any Cash Management Bank that, at the time a Cash Management Bank Agreement was entered into between a Loan Party and such Cash Management Bank, was a Lender (or an Affiliate thereof).

“Qualified Counterparty”: any counterparty to any Financial Hedging Agreement or Commodity OTC Agreement entered into between a Loan Party and a Person that at the time such Financial Hedging Agreement or Commodity OTC Agreement was entered into, was a Lender (or an Affiliate thereof); provided, that such counterparty (other than any counterparty that is the Collateral Agent) shall be a “Qualified Counterparty” with respect to any Financial Hedging Agreement or Commodity OTC Agreement solely to the extent such counterparty has delivered a Hedging Agreement Qualification Notification to the Administrative Agent.

“Qualified Counterparty Swap Amount”: with respect to any Qualified Counterparty, an amount equal to (a) the aggregate unrealized gains to a Loan Party, based upon the Borrowers’ Agent’s reasonable calculation of such amount in accordance with industry standard valuation models, under all Commodity OTC Agreements and Financial Hedging Agreements between such Qualified Counterparty and a Loan Party minus (b) the aggregate unrealized losses to a Loan Party, based upon a `Borrowers’ Agent’s reasonable calculation of such amount in accordance with industry standard valuation models, under all Commodity OTC Agreements and Financial Hedging Agreements between such Qualified Counterparty and a Loan Party.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party resulting in Net Cash Proceeds to the applicable Loan Party in excess of $5,000,000.

“Refunded Swing Line Loan”: as defined in Section 2.5.

“Register”: as defined in Section 11.7(d).

“Registration Statement”: the Form S-1 Registration Statement (File No. 333-192328) filed by the Borrowers’ Agent with the SEC in connection with the initial registered public offering of the Capital Stock of the Borrowers’ Agent.

“Regulation U”: Regulation U of the Board.

“Reimbursement Date”: as defined in Section 3.6(b).

“Reimbursement Obligations”: the obligation of the Borrowers to reimburse any Issuing Lender pursuant to Section 3.6(a) for Unreimbursed Amounts.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrowers or any of their Subsidiaries in connection therewith which are not applied to prepay outstanding Loans pursuant to Section 4.7(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrowers’ Agent has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Person of the Borrowers’ Agent stating that no Event of Default has occurred and is continuing and that the relevant Borrower or Loan Party either (i) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets (directly or through the purchase of the Capital Stock of a Person pursuant to an Acquisition or otherwise) to replace, repair or upgrade the assets subject to such Asset Sale or Recovery Event, or (ii) in the case of a Recovery Event, has replaced, repaired or upgraded the asset subject to such Recovery Event prior to such Person’s receipt of the Net Cash Proceeds thereof and the amount expended therefor.

“Related Person” with respect to any Person, each officer, employee, director, trustee, agent, advisor, affiliate, partner and controlling person of such Person.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under PBGC Reg. § 4043.

“Representatives”: as defined in Section 11.16.

“Requested Increase Amount”: as defined in Section 4.1(b)(i).

“Requested Increase Effective Date”: as defined in Section 4.1(b)(i)

“Required Lenders”: at any time, Lenders that (i) have more than 50% of the Credit Exposure Percentages at such time, and (ii) number not fewer than three so long as there are not fewer than six Non-Defaulting Lenders at such time; provided, that the Credit Exposure of any Defaulting Lender shall be excluded from the calculation of Credit Exposure Percentages in determining the Required Lenders.

“Requirement of Law”: as to any Person, any Law or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Person”: with respect to any Loan Party, the chief executive officer, chief financial officer, president, chairman, chief accounting officer, chief risk officer, senior vice-president, executive vice-president, vice-president of finance or treasurer of such Loan Party.

“Restricted Payments”: as defined in Section 8.5.

“Restricted Person” is defined in Section 5.24.

“S&P”: Standard and Poor’s Ratings Group, or any successor to its rating agency business.

“Section 4.11 Certificate”: as defined in Section 4.11(e).

“Secured Parties”: collectively, the Agents, the Lenders (including, without limitation, any Issuing Lender in its capacity as Issuing Lender, and the Swing Line Lender in its capacity as Swing Line Lender), any Qualified Cash Management Bank, any Qualified Counterparty and, in each instance, their respective successors and permitted assigns.

“Securities Account”: as defined in Section 8-501 of the New York Uniform Commercial Code.

“Security Agreement”: the Security Agreement to be executed and delivered by the Loan Parties, substantially in the form of Exhibit B.

“Security Documents”: the collective reference to the Account Control Agreements, the Security Agreement, the Canadian Security Agreement, the Mortgage and Security Agreement and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any asset or assets of any Person to secure any of the Obligations or to secure any guarantee of any such Obligations.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Specified Laws”: (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.

“Spot Rate”: for a currency means the rate determined by the Collateral Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Collateral Agent may obtain such spot rate from another financial institution designated by the Collateral Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Subsidiary”: with respect to any Person (the “parent”) at any date, any corporation, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership or other entity of which Capital Stock representing more than 50% of the Capital Stock having ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by such parent. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrowers’ Agent, CEP and CEP-TIR, as applicable. As of the Closing Date, the Borrowers’ Agent’s, CEP and CEP-TIR’s Subsidiaries are listed on Schedule 5.15.

“Supermajority Lenders”: at any time, Lenders that (i) have more than 66 2/3% of the Credit Exposure Percentages at such time, and (ii) number not fewer than three so long as there are not fewer than six Non-Defaulting Lenders at such time; provided that the Credit Exposure of any Defaulting Lender shall be excluded from the calculation of Credit Exposure Percentage in determining Supermajority Lenders.

“Swap Amounts due to Qualified Counterparties”: as of any date, the aggregate of all Out of the Money Swap Amounts.

“Swing Line Lender”: DBNY, in its capacity as lender of Swing Line Loans hereunder.

“Swing Line Loan Sub-Limit”: $10,000,000 at any time outstanding.

“Swing Line Loans”: as defined in Section 2.2(a).

“Swing Line Participation Amount”: as defined in Section 2.5(b).

“Synthetic Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are treated as an operating lease for financial accounting purposes and a financing lease for tax purposes, in accordance with GAAP.

“Taxes”: as defined in Section 4.11(a).

“TIR”: as defined in the introductory paragraph of this Agreement.

“Total Acquisition Facility Extensions of Credit”: an amount equal to the aggregate unpaid principal amount of Acquisition Facility Loans outstanding at such time.

“Total Extensions of Credit”: at any time, the Total Working Capital Facility Extensions of Credit or the Total Acquisition Facility Extensions of Credit at such time, as the context requires.

“Total Leverage Ratio”: as of any date of determination, the ratio of (a) Combined Total Indebtedness as of such date to (b) Combined EBITDA for the period of the four fiscal quarters most recently ended.

“Total Working Capital Facility Extensions of Credit”: an amount equal to the sum of (a) the aggregate unpaid principal amount of Working Capital Facility Loans, and Swing Line Loans outstanding at such time, plus (b) the aggregate amount of L/C Obligations outstanding at such time.

“Trade Letter of Credit”: a commercial or standby Letter of Credit supporting the purchase of Eligible Commodities giving rise to Eligible Inventory and/or an Eligible Account Receivable no later than sixty (60) days following the date of issuance of such Letter of Credit.

“Trading Business”: with respect to each Lender, the day-to-day activities of such Lender or a division, Subsidiary or Affiliate of such Lender relating to the proprietary purchase, sale, hedging and/or trading of commodities, including, without limitation, Eligible Commodities, and any related derivative transactions.

“Tranche”: Eurodollar Loans, the then-current Interest Periods of which all begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Transferee”: as defined in Section 11.7(f).

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“UCP 600”: as defined in Section 3.3(g).

“United States Dollars” and “$”: dollars in lawful currency of the United States of America.

“Unreimbursed Amount”: as defined in Section 3.6(a).

“USA PATRIOT Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Working Capital Facility”: the Working Capital Facility Commitments and the extensions of credit thereunder.

“Working Capital Facility Commitment”: at any date, as to any Working Capital Facility Lender, the obligation of such Working Capital Facility Lender to make Working Capital Facility Loans to the Borrowers pursuant to Section 2.1 and to participate in Swing Line Loans, and Letters of Credit in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Working Capital Facility Lender’s name on Schedule 1.0 under the caption “Working Capital Facility Commitment” or, as the case may be, in the Assignment and Acceptance or Increase and New Lender Agreement pursuant to which such Working Capital Facility Lender becomes a party hereto, as such amount may be changed from time to time in accordance with the terms of this Agreement. As of the Closing Date, the original aggregate amount of the Working Capital Facility Commitments is $65,000,000.

“Working Capital Facility Commitment Percentage”: as to any Working Capital Facility Lender at any time, the percentage which such Working Capital Facility Lender’s Working Capital Facility Commitment then constitutes of the aggregate Working Capital Facility Commitments of all Working Capital Facility Lenders at such time (or, at any time after the Working Capital Facility Commitments shall have expired or terminated, such Working Capital Facility Lenders’ Working Capital Facility Credit Exposure Percentage).

“Working Capital Facility Commitment Period”: the period from and including the Closing Date to but not including the Working Capital Facility Commitment Termination Date or such earlier date on which all of the Working Capital Facility Commitments shall terminate as provided herein.

“Working Capital Facility Commitment Termination Date”: December 24, 2016, or, if such date is not a Business Day, the next preceding Business Day.

“Working Capital Facility Credit Exposure”: as to any Working Capital Facility Lender at any time, the Available Working Capital Facility Commitment of such Working Capital Facility Lender plus the amount of the Working Capital Facility Extensions of Credit of such Working Capital Facility Lender.

“Working Capital Facility Credit Exposure Percentage”: as to any Working Capital Facility Lender at any time, the fraction (expressed as a percentage), the numerator of which is the Working Capital Facility Credit Exposure of such Working Capital Facility Lender at such time and the denominator of which is the aggregate Working Capital Facility Credit Exposures of all of the Working Capital Facility Lenders at such time.

“Working Capital Facility Extensions of Credit”: at any date, as to any Working Capital Facility Lender at any time, the aggregate outstanding principal amount of Working Capital Facility Loans, Swing Line Loans, and Refunded Swing Line Loans made by such Working Capital Facility Lender plus (without duplication) the amount of the undivided interest of such Working Capital Facility Lender in any then-outstanding L/C Obligations, and Swing Line Loans.

“Working Capital Facility Lender”: each Lender having a Working Capital Facility Commitment (or, after the termination of the Working Capital Facility Commitments, each Lender holding Working Capital Facility Extensions of Credit), and, as the context requires, includes the Issuing Lenders. As of the Closing Date, each Working Capital Facility Lender is specified on Schedule 1.0.

“Working Capital Facility Loans”: as defined in Section 2.1(a).

“Working Capital Facility Maturity Date”: with respect to any Working Capital Facility Loan, the earliest to occur of (i) the date on which the Working Capital Facility Loans become due and payable pursuant to Section 9 or the Working Capital Facility Commitments terminate pursuant to Section 4.1 and (ii) the Working Capital Facility Commitment Termination Date.

“Working Capital Facility Maximum Amount”: $165,000,000.

1.2           Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)          As used herein and in any Notes, any other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrowers and their Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. If any Loan Party is required after the Closing Date to implement any change(s) in its accounting principles and practice as a result of any changes in GAAP mandated by the Financial Accounting Standards Board or successor organization, and if such change(s) result in any material change in the method of calculation of the Leverage Ratio or the Interest Coverage Ratio, then for all periods after the date of implementation of such change(s) until one or more appropriate amendments of this Agreement addressing such change in GAAP are negotiated, executed and delivered by the parties hereto in a form acceptable to all such parties, the Leverage Ratio or the Interest Coverage Ratio, as applicable, shall be calculated hereunder utilizing GAAP as in effect prior to such change(s).

(c)          The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and Annex references are to this Agreement unless otherwise specified.

(d)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)          Unless otherwise expressly provided herein, (i) references to Governing Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, waivers, supplements and other modifications thereto and (ii) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.3           Rounding. Any financial ratios required to be maintained by the Borrowers and/or the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.4           Borrowers’ Agent. Each of the Loan Parties hereby authorizes the Borrowers’ Agent and each of the Responsible Persons of the Borrowers’ Agent to act as agent for all of the Loan Parties, and to execute and deliver on behalf of any Loan Party such notices, requests, waivers, consents, certificates, and other documents, and to take any and all actions, required or permitted to be delivered or taken by the Loan Parties hereunder. Each Loan Party hereby agrees that any such notices, requests, waivers, consents, certificates and other documents executed, delivered or sent by Borrowers’ Agent or any Responsible Person of Borrowers’ Agent and any such actions taken by Borrowers’ Agent or any Responsible Person of Borrowers’ Agent shall bind each Loan Party.

SECTION 2.AMOUNT AND TERMS OF THE LOANS AND COMMITMENTS

2.1           Working Capital Facility Loans. (a) Subject to the terms and conditions hereof, each Working Capital Facility Lender severally agrees to make revolving credit loans under the Working Capital Facility Commitments (the “Working Capital Facility Loans”) to any Borrower in an amount requested by the Borrowers’ Agent on behalf of such Borrower from time to time during the Working Capital Facility Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Working Capital Facility Lender’s then outstanding Working Capital Facility Extensions of Credit, does not exceed such Lender’s Working Capital Facility Commitment at such time; provided that, after giving effect to any Working Capital Facility Loan requested by the Borrowers’ Agent on behalf of any Borrower, each of the conditions set forth in Section 6.2 shall be satisfied or waived. During the Working Capital Facility Commitment Period, each Borrower may borrow, prepay the Working Capital Facility Loans in whole or in part, and reborrow Working Capital Facility Loans, all in accordance with the terms and conditions hereof.

(b)          Working Capital Facility Loans may be denominated only in United States Dollars and may from time to time be (i) Eurodollar Loans, (ii) Base Rate Loans or (iii) a combination thereof, in each case, as the Borrowers’ Agent shall notify the Administrative Agent in accordance with Sections 2.4 and 4.3. No Working Capital Facility Loan shall be made as a Eurodollar Loan after the day that is one (1) month prior to the Working Capital Facility Commitment Termination Date.

2.2           Swing Line Loans. (a) Subject to the terms and conditions hereof, the Swing Line Lender shall make a portion of the credit under the Working Capital Facility Commitments available to the Borrowers by making swing line loans (individually, a “Swing Line Loan” and, collectively, the “Swing Line Loans”) to any Borrower in an amount requested by the Borrowers’ Agent on behalf of such Borrower from time to time during the Working Capital Facility Commitment Period in an aggregate principal amount for all Borrowers at any one time outstanding not to exceed the Swing Line Loan Sub-Limit then in effect; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time (including any such new Swing Line Loans), when aggregated with the Swing Line Lender’s Working Capital Facility Commitment Percentage of the Total Working Capital Facility Extensions of Credit, may exceed such Swing Line Lender’s Working Capital Facility Commitment then in effect and (ii) neither the Borrowers’ Agent nor any Borrower shall request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Working Capital Facility Commitments would be less than zero; provided further that after giving effect to any Swing Line Loan requested by the Borrowers’ Agent, each of the conditions set forth in Section 6.2 shall be satisfied or waived. During the Working Capital Facility Commitment Period, each Borrower may use that portion of the Working Capital Facility that is subject to the Swing Line Loan Sub-Limit by borrowing, repaying and reborrowing such portion, all in accordance with the terms and conditions hereof.

(b)          Swing Line Loans shall be Base Rate Loans.

2.3           Acquisition Facility Loans. (a) Subject to the terms and conditions hereof, each Acquisition Facility Lender severally shall make revolving credit loans under the Acquisition Facility Commitments (the “Acquisition Facility Loans”) to any Borrower in an amount requested by the Borrowers’ Agent on behalf of such Borrower from time to time during the Acquisition Facility Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed such Acquisition Facility Lender’s Acquisition Facility Commitment at such time; provided that, after giving effect to any Acquisition Facility Loan requested by the Borrowers’ Agent on behalf of any Borrower, each of the conditions set forth in Section 6.2 shall be satisfied or waived. During the Acquisition Facility Commitment Period, each Borrower may borrow, prepay the Acquisition Facility Loans in whole or in part, and reborrow Acquisition Facility Loans, all in accordance with the terms and conditions hereof.

(b)          Acquisition Facility Loans may be denominated only in United States Dollars and may from time to time be (i) Eurodollar Loans, (ii) Base Rate Loans or (iii) a combination thereof, in each case, as the Borrowers shall notify the Administrative Agent in accordance with Sections 2.4 and 4.3. No Acquisition Facility Loan shall be made as a Eurodollar Loan after the day that is one (1) month prior to the Acquisition Facility Commitment Termination Date.

2.4           Procedure for Borrowing Loans. (a) Each Borrower may borrow Acquisition Facility Loans, Working Capital Facility Loans and Swing Line Loans during the applicable Commitment Period on any Business Day; provided that the Borrowers’ Agent shall give the Administrative Agent, irrevocable notice (which notice must be received by the Administrative Agent, (x) in the case of a Working Capital Facility Loan or Acquisition Facility Loan, prior to 12:30 p.m. (New York City time), (A) three (3) Business Days prior to the requested Borrowing Date, if all or any part of the requested Working Capital Facility Loans or Acquisition Facility Loans are to be initially Eurodollar Loans, or (B) one Business Day prior to the requested Borrowing Date, otherwise, and (y) in the case of a Swing Line Loan, prior to 12:00 noon (New York City time) on the requested Borrowing Date, in each case, in the form attached hereto as Annex I-A (the “Borrowing Notice”), specifying:

(i)          whether the borrowing is to be an Acquisition Facility Loan, Working Capital Facility Loan or a Swing Line Loan;

(ii)          the amount to be borrowed;

(iii)           the requested Borrowing Date;

(iv)           in the case of a Working Capital Facility Loan or an Acquisition Facility Loan, whether the borrowing is to be a Base Rate Loan, a Eurodollar Loan or a combination thereof; and

(v)          in the case of a Working Capital Facility Loan or an Acquisition Facility Loan, if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor;

(b)          Each borrowing of Acquisition Facility Loans, Working Capital Facility Loans and Swing Line Loans shall be in an amount equal to (x) in the case of Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Commitments applicable to such Loans of all Lenders of such Loans are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof.

(c)          Upon receipt of any notice from the Borrowers’ Agent pursuant to Section 2.4(a) with respect to a requested borrowing of Acquisition Facility Loans, the Administrative Agent shall promptly notify each Acquisition Facility Lender thereof, and upon receipt of any notice from the Borrowers’ Agent pursuant to Section 2.4(a) with respect to a requested borrowing of Working Capital Facility Loans, the Administrative Agent shall promptly notify each Working Capital Facility Lender thereof. Subject to the satisfaction or waiver of the conditions contained in Section 6.2, each Working Capital Facility Lender shall make the amount of its Working Capital Facility Commitment Percentage of each such borrowing of Working Capital Facility Loans, and each Acquisition Facility Lender shall make the amount of its Acquisition Facility Commitment Percentage of each such borrowing of Acquisition Facility Loans, available to the Administrative Agent for the account of the applicable Borrower at the Administrative Agent’s office specified in Section 11.2 prior to 2:30 p.m. (New York City time) on the Borrowing Date requested by the Borrowers’ Agent in funds immediately available to the Administrative Agent. Each Loan so requested will then promptly, and not later than 3:30 p.m. (New York City time), be made available on the Borrowing Date to the relevant Borrower by the Administrative Agent by wire transfer to the account of the relevant Borrower set forth on Schedule 2.2(A) or to such other account as may be specified by the Borrowers’ Agent in like funds as received by the Administrative Agent.

(d)          Upon receipt of any notice from the Borrowers’ Agent pursuant to Section 2.4(a) with respect to a requested borrowing of a Swing Line Loan, the Swing Line Lender will make the amount of the requested Swing Line Loan available to the applicable Borrower within three (3) hours of receipt of the Borrowing Notice therefor on the Borrowing Date by wire transfer to the account of the relevant Borrower set forth on Schedule 2.2(A) or such other account as may be specified by the Borrowers’ Agent.

2.5           Refunding of Swing Line Loans. (a) Each Borrower unconditionally promises to pay each Swing Line Loan on or before 1:00 p.m. (New York City time) on the fifth Business Day following the making of such Swing Line Loan, including by arranging to refinance such Swing Line Loan with a Working Capital Facility Loan in accordance with procedures specified herein. If the Administrative Agent shall not have received full repayment in cash of any Swing Line Loan on or before 1:00 p.m. (New York City time) on the day that is five (5) Business Days after the making of such Swing Line Loan, the Swing Line Lender may, not later than 3:00 p.m. (New York City time), on such day, request on behalf of such Borrower (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf solely in this regard), that each Working Capital Facility Lender, including the Swing Line Lender, make a Working Capital Facility Loan (which initially shall be a Base Rate Loan) in an amount equal to such Working Capital Facility Lender’s Working Capital Facility Commitment Percentage of the outstanding amount of such Swing Line Loan (a “Refunded Swing Line Loan”). In accordance with Section 2.4(c), unless any of the conditions contained in Section 6.2 shall not have been satisfied or waived (in which event the procedures of clause (b) of this Section 2.5 shall apply), each Working Capital Facility Lender shall make the proceeds of its Working Capital Facility Loan available to the Swing Line Lender for the account of the Swing Line Lender at the Swing Line Lender’s Applicable Lending Office for Base Rate Loans prior to 11:00 a.m. (New York City time) in funds immediately available on the Business Day next succeeding the date such request is made. The proceeds of such Working Capital Facility Loans shall be immediately applied to repay the Refunded Swing Line Loans.

(b)          If for any reason any Swing Line Loan cannot be refinanced by a Working Capital Loan in accordance with paragraph (a) of this Section 2.5, the Swing Line Lender irrevocably agrees to grant to each Working Capital Facility Lender, and, to induce the Swing Line Lender to make Swing Line Loans hereunder, each Working Capital Facility Lender irrevocably agrees to accept and purchase from the Swing Line Lender, on the terms and conditions hereinafter stated, for such Working Capital Facility Lender’s own account and risk on the date such Working Capital Facility Loan was to have been made, an undivided participation interest in the then-outstanding Swing Line Loans in an amount equal to its Working Capital Facility Commitment Percentage of such Swing Line Loans that were to have been repaid with such Working Capital Facility Loans (the “Swing Line Participation Amount”). Each Working Capital Facility Lender shall pay to the Administrative Agent for the account of the Swing Line Lender in immediately available funds such Working Capital Facility Lenders’ Swing Line Participation Amount, and upon receipt thereof, the Administrative Agent shall promptly distribute such funds to the Swing Line Lender in like funds received.

(c)          If any Working Capital Facility Lender failed to timely pay to the Administrative Agent all or a portion of its Swing Line Participation Amount required to be paid pursuant to Section 2.5(b), such overdue amounts shall bear interest payable by such Working Capital Facility Lender at the rate per annum applicable to Base Rate Loans hereunder until such overdue amounts are paid in full.

(d)          Each Working Capital Facility Lender’s obligation to make Working Capital Facility Loans referred to in Section 2.5(a) and to purchase participation interests pursuant to Section 2.5(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Working Capital Facility Lender may have against the Swing Line Lender, any Borrower, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any failure to satisfy any condition precedent to the applicable extension of credit set forth in Section 6, (iv) any adverse change in the condition (financial or otherwise) of any Loan Party, (v) any breach of this Agreement or any Loan Document by any Loan Party or any other Lender or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e)          Whenever, at any time after the Swing Line Lender has received from any Working Capital Facility Lender its Swing Line Participation Amount, the Swing Line Lender receives any payment on account thereof (whether directly from a Borrower, the Borrowers’ Agent or otherwise, including proceeds of collateral applied thereto by the Swing Line Lender) or any payment of interest on account thereof, the Swing Line Lender shall distribute to such Working Capital Facility Lender its Working Capital Facility Commitment Percentage of such payments and promptly notify the Administrative Agent in writing thereof; provided, however, that in the event that any such payment received by the Swing Line Lender shall be required to be returned by the Swing Line Lender, such Working Capital Facility Lender shall return to the Swing Line Lender the portion thereof previously distributed by the Swing Line Lender to it in like funds received and promptly notify the Administrative Agent in writing thereof. The Administrative Agent may conclusively rely on such written notices as evidence of such distribution to the extent that such distributions were not made through the Administrative Agent.

2.6           Commitment Fees. Subject to Section 4.18(b)(i), the Borrowers agree to pay to the Administrative Agent for the account of each Lender under each Facility a commitment fee for the period from and including the first day of the Commitment Period for such Facility to but not including the applicable Commitment Termination Date for such Facility, computed at the Applicable Commitment Fee Rate for such Facility on the average daily amount of the Available Commitment of such Lender under such Facility during the period for which payment is made, payable quarterly in arrears on the fifteenth day after the last Business Day of each March, June, September and December (or, if such day is not on a Business Day, the next succeeding Business Day) and on the applicable Commitment Termination Date for such Facility or such earlier date as all of the Commitments under such Facility shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

SECTION 3.LETTERS OF CREDIT

3.1           Letters of Credit. Subject to the terms and conditions hereof, each Issuing Lender severally agrees to issue letters of credit (“Letters of Credit”) for the account of any Borrower for use by any Borrower or any other Loan Party from time to time during the Working Capital Facility Commitment Period; provided that, after giving effect to any Letter of Credit requested by the Borrowers’ Agent on behalf of a Borrower:

(i)          each of the conditions set forth in Section 6.2 shall be satisfied or waived; and

(ii)         Section 3.3 shall not be contravened by any Loan Party at any time.

3.2           Procedure for the Issuance and Amendments of Letters of Credit.

(a)          Procedure for the Issuance of Letters of Credit. The Borrowers’ Agent may from time to time request the issuance of a Letter of Credit from an Issuing Lender by delivering to the Issuing Lender of such Letter of Credit and the Administrative Agent a Letter of Credit Request, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request (consistent with requests made by such Issuing Lender from other similarly situated account parties). Such Letter of Credit Request shall specify:

(i)          the maximum amount of such Letter of Credit and the account party therefor;

(ii)           if such Letter of Credit is a Performance Letter of Credit, or a Trade Letter of Credit;

(iii)           the requested date on which such Letter of Credit is to be issued;

(iv)          the purpose and nature of the proposed Letter of Credit;

(v)          the name and address of the beneficiary of such Letter of Credit;

(vi)          the expiration or termination date of the Letter of Credit;

(vii)           the documents to be presented by such beneficiary in the case of a drawing or demand for payment thereunder; and

(viii)           the delivery instructions for such Letter of Credit, and

(ix)           the applicable Borrower on whose behalf such requested Letter of Credit is to be issued.

Notwithstanding anything herein to the contrary, no Issuing Lender shall be obligated to issue any Letter of Credit if, after giving effect to the issuance of such Letter of Credit, the aggregate outstanding L/C Obligations attributed to Letters of Credit issued by such Issuing Lender exceeds such Issuing Lender’s Issuance Cap.

If requested by the Issuing Lender, the Borrowers’ Agent also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. To the extent that any material provision of any such application is inconsistent with the provisions of this Section 3 or adds events of default, grants of security, or remedies not already contained in the Loan Documents, the provisions of this Section 3 and this Agreement shall apply and such provision shall not be given effect.

(b)          Procedure for Amendments of Letters of Credit. The Borrowers’ Agent may from time to time request an amendment (including any extension) to any outstanding Letter of Credit by delivering to the Issuing Lender of such Letter of Credit and the Administrative Agent a Letter of Credit Request which shall specify:

(i)          the Letter of Credit to be amended;

(ii)         the requested date of the proposed amendment;

(iii)        the nature of the proposed amendment; and

(iv)        the delivery instructions for such amendment.

Notwithstanding anything herein to the contrary, no Issuing Lender shall be obligated to extend any Letter of Credit if, after giving effect to the extension of such Letter of Credit, the aggregate outstanding L/C Obligations attributed to Letters of Credit issued by such Issuing Lender exceeds such Issuing Lender’s Issuance Cap.

(c)          Timing of Letter of Credit Requests. A Letter of Credit Request must be received by the applicable Issuing Lender and the Administrative Agent by no later than 12:00 p.m. (New York City time), on the Business Day before the date such Letter of Credit is to be issued or amended, or such other time as previously agreed between the Issuing Lender thereof and the Borrowers’ Agent. Upon the issuance of any Letter of Credit or any amendment to an outstanding Letter of Credit, the Administrative Agent and the Working Capital Facility Lenders shall be entitled to assume that the Letter of Credit Request and certificates, documents and other papers and information reasonably requested by the Issuing Lender in connection therewith were completed and delivered to the satisfaction of such Issuing Lender.

(d)          Validation Procedure. Upon receipt of a Letter of Credit Request by an Issuing Lender, such Issuing Lender will confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Request and, if not, such Issuing Lender will provide the Administrative Agent, with a copy thereof. Upon receipt by such Issuing Lender of confirmation from the Administrative Agent that the requested Letter of Credit or amendment is permitted in accordance with the terms of this Section 3.2, such Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of a Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Lender’s usual and customary business practices.

3.3           General Terms of Letters of Credit. (a) Each Letter of Credit is to be denominated only in United States Dollars.

(b)          Each Letter of Credit shall, subject to Section 3.3(d), expire no later than one year after the date of issuance (or extension); provided that (i) at any time, the aggregate face of amount of all Letters of Credit issued with an expiration date after the Working Capital Facility Commitment Termination Date applicable thereto shall not exceed the Letter of Credit Sub-Limit; (ii) all Letters of Credit with an expiration date after the Working Capital Facility Commitment Termination Date shall be returned and cancelled (with the beneficiary’s consent) or Cash Collateralized at least fifteen (15) Business Days prior to the Working Capital Facility Commitment Termination Date applicable thereto and (iii) no such Letter of Credit may be issued with an expiration date after the date that is nine months after the Working Capital Facility Commitment Termination Date.

(c)          Upon request by the Borrowers’ Agent in the applicable Letter of Credit Request, the relevant Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”). Unless otherwise agreed upon by the applicable Issuing Lender at its sole discretion, the Borrowers’ Agent shall make a specific request to such Issuing Lender for any renewal of an Auto-Renewal Letter of Credit, such prior notice to be delivered to the applicable Issuing Lender and the Administrative Agent no later than thirty (30) days prior to the expiration or termination date of such Auto-Renewal Letter of Credit (the date of the delivery of such notice, the “Renewal Notice Date”); provided that, unless otherwise agreed upon by the applicable Issuing Lender at its sole discretion, the Borrowers’ Agent shall provide to the applicable Issuing Lender and the Administrative Agent written notice of its intent to not renew such an Auto-Renewal Letter of Credit no later than thirty (30) days prior to the expiration or termination date of such Auto-Renewal Letter of Credit (the date of the delivery of such notice, the “Non-Renewal Notice Date”). Once an Auto-Renewal Letter of Credit has been issued (or is permitted to be outstanding hereunder in the case of an outstanding Letter of Credit that is an Auto-Renewal Letter of Credit), the Lenders shall be deemed to have authorized (but the Lenders may not require) such Issuing Lender to permit the renewal of such Letter of Credit at any time to a date not later than nine (9) months after the Working Capital Facility Commitment Termination Date; provided, however, that no Issuing Lender shall permit any renewal of an Auto-Renewal Letter of Credit if (A) such Issuing Lender has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 3.3 or 6.2 or otherwise), (B) after giving effect to any such renewal, the earlier of the (x) expiration date of such Auto-Renewal Letter of Credit and (y) the next occurring Non-Renewal Notice Date of such Auto-Renewal Letter of Credit would occur after the Working Capital Facility Commitment Termination Date, or (C) it has received notice in writing on or before the date that is two (2) Business Days before the Renewal Notice Date from the Administrative Agent, any Lender or the Borrowers’ Agent that one or more of the applicable conditions specified in Section 3.3 or 6.2 is not then satisfied. Notwithstanding anything to the contrary contained herein, no Issuing Lender shall have any obligation to permit the renewal of any Auto-Renewal Letter of Credit at any time if any of the applicable conditions specified in Section 6.2 is not then satisfied.

(d)          If any Issuing Lender shall issue, extend or amend any Letter of Credit without obtaining prior confirmation of the Administrative Agent (as provided in Section 3.3(d)), or if any Issuing Lender shall permit the extension or renewal of an Auto-Renewal Letter of Credit without giving timely prior notice to the Administrative Agent, or when such extension or renewal is not permitted hereunder (as provided in sub-section (c) above), such Letter of Credit (A) shall for all purposes be deemed to have been issued by such Issuing Lender solely for its own account and risk and (B) shall not be considered a Letter of Credit outstanding under this Agreement, and no Lender shall be deemed to have any participation therein, effective as of the date of such issuance, amendment, extension or renewal, as the case may be, unless the Required Lenders expressly consent thereto; provided, however, that to be considered a Letter of Credit outstanding under this Agreement, the consent of all Lenders shall be required to the extent that any such issuance, amendment, extension or renewal is not then permitted hereunder by reason of the provisions of this Section 3.3.

(e)          Notwithstanding anything herein to the contrary, an Issuing Lender is under no obligation to issue or provide any Letter of Credit (including any renewal of an Auto-Renewal Letter of Credit) or renew, extend or amend any Letter of Credit unless consented to by such Issuing Lender and the Collateral Agent, if:

(i)          Any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing, renewing, extending or amending such Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance, renewal, extension or amending of a Letter of Credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (in the case of an amendment of a Letter of Credit, for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it; or

(ii)         such Letter of Credit or the requested amendment is not in form and substance reasonably acceptable to such Issuing Lender thereof or the issuance of such Letter of Credit shall violate any applicable policies of such Issuing Lender.

(f)          Within one (1) Business Day after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender thereof will also deliver to the Borrowers’ Agent and the Administrative Agent, a true and complete copy of such Letter of Credit or amendment.

(g)          Each Letter of Credit shall be subject to the International Standby Practices (“ISP98”) International Chamber of Commerce Publication No. 590 or Uniform Customs and Practice for Documentary Credits No. 600 (“UCP 600”), as applicable, and to the extent not inconsistent with ISP 98 or UCP 600, the Laws of the State of New York.

3.4           Fees, Commissions and Other Charges.

(a)          Letter of Credit Fee. The Borrowers shall pay to the Administrative Agent, for the account of the relevant Issuing Lender and the L/C Participants a letter of credit commission, with respect to each outstanding Letter of Credit, in an amount equal to the Applicable L/C Fee Rate times the average daily maximum amount of such Letter of Credit; provided that such letter of credit commission shall not be in an amount less than $1,500 for the period during which such Letter of Credit is outstanding, and, in each case, such commission shall be payable to the L/C Participants and the Issuing Lender of such Letter of Credit to be shared ratably among them in accordance with the average daily amount of their respective Working Capital Facility Commitment Percentages. Such commission shall be payable quarterly in arrears on each L/C Fee Payment Date.

(b)          Fronting Fee. In addition to the fees and commissions in Sections 3.4(a) and (c), the Borrowers shall pay each relevant Issuing Lender an amount equal to 0.20% per annum times the face amount of each Letter of Credit issued by such Issuing Lender. Such fee shall be nonrefundable and shall be payable quarterly in arrears on each L/C Fee Payment Date.

(c)          Other Charges. In addition to the foregoing fees and commissions, the Borrowers shall pay or reimburse each Issuing Lender of any Letter of Credit for such normal and customary costs, expenses and fees as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending, processing, negotiating or otherwise administering any Letter of Credit. The applicable Borrower shall pay each relevant Issuing Lender of any Letter of Credit (i) a fee of no less than $1,500 for any issuance of a Letter of Credit by such Issuing Lender and (ii) a fee of $500 for any amendment of a Letter of Credit issued by such Issuing Lender (which fees shall be in addition to any fee payable under the preceding sentence for such issuance or amendment).

(d)          Distribution of Fees. The Administrative Agent shall, within two (2) Business Days following its receipt thereof, distribute to the relevant Issuing Lenders and the L/C Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this Section 3.4.

3.5           L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest in such Issuing Lender’s obligations and rights under each Letter of Credit issued or provided by such Issuing Lender hereunder and the amounts paid by such Issuing Lender thereunder equal to such L/C Participant’s Working Capital Facility Commitment Percentage.

(b)          Each L/C Participant’s obligation to accept and purchase for such L/C Participant’s own account and risk, an undivided participation interest in an Issuing Lender’s obligations and rights under each Letter of Credit issued or provided by such Issuing Lender hereunder and the amounts paid by such Issuing Lender thereunder equal to such L/C Participant’s Working Capital Facility Commitment Percentage thereof shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such L/C Participant may have against any Issuing Lender, any Borrower, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Loan Party, (iv) any breach of this Agreement or any other Loan Document by any Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(c)          The obligations of the L/C Participants to purchase participations in the obligations of the Issuing Lenders under outstanding Letters of Credit pursuant to Section 3.5 shall survive the Working Capital Facility Commitment Termination Date with respect to Letters of Credit which have been Cash Collateralized pursuant to Section 3.3(b) until the earliest of (i) the expiration date for such Letters of Credit and all drawings thereunder having been repaid in full, (ii) the date the entire amount available under such Letters of Credit are drawn and such drawings are repaid and no further drawings are permitted under such Letters of Credit, and (iii) the date that is nine (9) months after the Working Capital Facility Commitment Termination Date applicable to such Letters of Credit; provided that, notwithstanding any other provision of this Section 3.5(c), with respect to any Letter of Credit having an expiration date following the Working Capital Facility Commitment Termination Date applicable thereto (such a Letter of Credit, a “Post-Termination LOC”), in no event shall the obligations of the L/C Participants to purchase participations in the obligations of an Issuing Lender under a Post-Termination LOC pursuant to Section 3.5(a) expire or terminate prior to the Business Day following the expiration, cancellation or termination of the last remaining outstanding Post-Termination LOC and the payment in full of all drawings, if any, thereunder.

(d)          If for any reason any Unreimbursed Amount cannot be refinanced by an L/C Reimbursement Loan in accordance with Section 3.6(c), each L/C Participant shall, on or before the deadline for such Working Capital Facility Loan to have been made, pay to the Administrative Agent for the account of the applicable Issuing Lender in immediately available funds such L/C Participant’s Working Capital Facility Commitment Percentage of such Unreimbursed Amount, and upon receipt thereof, the Administrative Agent shall promptly distribute such funds to the applicable Issuing Lender in like funds received.

(e)          If any L/C Participant fails to timely pay to the Administrative Agent all or a portion of its Working Capital Facility Commitment Percentage of any Unreimbursed Amount required to be paid pursuant to Section 3.5(d), such overdue amounts shall bear interest payable by such L/C Participant at the rate per annum applicable to Base Rate Loans hereunder until such overdue amounts are paid in full.

(f)          Whenever, at any time after any Issuing Lender has received from any L/C Participant its Working Capital Facility Commitment Percentage of any Unreimbursed Amount, such Issuing Lender receives any payment on account thereof (whether directly from a Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender shall distribute to such L/C Participant its Working Capital Facility Commitment Percentage of such payments and promptly notify the Administrative Agent in writing thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it in like funds received and promptly notify the Administrative Agent in writing thereof. The Administrative Agent may conclusively rely on such written notices as evidence of such distribution to the extent that such distributions were not made through the Administrative Agent.

3.6           Reimbursement Obligations of the Borrowers. (a) Upon receipt by the relevant Issuing Lender from the beneficiary of any Letter of Credit of any notice of a drawing or demand for payment under such Letter of Credit, such Issuing Lender shall promptly notify the Borrowers’ Agent and the Administrative Agent thereof. If the Borrowers’ Agent receives notice (confirmed by telephone) from such Issuing Lender of a drawing or demand for payment under a Letter of Credit prior to 1:00 p.m. (New York City time), on any Business Day, the Borrowers shall reimburse such Issuing Lender on such Business Day for the Unreimbursed Amount of such Letter of Credit. If the Borrowers’ Agent receives notice (confirmed by telephone) from such Issuing Lender of a drawing or demand for payment under a Letter of Credit at or after 1:00 p.m. (New York City time), on any Business Day, the Borrowers shall so reimburse such Issuing Lender on the Business Day immediately following the Business Day upon which such notice was received by the Borrowers’ Agent. Such reimbursement shall be made directly to such Issuing Lender in an amount in United Stated Dollars equal to (i) the amount so paid and (ii) any Non-Excluded Taxes and any reasonable fees, charges or other costs or expenses incurred by such Issuing Lender at its Applicable Lending Office in immediately available funds (such amount that has not been reimbursed by the Borrowers being, the “Unreimbursed Amount”).

(b)          If the Borrowers fail to fully reimburse any Issuing Lender pursuant to Section 3.6(a) at the time and on the due date specified in such Section (the “Reimbursement Date”), such Issuing Lender shall so notify the Administrative Agent (with a copy to the Borrowers’ Agent), which notice shall be provided on a Business Day, and specify in such notice the amount of the Unreimbursed Amount. On the next Business Day following receipt of such notice from such Issuing Lender, the Administrative Agent shall notify each L/C Participant of the Reimbursement Date, the Unreimbursed Amount, and the amount of such L/C Participant’s Working Capital Facility Commitment Percentage thereof.

(c)          If there shall be any Unreimbursed Amounts owing to any Issuing Lender on or after such Unreimbursed Amounts were due pursuant to Section 3.6(a), the relevant Issuing Lender may request on behalf of the Borrowers (which hereby irrevocably authorize such Issuing Lender to act on their behalf solely in this regard), that each Working Capital Facility Lender make a Working Capital Facility Loan (which initially shall be a Base Rate Loan) in an amount equal to such Working Capital Facility Lender’s Working Capital Facility Commitment Percentage of the outstanding amount of such Unreimbursed Amount (an “L/C Reimbursement Loan”). In accordance with Section 2.4(c), unless any of the conditions contained in Section 6.2 shall not have been satisfied or waived (in which event the procedures set forth in Section 3.5 shall apply), each Working Capital Facility Lender shall make the proceeds of its Working Capital Facility Loan available to the Administrative Agent prior to 11:00 a.m. (New York City time) in funds immediately available on the second Business Day following the date such request is made. The proceeds of such Working Capital Facility Loans shall be immediately applied to repay the applicable Issuing Lender.

(d)          With respect to Unreimbursed Amounts that are not paid on the date due, interest shall be payable on any and all Unreimbursed Amounts from the date such amounts become payable (whether at stated maturity, by acceleration, demand or otherwise) until payment in full (either in cash or upon the making of a Working Capital Facility Loan) at the applicable rate which would be payable on any outstanding Working Capital Facility Loans which were then overdue pursuant to Section 4.2(c).

3.7           Obligations Absolute. The Borrowers’ obligations under this Section 3 shall be absolute, irrevocable and unconditional and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lenders, nor any of their Related Persons, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse the applicable Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the applicable Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.8           Role of the Issuing Lenders. (a) The responsibility of any Issuing Lender to any Borrower in connection with any draft presented for payment under any Letter of Credit issued on behalf of such Borrower shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered by or on behalf of the beneficiary under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. In addition, each Lender and each Borrower agree that, in paying any drawing or demand for payment under any Letter of Credit, the Issuing Lender of such Letter of Credit shall not have any responsibility to inquire as to the validity or accuracy of any document presented in connection with such drawing or demand for payment or the authority of the Person executing or delivering the same.

(b)          No Agent-Related Person nor any of the respective correspondents, participants or assignees of any Issuing Lender shall be liable to any Lender for: (i) any action taken or omitted in connection herewith in respect of any Letter of Credit at the request or with the approval or deemed approved of the Required Lenders; (ii) any action taken or omitted in respect of any Letter of Credit in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any Letter of Credit or any document delivered in connection with the issuance or payment of such Letter of Credit.

(c)          Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower from pursuing such rights and remedies as it may have against such beneficiary or transferee. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Lenders shall be liable or responsible for any of the matters described in Section 3.7; provided, however, that anything in such Section or elsewhere herein to the contrary notwithstanding, a Borrower may have a claim against any Issuing Lender and such Issuing Lender may be liable to a Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proved were caused by such Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing: (i) any Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) no Issuing Lender shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.9           Letter of Credit Request. To the extent that any material provision of any Letter of Credit Request related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.10         Existing Letters of Credit. On the Closing Date, without further action by any party hereto, subject to the terms of this Section 3.10, (a) each Existing Letter of Credit shall become a Letter of Credit hereunder and subject to the terms hereof and (b) each Issuing Lender that has issued an Existing Letter of Credit shall be deemed to have granted each L/C Participant, and each L/C Participant shall be deemed to have acquired from such Issuing Lender, on the terms and conditions of Section 3.5 hereof, for such L/C Participant’s own account and risk, an undivided participation interest in such Issuing Lender’s obligations and rights under each such Existing Letter of Credit equal to such L/C Participant’s Commitment Percentage of (x) the outstanding amount available to be drawn under such Existing Letter of Credit and (y) the aggregate amount of any outstanding reimbursement obligations in respect thereof.

SECTION 4.GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

4.1           Increase, Termination or Reduction of Commitments. (a) The Borrowers’ Agent shall have the right, from time to time, upon not less than five (5) Business Days’ notice to the Administrative Agent, to terminate the Working Capital Facility Commitments and Acquisition Facility Commitments or, from time to time, to reduce the Commitments on a ratable basis; provided, that no such termination or reduction of the relevant Commitments shall be permitted to the extent that, after giving effect thereto and to any prepayments of the Loans and Cash Collateralization of the Letters of Credit made on or before the effective date thereof, (i) the Total Working Capital Facility Extensions of Credit would exceed the Working Capital Total Commitment or (ii) the Total Acquisition Facility Extensions of Credit would exceed the Acquisition Facility Commitment then in effect. Any such reduction shall be in an amount equal to $500,000 or a whole multiple thereof and shall reduce permanently and ratably the applicable relevant Commitment then in effect.

(b)          At any time during the Increase Period, (x) the aggregate Working Capital Facility Commitments may be increased to an amount not to exceed the Working Capital Facility Maximum Amount (a “Working Capital Facility Increase”) and (y) the aggregate Acquisition Facility Commitments may be increased to an amount not to exceed the Acquisition Facility Maximum Amount (an “Acquisition Facility Increase”, a Working Capital Facility Increase and an Acquisition Facility Increase, each being a “Facility Increase”) pursuant to the following procedure; provided that the aggregate Facility Increases made on and after the Closing Date shall not exceed the Maximum Facility Increase Amount:

(i)          Not more than thirty (30) days and not less than fifteen (15) days prior to the proposed effective date of any Facility Increase with respect to any Facility, the Borrowers’ Agent may make a written request for such Facility Increase to the Administrative Agent (a “Facility Increase Request”), who shall forward a copy of any such request to (x) each of the Lenders under such Facility identified in such Facility Increase Request and (y) such additional Persons (subject to the approval of the Collateral Agent, the Swing Line Lender and each Issuing Lenders, such approvals not to be unreasonably withheld, delayed or conditioned) as requested by the Borrowers’ Agent (such additional Persons, the “New Lenders”). Each request by the Borrowers’ Agent pursuant to the immediately preceding sentence shall specify a proposed effective date of such increase (the “Requested Increase Effective Date”), the aggregate amount of such requested increase (the “Requested Increase Amount”), and shall constitute an invitation to each of the Lenders and the New Lenders identified in the applicable Facility Increase Request to accept or increase Commitments (as applicable) under such Facility.

(ii)         Each Lender and each New Lender identified in the applicable Facility Increase Request, acting in its sole discretion and with no obligations to increase or accept Commitment under such Facility pursuant to this Section 4.1(b), shall by written notice to the Borrowers’ Agent and the Administrative Agent advise the Borrowers’ Agent and the Administrative Agent whether or not such Lender or New Lender (as applicable) agrees to all or any portion of such Commitment or increase in its Commitments (as applicable) under such Facility within ten (10) days after the Borrowers’ Agent’s request. Any such Lender or New Lender may accept all of the Commitments or increase in its Commitment offered to it pursuant to the applicable Facility Increase Request, or decline to accept any of such Commitment or Commitment increase (as applicable) under such Facility. If any such Lender or New Lender (as applicable) shall not have responded affirmatively within such ten (10) day period, such Lender or New Lender (as applicable) shall be deemed to have rejected the Borrowers’ Agent’s request for an increase in such Commitment in full. Promptly following the conclusion of such ten (10) day period, the Administrative Agent shall notify the Borrowers’ Agent of the results of the request for the applicable Facility Increase.

(iii)        If the aggregate amount of the increases in the Commitments under any Facility which the Lenders under such Facility have accepted in accordance with Section 4.1(b)(ii) shall be less than the Requested Increase Amount, the Collateral Agent may offer to such additional Persons (including the Lenders under such Facility and additional New Lenders), as may be agreed by the Borrowers’ Agent and the Collateral Agent, the opportunity to make available such amount of new Commitments under such Facility as may be required so that the aggregate increases in the Commitments under such Facility by the existing Lenders thereunder together with such new Commitments by the New Lenders shall equal the Requested Increase Amount (the aggregate Facility Increase provided by such existing Lenders and the New Lenders, the “Increase Amount”). Such Increase Amount shall be in an amount equal to $5,000,000 or a whole multiple thereof. The effectiveness of all such increases in the Commitments under such Facility are subject to the satisfaction of the following conditions: (A) each Lender that so elects to increase its Commitment under such Facility (each an “Increasing Lender”), each New Lender, the Collateral Agent, the Borrowers’ Agent, and the Borrowers shall have executed and delivered an agreement, substantially in the form attached hereto as Exhibit L (an “Increase and New Lender Agreement”); (B) (i) with respect to the Working Capital Facility, aggregate Working Capital Facility Commitment after giving effect to such increases shall not exceed the Working Capital Facility Maximum Amount, and (ii) with respect to the Acquisition Facility, the aggregate Acquisition Facility Commitments after giving effect to such increase shall not exceed the Acquisition Facility Maximum Amount; (C) any fees and other amounts (including, without limitation, pursuant to Section 11.6) payable by the Borrowers in connection with such increase and accession shall have been paid; (D) no Default or Event of Default has occurred and is continuing or would result from such increase in the Commitments; (E) delivery of an Availability Certification dated as of the date of such increase; and (F) the Collateral Agent shall have received in respect of the Mortgaged Properties (1) such amendments to the Mortgage and Security Agreements as are in form and substance reasonably satisfactory to the Collateral Agent, in each case, executed and delivered by a Responsible Person of the relevant Loan Party to the extent necessary to reflect the increase in the Working Capital Facility or the Acquisition Facility, as applicable and (2) to the extent required by applicable Law, a standard flood hazard determination for each Mortgaged Property, and with respect to any Mortgaged Property that is located in a special flood hazard area, evidence of flood insurance in form and substance reasonably satisfactory to the Collateral Agent.

(iv)        On any Requested Increase Effective Date with respect to any Facility, (A) each Increasing Lender or New Lender thereof shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine for the benefit of the other Lenders under such Facility as being required in order to cause (after giving effect to such increase and the use of such amounts to make payments to the other Lenders under such Facility) each Lender’s portion of the outstanding Loans of all Lenders under such Facility to equal its Commitment Percentage of such Loans, (B) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Loans of all the Lenders under such Facility to equal its Commitment Percentage of such outstanding Loans as of the date of the applicable Facility Increase (with such reborrowing to consist of the Types of Loans, with related Interest Periods, if applicable, specified in a notice delivered by the Borrowers’ Agent in accordance with the requirements of Section 4.3) and (C) the participations in Letters of Credit shall be adjusted to reflect changes in the Working Capital Facility Commitment Percentages. The deemed payments made pursuant to clause (B) of the immediately preceding sentence in respect of each Eurodollar Loan shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 4.14 if the deemed payment occurs other than on the last day of the related Interest Periods.

(v)         Upon the Requested Increase Effective Date with respect to any Facility, Schedule 1.0 of the Increase and New Lender Agreement, which shall reflect the Commitments and the Commitment Percentages of the Lenders under such Facility at such time, shall be deemed to supersede Schedule 1.0 hereto without any further action or consent of any party. The Administrative Agent shall cause a copy of such revised Schedule 1.0 to be available to the Issuing Lenders and the Lenders.

4.2           Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate for such Eurodollar Loan determined for such day plus the Applicable Margin.

(b)          Each Base Rate Loan (including Swing Line Loans) shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)          (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00%, (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2.00%, and (z) in the case of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder, such amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2.00%, in each case, from the date of such nonpayment until such amount is paid in full (after as well as before judgment).

(d)          Interest shall be payable in arrears on each Interest Payment Date or on the applicable date with respect to interest payable pursuant to Section 4.2(c) above.

4.3           Conversion and Continuation Options. (a) The Borrowers’ Agent may elect from time to time to Convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two (2) Business Days’ prior irrevocable notice of such election in the form attached hereto as Annex II (the “Continuation/Conversion Notice”), such Continuation/Conversion Notice specifying the amount and the date such Conversion is to be made; provided that any such Conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrowers’ Agent may elect from time to time to Convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election (in the form of a Continuation/Conversion Notice) prior to 1:00 p.m. (New York City time) at its New York office, three (3) Business Days before the date of such election. Any such notice of Conversion to Eurodollar Loans shall specify the amount to be Converted, the date of such Conversion and the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans or Base Rate Loans may be Converted as provided herein; provided that (i) no Base Rate Loan may be Converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have reasonably determined that such a Conversion is not appropriate and (ii) no Base Rate Loan may be Converted into a Eurodollar Loan after the date that is one (1) month prior to the Commitment Termination Date.

(b)          Any Eurodollar Loans may be Continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers’ Agent giving the Administrative Agent irrevocable notice (in the form of a Continuation/Conversion Notice) prior to 1:00 p.m. (New York City time), at its New York office, in each case, three (3) Business Days before the date such Eurodollar Loans are to be Continued, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans. If the Borrowers’ Agent fails to give timely notice requesting a Continuation, then the applicable Loans shall be Converted to Base Rate Loans. Any automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans.

(c)          During the existence of an Event of Default, no Loan may be requested as, Converted to or Continued as Eurodollar Loans if the Required Lenders have reasonably determined that such a request, Conversion or Continuation is not appropriate.

4.4           Minimum Amounts of Tranches; Maximum Number of Tranches. (a) All borrowings, Conversions and Continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof.

(b)          No more than fifteen (15) Tranches of Eurodollar Loans shall be outstanding at any one time; provided that for each Facility Increase in an aggregate principal amount of $50,000,000, two (2) additional Tranches of Eurodollar Loans may be outstanding (up to a maximum of twenty (20) Tranches of Eurodollar Loans) at any one time.

4.5           Repayment of Loans; Evidence of Debt. (a) Each Borrower unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender or to the relevant Issuing Lender, as applicable, the then unpaid principal amount of each Acquisition Facility Loan and each Working Capital Facility Loan on the Maturity Date therefor. Each Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans and Reimbursement Obligations of such Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 4.2.

(b)          Each Lender shall maintain in accordance with its usual practice a record or records setting forth all of the indebtedness of each Borrower to such Lender resulting from each Loan or other Extension of Credit of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)          The Administrative Agent, on behalf of the Borrowers, shall maintain the Register required by Section 11.7(d), and shall include a subaccount therein for each Lender, in which it shall record (i) the amount of each Loan and a copy of the Note, if any, evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest or fee due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the amount of such Lender’s share of any Unreimbursed Amount and (iv) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(d)          The entries made in the Register and the records of each Lender maintained pursuant to Section 4.5(b) shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded (absent manifest error); provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans and other extensions of credit hereunder made to the Borrowers by such Lender in accordance with the terms of this Agreement.

(e)          Any Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrowers will execute and deliver to such Lender a promissory note evidencing the Working Capital Facility Loans, the Swing Line Loans or the Acquisition Facility Loans, as applicable, of such Lender, substantially in the form of Exhibit A-1, A-2, or A-3, as applicable, with appropriate insertions as to date and principal amount (individually, a “Note” and, collectively, the “Notes”).

4.6           Optional Prepayments. Any Borrower may at any time and from time to time prepay the Loans made to it, in whole or in part, without premium or penalty, upon notice from the Borrowers’ Agent in the form attached hereto as Annex III (the “Notice of Prepayment”) delivered to the Administrative Agent (x) no later than 1:00 p.m. (New York City time) at least three (3) Business Days prior to the proposed prepayment date in the case of Eurodollar Loans, (y) no later than 1:00 p.m. (New York City time) on the proposed prepayment date in the case of Base Rate Loans, and (z) not later than 1:00 p.m. (New York City time) on the proposed prepayment date in the case of Swing Line Loans, in each case, which notice shall specify (x) the date and amount of prepayment, (y) which Loans shall be prepaid and (z) whether the prepayment is of Base Rate Loans, Eurodollar Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, or the Borrowers’ Agent revokes any notice of prepayment previously delivered pursuant to this Section 4.6 after the date/time specified above, such Borrower shall also pay any amounts owing pursuant to Section 4.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 4.14. Partial prepayments pursuant to this Section 4.6 shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. If any Borrower shall make any prepayment of a Swing Line Loan after 1:00 p.m. (New York City time) on the fifth Business Day following the making of such Swing Line Loan and the Swing Line Lender shall have requested from the Lenders Refunded Swing Line Loans in accordance with Section 2.5(a) on account of such Swing Line Loan, the Administrative Agent shall apply such prepayment in the following order: first, to any other Swing Line Loans of the Borrowers outstanding at such time, and second, to any outstanding Working Capital Facility Loans that are Base Rate Loans of such Borrower. If the amount of such prepayment is greater than the outstanding amount of such Swing Line Loans and such Working Capital Facility Loans that are Base Rate Loans at the time such prepayment is made, the Administrative Agent shall promptly remit the excess to the applicable Borrower.

4.7           Mandatory Prepayments. (a) If on any date, the Total Working Capital Facility Extensions of Credit exceed the Borrowing Base, then (i) the Borrowers’ Agent shall specify, at its sole discretion, one or more of the Working Capital Facility Loans, or the Swing Line Loans of a Borrower or the Borrowers to be prepaid and such Borrower or the Borrowers shall prepay such Loan or Loans, and/or (ii) if no Working Capital Facility Loans or Swing Line Loans are then outstanding, the Borrowers shall Cash Collateralize, replace or decrease (if the beneficiary of such Letter of Credit agrees to such decrease) the amount of outstanding Letters of Credit by an amount sufficient to eliminate such excess, no later than three (3) Business Days immediately following such date.

(b)          If on any date (i) the Total Acquisition Facility Extensions of Credit shall exceed the aggregate Acquisition Facility Commitments, (ii) the Total Working Capital Facility Extensions of Credit shall exceed the aggregate Working Capital Facility Commitments, and/or (iii) any extension of credit under this Agreement shall result in any Applicable Sub-Limit being exceeded, then (A) the Borrowers’ Agent shall specify, at its sole discretion, one or more Loans of a Borrower or Borrowers to be prepaid and such Borrower or Borrowers shall prepay such Loans and (B) if no Loans are then outstanding, the Borrowers shall Cash Collateralize, replace or decrease (if the beneficiary of such Letter of Credit agrees to such decrease) the amount of outstanding Letters of Credit by an amount sufficient to eliminate such excess, no later than three (3) Business Days immediately following such date.

(c)          Unless the Required Lenders shall otherwise agree, if on any date any Borrower or any Guarantor shall receive Net Cash Proceeds from any individual Asset Sale or Recovery Event, then, unless a Reinvestment Notice shall be delivered in respect thereof within three (3) Business Days thereafter, 100% of such Net Cash Proceeds shall be applied on such third Business Day toward the prepayment of the relevant Loans (provided, however, that the Borrowers’ Agent shall specify, at its sole discretion, the Loan or Loans of the Borrowers to be so prepaid) and Cash Collateralization of the relevant Letters of Credit in accordance with and Section 4.7(d);

(d)          The Borrowers’ Agent shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Loan, not later than 1:00 p.m. (New York City time), three (3) Business Days before the date of the prepayment, (ii) in the case of prepayment of a Base Rate Loan, not later than 1:00 p.m. (New York City time) on the date of the prepayment and (iii) in the case of prepayment of a Swing Line Loan, not later than 1:00 p.m. (New York City time) on the date of prepayment. Each such notice shall specify the prepayment date, the principal amount of each Loan or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the required amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swing Line Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of an extension of credit shall be applied ratably to the Loans included in the prepaid extension of credit and otherwise in accordance with this Section 4.7(d). Prepayments shall be accompanied by accrued interest to the extent required by Section 4.2.

(e)          Any prepayment of Loans pursuant to this Section 4.7, and the rights of the Lenders in respect thereof, are subject to the provisions of Section 4.9.

(f)          For the avoidance of doubt, no amounts prepaid under this Section 4.7 shall permanently reduce any Commitments.

4.8           Computation of Interest and Fees. (a) All fees and interest on Base Rate Loans that are calculated using clause (c) of the definition of “Base Rate” and Eurodollar Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on Base Rate Loans (other than Base Rate Loans that are calculated using clause (c) of the definition of “Base Rate”) shall be calculated on the basis of a 365/366-day year, as the case may be, for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers’ Agent and the Lenders of each determination of each Eurodollar Rate for any Eurodollar Loans outstanding. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers’ Agent and the Lenders of the effective date and the amount of each such change in interest rate.

(b)          Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers’ Agent, deliver to the Borrowers’ Agent a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.2(a).

4.9           Pro Rata Treatment and Payments. (a) Other than as expressly set forth herein, each borrowing by any Borrower from the Lenders hereunder and any reduction of the Commitments under any Facility shall be made pro rata according to the respective Commitment Percentages, as applicable, of the Lenders under such Facility. Other than as expressly set forth herein, each payment (including each prepayment) by any Borrower on account of principal of and interest and fees on the Loans and Reimbursement Obligations under any Facility shall be made pro rata according to the respective outstanding principal amounts of the Loans and Reimbursement Obligations under such Facility, respectively, then held by the Lenders.

(b)          All payments (including prepayments) to be made by the Borrowers hereunder on account of principal of Loans (other than Base Rate Loans on any day other than the Maturity Date of such Loans) shall be accompanied by a payment in an amount equal to all accrued and unpaid interest on such Loans. All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 p.m. (New York City time) on the due date thereof to the Administrative Agent for the account of the applicable Lenders at the Administrative Agent’s office specified in Section 11.2 in United States Dollars in immediately available funds. The Administrative Agent shall distribute such payments to the appropriate Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment obligation shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(c)          Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 4.9 shall be conclusive in the absence of manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans on demand from the Borrowers (without duplication of the interest otherwise applicable thereto).

(d)          Subject to Section 4.18, the application of any payment of Loans (including optional and mandatory prepayments), along with the application of any proceeds obtained upon the exercise of remedies by the Agents for the Lenders hereunder or under any Loan Document, shall be made to each Lender based upon its Commitment Percentage, first, to Base Rate Loans and, second, to Eurodollar Loans. Each payment of the Eurodollar Loans shall be accompanied by accrued interest to the date of such payment on the amount paid.

4.10         Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender or the Administrative Agent with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)          does or shall subject any Lender or the Administrative Agent to any Tax or increased Tax of any kind whatsoever with respect to this Agreement or any other Loan Document, any Loan or any Letter of Credit made by it, or change the basis of taxation of payments to such Lender or the Administrative Agent in respect thereof (provided, however, that the foregoing shall not apply to (x) any U.S. federal withholding Tax or Other Taxes, as to which Section 4.11 shall govern, or (y) any Tax imposed on or measured by a Lender’s or the Administrative Agent’s net income (to the extent it does not change the basis of taxation), including without limitation any changes in the rate of net income Taxes (or franchise Taxes in lieu thereof) imposed on a Lender or the Administrative Agent, as applicable);

(ii)         does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate; or

(iii)        does or shall impose on such Lender or the Administrative Agent any other condition, cost or expense (provided, however, that the foregoing shall not apply to (x) any U.S. federal withholding Tax or Other Taxes, as to which Section 4.11 shall govern, or (y) any Tax imposed on or measured by a Lender’s net income (to the extent it does not change the basis of taxation), including any changes in the rate of net income Taxes (or franchise Taxes in lieu thereof) imposed on a Lender); and the result of any of the foregoing is to increase the cost to such Lender or the Administrative Agent of making, Converting into, Continuing or maintaining this Agreement or any other Loan Document, any Loan or issuing, providing and maintaining any Letter of Credit or holding an interest in any Issuing Lender’s obligations thereunder, or to reduce any amount receivable by the Lender or the Administrative Agent in respect thereof, then the Lender or the Administrative Agent shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking Loans or issuing Letters of Credit if, in the judgment of such Lender or the Administrative Agent, as applicable, such designation (x) would eliminate or reduce amounts payable pursuant to this Section 4.10 or eliminate the need to provide the notice specified in clause (c) of this Section 4.10 and (y) would not subject such Lender or the Administrative Agent to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Administrative Agent; then, in any such case, and to the extent that such cost is not fully compensated for by an adjustment to the Eurodollar Rate, the Base Rate or any fee on a Letter of Credit or mitigated pursuant to a change in such Lender’s Applicable Lending Office, the Borrowers shall promptly, after receiving notice as specified in clause (c) of this Section 4.10, pay such Lender or the Administrative Agent, as applicable, such additional amount or amounts as will compensate such Lender or the Administrative Agent for such increased cost or reduced amount receivable on a net after-Tax basis

(b)          If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time, the Borrowers shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction on a net after-Tax basis.

(c)          If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.10, it shall promptly notify the Borrowers’ Agent (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate prepared in good faith as to any additional amounts payable pursuant to this Section 4.10 submitted by such Lender to the Borrowers’ Agent (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this Section 4.10 shall survive the termination of this Agreement and the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder. No Lender shall be entitled to claim any additional amounts pursuant to Section 4.10(a) and (b) for circumstances which occurred more than 180 days prior to the date such Lender makes a request for payment hereunder; provided that, if the event giving rise to such increased cost or reduction is retroactive, then the 180-day period shall be extended to include the period of retroactive effect.

(d)          It is agreed and understood that, for all purposes under this Agreement (including for purposes of this Section 4.10 and Section 4.11) that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith on in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be an adoption or change in a Requirement of Law made subsequent to the date hereof, regardless of the date enacted, adopted, implemented or issued.

4.11         Taxes. (a) Any and all payments by or on behalf of each Loan Party or any Agent under or in respect of this Agreement or any other Loan Documents to which such Loan Party is a party shall, unless otherwise required by law, be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”). If any Loan Party or the Agent shall be required under any Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement, the Loans, the Letters of Credit or any of the other Loan Documents to any Agent or Lender (including for purposes of this Section 4.11 and Section 4.10 any assignee, successor or participant), as determined in good faith by the applicable Loan Party or Agent, (i) such Loan Party or Agent shall make all such deductions and withholdings in respect of Taxes, (ii) such Loan Party or Agent shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any Requirement of Law, and (iii) in the case of any Non-Excluded Taxes, the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party or Agent has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 4.11) such Lender or Agent receives an amount equal to the sum it would have received had no such deductions or withholdings been made or required in respect of Non-Excluded Taxes. For purposes of this Agreement the term “Non-Excluded Taxes” are Taxes other than, (i) in the case of a Lender or Agent, Taxes that are imposed on it by the jurisdiction (or political subdivision thereof) under the laws of which such Lender or Agent is organized or has its applicable lending office, unless such Taxes are imposed solely as a result of such Lender or Agent having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement, the Loans, the Letters of Credit or any of the other Loan Documents, in which case such Taxes will be treated as Non-Excluded Taxes, (ii) net income, franchise or branch profit taxes imposed on a Lender or an Agent (A) by the jurisdiction (or political subdivision thereof) under the laws of which such Lender or Agent is organized or has its principal office or applicable lending office or (B) that are Other Connection Taxes, (iii) any U.S. federal withholding Tax imposed on any payment under the law as of the Closing Date, (iv) any Tax imposed on a Transferee (other than an assignee pursuant to a request by the Borrowers’ Agent under Section 4.17) or successor Agent to the extent that, under applicable Law in effect on the date of the transfer to such Transferee or such successor Agent, the amount of such Tax exceeds the Non-Excluded Taxes, if any, that were imposed on payments to the transferring Lender or predecessor Agent, or (v) any U.S. federal withholding Tax imposed under FATCA. For the avoidance of doubt, the exclusions described in the preceding sentence will apply to the same effect to direct or indirect beneficial owners of a Lender that is fiscally transparent.

(b)          In addition, each Loan Party hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Loan Document (collectively, “Other Taxes”).

(c)          Each Loan Party hereby agrees to indemnify each Lender that is not fiscally transparent and, in the case of a Lender that is fiscally transparent, its direct or indirect beneficial owners for which such Loan Party has received proof of such ownership and entitlement to the benefits of this Section 4.11 (subject to the same conditions for, and exclusions from indemnification as are applicable to a Lender that is not fiscally transparent), and each Agent for, and to hold each harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 4.11 imposed on or paid by such Lender or Agent, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Loan Parties provided for in this Section 4.11(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by any Loan Party under the indemnity set forth in this Section 4.11(c) shall be paid within ten (10) days from the date on which the Lender or Agent makes written demand therefor.

(d)          Within thirty (30) days after the date of any payment of Taxes, the applicable Loan Party (or any Person making such payment on behalf of the Loan Parties) shall furnish to Lender and/or Agent for its own account a certified copy of the original official receipt evidencing payment thereof or, if unavailable, such evidence as is reasonably satisfactory to such Lender or Agent. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          For purposes of this Section 4.11(e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code. Each Lender (including for avoidance of doubt any assignee, successor or participant) or Agent (including for the avoidance of doubt any successor) (i) that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated”, “Inc.”, “Corporation”, “Corp.”, “P.C.”, “N.A.”, “National Association”, “insurance company”, or “assurance company” (in the case of a Lender, a “Non-Exempt Lender”) and (in the case of an Agent, a “Non-Exempt Agent”) shall at or prior to the Closing Date, or in the case of a Transferee of a Lender or a successor to an Agent, on or prior to the date such Person becomes a Transferee or Agent, deliver or cause to be delivered to each of the Administrative Agent and the Borrowers’ Agent original copies of the following properly completed and duly executed documents:

(i)          in the case of a Non-Exempt Lender or Non-Exempt Agent that is not a United States person or is a foreign disregarded entity for U.S. federal income tax purposes that is entitled to provide such form, a complete and executed (x) U.S. Internal Revenue Service Form W-8BEN with Part II completed in which Lender claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii)         in the case of a Non-Exempt Lender or Non-Exempt Agent that is an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of the applicable Exhibit D-1, D-2, D-3 or D-4 (a “Section 4.11 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii)        in the case of a Non-Exempt Lender or Non-Exempt Agent that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iv)        in the case of a Non-Exempt Lender or Non-Exempt Agent that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a Section 4.11 Certificate; or

(v)         in the case of a Non-Exempt Lender or Non-Exempt Agent that (A) is treated as a partnership or other non-corporate entity and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 4.11 Certificate, and (y) if the Non-Exempt Lender or Non-Exempt Agent is not a withholding foreign partnership or withholding foreign trust, without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be provided by each such beneficial owner pursuant to this Section 4.11(e) if each such beneficial owner were a Lender; or

(vi)        in the case of a Non-Exempt Lender or Non-Exempt Agent that is disregarded for U.S. federal income tax purposes, the document that would be provided by its beneficial owner pursuant to this Section 4.11(e) if such beneficial owner were the Lender; or

(vii)       in the case of a Non-Exempt Lender or Non-Exempt Agent that (A) is not a United States person and (B) is acting in the capacity of an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 4.11 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be provided by such person pursuant to this Section 4.11(e) if each such person were a Lender.

Each Lender that is not a Non-Exempt Lender or Non-Exempt Agent shall, at or prior to the Closing Date, or in the case of a Transferee, on or prior to the date such Person becomes a Transferee, deliver to each of the Administrative Agent and the Borrowers’ Agent a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto). If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers’ Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers’ Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers’ Agent or the Administrative Agent as may be necessary for the Borrowers’ Agent and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Person required to deliver any forms, certificates or other evidence with respect to United States federal withholding tax matters pursuant to Section 4.11(e) hereby agrees, from time to time after the initial delivery by such Person of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Person, to the extent it is entitled to do so, shall promptly (x) deliver to each of the Administrative Agent and the Borrowers’ Agent new originals of any forms or other certifications required under this Section 4.11(e), properly completed and duly executed by such Person, together with any other certificate or statement of exemption required in order to confirm or establish that such Person is entitled to an exemption or reduction in the amount of United States federal income tax required to be withheld from payments to such Person under this Agreement or any other Loan Documents or (y) notify the Administrative Agent and the Borrowers’ Agent of its inability to deliver any such forms, certificates or other evidence in which case such Person shall not be required to deliver any such form or certificate pursuant to this Section 4.11(e).

(f)          For any period with respect to which Lender has failed to provide Borrower with the appropriate form, certificate or other document described in Section 4.11(e), if required (other than if such failure is due to a change in any Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided by such Lender, such Lender shall not be entitled to indemnification or additional amounts under Section 4.11(a) or (c) with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Borrower shall use commercially reasonable efforts as such Lender shall reasonably request to assist such Lender in recovering such Non-Excluded Taxes.

(g)          Without prejudice to the survival of any other agreement of the Loan Parties hereunder, the agreements and obligations of the Loan Parties contained in this Section 4.11 shall survive the termination of this Agreement and the other Loan Documents. Nothing contained in Section 4.10 or this Section 4.11 shall require any Agent or Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

4.12         Lending Offices. Loans of each Type made by any Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

4.13         Credit Utilization Reporting. (a) Within five (5) Business Days after the end of each calendar month, each Issuing Lender shall deliver a report to the Administrative Agent, substantially in the form of Annex IV (a “Credit Utilization Summary” and, collectively, the “Credit Utilization Summaries”), setting forth, for each Letter of Credit issued or provided by such Issuing Lender, (i) the amount available to be drawn or utilized under such Letters of Credit as of the end of such calendar month and (ii) the amount of any drawings, payments or reductions of such Letters of Credit during such month, in each case, on an aggregate and per Letter of Credit basis. Upon receiving notice from a Borrower or the beneficiary under a Letter of Credit issued or provided by such Issuing Lender of a reduction or termination of such Letter of Credit, each Issuing Lender shall notify the Administrative Agent thereof.

(b)          Within five (5) Business Days after receiving each Credit Utilization Summary from the Issuing Lenders, the Administrative Agent shall deliver to each Lender (i) the Credit Utilization Summaries of all issued and outstanding Letters of Credit and Loans, (ii) the information referred to in clauses (i) and (ii) of Section 4.13(a), on an aggregate basis, and (iii) for each Type of Loan, (A) the amount outstanding under such Loans as of the last day of such calendar month and (B) the amount of any payments of such Loans during such month.

4.14         Indemnity. The Borrowers jointly and severally agree to indemnify each Lender and to hold each Lender harmless from any actual loss or expense (other than, in the case of expenses, any administrative, processing or similar fee in respect thereof exceeding $100 for each affected Lender for each relevant event) which such Lender sustains or incurs as a result of (a) default by any Borrower in making a borrowing of, Conversion into or Continuation of Eurodollar Loans after the Borrowers’ Agent has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment of a Eurodollar Loan after the Borrowers’ Agent has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. This covenant shall survive the termination of this Agreement and the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder.

4.15         Inability to Determine Interest Rate. (a) If prior to the first day of any Interest Period:

(i)          the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the relevant Eurodollar Rate for such Interest Period; or

(ii)         the Administrative Agent shall have received notice from the Required Lenders that the relevant Eurodollar Rate determined or to be determined for such Interest Period, as applicable, will not adequately and fairly reflect the cost to such Lenders of making or maintaining their affected Eurodollar Loans during such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrowers’ Agent and the Lenders as soon as practicable thereafter.

(b)          If such notice is given with respect to the Eurodollar Rate applicable to Eurodollar Loans, (x) any such Eurodollar Loan requested to be made on the first day of such Interest Period shall be made as a Base Rate Loan, (y) any Base Rate Loans that were to have been Converted on the first day of such Interest Period to Eurodollar Loans shall not be so Converted and shall continue as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be Converted on the first day of such Interest Period to Base Rate Loans. Until such notice has been revoked by the Administrative Agent, no further Eurodollar Loans shall be made or Continued as such, nor shall the Borrowers’ Agent have the right to Convert Loans into such Type.

(c)          The Administrative Agent shall promptly revoke (i) any such notice pursuant to clause (a) above if the Administrative Agent determines that adequate and reasonable means exist for ascertaining the relevant Eurodollar Rate for the applicable Interest Period and (ii) any such notice pursuant to clause (b) above upon receipt of notice from the requisite Lenders necessary to give such notice in clause (b) that the relevant circumstances described in such clause (b) have ceased to exist.

4.16         Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, Continue Eurodollar Loans as such and Convert Base Rate Loans to Eurodollar Loans shall forthwith be suspended to the extent necessary for such Lender to avoid any such unlawful action until such Lender notifies the Administrative Agent that it is lawful to make or maintain Eurodollar Loans as contemplated by this Agreement and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be Converted automatically to available and lawful Interest Periods, if any, or Base Rate Loans, at the option of the Borrowers’ Agent, on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such Conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.14.

4.17         Replacement of Lenders. If (a)(i)(A) any Borrower is required to pay any additional amount to or indemnify any Lender pursuant to Section 4.11 or (B) any Lender requests compensation under Section 4.10, and (ii) in the case of Section 4.11, a Lender has declined to designate a different Applicable Lending Office, (b) any Lender invokes Section 4.16, (c) any Lender becomes a Defaulting Lender, or (d) any Lender has failed to consent to a proposed amendment, waiver or other modification that, pursuant to the terms of Section 11.1, requires the consent of all the Lenders, or all affected Lenders, and with respect to which the Required Lenders shall have granted their consent, then, in each case, so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers’ Agent may, at its sole cost and expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions and obligations contained in Section 11.7), all of its interests, rights (other than its existing rights to payments pursuant to Sections 4.10 and 4.11) and obligations under this Agreement and the other Loan Documents (or all of its interests, rights and obligations in respect of the Loans or Commitments that are the subject of the related amendment, waiver or other modification) to an assignee that shall assume such obligations and become a Lender pursuant to the terms of this Agreement and the other Loan Documents; provided that (i) the transferring Lender shall have received payment of an amount equal to (A) the outstanding principal of its Loans, accrued interest thereon, and accrued fees payable to it hereunder, from the Assignee and (B) any additional amounts (including indemnity payments) payable to it hereunder from the Borrowers and (ii) in the case of a transferring Lender that is also an Issuing Lender, the Letters of Credit issued by such transferring Lender shall have been cash collateralized or backed by a letter of credit or other credit support from a non-Defaulting Lender or other bank reasonably acceptable to the transferring Lender, in each case, on terms and conditions reasonably satisfactory to such transferring Lender; provided, further, that, if, upon such demand by the Borrowers’ Agent, such Lender elects to waive its request for additional compensation pursuant to Sections 4.10 or 4.11, or consents to the proposed amendment, waiver or other modification, the demand by the Borrowers’ Agent for such Lender to so assign all of its rights and obligations under this Agreement shall thereupon be deemed withdrawn. Nothing in this Section 4.17 shall affect or postpone any of the rights of any Lender or any of the Obligations of the Borrowers under any of the foregoing provisions of Sections 4.10, 4.11 or 4.16 in any manner. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interest hereunder in the circumstances contemplated by this Section 4.17.

4.18         Defaulting Lender. Notwithstanding any other provision in this Agreement to the contrary, if at any time a Lender becomes a Defaulting Lender, the following provisions shall apply so long as any Lender is a Defaulting Lender:

(a)          If any Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Loans or its participation interests in Swing Line Loans, or Letters of Credit which results in its Extensions of Credit under any Facility being less than its Commitment Percentage of the Total Extensions of Credit under such Facility, then payments (including principal, interest and fees) to such Defaulting Lender will be suspended until such time as all amounts due and owing to the Lenders under such Facility have been equalized in accordance with such Lenders’ Commitment Percentages of the Total Extensions of Credit under such Facility. Further, if at any time prior to the acceleration or maturity of the Obligations under any Facility with respect to which a Defaulting Lender is a Lender at such time, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of a Letter of Credit under such Facility, the Administrative Agent shall apply such payment first to the Loans and participations in Letters of Credit and, if applicable, Swing Line Loans, under such Facility and for which such Defaulting Lender shall have failed to fund its pro rata share until such time as such Defaulting Lender’s obligation to fund such Loans and/or participations are paid in full or each Lender under such Facility is owed its Commitment Percentage of the Total Extensions of Credit under such Facility. After acceleration or maturity of the Obligations under any Facility to which a Defaulting Lender is a Lender, subject to the first sentence of this Section 4.18(a), all principal will be paid ratably as provided in Section 4.9(a).

(b)          Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)          fees shall cease to accrue on the Available Commitments of such Defaulting Lender pursuant to Section 2.6.

(ii)         with respect to the obligation of a Lender to fund its pro rata of portion of an Acquisition Facility Loan or a Working Capital Facility Loan pursuant to Section 2.4(c), all or any part of such Defaulting Lender’s pro rata portion of such requested Loan shall be reallocated to the Non-Defaulting Lenders under such Facility in accordance with each Non-Defaulting Lender’s Commitment Percentage (calculated without regard to any Defaulting Lender’s Commitments under such Facility) but only to the extent that (x) the sum of all Non-Defaulting Lenders’ Available Commitments under such Facility is greater than zero, (y) the conditions set forth in Section 6.2 are satisfied at such time and (z) each such Non-Defaulting Lender’s Available Commitment under such Facility is greater than zero

(iii)        with respect to any L/C Participation Obligation or Refunded Swing Line Loan, Swing Line Participation (collectively, “Participation Obligations”) of such Defaulting Lender that exists at the time a Lender becomes a Defaulting Lender or thereafter:

(A)         all or any part of such Defaulting Lender’s pro rata portion of all Participation Obligation under each Facility to which such Defaulting Lender is a Lender shall be reallocated among the Non-Defaulting Lenders under such Facility in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment under such Facility) but only to the extent that (x) the sum of all Non-Defaulting Lenders’ Available Commitments under such Facility is greater than zero, (y) the conditions set forth in Section 6.2 are satisfied at such time and (z) each such Non-Defaulting Lender’s Available Commitment under such Facility is greater than zero;

(B)         if the reallocation described in clause (ii)(A) above cannot, or can only partially, be effected, then the Borrowers shall within three (3) Business Days following notice by the Administrative Agent (1) Cash Collateralize such Defaulting Lender’s portion of the Letters of Credit under the applicable Facility (after giving effect to any partial reallocation pursuant to clause (ii)(A) above) for so long as such Letters of Credit are outstanding and (2) after giving effect to any partial reallocation pursuant to clause (ii)(A) above, if such Defaulting Lender is a Working Capital Facility Lender, repay the non-reallocated amount of each Swing Line Loan for so long as such Refunded Swing Line Loan and Swing Line Participation are outstanding;

(C)         if the Participation Obligations of the Non-Defaulting Lenders under the relevant Facility are reallocated pursuant to clause (ii)(A) above or Cash Collateralized or repaid pursuant to clause (ii)(B), then the fees payable to the Lenders under such Facility pursuant to Section 2.6 shall be adjusted or reduced, as applicable, in accordance with such Non-Defaulting Lenders’ Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment under such Facility); and

(D)         if any Defaulting Lender’s portion of the Participation Obligations under any Facility is neither Cash Collateralized nor reallocated pursuant to this Section 4.18(b)(ii), then, without prejudice to any rights or remedies hereunder of the Lenders and Issuing Lenders under such Facility and, in the case of the Working Capital Facility, the Swing Line Lender, all commitment and commission fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment under such Facility that was utilized by the Participation Obligations under such Facility) and letter of credit fees payable under Section 3.5(a) with respect to such Defaulting Lender’s portion of the Letters of Credit under such Facility shall be payable to the Issuing Lenders under such Facility and, in the case of the Working Capital Facility, and the Swing Line Lender, pro rata, until such Participation Obligations are Cash Collateralized, reallocated and/or repaid in full.

(c)          So long as any Lender under the Working Capital Facility is a Defaulting Lender, (i) no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the exposure of the L/C Participants in respect of such Letter of Credit will be 100% covered by the Commitments of the Non-Defaulting Lenders under the Working Capital Facility and/or Cash Collateral will be provided by the Borrowers in accordance with Section 4.18(b), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders under the Working Capital Facility in a manner consistent with Section 3.5 (and Defaulting Lenders shall not participate therein), and (ii) the Swing Line Lender shall not be required to advance any Swing Line Loan, unless it is satisfied that the remaining Working Capital Facility Lenders’ exposure in respect of such Swing Line Loan will be 100% covered by the Working Capital Facility Commitments of the Non-Defaulting Lenders under the Working Capital Facility.

(d)          So long as any Lender is a Defaulting Lender, such Defaulting Lender shall not be a Qualified Counterparty with respect to any Commodity OTC Agreements or Financial Hedging Agreements, or a Qualified Cash Management Bank with respect to a Cash Management Bank Agreement, entered into while such Lender is a Defaulting Lender.

(e)          In the event that the Administrative Agent, the Borrowers’ Agent and each Issuing Lender under a Facility in which a Defaulting Lender is a Lender, and, in the case of the Working Capital Facility, and the Swing Line Lender, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Participation Obligations under such Facility shall be readjusted to reflect the inclusion of such Defaulting Lender’s Commitment under such Facility, and on such date each Lender under such Facility shall purchase at par such of the Loans, funded Participation Obligations and Commitments under such Facility as the Collateral Agent shall determine may be necessary in order for such Lender to hold such Loans, funded Participation Obligations and Commitments in accordance with its Commitment Percentage with respect to such Facility.

SECTION 5.REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and provide other extensions of credit hereunder, the Loan Parties hereby jointly and severally represent and warrant to each Agent and each Lender as of the Closing Date and each Borrowing Date that:

5.1           Financial Condition. (a) The (i) the audited consolidated balance sheet of CEP as of December 31, 2012, (ii) the audited consolidated balance sheet of Cypress Energy Partners Predecessor (as defined in the Registration Statement) (“SBG”) as of December 31, 2012, (iii) the audited consolidated balance sheet of Tulsa Inspection Resources, Inc. (“TIR, Inc.”) as of December 31, 2012, and (iv) the audited statement of revenues and direct operating expenses of assets purchased by CEP from Moxie Disposal Systems, LLC and Peach Energy Services, LLC for the period from July 1, 2012 through December 3, 2012 (collectively, the “Moxie Assets” together with CEP, SBG and TIR, Inc., the “Legacy Companies”), copies of each which have heretofore been furnished to each Lender, in each case are complete and correct and present fairly in all material respects the financial condition of the relevant Legacy Companies as at such date, and, with respect to CEP, SBG and TIR Inc., their respective consolidated statements of income, their respective consolidated statements of changes in members’ or stockholders’ equity, and their respective consolidated cash flows for the period then ended. The financial statements described in this Section 5.1(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP, in each case applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein).

(b)          The (i) the unaudited consolidated balance sheet of CEP, and (ii) the unaudited consolidated balance sheet of TIR, Inc., and (iii) the unaudited combined balance sheet of CEP and TIR, Inc., in each case as at September 30, 2013, copies of each of which have heretofore been furnished to each Lender, are complete and correct and present fairly in all material respects the financial condition of the relevant Legacy Companies as at such date, and, in the case of the balance sheets described in clauses (i) and (ii) their respective consolidated results of operations and their respective consolidated cash flows, and, in the case of the balance sheet described in clause (iii), their combined results of operations and cash flows for such quarter and the portion of the period through September 30, 2013 (subject to normal year-end audit adjustments and the absence of footnotes). All financial statements described in this clause (b) have been prepared in accordance with GAAP applied consistently throughout the period involved.

(c)          The Annual Budgets have been prepared in good faith under the direction of a Responsible Person of the Borrowers’ Agent. The Annual Budgets were based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(d)          Except as set forth in the Disclosure Letter, no Loan Party has as of the Closing Date any material Guarantee Obligation, contingent liability or liability for taxes, or any material long-term lease or unusual forward or long-term commitment, including, without limitation, any material interest rate or foreign currency swap or exchange transaction or other financial derivative which is not reflected in the foregoing statements or in the notes thereto.

(e)          During the period from the latter of (i) December 31, 2012 and (ii) the acquisition of such Legacy Party by a Loan Party, in each case, to and including the Closing Date, there has been no sale, transfer or other disposition by any Legacy Company or any of their respective consolidated Subsidiaries of any material part of their respective business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of such Legacy Company and its consolidated Subsidiaries at December 31, 2012, other than those sales, transfers, dispositions and acquisitions disclosed in the Registration Statement or as otherwise disclosed to the Collateral Agent in the Disclosure Letter.

5.2           No Change. Since December 31, 2012, there has been no Material Adverse Effect.

5.3           Existence; Compliance with Law. Each of the Loan Parties (a) is duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, (b) has the corporate (or analogous) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4           Power; Authorization; Enforceable Obligations. Each of the Loan Parties has the corporate (or analogous) power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate (or analogous) action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Except for (a) the filing of Uniform Commercial Code financing statements and equivalent filings for foreign jurisdictions and the taking of applicable actions referred to in Section 5.16 and (b) the filings or other actions listed on Schedule 5.4 (and including, without limitation, such other authorizations, approvals, registrations, actions, notices or filings as have already been obtained, made or taken and are in full force and effect), no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person, to which any Borrower or other Loan Party is subject, is required in connection with the borrowings hereunder or with the execution, delivery, validity or enforceability of the Loan Documents to which the Loan Parties are a party (except for any reports required to be filed by the Borrowers’ Agent with the SEC pursuant to the Exchange Act). This Agreement has been, and each other Loan Document to which any Loan Party is a party will be, duly executed and delivered on behalf of such Loan Party. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.5           No Legal Bar. The execution, delivery and performance of the Loan Documents to which any of the Loan Parties is a party, the borrowings hereunder and the use of the proceeds thereof (i) will not violate any Requirement of Law, in each case to the extent applicable to or binding upon such Loan Party or its Properties, (ii) will not violate a material Contractual Obligation of any of the Loan Parties, except where such violation could not reasonably be expected to have a Material Adverse Effect and (iii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than Liens created by the Security Documents in favor of the Collateral Agent and Liens permitted by Section 8.3).

5.6           No Material Litigation. No litigation, investigation or proceeding to which a Loan Party is party before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Loan Party or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, (b) with respect to any of the transactions contemplated by or occurring simultaneously with the entering into of any of the Loan Documents in which such litigation, investigation or proceeding is material and has a reasonable basis in fact, or (c) which could reasonably be expected to have a Material Adverse Effect.

5.7           No Default. No Loan Party is in default under or with respect to any Contractual Obligation in any respect, which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8           Ownership of Property; Liens. Except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title could not reasonably be expected to have a Material Adverse Effect, each Loan Party has defensible title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its tangible personal property, and none of such property is subject to any Lien except as permitted by Section 8.3.

5.9           Intellectual Property. Each Loan Party owns, is licensed to use or has a common law or contractual right to access and use, all material trademarks, trade names, copyrights, patents, technology, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”) except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.9, no claim has been asserted nor is pending by any Person challenging or questioning the use by any such Loan Party of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, except any claim that could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Loan Parties does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.10         No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of any Loan Party has or could reasonably be expected to have a Material Adverse Effect.

5.11         Taxes. (a) Each Loan Party and each of its Subsidiaries has timely filed or caused to be filed all material Tax returns required to be filed and has timely paid all material Taxes due and payable by it or imposed with respect to any of its property and all other material fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Loan Parties).

(b)          There are no Liens for Taxes and no claim is being asserted with respect to Taxes, except for statutory liens for Taxes not yet due and payable or for Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and, in each case, with respect to which reserves in conformity with GAAP have been provided on the books of the Borrowers.

5.12         Federal Regulations. No part of the proceeds of any Loan or Letter of Credit will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U, or for any purpose which violates, or which would be inconsistent with, the provisions of the regulations of the Board. If requested by any Lender or the Collateral Agent, the Borrowers will furnish to the Collateral Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation U.

5.13         ERISA. Neither a Reportable Event nor a failure to satisfy the minimum funding requirements of Section 412 or 430 of the Code has occurred during the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur with respect to any Single Employer Plan, no Plan is reasonably expected to be in “at risk” status within the meaning of Section 430 of the Code and each Plan (including, to the knowledge of the Loan Parties, a Multiemployer Plan or a multiemployer welfare plan maintained pursuant to a collective bargaining agreement) has complied in all respects with the applicable provisions of ERISA, the Code and the constituent documents of such Plan, except in each of the foregoing cases for circumstances that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred during such six-year period or is reasonably expected to occur (other than a termination described in Section 4041(b) of ERISA), and no Lien in favor of the PBGC or a Plan has arisen during such six-year period or is reasonably expected to arise. Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Except to the extent that such liability could not reasonably be expected to have a Material Adverse Effect, neither the Loan Parties nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and the Loan Parties would not become subject to any liability under ERISA if a Loan Party or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the knowledge of the Loan Parties, no such Multiemployer Plan is in Reorganization, Insolvent or terminating or is reasonably expected to be in Reorganization, become Insolvent or be terminated or is, or is reasonably expected to be in endangered, seriously endangered or critical status, in each case within the meaning of Section 432 of the Code. Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the aggregate liabilities of the Loan Parties and each Commonly Controlled Entity for the provision of post-retirement benefits to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) do not, in the aggregate, exceed the total assets under all such Plans allocable to such benefits except as disclosed in the financial statements of the Loan Parties. Neither the Loan Parties nor any Commonly Controlled Entity has engaged in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code in connection with any Plan that would subject any Loan Party to liability under ERISA and/or Section 4975 of the Code that could reasonably be expected to have a Material Adverse Effect. There is no other circumstance which may give rise to a liability in relation to any Plan that could reasonably be expected to have a Material Adverse Effect.

5.14         Investment Company Act; Other Regulations. None of the Loan Parties is required to register as an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940. The Loan Parties are not subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board) which limits their ability to incur Indebtedness.

5.15         Subsidiaries. Schedule 5.15 sets forth as of the Closing Date the names of all direct or indirect Subsidiaries of the Borrowers (other than the Excluded Subsidiaries), their respective forms of organization, their respective jurisdictions of organization, the total number of issued and outstanding shares or other interests of Capital Stock thereof, the classes and number of issued and outstanding shares or other interests of Capital Stock of each such class, and with respect to the Borrowers (other than the Borrowers’ Agent), the name of each holder of Capital Stock thereof and the number of shares or other interests of such Capital Stock held by each such holder and the percentage of all outstanding shares or other interests of such class of Capital Stock held by such holders.

5.16         Security Documents. (a) The provisions of the Security Documents are effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien in all right, title and interest of each Loan Party party thereto in the “Collateral” described therein, subject to any Liens permitted by Section 8.3.

(b)          When proper financing statements or other applicable filings listed in Schedule 5.16 have been filed in the offices in the jurisdictions listed in Schedule 5.16, the security interest granted under the Security Agreement shall constitute a perfected first Lien on, and security interest in, all right, title and interest of the Borrowers and those Loan Parties party thereto in the portion of the “Collateral” described therein that consists of assets included in the Borrowing Base hereunder, which can be perfected by such filing, subject to any Permitted Borrowing Base Liens.

(c)          When an Account Control Agreement has been entered into with respect to each Pledged Account, the Security Agreement shall constitute a Perfected First Lien on, and security interest in, all right, title and interest of the Loan Party party thereto in the portion of the “Collateral” described therein that consists of Pledged Accounts, prior and superior in right to any other Person, subject to any Permitted Cash Management Liens.

5.17         Accuracy and Completeness of Information. All written factual information, reports and other papers and data with respect to the Loan Parties (other than the Projections (as defined below) and information of a general economic or industry-specific nature) furnished pursuant to this Agreement and the other Loan Documents, and all factual statements and representations made in writing, to the Agents, the Joint Lead Arrangers, or the Lenders by any Loan Party were, at the time the same were so furnished or made, when taken together with all such other factual written information, reports and other papers and data previously so furnished and all such other factual statements and representations previously so made in writing, complete and correct in all material respects, to the extent necessary to give the Agents, the Joint Lead Arrangers, and the Lenders true and accurate knowledge of the subject matter thereof in all material respects, and did not, as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made. The financial estimates, projected financial information and other forward-looking statements (the “Projections”) contained in the materials referenced above were based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by the Agent, the Joint Lead Arrangers, and the Lenders that such Projections are not to be viewed as fact and that actual results during the period or periods covered by such Projections may differ from the projected results set forth therein by a material amount. No representation or warranty is made with respect to information of a general economic or industry-specific nature.

5.18         Labor Relations. No Loan Party is engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending or, to the best knowledge of each Loan Party, threatened against a Loan Party before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or, to the knowledge of any Loan Party, threatened, (b) no strike, labor dispute, slowdown or stoppage pending or threatened against a Loan Party, and (c) no union representation question existing with respect to the employees of a Loan Party and, no union organizing activities are taking place with respect to any thereof.

5.19         Insurance. As of the Closing Date, each Loan Party has, with respect to its properties and business, insurance covering the risks, in the amounts, with deductibles or other retention amounts, and with the carriers listed in the Disclosure Letter, which insurance meets the requirements of Section 7.5 hereof as of the Closing Date.

5.20         Solvency. (a) As of the Closing Date, and each other Borrowing Date, immediately after giving effect to Loans and Letters of Credit to be made, issued or provided on such date, (i) the amount of the “present fair saleable value” of the assets of each Borrower and of the Loan Parties and their respective Subsidiaries, taken as a whole, will, as of such time, exceed the amount of all “liabilities of each Borrower and of the Loan Parties and their respective Subsidiaries, taken as a whole, contingent or otherwise”, such quoted terms are determined in accordance with applicable federal and state Laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of each Borrower and of the Loan Parties and their respective Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the liabilities of the Loan Parties and their Subsidiaries, taken as a whole, on their respective debts as such debts become absolute and matured, (iii) each Borrower and of the Loan Parties and their respective Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital with which to conduct their respective businesses, and (iv) each Borrower and of the Loan Parties and their respective Subsidiaries, taken as a whole, will be able to pay their respective debts as they mature. For purposes of this Section 5.20, “debt” means “liability on a claim”, “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

5.21         Use of Letters of Credit and Proceeds of Loans. (a) The proceeds of (i) the Working Capital Facility Loans shall be used only (A) to finance the Loan Parties’ purchase, storage and sale of Eligible Commodities, (B) for hedging related to the purchase, storage and sale of Eligible Commodities, (C) to finance the carrying of accounts receivable, (D) for the payment of contractual margin calls (with respect to exchange-traded contracts, over-the-counter contracts and otherwise) or establishment of reserves in connection therewith, (E) to pay any fees and expenses payable to the Lenders, the Agents and any other Secured Parties, and for the general working capital purposes of the Loan Parties, (F) to refinance all or a portion of the Existing Credit Facilities, and (G) for other general corporate purposes; and (ii) the proceeds of the Acquisition Facility Loans shall be used only (X) to refinance all or a portion of the Existing Credit Facilities, (Y) for making Permitted Acquisitions, and (Y) for Capital Expenditures.

(b)          Letters of Credit shall be used only (i) for the general working capital purposes of the Loan Parties, (ii) to facilitate and finance the purchase of Eligible Commodities for resale or storage, and (iii) to secure the obligations of any Loan Party under any contract or agreement or in connection with any legal requirement or governmental permit, such as transportation obligations, bonding obligations, performance and margin-related obligations related to hedging of Eligible Commodities.

5.22         Environmental Matters. Except as set forth on Schedule 5.22:

(a)          To each Loan Party’s knowledge, the facilities and properties owned, leased or operated by the Loan Parties (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(b)          To each Loan Party’s knowledge, (i) except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect, the Properties and all operations at the Properties are in compliance, and have, for the lesser of the last five years or for the duration of their ownership, lease, or operation by Loan Parties, been in compliance in all material respects with all applicable Environmental Laws and Environmental Permits, and (ii) there is no contamination at, under or about the Properties or violation of any Environmental Law or Environmental Permit with respect to the Properties or the business at the Properties operated by Loan Parties (the “Business”) which could materially interfere with the continued operation of the Properties or materially impair the fair saleable value thereof. All Environmental Permits necessary in connection with the ownership and operation of each Loan Party’s business have been obtained and are in full force and effect, except where any such failure to obtain and maintain in full force and effect (individually or in the aggregate) has not had and is not reasonably likely to result in a Material Adverse Effect.

(c)          No Loan Party has received any written notice of violation, alleged violation, non-compliance, liability or potential liability pursuant to Environmental Laws or Environmental Permits with regard to any of the Properties or the Business, nor do the Loan Parties have knowledge or reason to believe that any such notice will be received or is being threatened, except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in a Material Adverse Effect.

(d)          To each Loan Party’s knowledge, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(e)          No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Loan Party, threatened, under any Environmental Law to which any Loan Party is or will be named as a party with respect to any of the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements or liens outstanding under any Environmental Law with respect to any of the Properties or the Business, except insofar as such proceeding, action, decree, order or other requirement or lien, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(f)          There has been no release or threat of release of Materials of Environmental Concern at or from any of the Properties arising from or related to the operations of any Loan Party in connection with any of the Properties or otherwise in connection with the Business in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

5.23         Foreign Corrupt Practices Act. No part of the proceeds of the Loans or Letters of Credit shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

5.24         Sanctions Laws. No Loan Party and to the knowledge of any Borrower, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans or Letters of Credit is any of the following (a “Restricted Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”); (ii) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list or similarly named by any similar foreign governmental authority; (iii) an agency of the government of a country, an organization controlled by a country, or a Person resident in a country that is subject to a sanctions program identified on the lists maintained by OFAC; or (iv) a Person that derives more than 10% of its assets or operating income from investments in or transactions with any such country, agency, organization or person. Further, none of the proceeds from the Loans or Letters of Credit shall be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization or Person subject to OFAC sanctions.

SECTION 6.CONDITIONS PRECEDENT

6.1           Conditions Precedent. The obligation of each Lender to make the initial Loan requested to be made by it and the agreement of any Issuing Lender to issue the initial Letter of Credit requested to be issued by it is subject to the satisfaction or waiver, immediately prior to or concurrently with the making of such Loan or issuance of such Letter of Credit on the Closing Date, of the following conditions precedent:

(a)          Loan Documents. The Agents shall have received:

(i)          this Agreement, executed and delivered by a duly authorized officer of each Borrower;

(ii)         the Guaranty, executed and delivered by a duly authorized officer of each Loan Party thereto;

(iii)        the Security Agreement, executed and delivered by a duly authorized officer of each Loan Party thereto;

(iv)        the Perfection Certificate, executed and delivered by a duly authorized officer of each Loan Party;

(v)         for each Working Capital Facility Lender requesting the same, a Note of the Borrowers substantially in the form of Exhibit A-1 and conforming to the requirements hereof and executed by a duly authorized officer of each Borrower;

(vi)        for each Swing Line Lender requesting the same, a Note of the Borrowers substantially in the form of Exhibit A-2 and conforming to the requirements hereof and executed by a duly authorized officer of the Borrower;

(vii)       for each Acquisition Facility Lender requesting the same, a Note of the Borrowers substantially in the form of Exhibit A-3 and conforming to the requirements hereof and executed by an authorized officer of each Borrower; and

(viii)      each of the Account Control Agreements, executed and delivered by a duly authorized officer of each party thereto;

(ix)         the Canadian Security Agreement executed and delivered by a duly authorized officer of each Loan Party party thereto, and

(x)          the Disclosure Letter executed and delivered by a duly authorized officer of the Borrowers’ Agent.

(b)          Secretary’s Certificates. The Collateral Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Collateral Agent, executed by a Responsible Person and the Secretary or any Assistant Secretary on behalf of such Loan Party, or, if applicable, of the general partner or managing member or members of such Loan Party, on behalf of such Loan Party.

(c)          Borrowing Base Report. The Collateral Agent shall have received a pro forma Borrowing Base Report showing the pro forma Borrowing Base as of November 30, 2013, in each case, with appropriate insertions and supporting schedules, reasonably satisfactory in form and substance to the Collateral Agent, and executed by a Responsible Person of the Borrowers’ Agent.

(d)          Proceedings of the Loan Parties. The Collateral Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Collateral Agent, of the Board of Directors (or analogous body) of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Security Documents, certified on behalf of such Loan Party by the Secretary or an Assistant Secretary of such Loan Party, or, if applicable, of the general partner or managing member or members of such Loan Party, as of the Closing Date, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 6.1(b), shall be in form and substance reasonably satisfactory to the Collateral Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(e)          Incumbency Certificates. The Collateral Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party or, if applicable, of the general partner or managing member or members of such Loan Party, executing any Loan Document, or having authorization to execute any certificate, notice or other submission required to be delivered to the Collateral Agent or a Lender pursuant to this Agreement, which certificate shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 6.1(b), shall be reasonably satisfactory in form and substance to the Collateral Agent, and shall be executed by a Responsible Person and the Secretary or any Assistant Secretary of such Loan Party, or, if applicable, of the general partner or managing member or members of such Loan Party, on behalf of such Loan Party.

(f)          Organizational Documents. The Collateral Agent shall have received true and complete copies of the Governing Documents of each Loan Party, certified as of the Closing Date as complete copies thereof by the Secretary or an Assistant Secretary of such Loan Party, or, if applicable, of the general partner or managing member or members of such Loan Party, on behalf of such Loan Party, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 6.1(b) and shall be in form and substance reasonably satisfactory to the Collateral Agent.

(g)          Good Standing Certificates. The Collateral Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of each Loan Party in the jurisdiction of its organization.

(h)          Consents, Licenses and Approvals. The Collateral Agent shall have received a certificate of a Responsible Person of the Borrowers’ Agent either (i) attaching copies of all consents, authorizations and filings referred to in Section 5.4, and stating that such consents, licenses and filings are in full force and effect or (ii) stating that no such consents, licenses or approvals are so required.

(i)          Borrower’s Certificate. The Collateral Agent shall have received a certificate substantially in the form of Exhibit N signed by a Responsible Person of each of the Borrowers, stating on behalf of such Borrower that:

(i)          The representations and warranties contained in Section 5 are true and correct in all material respects on and as of such date, as though made on and as of such date;

(ii)         No Default or Event of Default exists; and

(iii)        There has not occurred since December 31, 2012 a Material Adverse Effect.

(j)          Fees. The Agents, the Joint Lead Arrangers and the Lenders shall have received the fees (including reasonable fees, disbursements and other charges of counsel to the Agents to the extent invoiced prior to the Closing Date) to be received on the Closing Date referred to herein and in the Fee Letter and all reasonable out-of-pocket costs and expenses incurred by the Agents and the Joint Lead Arrangers in connection with the negotiation of the Credit Documents and due diligence with respect thereto.

(k)          Legal Opinions. The Collateral Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

(i)          the executed legal opinion of Latham & Watkins LLP, New York counsel to the Loan Parties, substantially in the form of Exhibit H; and

(ii)         the executed legal opinion of Burnet, Duckworth & Palmer LLP, special Canadian counsel to the Loan Parties.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Collateral Agent may reasonably require in accordance with customary opinion practice.

(l)          Lien Searches. The Collateral Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Collateral Agent, under the Uniform Commercial Code and equivalent legislation in all relevant jurisdictions and all customary judgment and tax Lien searches for financing transactions of this nature in all applicable jurisdictions, which may have been filed with respect to personal property of the Loan Parties, and the results of such search shall be reasonably satisfactory to the Collateral Agent.

(m)          Actions to Perfect Liens. All filings, recordings, registrations and other actions, including, without limitation, the filing of financing statements on form UCC-1, necessary or, in the opinion of the Collateral Agent, desirable to perfect the Liens created by the Security Documents, shall have been filed, registered or recorded or shall have been delivered to the Collateral Agent in proper form for filing, registration or recordation.

(n)          Financial Statements. The Collateral Agent and the Lenders shall have received the financial statements listed in Section 5.1 and the Annual Budget for the 2014 Fiscal Year.

(o)          Insurance. Arrangements satisfactory in the reasonable discretion of the Collateral Agent shall have been made for the Collateral Agent to receive evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 7.5 hereof and Section 5(q) of the Security Agreement shall have been satisfied; provided that, as of the Closing Date, the Collateral Agent shall have received a certificate confirming that the Collateral Agent has been named as loss payee or additional insured consistent with the requirements of Section 7.5 hereof.

(p)          PATRIOT Act. The Agents and the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(q)          Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Collateral Agent, and the Collateral Agent shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Upon the satisfaction of the foregoing conditions precedent in this Section 6.1, the Collateral Agent shall promptly notify the Administrative Agent.

6.2           Conditions to Each Credit Extension. The obligation of each Lender to make any Loan requested to be made by it on any Borrowing Date (including, without limitation, its initial Loan, if any) and the agreement of the Issuing Lenders to issue or provide any Letter of Credit (including, without limitation, the initial Letters of Credit, if any) is subject to the satisfaction or waiver of the following conditions precedent:

(a)          Borrowing Notice. The Administrative Agent shall have received a Borrowing Notice or Letter of Credit Request pursuant to Section 2.4 or Section 3.2, as the case may be.

(b)          Representations and Warranties. Each of the representations and warranties made by the Borrowers and the other Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if such representation and warranty was made on and as of such date, except to the extent any such representation and warranty relates solely to a specified prior date, in which case such representation and warranty shall have been true and correct in all material respects as of such specified date.

(c)          No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(d)          Borrowing Base Report. The Collateral Agent shall have timely received a Borrowing Base Report for the most recent period for which such Borrowing Base Report is required to be delivered in accordance with Section 6.1(c) or Section 7.2(a), as applicable.

(e)          Borrowing Availability. After giving effect to such extension of credit requested to be made on such date,

(i)          the Total Working Capital Facility Extensions of Credit shall not exceed the Borrowing Base as of such date,

(ii)          the Total Acquisition Facility Extensions of Credit shall not exceed the aggregate Acquisition Facility Commitments,

(iii)        the Total Working Capital Facility Extensions of Credit shall not exceed the aggregate Working Capital Facility Commitments,

(iv)        such extension of credit shall not result in any Applicable Sub-Limit being exceeded,

(v)         with respect to any such extension of credit under the Acquisition Facility, the Borrowers shall be in compliance with the covenants set forth in Section 8.1 calculated on a pro forma basis, and

(vi)        the Collateral Agent shall have received a certificate of a Responsible Person of the Borrowers’ Agent (such certificate, the “Availability Certification”) certifying as to the satisfaction of each of the specific conditions set forth in Sections 6.2(b) and (c) and clauses (i)-(vi) of Section 6.2(e) as of such date.

SECTION 7.AFFIRMATIVE COVENANTS

The Loan Parties hereby jointly and severally agree that, so long as any of the Commitments remain in effect or any amount is owing to any Lender or the Agents hereunder or under any other Loan Document (except contingent indemnification and expense reimbursement obligations for which no claim has been made), each Loan Party shall:

7.1           Financial Statements. Furnish to the Agents (for distribution to each Lender):

(a)          as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year, a copy of (i) the audited consolidated balance sheet of the Borrowers’ Agent as at the end of such year and the related consolidated statements of income and changes in members’ equity and cash flows for such year, (ii) the audited consolidated balance sheet of CEP-TIR as at the end of such year and the related consolidated statements of income and changes in members’ equity and cash flows for such year, and (iii) the combined balance sheet of the Loan Parties as at the end of such year and the related combined statements of income and changes in members’ equity and cash flows for such year prepared by the Borrowers’ Agent based on the audited financials referenced in clauses (i) and (ii) above, and (A) in the case of each of clauses (i) – (iii), prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous year, and (B) in the case of each of clauses (i) and (ii), reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b)          as soon as available, but in any event not later than 45 days after the end of each calendar quarter (other than the fourth calendar quarter), (i) the unaudited consolidated balance sheet of the Borrowers’ Agent as at the end of such calendar quarter and the related unaudited consolidated statements of income and changes in members’ equity and cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, (ii) the unaudited consolidated balance sheet of CEP-TIR as at the end of such calendar quarter and the related unaudited consolidated statements of income and changes in members’ equity and cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, and (iii) the unaudited combined balance sheet of the Loan Parties as at the end of such calendar quarter and the related unaudited combined statements of income and changes in members’ equity and cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter prepared by the Borrowers’ Agent based on the unaudited financials referenced in clauses (i) and (ii) above, and in the case of each of clauses (i) – (iii), prepared in accordance with GAAP, and setting forth, beginning with the calendar quarter ending on March 31, 2014, in each case in comparative form the figures for the previous year, certified by a Responsible Person of the Borrowers’ Agent, as being fairly presented in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c)          as soon as available, but in any event not later than thirty (30) days after the commencement of each Fiscal Year, the Annual Budget for such Fiscal Year.

All such financial statements (other than the Annual Budgets) shall present fairly in all material respects the financial condition of the Persons covered by such financial statements as at such date and shall be prepared in reasonable detail and, except as noted herein, in accordance with GAAP, applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or Borrowers’ Agent, as the case may be, and disclosed therein and, with regard to the non-annual financial statements, subject to normal year-end adjustments and the absence of footnotes). The Annual Budgets shall have been prepared in good faith under the direction of a Responsible Person of the Borrowers’ Agent and based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

Documents or information required to be delivered or provided pursuant to Section 7.1(a) or (b) (to the extent any such documents or information are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers’ Agent posts the materials containing such documents or information, or provides a link thereto, on the Borrowers’ Agent website on the Internet; or (ii) on which such documents are posted on the Borrowers’ Agent behalf on an Internet or intranet website, if any, to which each Lender has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

7.2           Certificates; Other Information. Furnish to the Agents (for distribution to the Lenders pursuant to Section 11.2(d):

(a)          concurrently with the delivery of the financial statements referred to in Sections 7.1(a), and 7.1(b), a certificate of a Responsible Person of the Borrowers’ Agent substantially in the form of Exhibit K (such a certificate, a “Compliance Certificate”) (A) stating that to the best of such Person’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements and satisfied every condition contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Person has obtained no knowledge of any Default or Event of Default, in each case except as specified in such certificate and (B) showing in detail the calculations supporting such Person’s certification of the Loan Parties’ compliance with the requirements of Section 8.1.

(b)          (x) within fifteen days after the last day of each calendar month, a Borrowing Base Report for the Loan Parties dated the last day of such calendar month, (y) at any time upon the occurrence and during the continuance of a Default, upon the request of the Collateral Agent, a Borrowing Base Report for the Loan Parties dated as of a date within seven (7) Business Days following a request by the Collateral Agent and (z) at any time and from time to time, as the Borrowers’ Agent may determine in its sole, absolute discretion, a Borrowing Base Report for the Loan Parties dated as of a date within the seven (7) Business Days preceding delivery thereof to the Collateral Agent;

(c)           as soon as available and in any event within ten (10) Business Days after the date of issuance thereof (if any such management letter is ever issued), any management letter prepared by the independent public accountants who reported on the financial statements provided for in Section 7.1(a) above, with respect to the internal audit and financial controls of the Borrowers and their respective Subsidiaries;

(d)          if any such report described in clauses (b) or (c) above is not reasonably satisfactory in form and substance to the Collateral Agent, the Borrowers’ Agent shall promptly deliver such information supplementing such report as the Collateral Agent may reasonably request;

(e)          promptly, upon the request of the Collateral Agent, (i) a report that (A) lists all Immaterial Subsidiaries as of the date of such report (which shall be a date subsequent to the applicable request of the Collateral Agent), and (B) lists the contribution of each Immaterial Subsidiary to the Combined Total Assets and the Combined EBITDA at such time, and (ii) a certification that as of the date of such report, the combined assets and combined EBITDA of all Immaterial Subsidiaries do not exceed the limits set forth in the definition of such term under this Agreement; and

(f)          promptly, such additional financial and other information regarding the Loan Parties as any Lender may from time to time reasonably request.

7.3           Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on its books, or (b) not constituting an Event of Default.

7.4           Conduct of Business and Maintenance of Existence. (i) Continue to engage in business as described in Section 8.11 and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 8.4 or where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (ii) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

7.5           Maintenance of Property; Insurance. (i) Keep all its property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); (ii) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the same general area by companies engaged in the same or a similar business, which insurance shall name the Collateral Agent for the ratable benefit of the Secured Parties as lender loss payee, in the case of property insurance, as an additional insured, in the case of liability insurance, and with respect to any Mortgaged Property as and when the related Mortgage and Security Agreement is required to be delivered under the Loan Documents, to the extent available, recipient of a mortgagee endorsement, in the case of environmental liability insurance, as its interests may appear; (iii) furnish to the Agents (for distribution to the Lenders pursuant to Section 11.2(d)), upon request, full information as to the insurance carried, evidence of the underlying policy, the related cover note and all addenda thereto; and (iv) promptly pay all insurance premiums.

7.6           Inspection of Property; Books and Records; Discussions. At the sole expense of the Loan Parties: (i) keep books of records and accounts in conformity with GAAP that present fairly the financial condition of the Loan Parties covered thereby and (ii) within three (3) Business Days of the date agreed or requested therefor, (A) permit representatives of the Collateral Agent and (B) solely during the continuance of an Event of Default, permit representatives of any Lender, to (x) visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice during normal business hours and as often as may reasonably be desired; provided that, (1) unless an Event of Default has occurred and is continuing, such visits and inspections shall not occur more than one time during any Fiscal Year and (2) during the continuance of an Event of Default, such visits and inspections may occur at any time, and (y) discuss the business, operations, properties and financial and other condition of the Loan Parties with officers and employees of the Loan Parties and with its independent certified public accountants to the extent consistent with the national policies of such independent certified public accountants, upon reasonable notice during normal business hours. Information obtained by the Collateral Agent pursuant to this Section 7.6 shall be shared with Lenders.

7.7 Notices. Promptly give notice to the Administrative Agent (for distribution to the Lenders and the Joint Lead Arrangers, including, without limitation, if requested by a Lender or Joint Lead Arranger, through posting on Intralinks or other web site in use to distribute information to the Lenders) of:

(a)          the occurrence of any Default or Event of Default;

(b)          any (i) default or event of default under any Contractual Obligation of any Loan Party or (ii) litigation, investigation or proceeding which may exist at any time between any Loan Party and any Governmental Authority, which in either case could reasonably be expected to have a Material Adverse Effect;

(c)          (i) any litigation or administrative or arbitration proceeding to which any Loan Party is a party in which if adversely determined could reasonably be expected to result in a liability in excess of $5,000,000 and not covered by insurance, segregated cash reserves or bonds, or in which injunctive or similar relief is sought or (ii) any Lien on any of the Collateral (other than Liens created hereby or Liens permitted on Collateral pursuant to Section 8.3);

(d)          the following events: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a determination that a plan is in "at risk" status within the meaning of Section 430 of the Code, a failure to make any required contribution to a Plan when such contributions have become due, the creation of any Lien in favor of the PBGC or a Plan, a determination that a multiemployer plan is in endangered, seriously endangered or critical status, in each case within the meaning of Section 432 of the Code, or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan in which any Borrower or any other Loan Party is reasonably expected to have a liability in excess of $5,000,000 or (ii) the institution of proceedings or the taking of any other action by the PBGC to terminate any Single Employer Plan;

(e)          the sum of the Total Working Capital Facility Extensions of Credit exceeding the Borrowing Base; and

(f)          the occurrence of any event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Person setting forth details of the occurrence referred to therein and stating what action the Loan Parties propose to take with respect thereto.

7.8           Environmental Laws. (a) Comply with all applicable Environmental Laws and obtain and comply with any and all Environmental Permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect. Without limiting the foregoing, comply with all material permits, registrations, licenses or similar authorizations or notifications required to construct and operate bulk storage tanks and other bulk storage facilities, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

(b)          Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, compliance and other actions, required under Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

7.9           Periodic Audit of Borrowing Base Assets. Permit the Collateral Agent or any other designee of the Collateral Agent to perform, or to have an independent inspector perform, a periodic due diligence inspection, test and review of all of the assets of the Loan Parties that comprise each asset category set forth in the definitions of “Borrowing Base” and the Borrowers’ internal controls, credit and risk practices and trading book on a mutually convenient Business Day once during each twelve (12) month period following the Closing Date, the results of which shall be reasonably satisfactory to the Collateral Agent in all material respects and provided by the Collateral Agent to each Lender; provided, however, if an Event of Default has occurred and is continuing, the Collateral Agent or any other designee of the Collateral Agent shall be entitled to perform additional due diligence inspections, tests and reviews of such inventory and accounts receivable on Business Days at any time and/or frequency that the Collateral Agent or the Required Lenders deem necessary at any time during the occurrence and continuance of an Event of Default; provided, further, so long as no Event of Default has occurred and is continuing, the Borrowers shall only be obligated to pay for one periodic audit of the Borrowing Base during each Fiscal Year and if an Event of Default has occurred and is continuing, the expense of all such due diligence inspections, tests and reviews shall be borne exclusively by the Borrowers.

7.10         Collections of Accounts Receivable. Pursuant to and in accordance with the Security Agreement, (i) instruct each Account Debtor of an Account Receivable to make all payments to the applicable Loan Party in respect of such Account Receivable to a Controlled Account, (ii) with respect to any items sent directly to a Loan Party by an Account Debtor, hold such items in trust for the Secured Parties and promptly deposit such items into a Controlled Account and (iii) otherwise comply with the Security Agreement.

7.11         Taxes. Each Loan Party and each of its Subsidiaries shall timely file or cause to be filed all material Tax returns required to be filed by it and shall timely pay all material Taxes due and payable by it or imposed with respect to any of its property and all other material fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Loan Party).

7.12         Additional Collateral; Further Actions.

(a)          In the event that any such Loan Party acquires or forms any additional Wholly-Owned Subsidiary (other than an Excluded Subsidiary), or any Wholly-Owned Subsidiary no longer qualifies as an Excluded Subsidiary, shall:

(i)          within 30 days (or such longer period as agreed with the Collateral Agent), cause such additional Wholly-Owned Subsidiary to become a party to the applicable Security Documents and Guaranty;

(ii)         if such additional Wholly-Owned Subsidiary holds any Capital Stock of any Subsidiary (other than an Excluded Subsidiary), cause such additional Wholly-Owned Subsidiary within 30 days (or such longer period as agreed with the Collateral Agent) to execute such pledge agreements, each in form and substance satisfactory to the Collateral Agent, and take such other action as shall be necessary or advisable (including, without limitation, the filing of financing statements on Form UCC-1 and the delivery of pledge agreements) in order to perfect the pledge of all of the Capital Stock of such Subsidiary in favor of the Collateral Agent for the benefit of the Secured Parties; provided that if such Wholly-Owned Subsidiary holds any Capital Stock of any Exempt CFC, it shall cause pledge all non-voting Capital Stock of such Exempt CFC and 65% of the voting stock of such Exempt CFC in the period provided above;

(iii)        cause such additional Wholly-Owned Subsidiary within 30 days (or such longer period as agreed with the Collateral Agent) to deliver to the Collateral Agent and the Lenders all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(iv)        if effective to perfect a Lien on such accounts in the applicable jurisdiction or otherwise requested by the Collateral Agent in its reasonable discretion, cause an Account Control Agreement for each Deposit Account (other than any Excluded Account), Securities Account and Commodity Account of such additional Wholly-Owned Subsidiary to be executed and delivered by such Wholly-Owned Subsidiary and the bank, broker or other Person maintaining such Deposit Account, Securities Account or Commodity Account to the extent required by the Security Agreement within 30 days (or such longer period as agreed with the Collateral Agent);

(v)         within 45 days (or such longer period as agreed with the Collateral Agent) cause any such additional Wholly-Owned Subsidiary that owns a fee simple or material leasehold estate in real property located in the United States to prepare, execute and deliver a mortgage or deed of trust, as applicable, (if and to the extent permissible under the terms of the lease) in substantially the same form as the Mortgage and Security Agreement together with any Form UCC-1 financing statements required by the Collateral Agent, and (B) cause any such Wholly-Owned Subsidiary that owns a fee simple or material leasehold estate in real property located outside of the United States to prepare, execute and deliver all mortgage or security documentation determined by the Collateral Agent to be sufficient to create and/or perfect a Lien in favor of the Collateral Agent on such real property, and to take such other actions as the Collateral Agent shall request in order to create and/or perfect a Lien in favor of the Collateral Agent on such real property of such Wholly-Owned Subsidiary and cause such Wholly-Owned Subsidiary to deliver a mortgage title insurance policy and survey of the real property, in each case in form and substance reasonably satisfactory to the Collateral Agent subject to the matters and in the form required by Schedule 7.15 hereof; and

(vi)        within the time periods described above, take any other action as shall be necessary or advisable (including, without limitation, the filing of financing statements on Form UCC-1 and any other filing necessary to maintain the perfection of the security interest in the applicable jurisdiction) to cause such Lien described in this Section 7.12(a) to be a Perfected First Lien on all right, title and interest of such Collateral.

(b)          Within the time periods described above in Section 7.12(a), the Collateral Agent shall be entitled to receive legal opinions of one or more counsel to the Borrowers and such additional Wholly-Owned Subsidiary addressing such matters as the Collateral Agent may reasonably request and as is customary opinion practice, including, without limitation, the enforceability of each Security Document to which such additional Wholly-Owned Subsidiary becomes a party and the pledge of the Capital Stock of such Wholly-Owned Subsidiary, and the creation, validity and perfection of the Liens so granted by such Wholly-Owned Subsidiary and the Borrowers and/or other Loan Parties to the Collateral Agent for the benefit of the Lenders.

(c)          (i) With respect to any Material Real Property located in the United States that were not Mortgaged Properties on the Closing Date or pursuant to Section 7.15, including pipelines, identified by the Collateral Agent or with respect to any such property acquired by any Loan Party after the Closing Date, the applicable Loan Party shall within 45 days (or such longer period as agreed with the Collateral Agent), upon the request of the Collateral Agent, prepare, execute and deliver a mortgage or deed of trust, as applicable (if and to the extent permissible under the terms of the lease), in substantially the same form as the Mortgage and Security Agreement together with any Form UCC-1 financing statements required by the Collateral Agent, and with respect to any fee simple or leasehold estate in Material Real Property of any of the Loan Parties (other than an Exempt CFC or any Subsidiaries thereof) located outside the United States, the applicable Loan Party shall prepare, execute and deliver all mortgage or security documentation determined by the Collateral Agent to be sufficient to create and/or perfect a Lien in favor of the Collateral Agent on such real property, and take such other actions as the Collateral Agent shall request in order to create and/or perfect a Lien in favor of the Collateral Agent on any Mortgaged Property of such Loan Party; and (ii) with respect to any Material Real Property of any Loan Party (whether or not mortgaged on the Closing Date or thereafter), other than any pipelines and gathering systems owned by any Loan Party, including in each case any gathering receipt, relay, and pump stations connected to any of the foregoing (collectively, “Pipelines”), the applicable Loan Party shall, upon the request of the Collateral Agent, cause such Loan Party to deliver a mortgagee’s title insurance policy (only for a Mortgaged Property located in the United States), survey (only for a Mortgaged Property located in the United States) and appraisal of such Mortgaged Property, in each case in form and substance reasonably satisfactory to the Collateral Agent subject to the matters and in the form required by Schedule 7.15 hereof, and (iii) upon the request of the Collateral Agent, the Borrowers’ Agent shall deliver legal opinions of one or more counsel to the applicable Loan Party with respect to each Mortgage and Security Agreement and each non-United States mortgage and collateral document, addressing such matters as the Collateral Agent may reasonably request and is customary opinion practice, including the enforceability of such Security Documents, and the creation, validity and perfection of the Liens so granted by the applicable Loan Party and (iv) with respect to any Material Real Property located in the United States of any Loan Party other than Pipelines (whether or not mortgaged on the Closing Date or thereafter), the applicable Loan Party shall deliver, upon the request of the Collateral Agent, a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination and if such Mortgaged Property is located in a flood zone, flood acknowledgements, flood insurance and evidence of the payment of premiums then due and payable for such flood insurance, in each case in form and substance reasonably satisfactory to the Collateral Agent and subject to the requirements set forth in Schedule 7.15.

(d)          Upon request of the Collateral Agent, the Loan Parties shall promptly order and, upon completion, provide the Collateral Agent, an ESA, inclusive of 40 CFR 312 representations for each Mortgaged Property other than Pipelines identified by the Collateral Agent (in its reasonable discretion), prepared by an environmental consultant reasonably acceptable to the Collateral Agent, in form, scope and substance reasonably satisfactory to the Collateral Agent, together with a letter from the environmental consultant permitting the Agents and the Lenders to rely on the environmental assessment as if addressed to and prepared for each of them.

7.13         Use of Proceeds. Use the entire amount of the proceeds of the Loans and the Letters of Credit as set forth in Section 5.21.

7.14         Cash Management. Maintain all of the Pledged Accounts of the Loan Parties at a Cash Management Bank.

7.15         Post Closing Deliverables. The Loan Parties shall deliver to the Collateral Agent each item set forth on Schedule 7.15 in form and substance satisfactory to the Collateral Agent within the time period established for each such item on such Schedule.

SECTION 8.NEGATIVE COVENANTS

The Loan Parties hereby jointly and severally agree that, so long as any of the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (except contingent indemnification and expense reimbursement obligations for which no claim has been made), no Loan Party shall, directly or indirectly:

8.1           Financial Condition Covenants.

(a)          Maximum Adjusted Leverage Ratio. Permit, as of the last day of any fiscal quarter starting with the fiscal quarter ending December 31, 2013, for the twelve-month period ending on such day, the Adjusted Leverage Ratio to exceed the Maximum Adjusted Leverage Ratio applicable as of such day in accordance with the definition thereof.

(b)          Minimum Combined Interest Coverage Ratio. Permit, as of the last day of any fiscal quarter starting with the fiscal quarter ending December 31, 2013, for the twelve-month period ending on such day, the Combined Interest Coverage Ratio to be less than the Minimum Combined Interest Coverage Ratio.

8.2           Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, or permit any preferred stock to be issued or outstanding, except:

(a)          Indebtedness of such Loan Party under this Agreement and the other Loan Documents;

(b)          Indebtedness in respect of purchase money security interests, Financing Leases or Synthetic Leases; provided that the sum of the aggregate amount of Indebtedness permitted under Sections 8.2(b), 8.2(g), 8.2(i), and 8.2(l) does not exceed ten percent (10%) of the Combined Capital at any one time outstanding;

(c)          Indebtedness outstanding on the date hereof and listed on Schedule 8.2, or any refinancings, refundings, renewals or extensions thereof (such refinanced, refunded, renewed or extended Indebtedness, “Permitted Refinancing Indebtedness”); provided that (i) the stated amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension (except to the extent of non-cash interest and the reasonable and customary transactional costs and expenses incurred by the Loan Parties in connection with incurring such Permitted Refinancing Indebtedness), (ii) such refinancing, refunding, renewal or extended Indebtedness shall (A) not have a stated final maturity prior to the final maturity date of the Indebtedness being refinanced, refunded, renewed or extended and (B) have an average life to maturity equal to or greater than such Indebtedness, (iii) the terms of such refinancing, refunding, renewal or extension shall not be more restrictive than the terms of such Indebtedness when taken as a whole, (iv) any guarantee entered into in connection with such refinancing, refunding, renewal or extension that is not a refinancing of an existing guarantee of such Indebtedness shall not be permitted under this Section 8.2(c) and (v) if the Indebtedness being refinanced, refunded, renewed or extended is subordinated, such Permitted Refinancing Indebtedness shall be subordinated to at least the same extent, and on terms at least as favorable to the Lenders, as the Indebtedness being refinanced, refunded, renewed or extended;

(d)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Indebtedness (other than credit or purchase cards) is extinguished within one (1) Business Day after notification to the Borrowers’ Agent of its incurrence;

(e)          Indebtedness owed by any Loan Party to any other Loan Party;

(f)          Contingent Obligations of a Loan Party with respect to Indebtedness of another

Loan Party that is permitted hereunder;

(g)          Indebtedness of any Person that becomes a Subsidiary after the date hereof pursuant to a Permitted Acquisition and Indebtedness of any Person secured by assets acquired in a Permitted Acquisition; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such assets being acquired, and (ii) the sum of the aggregate amount of Indebtedness permitted under Sections 8.2(b), 8.2(g), 8.2(i), and 8.2(l) does not exceed ten percent (10%) of the Combined Capital at any one time outstanding;

(h)          Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)          Permitted Non-Compete Indebtedness and other obligations issued, undertaken or assumed as the deferred purchase price of property or services; provided that the sum of the aggregate amount of Indebtedness permitted under Sections 8.2(b), 8.2(g), 8.2(i), and 8.2(l) does not exceed ten percent (10%) of the Combined Capital at any one time outstanding;

(j)          unsecured private placement or other term Indebtedness of a Credit Party; provided, that

(i)          such Indebtedness does not impose any financial covenants on any Credit Party that are more onerous than the covenants set forth in this Agreement;

(ii)         such Indebtedness shall not require any scheduled payment on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) prior to six (6) months following the Commitment Termination Date; and

(iii)        (x) the Loan Parties are in compliance with Section 8.1 immediately after giving pro forma effect to the incurrence of any such Indebtedness; and (y) no Default or Event of Default exists both immediately before and after giving effect to the incurrence of such Indebtedness.

(k)          Indebtedness consisting of the financing of insurance premiums in the ordinary course of business to defer the cost the underlying policy; and

(l)          additional unsecured Indebtedness of the Loan Parties; provided that the sum of the aggregate amount of Indebtedness permitted under Sections 8.2(b), 8.2(g), 8.2(i), and 8.2(l) does not exceed ten percent (10%) of the Combined Capital at any one time outstanding.

8.3           Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)          Liens for taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of such Loan Party, in conformity with GAAP;

(b)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s Liens, or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings or which have been bonded over or otherwise adequately secured against;

(c)          pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation or in connection with casualty insurance;

(d)          deposits or bonds to secure (i) the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds and (ii) indemnities, performance and similar bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)          Permitted Cash Management Liens;

(f)          easements, rights-of-way, restrictions and other similar title exceptions and encumbrances, landlords’ and lessors’ Liens on rented premises and restrictions on transfers of leases, each incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, secure obligations that do not constitute Indebtedness, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Loan Parties;

(g)          Liens created pursuant to the Security Documents and the other Loan Documents;

(h)          First Purchaser Liens;

(i)          netting and other offset rights granted by any Loan Party to counterparties under Commodity Contracts and Financial Hedging Agreements on or with respect to payment and other obligations owed by such Loan Party to such counterparties;

(j)          Liens in existence on the Closing Date that are listed, and the property subject thereto described, on Schedule 8.3;

(k)          Purchase money Liens securing the Indebtedness permitted by Section 8.2(b) above; provided that (i) such Lien shall not apply to any other Property other than the asset acquired with such purchase money Indebtedness, (ii) the principal amount of the Indebtedness secured by such Lien does not exceed the purchase price of the asset acquired with such permitted Indebtedness, and (iii) such Lien attached within ten (10) days of the acquisition of such property;

(l)          Liens arising from judgments, orders, or other awards not constituting an Event of Default;

(m)          Liens arising solely by virtue of UCC financing statement filings (or similar filings under applicable law) regarding operating leases entered into by a Loan Party or a Subsidiary thereof in the ordinary course of business;

(n)          (i) pledges and deposits of cash in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to such Person and (ii) Liens on proceeds of insurance policies securing Indebtedness permitted under Section 8.2(k);

(o)          Liens on cash earnest money or escrowed deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 8.7, to be applied against the purchase price for and indemnities with respect to such Investment, solely to the extent such Investment would have been permitted on the date of the creation of such Lien and provided that with respect to each such Investment, the earnest money Lien shall not be in place for a period in excess of ninety (90) days; provided that, if such Investment requires a regulatory review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (Public Law 94-435, as amended), such period shall be 180 days (as such period may be extended from time to time by the Collateral Agent in its reasonable discretion); and

(p)          Liens on assets not included in the Borrowing Base securing obligations of the Loan Parties in an amount not to exceed the greater of (i) $10,000,000 and (ii) 10% of the Combined Capital.

8.4           Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets of such Loan Party, except for the following, in each case so long as, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing:

(a)          the merger, consolidation, amalgamation or liquidation of any Subsidiary into any Borrower in a transaction in which such Borrower is the surviving or resulting entity or the merger, consolidation, amalgamation or liquidation of any Borrower into any other Borrower; provided, that if such merger, consolidation, amalgamation or liquidation is with the Borrowers’ Agent, the Borrowers’ Agent is the surviving or resulting entity;

(b)          the merger, consolidation, amalgamation or liquidation of any Wholly-Owned Subsidiary into or with a Wholly-Owned Subsidiary or the merger, consolidation, amalgamation or liquidation of any Person into a Wholly-Owned Subsidiary or pursuant to which such Person will become a Wholly-Owned Subsidiary in a transaction in which the resulting or surviving entity is a Wholly-Owned Subsidiary;

(c)          the conveyance, sale, lease, assignment, transfer or disposal of all, or substantially all, of the property, business or assets of a Loan Party to another Loan Party; and

(d)          sales or other Dispositions permitted under Section 8.6;

(e)          any Loan Party may be liquidated or dissolved so long as such dissolution or liquidation results in all assets of such Loan Party being owned by a Loan Party; and

(f)          any Loan Party may enter into any MLP Restructuring Transactions.

8.5           Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Loan Parties or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of the Borrowers or any other Loan Party (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions, being herein called “Restricted Payments”); provided that:

(a)          the Borrowers’ Agent may make Permitted Available Cash Restricted Payments, if at the time of such Restricted Payment and after giving effect thereto (i) no Default or Event of Default has occurred and is continuing, (ii) the Loan Parties are in compliance with the covenants set forth in Section 8.1 calculated on a pro forma basis after giving effect thereto, and (iii) both (x) the Borrowing Base exceeds the Total Working Capital Facility Extensions of Credit by, and (y) the aggregate Available Working Capital Facility Commitments equals, in the case of each clause (x) and (y), an amount not less than $5,000,000;

(b)          CEP-TIR may make Permitted Tax Distributions to any Person that owns a direct Equity Interest in CEP-TIR, if at the time of such Restricted Payment pursuant to and after giving effect thereto (i) no Default or Event of Default has occurred and is continuing and (ii) the Loan Parties are in compliance with the covenants set forth in Section 8.1 calculated on a pro forma basis after giving effect thereto;

(c)          CEP-TIR may make Restricted Payments if at the time of such Restricted Payment and after giving effect thereto (i) no Default or Event of Default has occurred and is continuing, (ii) the Loan Parties are in compliance with the covenants set forth in Section 8.1 calculated on a pro forma basis after giving effect thereto, and (iii) both (x) the Borrowing Base exceeds the Total Working Capital Facility Extensions of Credit by, and (y) the aggregate Available Working Capital Facility Commitments equals, in the case of each clause (x) and (y), an amount not less than $5,000,000;

(d)          each Loan Party may declare and make dividend payments or other distributions payable solely in the common or subordinated Capital Stock of such Person;

(e)          each Loan Party and any Subsidiary of any Loan Party may make Restricted Payments to (i) any Loan Party, and (ii) any other Person that owns a direct Equity Interest in such Subsidiary, if with respect to this clause (ii), such Restricted Payment (A) is made ratably to all direct Equity Interest holders or if not ratably made to all direct Equity Interest holders, such Restricted Payment to any other Person that is not a Loan Party shall not be greater than the Restricted Payments made to the Loan Parties, and (B) no Default or Event of Default has occurred and is continuing and (C) the Loan Parties are in compliance with the covenants set forth in Section 8.1 calculated on a pro forma basis after giving effect thereto;

(f)           each Loan Party may purchase, redeem or otherwise acquire its common or subordinated Equity Interests with the proceeds received from the substantially concurrent issue of new common or subordinated Capital Stock;

(g)          Restricted Payments may be made in the form of accepting forfeitures or holding back any portion of the underlying Capital Stock of the Borrowers in connection with the cashless exercise of options, warrants, conversion and other rights or tax withholding with respect to the exercise of equity based awards under employee equity incentive compensation programs of the Borrowers, the Subsidiaries and the General Partner;

(h)          (x) the Borrowers may repurchase, redeem or otherwise acquire any Capital Stock of the Borrowers held by any current or former officer, director, consultant, or employee of the Borrowers, the Subsidiaries and the General Partner pursuant to any equity subscription agreement, stock option agreement, shareholders’, members’ or partnership agreement or similar agreement, plan or arrangement or any Plan and (y) to the extent such payments are deemed to be Restricted Payments, the Borrowers may make payments under stock appreciation rights, phantom stock or other similar cash settled interests issued under any Borrower’s long term incentive program; provided that (i) the aggregate Restricted Payments made under this clause (f) shall not exceed $2,500,000 during any fiscal year and (ii) if at the time of such Restricted Payment pursuant to and after giving effect thereto no Default or Event of Default has occurred and is continuing and the Loan Parties are in compliance with the covenants set forth in Section 8.1 calculated on a pro forma basis after giving effect thereto;

(i)          payments to the General Partner of the administrative fee provided for in accordance with the Omnibus Agreement attached as an exhibit to the Registration Statement, if at the time of such Restricted Payment pursuant to and after giving effect thereto (i) no Default or Event of Default has occurred and is continuing, (ii) the Loan Parties are in compliance with the covenants set forth in Section 8.1 calculated on a pro forma basis after giving effect thereto; and

(j)          any Loan Party may enter into any MLP Restructuring Transactions.

8.6           Limitation on Dispositions. Dispose of any of its property, business or assets (including Accounts Receivable and leasehold interests), whether now owned or hereafter acquired, except:

(a)          Dispositions of obsolete or worn out property or property no longer used or useful in the conduct of the business of the Loan Parties in the ordinary course of business or the termination, surrender or sublease a lease of real Property in the ordinary course of business or which is no longer needed in the business of the Loan Parties;

(b)          the Disposition of Eligible Commodity inventory in the ordinary course of business;

(c)           the Disposition or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; and

(d)          Dispositions of permitted under Sections 8.4 and 8.5;

(e)          Dispositions of property by among the Loan Parties or by a Subsidiary to a Loan Party;

(f)          Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(g)          Dispositions (in each case for reasonably equivalent value), in any Fiscal Year, other property having, together with any Property otherwise Disposed of from the Closing Date until the Commitment Termination Date pursuant to this Section 8.6 in an amount equal to an aggregate purchase price not to exceed 40% of Combined Capital in the aggregate based upon the most recent financial statements delivered pursuant to Section 7.1 at the time of such Disposition; and

(h)          any Loan Party may enter into any MLP Restructuring Transactions.

8.7           Limitation on Investments, Loans and Advances. Make any Investment in any Person, except:

(a)          extensions of trade credit in the ordinary course of business;

(b)          Investments in Cash Equivalents;

(c)          Investments by any Loan Party in any other Loan Party;

(d)          with respect to any Disposition permitted under Section 8.6, Investments constituting non-cash consideration received in connection with such Disposition so long as such consideration does not exceed 25% of the aggregate consideration received with respect to such Disposition;

(e)          Investments (including debt obligations and equity securities) received in connection with the bankruptcy, insolvency, arrangement or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f)          Investments in existence on the Closing Date and listed on Schedule 8.7, together with any renewals and extensions thereof, so long as the principal amount of such renewal or extension does not exceed the original principal amount of such Investment;

(g)          Investments (including, but not limited to, Investments in Capital Stock, intercompany loans, and Contingent Obligations with respect to Indebtedness otherwise expressly permitted hereunder) after the Closing Date by Loan Parties in Excluded Subsidiaries, in partnerships, joint ventures or any other Person that substantially all of its assets produce “qualifying income” as such term is defined in Section 7704(d) of the Code, provided that (A) no Default or Event of Default shall have occurred and is continuing, or would result therefrom, and (B) the aggregate amount of such Investments under this clause (g) shall not exceed $4,000,000 in the aggregate at any time outstanding;

(h)          Contingent Obligations permitted by Section 8.2;

(i)          Permitted Acquisitions;

(j)          additional cash Investments by the Loan Parties in amounts not to exceed the amount of cash equity contributions received from issuances of Capital Stock in the Borrowers’ Agent contributed after the date hereof for the purpose of funding such Investments; provided that such Investments are subject to a Perfected First Lien;

(k)          in the case of any Person that becomes a Subsidiary (other than an Excluded Subsidiary) after the Closing Date, any Investment of such Person in effect at the time such Person so becomes a Subsidiary, so long as such Investment was not entered into in contemplation of such Person becoming such a Subsidiary;

(l)          any other Investment not permitted under this Section 8.7 in an aggregate amount not to exceed the greater of (i) $10,000,000 and (ii) 10% of the Combined Capital at the time of making such Investment; and

(m)          any Loan Party may enter into any MLP Restructuring Transactions.

8.8           Limitation on Transactions with Affiliates. Engage in any transaction with any Affiliate or Subsidiary (other than a Loan Party) unless such transaction is (i) otherwise permitted under this Agreement, (ii) on terms no less favorable in all material respects to such Loan Party than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate or Subsidiary, (iii) the payment of fees, expenses, indemnities or other payments to the General Partner in connection with reimbursable general corporate and overhead expenses of the Borrowers’ Agent and its Subsidiaries and the operation, management and other services rendered to Borrowers’ Agent and its Subsidiaries, in each case pursuant to the Governing Documents of the Borrowers’ Agent, (iv) any issuance, grant or award of stock, options, other equity related interests or other equity securities in each case with respect to a Loan Party to any such employees, officers, directors or consultants, in each case in the ordinary course of business, (v) the transactions described in “Certain Relationships and Related Party Transactions” in the Registration Statement and (v) transaction listed on Schedule 8.8

8.9           Accounting Changes. Make any significant change in its accounting treatment or reporting practices, except as required by GAAP, or change its Fiscal Year without the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed).

8.10         Limitation on Negative Pledge Clauses. Enter into, or permit to exist, with any Person any agreement which effectively prohibits or limits the ability of a Loan Party to create, incur, assume or suffer to exist any Lien upon or otherwise transfer any interest in any of its property, assets or revenues as Collateral, whether now owned or hereafter acquired, other than:

(a)          this Agreement;

(b)          the Loan Documents;

(c)          agreements evidencing Indebtedness permitted to be incurred under Section 8.2(c), and any purchase money security interests or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby);

(d)          leases, contracts and agreements containing restrictions on assignment entered into in the ordinary course of business;

(e)          licensing agreements or management agreements with customary provisions restricting assignment, entered into in the ordinary course of business;

(f)          agreements that neither restrict the Agents’ or any Secured Party’s ability to obtain first priority liens on Collateral included in the Borrowing Base nor restrict in any material respect the Agents’ or any Secured Party’s ability to exercise the remedies available to them under applicable Law and the Security Documents, subject to Liens permitted hereunder; provided that in no event shall such agreements restrict the payment of the Loans and other Obligations;

(g)          Commodity Contracts and Financial Hedging Agreements not included in the Borrowing Base and containing restrictions on the assignment thereof; provided that, for the avoidance of doubt, to the extent any such prohibition, restriction or limitation is ineffective as a matter of law, the account receivable deriving from or the proceeds of such contract or agreement may be included in the Borrowing Base;

(h)          agreements purporting to prohibit the existence of any Liens upon, or transferring of any interest in, any Excluded Asset (as such term is defined in the Security Agreement); and

(i)          customary restrictions and conditions on transfers and investments contained in any agreement relating to the sale of any asset or any Subsidiary pending the consummation of such sale.

8.11         Limitation on Lines of Business. Enter into any business except any energy related, oil field service or pipeline service related business or activity that produces “qualifying income” as such term is defined in Section 7704(d) of the Code, and any activities reasonably related, complementary or incidental thereto.

8.12         Governing Documents. Amend its Governing Documents in any manner that could reasonably be expected to be materially adverse to the interests of the Lenders and the Agents without the prior written consent of the Required Lenders, which shall not be unreasonably withheld, conditioned or delayed; provided that the Borrowers’ Agent’s Partnership Agreement may be amended and restated concurrently with the initial public offering of the Capital Stock of the Borrowers’ Agent in the form initially attached to the Registration Statement.

8.13         Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws; Restricted Person. The Borrowers shall not, and shall not permit any Subsidiary to, (i) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any prohibition set forth in any Specified Law, (ii) cause or permit any of the funds that are used to repay the Obligations to be derived from any unlawful activity with the result that the making of the Loans or the issuance of the Letters of Credit would be in violation of any Applicable Law, (iii) use any part of the proceeds of the Loans or Letters of Credit, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or (iv) use any of the proceeds from the Loans or Letters of Credit to finance any operations, investments or activities in, or make any payments to, any Restricted Person.

SECTION 9.EVENTS OF DEFAULT

9.1           Events of Default. If any of the following events shall occur and be continuing:

(a)          (i) Any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms thereof or hereof, or (ii) any Loan Party shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any of the other Loan Documents, when such interest or other amount becomes due in accordance with the terms thereof or hereof, and in the case of this clause (ii), the same shall remain unremedied for a period of three (3) Business Days; or

(b)          Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is identified as such and contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)          Any Loan Party shall default in the observance or performance of any covenant contained in any of Sections 7.1, 7.7, 7.13, 7.15, and SECTION 8; or

(d)          Any Loan Party shall default in the observance or performance of any other obligation applicable to it contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a), (b), and (c) of this Section 9), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (x) such Loan Party having knowledge of such default or (y) notice thereof from the Administrative Agent to the Borrowers’ Agent; or

(e)          Any Loan Party shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Loans or Reimbursement Obligations) or in the payment of any Guarantee Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, if the aggregate amount of the Indebtedness and/or Guarantee Obligations of any Loan Party in respect of which such default or defaults shall have occurred is at least $5,000,000; (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or such Guarantee Obligation (in each case involving the amounts specified in clause (A) above) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity (other than with respect to Indebtedness that is, by its terms, callable upon demand) or such Guarantee Obligation to become payable; or (C) default in the observance or performance of any obligation (payment or otherwise) under a Financial Hedging Agreement or a Commodity OTC Contract that would allow the counterparty thereof to exercise a right to terminate its position under such Financial Hedging Agreement or Commodity OTC Contract, if the aggregate net exposure with regard to all such positions is in excess of $5,000,000; or

(f)          (i) Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement, liquidation, winding-up or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief with regard to all or any substantial part of its assets, which shall not have been vacated, discharged, or stayed or bonded pending appeal within forty-five (45) days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

(g)          (i) Any Person that is a fiduciary, party-in-interest or disqualified person with respect to a Plan shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving such Plan; (ii) any failure to satisfy the minimum funding requirements of Section 412 or 430 of the Code, whether or not waived, shall occur with respect to any Plan, a Plan shall obtain “at risk” status within the meaning of Section 430 of the Code or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity; (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iv) any Single Employer Plan shall terminate pursuant to Section 4041(c) or 4042 of ERISA; (v) the Loan Parties or any Commonly Controlled Entity incur any liability in connection with a complete or partial withdrawal from, or the Insolvency, Reorganization or termination of, a Multiemployer Plan or any such Multiemployer Plan obtains endangered, seriously endangered or critical status, in each case within the meaning of Section 432 of the Code; or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)          One or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (to the extent not paid or covered by insurance) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(i)          (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than, in each case, by reason of the express release thereof pursuant to Section 11.5) against any portion of Collateral with a value exceeding $500,000; or

(j)          The Guaranty shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 11.5), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)          Any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of Section 9.1(f) hereof with respect to a Borrower, the Commitments shall immediately and automatically terminate and the Loans and Reimbursement Obligations (except as provided in the following paragraph) hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers’ Agent declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers’ Agent, declare the Loans and, except as provided in the following paragraph, Reimbursement Obligations hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to all outstanding Letters of Credit with respect to which demand for payment shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrowers shall at such time Cash Collateralize the aggregate then-undrawn and unexpired amount of such Letters of Credit. The Borrowers hereby grant to the Collateral Agent, for the benefit of the Issuing Lenders, the Lenders, the L/C Participants and the other Secured Parties, a security interest in such Cash Collateral to secure all obligations of the Borrowers under this Agreement and the other Loan Documents and all other Obligations. Cash Collateralized amounts shall be applied by the Collateral Agent to the payment of drafts drawn under such Letters of Credit, and fees owing with respect to such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of such Borrowers hereunder and under the Notes and any other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of each Borrower hereunder and under the Notes and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower. The Borrowers shall execute and deliver to the Collateral Agent, for the account of the Issuing Lenders, the Lenders, the L/C Participants and the other Secured Parties, such further documents and instruments as the Collateral Agent may reasonably request to evidence the creation and perfection of the security interest in such Cash Collateral account.

SECTION 10.THE AGENTS

10.1         Appointment. (a) Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

(b)          Each Qualified Counterparty and each Qualified Cash Management Bank, pursuant to the terms of the applicable Hedging Agreement Qualification Notification and/or by accepting the grant by the Loan Parties of the security interest in the Collateral pursuant to the Security Documents, hereby irrevocably designates and appoints the Agents as the agents of such Qualified Counterparty or Qualified Cash Management Bank under this Agreement and the other Loan Documents, and each such Qualified Counterparty and Qualified Cash Management Bank irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Qualified Counterparty or Qualified Cash Management Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2         Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3         Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates (each, an “Agent-Related Person”) shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or Collateral Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. In no event shall the Agents be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether such Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

10.4         Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers or any other Loan Party), independent accountants and other experts selected by such Agent with reasonable care. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater percentage of Lenders as shall be required therefor under Section 11.1) as it deems appropriate or as otherwise required by Section 11.1 or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such greater percentage of Lenders as shall be required therefor under Section 11.1) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all future holders of the Loans and all other Obligations.

10.5         Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, or the Borrowers’ Agent or any other Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until an Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6         Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of the Borrowers or any Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties and made its own decision to extend credit to the Borrowers hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Collateral Agent hereunder or under any of the other Loan Documents, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers or any other Loan Party which may come into the possession of such Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates. Without limiting the generality of the foregoing, no Agent shall have any duty to monitor the Collateral used to calculate the Borrowing Base or the reporting requirements or the contents of reports delivered by the Borrowers’ Agent. Each Lender assumes the responsibility of keeping itself informed at all times.

10.7         Indemnification. The Lenders agree to indemnify each Agent and each other Agent-Related Person on an after-Tax basis in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans and Reimbursement Obligations and the cash collateralization of the L/C Obligations) be imposed on, incurred by or asserted against such Agent or such Agent-Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing (including the fees and expenses of such Agent’s or such Agent-Related Person’s counsel); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent’s or such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section 10.7 shall survive the payment of the Loans, Reimbursement Obligations and all amounts payable hereunder and the cash collateralization of the L/C Obligations.

10.8         Agents in Their Individual Capacity. Each Agent and its Subsidiaries and Affiliates may make loans and other extensions of credit to, accept deposits from and generally engage in any kind of business with the Borrowers and the other Loan Parties and their Subsidiaries and Affiliates as though such Agent were not an Agent hereunder and under the other Loan Documents. With respect to the Loans and other extensions of credit made by it hereunder, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9         Successor Agents. The Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable, upon thirty (30) days’ notice to the Borrowers’ Agent and the Lenders. If the Administrative Agent or the Collateral Agent shall resign as the Administrative Agent or the Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint BMO Harris Bank N.A. as the replacement Agent in such capacity; provided that the Credit Exposure Percentage of BMO Harris Bank with respect to the Facilities at such time is not less than 35%, unless BMO Harris Bank N.A. is not willing to serve in such capacity, in which case the Required Lenders shall appoint from among the Lenders (unless no Lender is willing to act as such Agent, in which case such Agent may be any Person approved by the Required Lenders) a successor Administrative Agent or Collateral Agent, as applicable, for the Lenders, which successor Administrative Agent or Collateral Agent shall be approved by the Borrowers’ Agent (which approval shall not be unreasonably withheld and shall not be required during the continuance of an Event of Default), whereupon such successor Administrative Agent or Collateral Agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor Administrative Agent or the Collateral Agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as applicable, or any of the parties to this Agreement or any holders of the Loans or other Obligations. After any retiring Administrative Agent’s or Collateral Agent’s resignation as Administrative Agent or Collateral Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents. If no successor Administrative Agent or Collateral Agent has accepted appointment as Administrative Agent or Collateral Agent by the date which is thirty (30) days following a retiring Administrative Agent’s or Collateral Agent’s, as applicable, notice of resignation, the retiring Administrative Agent’s or Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Administrative Agent or Collateral Agent, as applicable, hereunder and under the other Loan Documents until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.10         Collateral Matters. (a) The Collateral Agent is authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b)          The Lenders, and each Qualified Counterparty and each Qualified Cash Management Bank (pursuant to the terms of the applicable Hedging Agreement Qualification Notification and/or by accepting the grant by the Loan Parties of the security interest in the Collateral pursuant to the Security Documents), irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments, and payment in full of all Loans and all other Obligations known to the Collateral Agent and payable under this Agreement or any other Loan Document (except indemnification obligations for which no claim has been made and of which no Responsible Person of any Loan Party has knowledge or any obligations owed under a Commodity OTC Agreement with a Qualified Counterparty, any Financial Hedging Agreement with a Qualified Counterparty or any Cash Management Bank Agreement with a Qualified Cash Management Bank); (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale, transfer or other disposition permitted hereunder; (iii) constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to any Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrowers to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the portion of the Lenders required by Section 11.1. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.10; provided that the absence of any such confirmation for whatever reason shall not affect the Collateral Agent’s rights under this Section 10.10.

(c)          The Collateral Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

10.11         Force Majeure. The Agents shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Agents (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

SECTION 11. MISCELLANEOUS

11.1         Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents with the Loan Parties party thereto for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights and obligations of the Lenders or of the Loan Parties party thereto hereunder or thereunder or (b) waive or consent to any departure from, prospectively, concurrently or retrospectively, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver or consent and no such amendment, supplement or modification shall:

(i)          reduce the amount or extend the scheduled date of maturity of any Loan or payment Obligation hereunder or any installment thereof (excluding mandatory prepayments), or extend the due date for any Reimbursement Obligation, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the additional written consent of each Lender affected thereby, or

(ii)         increase any percentage in the definition of “Borrowing Base” or otherwise amend or modify the definition of “Borrowing Base” or any direct or indirect component definition thereof that has the effect of increasing the Borrowing Base Availability, in each case without the written consent of the Supermajority Lenders; or

(iii)        amend, modify or waive any provision of this Section 11.1 or change the percentage specified in the definition of Required Lenders or Supermajority Lenders, or consent to the assignment or transfer by the Borrowers’ Agent of any of their rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all of the Lenders, or

(iv)        consent to the release by the Collateral Agent of all or substantially all of the Collateral or release any guarantor from its Guarantee Obligations under the Guaranty or provide for the Collateral or the Guaranty to no longer secure or guarantee all Obligations ratably, without the written consent of all of the Lenders, except to the extent such release is permitted or required under this Agreement, or

(v)         amend, modify or waive any provision of Section 10, or any other provision affecting the rights, duties or obligations of any Agent, without the written consent of any Agent directly affected thereby, or

(vi)        amend, modify or waive any provision of Section 3, or any provision of Section 11.7(c) affecting the right of the Issuing Lenders to consent to certain assignments thereunder, without the written consent of the Issuing Lenders or any other provision affecting the rights, duties or obligations of any Issuing Lenders, without the additional written consent of any Issuing Lender directly affected thereby.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans and other Obligations. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

11.2         Notices.

(a)          General. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by overnight courier or delivery by hand, when delivered, (b) in the case of delivery by mail, three (3) Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been electronically confirmed, addressed as follows in the case of Borrowers’ Agent and the Administrative Agent, and as set forth in Schedule 1.0 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers’ Agent:	Cypress Energy Partners, L.P.
5727 S. Lewis Avenue, Suite 500
Tulsa, Oklahoma 74105
Attention: G. Les Austin
Fax: (918) 748-3905

The Administrative Agent:	Deutsche Bank Trust Company Americas
60 Wall Street
New York, New York 10005
Attention: Project Finance Administrative Agent
Services – Cypress Energy Partners

The Collateral Agent:	Deutsche Bank AG, New York Branch
60 Wall Street
New York, New York 10005
Attention: Christopher Chapman

with a copy to:	Mayer Brown LLP
214 North Tryon Street, Suite 3800
Charlotte, North Carolina 28202
Attention: E. Perry Hicks, Esq.
Fax: 704-444-3500

BMO Harris Bank N.A.,:	BMO Harris Bank N.A.
as Joint Lead Arranger	111 West Monroe Street
Chicago, IL 60605
Attention: Anthony Kwilosz

provided that any notice, request or demand to or upon the Administrative Agent, the Issuing Lenders or the Lenders pursuant to Section 2.4, 2.5, 3.2, 3.5, 3.6, 4.1, 4.3, 4.6, 4.7, or 4.9 shall not be effective until received.

(b)          Limited Use of Electronic Mail. Except as permitted otherwise in Section 11.2(d), electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used to deliver any notice hereunder.

(c)          Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrowers’ Agent even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers’ Agent. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(d)          Intralinks. Each Loan Party and Lender hereby acknowledges that the Administrative Agent will make information available to the Secured Parties by posting the information on IntraLinks or another similar electronic system (the “Platform”). Each Lender hereunder agrees that any document or notice posted on the Platform by the Administrative Agent shall be deemed to have been delivered to the Lenders. The Borrowers and the Lenders further agree that, to the extent reasonably practicable, any document delivered to the Administrative Agent for purposes of compliance with any provision of this Agreement or for dissemination to any other party hereto shall be delivered to the Administrative Agent in electronic form capable of being posted to the Platform. With respect to the Platform, the parties agree and acknowledge the following:

(i)          Each Loan Party understands that the distribution of materials and other communications through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the applicable Agent, as determined by a final non-appealable judgment of a court of competent jurisdiction; and

(ii)         The Platform is provided “as is” and “as available”. Neither the Administrative Agent, any other Agent nor any of their respective Affiliates warrants the accuracy or completeness of the information contained on the Platform or the adequacy of the Platform and each expressly disclaims liability for errors or omissions in the information contained on the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects is made by the Administrative Agent, any other Agent or any of their respective Affiliates in connection with the information contained on the Platform.

11.3         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein and in the other Loan Documents provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

11.4         Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other Extensions of Credit hereunder.

11.5         Release of Collateral and Guarantee Obligations. (a) Upon any sale or other transfer of any Collateral that is permitted under the Loan Documents by any Loan Party or a sale of all of the assets of, or all of the Capital Stock of, a Subsidiary in a transaction that is permitted under the Loan Documents (other than a sale, transfer or other disposition to another Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.10 hereof, the security interest in such Collateral shall automatically terminate and Collateral Agent or Administrative Agent, as the case may be, shall execute and a deliver a termination or satisfaction of any Mortgage and Security Agreement affecting such Collateral, in proper form for recording.

(b)          Upon any sale or other transfer of all of the Capital Stock of any Loan Party that is permitted or consented to under the Loan Documents (other than a sale or transfer to another Loan Party), the Guaranty of such Loan Party shall automatically be released and terminated.

(c)          Upon termination of the Commitments and payment in full of the Loans and all other Obligations payable under this Agreement or any other Loan Document (except indemnification obligations for which no claim has been made and of which no Responsible Person of any Loan Party has knowledge) and the termination or expiration of all Letters of Credit, the pledge and security interest granted pursuant to this Agreement and the other Loan Documents shall automatically terminate and all rights to the Collateral shall revert to the applicable Loan Party. Upon any such termination or pursuant to any termination or release as described in Section 11.5(a), the Collateral Agent will, at the applicable Loan Party’s expense, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

11.6         Payment of Costs and Expenses. The Borrowers agree (a) to pay or reimburse each Agent and the Joint Lead Arrangers for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, execution, delivery and administration of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements of one counsel to the Agents and the Joint Lead Arrangers (including the fees and expenses of Mayer Brown LLP), (b) to pay or reimburse each Lender, the Swing Line Lender, each Issuing Lender, each Agent and the Joint Lead Arrangers, for all its documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the documented fees and disbursements of counsel to each Lender, the Joint Lead Arrangers, the Swing Line Lender and each Issuing Lender and of counsel to the Agents, (c) to pay or reimburse the Agents and the Joint Lead Arrangers for its documented costs and expenses incurred in connection with inspections performed pursuant to Section 7.9, and any other due diligence performed in connection with this Agreement and the other Loan Documents, including the reasonable and documented fees and disbursements of counsel to the Agents (including the fees and expenses of Mayer Brown LLP), (d) to pay, indemnify, and hold each Lender, the Swing Line Lender, the Issuing Lenders, each Agent and the Joint Lead Arrangers harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (except to the extent the Borrowers have otherwise indemnified such Person for such taxes under Section 4.11(b)), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent (including the determination of whether or not any such waiver or consent is required) under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) on a net after-Tax basis, to pay, indemnify, and hold each Lender, the Issuing Lenders and the Agents, and each of their respective officers, employees, directors, trustees, agents, advisors, affiliates, partners and controlling persons (each, an “Indemnitee”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever other than Taxes (as to which Section 4.10 and Section 4.11 shall govern) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrowers and any of its Subsidiaries, or any of the Properties, including the fees and expenses of such Indemnitee’s counsel (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”); provided that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are (x) found by a final, non-appealable judgment of a court of competent jurisdiction (unless settled by final binding mediation or final determination by another form of alternative dispute resolution chosen by the parties) to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final, non-appealable judgment of a court of competent jurisdiction (unless settled by final binding mediation or final determination by another form of alternative dispute resolution chosen by the parties) in its favor on such claim. The agreements in this Section 11.6 shall survive repayment of the Loans, Reimbursement Obligations and all other amounts payable hereunder. This Section 11.6 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

11.7         Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Agents and their respective successors and assigns, except as otherwise provided in Section 8.4, that no Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any purported such assignment or transfer by such Borrower without such consent of each Lender shall be null and void).

(b)          Any Lender may, in accordance with applicable Law, at any time sell to one or more banks, financial institutions or other entities (individually, a “Participant” and, collectively, the “Participants”) participating interests in any Loan or Reimbursement Obligation owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents (a “Participation”). In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan, Reimbursement Obligation or other interest for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, except with respect to Sections 4.10 and 4.11, under which the Participant has certain rights with respect thereto. In no event shall any Participant under any such Participation have any right to approve any amendment to or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or the stated rate of interest on, the Loans, Reimbursement Obligation or any fees payable hereunder, or postpone the date of the final maturity of the Loans or Reimbursement Obligations, in each case to the extent subject to such Participation (and, for the avoidance of doubt, the Borrowers may exercise any rights granted to it in Section 4.17 with respect to the Lender that sold a Participation to such Participant to the extent that the direction by such Participant to such Lender to not consent to any such amendment would cause the applicable Lender to be subject to the provisions of Section 4.17). The Borrowers agree that if amounts outstanding under this Agreement are due or unpaid during an Event of Default, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable Law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.8(a) as fully as if it were a Lender hereunder. The Borrowers also agree that each Participant shall be entitled to the benefits of, and bound by the obligations imposed on the Lenders in, Sections 4.10, 4.11 and 4.14 with respect to its Participation in the Commitments and the Loans and other extensions of credit hereunder outstanding from time to time as if it were a Lender.

(c)          Any Lender may, in accordance with applicable Law, at any time and from time to time assign to any Lender or any Subsidiary, Affiliate or Approved Fund thereof, or, with the consent of the Collateral Agent, and, in the case of an assignment of the Working Capital Facility Commitment, the Issuing Lenders, and Swing Line Lender, and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers’ Agent (which consent shall not be unreasonably withheld or delayed), to any other Person (the “Assignee”), all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F, appropriately completed (an “Assignment and Acceptance”), executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or any Subsidiary, Affiliate or Approved Fund thereof, by the Collateral Agent, and in the case of an Assignment of the Working Capital Facility Commitment, the Issuing Lenders, and Swing Line Lender, and, so long as no Default or Event of Default has occurred and is continuing and the Borrowers’ Agent is not deemed to consent to such assignment, the Borrowers’ Agent) and attaching the Assignee’s relevant tax forms, administrative details and wiring instructions, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) each such assignment to an Assignee (other than any Lender) shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (other than in the case of (A) an assignment of all of a Lender’s interests under this Agreement or (B) an assignment to another Lender, a Subsidiary, an Affiliate or an Approved Fund of such assigning Lender), unless otherwise agreed by the Collateral Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers’ Agent (such amount to be aggregated in respect of assignments by to any Lender and the affiliates or Approved Funds thereof), (ii) in the case of an assignment by a Lender to a Bank CLO managed by such Lender or an affiliate of such Lender, unless such assignment to such Bank CLO has been consented to by the Collateral Agent, and in the case of an Assignment of the Working Capital Facility Commitment, the Issuing Lenders, and the Swing Line Lender, and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers’ Agent (such consent not to be unreasonably withheld or delayed), the assigning Lender shall retain the sole right to approve any amendment, waiver or other modification of this Agreement or any other Loan Document; provided that the Assignment and Acceptance between such Lender and such Bank CLO may provide that such Lender will not, without the consent of such Bank CLO, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to Section 11.2, and (iii) each Assignee shall comply with the provisions of Section 4.11(e) and (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, and each Lender assigning all or a portion of its rights and obligations must do so on a pro rata basis among the two separate Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph (c) and paragraph (e) of this Section 11.7, (x) the consent of the Borrowers’ Agent shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrowers’ Agent, for any assignment which occurs at any time when any of the events described in Section 9.1(f) shall have occurred and be continuing and (y) the Borrowers’ Agent shall be deemed to have consented to any assignment that requires such consent pursuant to the terms thereof unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.7 shall be treated for purposes of this Agreement as a sale by such Lender of a Participation in such rights and obligations in accordance with Section 11.7(b).

(d)          The Administrative Agent, on behalf of the Borrowers, shall maintain at the address of the Administrative Agent referred to in Section 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders (including all Assignees and successors) and the Commitments of, and principal amounts of the Loans and other Obligations owing to, each Lender from time to time. The entries made in the Register shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded (absent manifest error), and the Borrowers, the Administrative Agent and the Lenders may (and, in the case of any Loan or other Obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other Obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary; provided, however, that the failure of the Administrative Agent to maintain the Register, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans and other extensions of credit hereunder made to the Borrowers by such Lender in accordance with the terms of this Agreement. Any assignment of any Loan or other Obligation hereunder, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrowers’ Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. The parties intend for the Loans or other Obligations to be in registered form for tax purposes and this provision shall be construed in accordance with that intent.

(e)          Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender (or any Subsidiary, Affiliate or Approved Fund thereof), by the Administrative Agent, and in the case of an assignment of the Working Capital Facility Commitment, the Issuing Lenders, and the Swing Line Lender and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers’ Agent), together with payment to the Administrative Agent by the assigning Lender of a registration and processing fee of $3,500 (other than in the case of an assignment to a Lender or an Affiliate of a Lender or any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the applicable Register and give notice of such acceptance and recordation to the Lenders and the Borrowers’ Agent.

(f)          The Borrowers authorize each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee in each case, any and all financial information in such Lender’s possession concerning the Borrowers, the other Loan Parties and their Subsidiaries and Affiliates which has been delivered to such Lender by or on behalf of the Borrowers or the other Loan Parties pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers or other Loan Parties in connection with such Lender’s credit evaluation of the Borrowers, the other the Loan Parties and their Subsidiaries or Affiliates prior to becoming a party to this Agreement; provided that such Transferee or prospective Transferee shall have agreed to be bound by the provisions of Section 11.16 hereof.

(g)          For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.7 concerning assignments of Loans and other extensions of credit hereunder and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, (i) any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable Law and (ii) any pledge or assignment by a Lender which is a fund to its trustee for the benefit of such trustee and/or its investors to secure its obligations under any indenture or Governing Documents to which it is a party; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.8         Adjustments; Set-off. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans or Reimbursement Obligations with regards to either Facility, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender under such Facility, if any, in respect of such other Lender’s Loans or Reimbursement Obligations under such Facility, or interest thereon, except to the extent specifically provided hereunder, such Benefited Lender shall purchase for cash from the other Lenders under such Facility a participating interest in such portion of each such other Lender’s Loans or Reimbursement Obligations under such Facility, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders under such Facility; except that with respect to any Lender that is a Defaulting Lender by virtue of such Lender failing to fund its Commitment Percentage of any Loan or Participation Obligation, such Defaulting Lender’s pro rata share of the excess payment shall be allocated to the Lender (or the Lenders, pro rata) that funded such Defaulting Lender’s Commitment Percentage thereof; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. Each Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans or Reimbursement Obligations may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)          In addition to any rights and remedies of the Lenders provided by Law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable Law, during the existence of an Event of Default, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers. Each Lender agrees to promptly notify the Borrowers’ Agent and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off or application.

11.9         Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission or electronic mail transmission in portable document format of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic mail in portable document format shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers’ Agent and the Administrative Agent.

11.10         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11         Integration. This Agreement and the other Loan Documents represent the agreement of the parties hereto with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12         Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

11.13         Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Loan Parties as the case may be, at their address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and

(e)          waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.14         Acknowledgements. Each Loan Party hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)          none of the Agents nor any Lender has any fiduciary relationship with or duty to the Loan Parties arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrowers and the other Loan Parties, on one hand, and Agents and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

11.15         Waivers of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16         Confidentiality. (a) Each Lender Party shall use its best efforts to (i) keep confidential (and shall cause its directors, officers, employees, representatives, agents or auditors (collectively, “Representatives”) to keep confidential) all information that such Lender Party receives from or on behalf of the Loan Parties other than information that is identified by any of the Loan Parties as being non-confidential information (all such information that is not so identified being “Confidential Information”); provided that nothing in this Section 11.16 shall prevent any Lender Party from (A) disclosing, subject to the terms and requirements of this Section 11.16, such information to a Subsidiary or an Affiliate or its Representatives, (B) disclosing Confidential Information in connection with the exercise of any remedy hereunder or (C) using Confidential Information solely for purposes of evaluating and administering the Loans and the Loan Documents, and (ii) subject to Section 11.16(d), not disclose Confidential Information to Representatives of its Trading Business.

(b)          Notwithstanding anything in this Section 11.16 to the contrary, any Confidential Information may be disclosed by any Lender Party (the affected Lender Party being the “Disclosing Party”) if the Disclosing Party is compelled by judicial process or is required by Law or regulation or is requested to do so by any examiner or any other regulatory authority or recognized self-regulatory organization including, without limitation, the New York Stock Exchange, the Federal Reserve Board, the New York State Banking Department and the Securities & Exchange Commission, in each case having or asserting jurisdiction over the Disclosing Party.

(c)          The obligations of each Lender Party and its Representatives under this Section 11.16 with respect to Confidential Information shall not apply to (i) any Confidential Information which, as of the date of disclosure by such Lender Party or its Representatives, is in the public domain or subsequently comes into the public domain other than as a result of a breach of the obligations of such Lender Party or its Representatives hereunder, or (ii) any Confidential Information that was or becomes available to such Lender Party or its Representatives from a person or source that is or was not, to the knowledge of such Lender Party or its Representatives, bound by a confidentiality agreement with any Loan Party or otherwise prohibited from transferring such information to any other Person, or (iii) any Confidential Information which was or becomes available to such Lender Party or its Representatives without any obligation of confidentiality prior to its disclosure by or on behalf of the Loan Parties or (iv) any Confidential Information that was developed by such Lender Party or its Representative without the use of information provided by any Loan Party.

(d)          Notwithstanding anything herein to the contrary, any Lender Party may disclose Confidential Information to those Representatives of its Trading Business, solely to the extent (i) such disclosure is (A) advisable, in the good faith discretion of such Lender Party, to assist such Lender Party in protecting and enforcing its rights under any Loan Document and other credit facilities which such Lender Party or any of its Subsidiaries or Affiliates has with the applicable Loan Party (or any of its Subsidiaries or Affiliates) and (B) relevant to such assistance, (ii) such Representatives have been advised of, and agree to, the confidential nature, and restrictions on use, of such Confidential Information and need to know same in connection with providing such assistance, and (iii) such Confidential Information is not used for any purpose other than that set forth in this Section 11.16.

11.17         Specified Laws. Each Lender, the Administrative Agent and the Collateral Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Specified Laws, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender, the Administrative Agent, or the Collateral Agent, as applicable, to identify the Borrowers in accordance with the Specified Laws.

11.18         Additional Borrowers. At any time and from time-to-time after the Closing Date, the Borrowers’ Agent may request that any of its Subsidiaries become a borrower under this Agreement (each Subsidiary which becomes a borrower pursuant to the terms of this Section 11.18, an “Additional Borrower”). Such Subsidiary shall become an Additional Borrower with effect on and from the date on which the Administrative Agent notifies the Borrowers’ Agent that each of the following has been satisfied (which date shall be within ten (10) Business Days after each Lender has received the documents referred to in Section 11.18(d):

(a)          the Administrative Agent receives a duly completed and executed Joinder Agreement, substantially in the form of Exhibit P;

(b)          the Borrowers’ Agent confirms that no Default or Event of Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower and each of the representations and warranties relating to the Additional Borrower and the Loan Parties is true and not misleading in any material respect (except that any representation and warranty that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) as if made on date of accession of Additional Borrower;

(c)          the Subsidiary is incorporated, organized or formed in the United States of America or another jurisdiction approved by the Required Lenders;

(d)          the Collateral Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Collateral Agent, of the Uniform Commercial Code (if relevant), judgment and tax Lien filings, and all customary searches for financing transactions of this nature in all applicable jurisdictions, which may have been filed with respect to personal property of such Additional Borrower, and the results of such search shall be reasonably satisfactory to the Collateral Agent;

(e)          each Lender shall have received all of the documents referred to in Section 6.1(b) with respect to that Additional Borrower and has confirmed to the Collateral Agent that such documents are in form and substance reasonably satisfactory to such Lender;

(f)          such Additional Borrower becomes a Grantor; and

(g)          Additional Borrower appoints the Borrowers’ Agent to act on its behalf as the agent for such Additional Borrower hereunder and under the other Loan Documents and authorizes the Borrowers’ Agent to take such actions on its behalf and to exercise such powers as are delegated to the Borrowers’ Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, and the Borrowers’ Agent accepts such appointment (which appointment shall not be terminated or revoked without the consent of the Collateral Agent and the Required Lenders).

11.19      Joint and Several Liability. Upon entry into this Agreement by an Additional Borrower, all Loans, upon funding, shall be deemed to be jointly funded to and received by the Borrower Parties. Each Borrower Party jointly and severally agrees to pay, and shall be jointly and severally liable under this Agreement for, all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared, or disbursed by or among the Borrower Parties themselves, or the manner in which an Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower Party shall be liable for all amounts due to an Agent and/or any Lender under this Agreement, regardless of which Borrower Party actually receives Loans or other Extensions of Credit hereunder or the amount of such Loans and Extensions of Credit received or the manner in which such Agent and/or such Lender accounts for such Loans or other Extensions of Credit on its books and records. Each Borrower Party’s Obligations with respect to Loans and other Extensions of Credit made to it, and such Borrower Party’s Obligations arising as a result of the joint and several liability of such Borrower Party hereunder, with respect to Loans and other Extensions of Credit made to the other Borrower Parties hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower Party. The Borrower Parties acknowledge and expressly agree with the Agents and each Lender that the joint and several liability of each Borrower Party is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrower Parties and is not required or given as a condition of Extensions of Credit to such Borrower Party. Each Borrower Party’s obligations under this Agreement shall be separate and distinct obligations. Each Borrower Party’s obligations under this Agreement shall, to the fullest extent permitted by Law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower Party or of any Note or other document evidencing all or any part of the Obligations of any other Borrower Party, (ii) the absence of any attempt to collect the Obligations from any other Borrower Party, any Guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by an Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower Party or any Guarantor, or any part thereof, or any other agreement now or hereafter executed by any other Borrower Party or any Guarantor and delivered to an Agent and/or any Lender, (iv) the failure by an Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower Party or any Guarantor, (v) an Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower Party, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of an Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower Party under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower Party. With respect to any Borrower Party’s Obligations arising as a result of the joint and several liability of the Borrower Parties hereunder with respect to Loans or other Extensions of Credit made to any of the other Borrower Parties hereunder, such Borrower Party waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender now has or may hereafter have against any other Borrower Party, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower Party to an Agent and/or any Lender. Upon any Event of Default, the Agents may proceed directly and at once, without notice, against any Borrower Party to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower Party or any other Person, or against any security or collateral for the Obligations. Each Borrower Party consents and agrees that the Agents shall be under no obligation to marshal any assets in favor of any Borrower Party or against or in payment of any or all of the Obligations. Each Borrower Party further acknowledges that credit extended to each Borrower Party hereunder will directly or indirectly benefit each other Borrower Party.

11.20      Contribution and Indemnification among the Borrowers. Each Borrower Party is obligated to repay the Obligations as joint and several obligor under this Agreement. To the extent that any Borrower Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower Party hereunder or other Obligations incurred directly and primarily by any other Borrower Party (an “Accommodation Payment”), then the Borrower Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrower Parties in an amount, for each of such other Borrower Parties, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower Party’s Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrower Parties. As of any date of determination, the “Allocable Amount” of each Borrower Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower Party hereunder without (a) rendering such Borrower Party “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section 11.20 shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section 11.20 shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

11.21      Express Waivers by Borrower Parties in Respect of Cross Guaranties and Cross Collateralization. Each Borrower Party agrees as follows:

(a)            Each Borrower Party hereby waives: (i) notice of acceptance of this Agreement; (ii) notice of the making of any Loans, the issuance of any Letter of Credit or any other financial accommodations made or extended under the Loan Documents or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to such Borrower Party’s right to make inquiry of the Administrative Agent to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of any other Borrower Party or of any other fact that might increase such Borrower Party’s risk with respect to such other Borrower Party under the Loan Documents; (v) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments among the Loan Documents; and (vi) all other notices (except if such notice is specifically required to be given to such Borrower Party hereunder or under any of the other Loan Documents to which such Borrower Party is a party) and demands to which such Borrower Party might otherwise be entitled;

(b)           Each Borrower Party hereby waives the right by statute or otherwise to require an Agent or any other Secured Party to institute suit against any other Borrower Party or to exhaust any rights and remedies which an Agent or any other Secured Party has or may have against any other Borrower Party. Each Borrower Party further waives any defense arising by reason of any disability or other defense of any other Borrower Party (other than the defense that the Obligations shall have been fully and finally performed and paid) or by reason of the cessation from any cause whatsoever of the liability of any such Borrower Party in respect thereof;

(c)            Each Borrower Party hereby waives and agrees not to assert against an Agent or any Lender: (i) any defense (legal or equitable), set-off, counterclaim, or claim which such Borrower Party may now or at any time hereafter have against any other Borrower Party or any other party liable under the Loan Documents; (ii) any defense, set-off, counterclaim, or claim of any kind or nature available to any other Borrower Party against an Agent or any Lender, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by an Agent or any Lender under any applicable law; and (iv) the benefit of any statute of limitations affecting any other Borrower Party’s liability hereunder;

(d)            Each Borrower Party consents and agrees that, without notice to or by such Borrower Party and without affecting or impairing the obligations of such Borrower Party hereunder, the Agents may (subject to any requirement for consent of any of the Lenders to the extent required by this Agreement), by action or inaction: (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Loan Documents; (ii) release all or any one or more parties to any one or more of the Loan Documents or grant other indulgences to any other Borrower Party in respect thereof; (iii) amend or modify in any manner and at any time (or from time to time) any of the Loan Documents; or (iv) release or substitute any Person liable for payment of the Obligations, or enforce, exchange, release, or waive any security for the Obligations or any Guaranty of the Obligations.

(e)             Each Borrower Party represents and warrants to the Agents and the Lenders that, as of the date of entry of any Additional Borrower into this Agreement, such Borrower Party is currently informed of the financial condition of all other Borrower Parties and all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower Party further represents and warrants that, as of the date of entry of such Borrower Party into this Agreement, such Borrower Party has read and understands the terms and conditions of the Loan Documents. Each Borrower Party agrees that none of the Agents or any Lender has any responsibility to inform any Borrower Party of the financial condition of any other Borrower Party or of any other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

11.22   Limitation on Obligations of Borrower Parties. In the event that in any action or proceeding involving any state or foreign corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, the obligations of any Borrower, including for the obligations of any other Borrower Party, under this Agreement shall be held or determined to be void, avoidable, invalid or unenforceable (including because of Section 548 of the Bankruptcy Code or any applicable state or federal Law relating to fraudulent conveyances or transfers), then, notwithstanding any other provision of this Agreement to the contrary, the amount of such liability of a Borrower Party shall, without any further action by any Loan Party, Agent or Lender, be automatically limited and reduced to the highest amount that is valid and enforceable (such highest amount determined hereunder being the relevant Borrower’s “Maximum Liability”); provided that nothing contained in this Section 11.22 shall limit the liability of any Borrower Party to repay Loans made directly or indirectly to or for the benefit of that Borrower Party or any Subsidiary of that Borrower Party (including Loans advanced to any other Borrower Party and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower Party or any of its Subsidiaries), Obligations relating to Letters of Credit issued for the direct or indirect benefit of such Borrower Party or any of its Subsidiaries, and all interest, fees, expenses and other related Obligations under the Loan Documents with respect thereto, for which such Borrower Party shall be primarily liable for all purposes hereunder. This Section 11.22 with respect to the Maximum Liability of each Borrower Party is intended solely to preserve the rights of the Agents and the Lenders to the maximum extent not subject to avoidance under applicable Law, and no Loan Party nor any other person or entity shall have any right or claim under this Section 11.22 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Borrower Party hereunder shall not be rendered void, voidable, invalid or unenforceable under applicable Law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWERS:

CYPRESS ENERGY PARTNERS, L.P.,
as Borrowers’ Agent and as a Borrower
By:	Cypress Energy Partners GP, LLC,
its general partner

CYPRESS ENERGY PARTNERS, LLC,
CYPRESS ENERGY PARTNERS – TIR, LLC,

By:	/s/ Peter C. Boylan III
Name : Peter C. Boylan III
Title: President and Chief Executive Officer

TULSA INSPECTION RESOURCES, LLC,

By:	/s/ Randall Lorett
Name : Randall Lorett
Title: President and Chief Executive Officer

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Lender, Swing Line Lender, Issuing Bank, and
Collateral Agent

By:	/s/ Chris Chapman
Name : Chris Chapman
Title: Director

By:	/s/ Shai Bandner
Name : Shai Bandner
Title: Vice President

[Signature Page to Credit Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent

By:	Deutsche Bank National Trust Company

By:	/s/ Wanda Camacho
Name : Wanda Camacho
Title: Vice President

By:	/s/ Linda Reale
Name : Linda Reale
Title: Vice President

[Signature Page to Credit Agreement]

BMO HARRIS BANK, N.A.,
as a Lender and Joint Lead Arranger

By:	/s/ Anthony Kwilosz
Name : Anthony Kwilosz
Title: Senior Vice President

[Signature Page to Credit Agreement]

BOKF, NA d/b/a Bank of Oklahoma,
as a Lender

By:	/s/ Stevens E. Warrick
Name : Stevens E. Warrick
Title: Senior Vice President

[Signature Page to Credit Agreement]

COMERICA BANK,
as a Lender

By:	/s/ Evan Elsea
Name : Evan Elsea
Title: Officer

[Signature Page to Credit Agreement]

BANK SNB, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ David L. York
Name : David L. York
Title: President, Tulsa Division

[Signature Page to Credit Agreement]

CITIZENS SECURITY BANK,
as a Lender

By:	/s/ Sandy Bjornson
Name : Sandy Bjornson
Title: Executive Vice President

[Signature Page to Credit Agreement]

Schedule 1.0

Lenders, Commitments, and Applicable Lending Offices

	Working Capital	Acquisition		Total
	Revolving	Revolving	Total	Commitments
Lender	Commitment	Commitment	Commitments	Percentage
Deutsche Bank AG, New York Branch	$21,666,666.67	$18,333,333.33	$40,000,000.00	33.33%
BMO Harris Bank N.A.	$21,666,666.67	$18,333,333.33	$40,000,000.00	33.33%
BOKF, N.A. dba Bank of Oklahoma	$8,125,000.00	$6,875,000.00	$15,000,000.00	12.50%
Comerica Bank	$8,125,000.00	$6,875,000.00	$15,000,000.00	12.50%
Bank SNB, National Association	$2,708,333.33	$2,291,666.67	$5,000,000.00	4.17%
Citizens Security Bank	$2,708,333.33	$2,291,666.67	$5,000,000.00	4.17%
Totals	$65,000,000.00	$55,000,000.00	$120,000,000.00	100.00%

Schedule 1.1(A)

Eligible Inventory Locations

None

Schedule 1.1(B)

Cash Management Banks

Starion Financial

Schedule 1.1(C)

Eligible Foreign Counterparties

None.

Schedule 1.1(D)

Existing Letters of Credit

None.

Schedule 1.1(E)

Mortgaged Properties

Well Name	Legal Entity Name	Legal Description	Latitude / Longitude	Address	County	State

Tioga	Cypress Energy Partners - Tioga SWD, LLC	NWNW Sec 15- T156N - R96W	48' 20.24 - 103' 36.59	10798 Hwy 2, Tioga, ND 58852	Williams	North Dakota

Manning	Cypress Energy Partners -Manning SWD, LLC	SWSW Sec 18 143 95	47' 11.5 - 102' 46.41	1496 Hwy 22 Manning, ND 58642	Dunn	North Dakota

Grassy Butte	Cypress Energy Partners - Grassy Butte SWD, LLC	SENE Sec 35 147 99	47' 30.34 - 103' 14.57	651 Hwy 85 N Grassy Butte, ND 58634	Mckenzie	North Dakota

1804	Cypress Energy Partners - 1804 SWD, LLC	SWSW Sec 35 155 93	48' 11.50 - 102' 36.41	5402 92nd Ave NW Ross, ND 58776	Mountrail	North Dakota

Green River	Cypress Energy Partners - Green River SWD, LLC	NWNW Sec 23 141 99	47' 01.24 - 103' 12.04	2710 Hwy 85 SW Belfield, ND 58622	Billings	North Dakota

Piper (Williams)	Cypress Energy Partners - Williams SWD, LLC	Lots 29, 31, 41 and 42 located in the Missouri Ridge Commercial Park Subdivision lying in the S1/2 of Section 12 T155N-R101W of the 5th P.M., Pherrin Township	48.260667 / -103.531312	5835 135TH Ave., NW Williston, ND 58801	Williams	North Dakota

Ashton Dawn (Mountrail)	Cypress Energy Partners - Mountrail SWD, LLC	Lot 3 & 4 (W1/2SW1/4) Section 13 T152N-95W	48.242074 / -102.3724	5702 Highway 8 Stanley, ND 58784	Mountrail	North Dakota

Pecos SWD	Cypress Energy Partners - Pecos SWD, LLC	Section 21, Block 5, H&GN RR CO. Survey	31.368275 / -103.531312	5344 S. Valley Street Pecos, TX 79772	Reeves	Texas

Channing SWD (Orla)	Cypress Energy Partners - Orla SWD, LLC	Section 8, Block 56, Township 3, T&P Railroad Company Survey	31.73829 / -103.83812	2973 CR 436 Orla, TX 79770	Reeves	Texas

Schedule 2.2(A)

Wire Instruction for Loans

BOKF, NA d/b/a Bank of Oklahoma

ABA No. 103900036

Account:

Tulsa Inspection Resources, LLC 209924950

Tulsa Inspection Resources – Nondestructive Examination, LLC 209924917

Cypress Energy Partners, LLC 309292417

Schedule 5.4

Consents and Authorizations

None.

Schedule 5.9

Intellectual Property

None.

Schedule 5.15

Subsidiaries

Name	Form of Organization	Jurisdiction of Organization	Number of Issued and Outstanding Shares or Other Interests of Capital Stock	Classes and Number of Issued and Outstanding Shares or Other Interests of Capital Stock of Each Such Class	Name of Each Holder of Capital
Stock Thereof and the Number
of Shares or Other Interests of
Such Capital Stock Held by Each
Such Holder and the Percentage
of all Outstanding Shares or
Other Interests of Such Class of
Capital Stock Held by Such
Holders

Cypress Energy Partners – TIR, LLC	Limited Liability Company	Delaware	100% membership interest	N/A	Cypress Energy Investments, LLC- 100%

Cypress Energy Partners, LLC	Limited Liability Company	Delaware	100% membership interest	Common Interest Preferred Interest	Cypress Energy Holdings II, LLC- 100% of common interests Les Austin- 100% of preferred interest

Cypress Energy Partners – Pecos SWD, LLC	Limited Liability Company	Delaware	100% membership interest	N/A	Cypress Energy Partners, LLC- 100%

Cypress Energy Partners – Orla SWD, LLC	Limited Liability Company	Delaware	100% membership interest	N/A	Cypress Energy Partners, LLC- 100%

Cypress Energy Partners – Williams SWD, LLC	Limited Liability Company	Delaware	100% membership interest	N/A	Cypress Energy Partners, LLC- 100%

Cypress Energy Partners – Bakken, LLC	Limited Liability Company	Delaware	100% membership interest	N/A	Cypress Energy Partners, LLC- 100%

Cypress Energy Partners – Texas, LLC	Limited Liability Company	Texas	100% membership interest	N/A	Cypress Energy Partners, LLC- 100%

Cypress Energy Services, LLC	Limited Liability Company	Delaware	100 Common Units	N/A	Cypress Energy Partners, LLC- 51% SBG Disposal LLC- 49%

Cypress Energy Partners – Mountrail SWD, LLC	Limited Liability Company	Delaware	100% membership interest	N/A	Cypress Energy Partners, LLC- 100%

Cypress Energy Partners – SBG, LLC	Limited Liability Company	Delaware	100% membership interest	N/A	Cypress Energy Partners, LLC- 100%

Cypress Energy Partners – Tioga SWD, LLC	Limited Liability Company	North Dakota	100% membership interest	N/A	Cypress Energy Partners – SBG, LLC- 100%

Cypress Energy Partners – Manning SWD, LLC	Limited Liability Company	North Dakota	100% membership interest	N/A	Cypress Energy Partners – SBG, LLC- 100%

Cypress Energy Partners – Grassy Butte SWD, LLC	Limited Liability Company	North Dakota	100% membership interest	N/A	Cypress Energy Partners – SBG, LLC- 100%

Cypress Energy Partners – 1804 SWD, LLC	Limited Liability Company	North Dakota	100% membership interest	N/A	Cypress Energy Partners – SBG, LLC- 100%

Cypress Energy Partners – Green River SWD, LLC	Limited Liability Company	North Dakota	100% membership interest	N/A	Cypress Energy Partners – SBG, LLC- 100%

Tulsa Inspection Resources, LLC	Limited Liability Company	Delaware	100% membership interest	N/A	Cypress Energy Partners – TIR, LLC- 70.43%% Charles C. Stephenson, Jr. -21.47% Cynthia A. Field- 8.10%

Tulsa Inspection Resources – Nondestructive Examination, LLC	Limited Liability Company	Delaware	100% membership interest	N/A	Cypress Energy Partners – TIR, LLC- 70.43%% Charles C. Stephenson, Jr. -21.47% Cynthia A. Field- 8.10%

Tulsa Inspection Resources Holdings, LLC	Limited Liability Company	Delaware	100% membership interest	N/A	Cypress Energy Partners – TIR, LLC- 70.43%% Charles C. Stephenson, Jr. -21.47% Cynthia A. Field- 8.10%

Tulsa Inspection Resources – Canada ULC	Unlimited Liability Corporation	Alberta	100% membership interest	N/A	Tulsa Inspection Resources Holdings, LLC- 100%

Tulsa Inspection Resources – Acquisition ULC	Unlimited Liability Corporation	Alberta	100% membership interest	N/A	Tulsa Inspection Resources Holdings, LLC- 100%

Foley Inspection Services ULC	Unlimited Liability Corporation	Alberta	100% membership interest	N/A	Tulsa Inspection Resources - Acquisition ULC- 100%

Schedule 5.16

Filing Jurisdictions

Name	State of Incorporation/ Formation	Financings Statements or Other Applicable Filing and Jurisdiction

Cypress Energy Partners, L.P.	Delaware	UCC-1- Delaware

Cypress Energy Partners – TIR, LLC	Delaware	UCC-1- Delaware

Cypress Energy Partners, LLC	Delaware	UCC-1- Delaware

Cypress Energy Partners – Pecos SWD, LLC	Delaware	UCC-1- Delaware

Cypress Energy Partners – Orla SWD, LLC	Delaware	UCC-1- Delaware

Cypress Energy Partners – Williams SWD, LLC	Delaware	UCC-1- Delaware

Cypress Energy Partners – Bakken, LLC	Delaware	UCC-1- Delaware

Cypress Energy Partners – Texas, LLC	Texas	UCC-1- Texas

Cypress Energy Services, LLC	Delaware	UCC-1- Delaware

Cypress Energy Partners – Mountrail SWD, LLC	Delaware	UCC-1- Delaware

Cypress Energy Partners – SBG, LLC	Delaware	UCC-1- Delaware

Cypress Energy Partners – Tioga SWD, LLC	North Dakota	UCC-1- North Dakota

Cypress Energy Partners – Manning SWD, LLC	North Dakota	UCC-1- North Dakota

Cypress Energy Partners – Grassy Butte SWD, LLC	North Dakota	UCC-1- North Dakota

Cypress Energy Partners – 1804 SWD, LLC	North Dakota	UCC-1- North Dakota

Cypress Energy Partners – Green River SWD, LLC	North Dakota	UCC-1- North Dakota

Tulsa Inspection Resources, LLC	Delaware	UCC-1- Delaware

Tulsa Inspection Resources Holdings, LLC	Delaware	UCC-1- Delaware

Tulsa Inspection Resources – Nondestructive Examination, LLC	Delaware	UCC-1- Delaware

Tulsa Inspection Resources – Canada ULC	Alberta	Personal Property Security Act lien registration - Alberta

Tulsa Inspection Resources – Acquisition ULC	Alberta	Personal Property Security Act lien registration – Alberta

Foley Inspection Services ULC	Alberta	Personal Property Security Act lien registration - Alberta

Schedule 5.22

Environment Matters

None.

SCHEDULE 7.15

POST CLOSING DELIVERABLES

	Deliverable	Due Date

1.	Real Estate Deliverables:	90 days after the
	(i) Mortgage. The Collateral Agent shall have received a Mortgage and Security Agreement for each Mortgaged Property listed on Schedule 1.1(F) located in the United States, executed and delivered by a duly authorized officer of the applicable Loan Party.	Closing Date, as may be extended to 120 days from theClosing Date upon approval from the
	(ii) Real Estate Surveys. The Collateral Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of each Mortgaged Property identified by the Collateral Agent (in its reasonable discretion), certified to the Collateral Agent on behalf of the Lenders and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Collateral Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Collateral Agent and the Title Insurance Company.	Collateral Agent

(iii) Title Insurance Policy. The Collateral Agent shall have received in respect of each Mortgaged Property identified by the Collateral Agent (in its reasonable discretion) a mortgagee’s title policy (or policies) or marked up unconditional binder for such insurance dated the Closing Date. Each such policy shall (i) be in an amount reasonably satisfactory to the Collateral Agent but not in excess of 110% of the appraised value of the applicable Mortgaged Property; (ii) be issued at ordinary rates; (iii) insure that the Mortgage and Security Agreement insured thereby creates a valid first Lien on such parcel free and clear of all defects and encumbrances, except such defects and encumbrances which are permitted hereunder and disclosed in the applicable policy; (iv) name DBNY, individually and as Collateral Agent, as the insured thereunder; (v) to the extent available, be in the form of ALTA Loan Policy 2006 (or equivalent policies); (vi) contain such endorsements and affirmative coverage as the Collateral Agent may reasonably request; and (vii) be issued by Chicago Title Insurance Company or such other title companies reasonably satisfactory to the Collateral Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Collateral Agent). The Collateral Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid.

(iv) Copies of Recorded Documents. The Collateral Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above.

(v) Environmental Reports. An American Society for Testing & Materials E1527-05 compliant Phase I Environmental Site Assessment (“ESA”), inclusive of 40 CFR 312 representations for each Mortgaged Property, prepared by an environmental consultant reasonably acceptable to the Collateral Agent, in form, scope, and substance reasonably satisfactory to the Collateral Agent.

Sch. 7.15 - 1

SCHEDULE 7.15

	Deliverable	Due Date
(vi) Flood Determination. The Collateral Agent and Lenders shall have received, in form and substance reasonably acceptable to the Collateral Agent, (i) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property and (ii) for each Mortgaged Property that is located in a flood zone, (A) flood acknowledgements executed by the applicable Borrowers, (B) flood insurance, in an amount reasonably satisfactory to the Collateral Agent, (1) maintained with a financially sound and reputable insurer, (2) covering buildings and contents for such Mortgaged Property and (3) naming the Collateral Agent, as mortgagee and (C) evidence of the payment of premiums then due and payable for the flood insurance required by clause (B).

2.	Close the existing deposit accounts of the Loan Parties that are maintained at the following financial institutions: (i) Spirit Bank, (ii) Wells Fargo Bank and (iii) TD Bank.	60 days after the Closing Date, as may be extended to 90 days from the Closing Date upon approval from the Collateral Agent

3.	Evidence that a financing charge statement has been registered to amend the collateral description in the Personal Property Security Act (Alberta) registration against Foley Inspection Services Inc. in favor of Toronto-Dominion Bank.	30 days after the Closing Date, as may be extended to 45 days from the Closing Date upon approval from the Collateral Agent

4.	Evidence that each Personal Property Security Act (Alberta) registration against the parties to the Canadian Security Agreement (or their respective predecessor organizations) in favor of Wells Fargo has been terminated.	30 days after the Closing Date, as may be extended to 45 days from the Closing Date upon approval from the Collateral Agent

5.	Evidence that the Personal Property Security Act (Alberta) registrations against Tulsa Inspection Resources – Acquisition Corp. in favor of Trent Foley, Foley Family Trust and Foley Family Trust Trust has been terminated.	60 days after the Closing Date, as may be extended to 90 days from the Closing Date upon approval from the Collateral Agent

Sch. 7.15 - 2

Schedule 8.2

Existing Indebtedness

See Disclosure Letter.

Schedule 8.3

Existing Liens

1.	Alberta PPSA Land Charge registration number 11092013221 registered as of September 20, 2011 against Tulsa Inspection Resources – Acquisition Corp. in favor of Trent Foley and the Foley Family Trust.

2.	Alberta PPSA Security Agreement registration number 11092013676 registered as of September 20, 2011 against Tulsa Inspection Resources – Acquisition Corp. in favor of Trent Foley and the Foley Family Trust.
3.	Alberta PPSA Security Agreement registration number 12103106914 registered as of October 31, 2012 against Foley Insepction Services Inc. in favor of The Toronto-Dominion Bank.

Schedule 8.7

Investments

1.	$563,000 receivable as of October 31, 2013 from Cypress Energy Investments, LLC

2.	$3,900,000 receivable as of October 31, 2013 owed to Tulsa Inspection Resources, LLC in connection with the acquisition of Foley Inspection Services, Inc.

3.	25% investment in Alati Arnegard LLC

Schedule 8.8

Transactions with Affiliates

SBG Energy Services, LLC owns a 49.0% interest in Cypress Energy Services, LLC. SBG Energy Services, LLC, the owners thereof or its employees own several entities with which the Loan Parties do business, including SBG Disposal LLC; Rud Transportation LLC; Sinkler Energy LLC; Edgewood Management Group LLC; and Edgewood Development Group LLC, relating to truck hauling, management fees, insurance, and other miscellaneous costs.

Until the initial public offering of the Borrowers’ Agent, CEP will reimburse Cypress Energy Management, LLC and Cypress Energy Holdings, LLC (“CEH”), affiliated entities, for general and administrative and management labor expenses allocated to CEP and its subsidiaries based on the estimated use of such services. The fee includes direct expenses plus an allocation of compensation costs based on employee time expended and other indirect expenses based on estimated usage.

Foley Inspection Services ULC (“Foley”) does business with Contract Pro, a nonaffiliated Canadian company owned by two Foley employees. Contract Pro offers employment services to specific individuals that do not want to provide services as an independent contractor to Foley. Foley invoices customers for the services of the Contract Pro employees and makes the associated payments to Contract Pro, while keeping a portion of the proceeds. In addition, Contract Pro reimburses Foley for certain services as the company shares the Foley offices.

EXHIBIT A-1

TO CREDIT AGREEMENT

FORM OF

WORKING CAPITAL FACILITY NOTE

$[_______]	[DATE]

The undersigned Borrowers (collectively, the “Borrowers”), for value received, hereby jointly and severally promise to pay to [NAME OF LENDER] (the “Lender”) the principal sum of [AMOUNT] ($[_______]) or, if less, the amount of Working Capital Facility Loans loaned by the Lender to the Borrowers pursuant to the Credit Agreement referred to below, in lawful money of the United States of America and in immediately available funds, on the date(s) and in the manner provided in the Credit Agreement. The Borrowers also jointly and severally promise to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at the rates of interest as provided in the Credit Agreement described below, on the date(s) and in the manner provided in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest to be paid in accordance with the Credit Agreement, from the date hereof until the date of actual payment (and before as well as after judgment) computed at the rate per annum set forth in the Credit Agreement.

This Working Capital Facility Note is issued pursuant to, and is entitled to the benefits of, that certain Credit Agreement, dated as of December 24, 2013, by and among Cypress Energy Partners, L.P., as the borrowers’ agent, the Borrowers, each additional borrower that becomes a signatory thereto from time to time, Deutsche Bank AG, New York Branch, as lender, issuing bank, swing line lender and collateral agent, Deutsche Bank Trust Company Americas, as administrative agent, and the several banks and other financial institutions or entities party thereto as “Lenders” (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and evidences the Working Capital Facility Loans made by the Lender to the Borrowers thereunder. All capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement. This Working Capital Facility Note is also entitled to the benefits of any Guaranty and is secured by the Collateral.

The Credit Agreement provides for the acceleration of the maturity of principal upon the occurrence and during the continuance of certain Events of Default and for prepayments on the terms and conditions specified therein.

The Borrowers, each for itself and its successors and assigns, hereby waive presentment, diligence, protest and demand and notice of dishonor, protest, demand, non-payment and any other notice or formality with respect to the enforcement of this Working Capital Facility Note, except any notices required under the terms of the Credit Agreement.

THIS WORKING CAPITAL FACILITY NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

BORROWERS:

CYPRESS ENERGY PARTNERS, L.P.,
By:	Cypress General Partners GP, LLC,
its general partner
CYPRESS ENERGY PARTNERS, LLC
CYPRESS ENERGY PARTNERS-TIR, LLC

By:
Name: Peter C. Boylan III
Title: President and Chief Executive Officer

TULSA INSPECTION RESOURCES, LLC

By:
Name: Randall Lorett
Title: President and Chief Executive Officer

EXHIBIT A-2

TO CREDIT AGREEMENT

FORM OF

SWING LINE NOTE

$[_______]	[DATE]

The undersigned Borrowers (collectively, the “Borrowers”), for value received, hereby jointly and severally promise to pay to [DEUTSCHE BANK AG, NEW YORK BRANCH (the “Swing Line Lender”) the principal sum of [AMOUNT] ($[_______]) or, if less, the amount of Swing Line Loans loaned by the Swing Line Lender to the Borrowers pursuant to the Credit Agreement referred to below, in lawful money of the United States of America and in immediately available funds, on the date(s) and in the manner provided in the Credit Agreement. The Borrowers also jointly and severally promise to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at the rates of interest as provided in the Credit Agreement described below, on the date(s) and in the manner provided in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest to be paid in accordance with the Credit Agreement, from the date hereof until the date of actual payment (and before as well as after judgment) computed at the rate per annum set forth in the Credit Agreement.

This Swing Line Note is issued pursuant to, and is entitled to the benefits of, that certain Credit Agreement, dated as of December 24, 2013, by and among Cypress Energy Partners, L.P., as the borrowers’ agent, the Borrowers, each additional borrower that becomes a signatory thereto from time to time, Deutsche Bank AG, New York Branch, as lender, issuing bank, swing line lender and collateral agent, Deutsche Bank Trust Company Americas, as administrative agent, and the several banks and other financial institutions or entities party thereto as “Lenders” (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and evidences the Swing Line Loans made by the Swing Line Lender to the Borrowers thereunder. All capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement. This Swing Line Note is also entitled to the benefits of any Guaranty and is secured by the Collateral.

The Credit Agreement provides for the acceleration of the maturity of principal upon the occurrence and during the continuance of certain Events of Default and for prepayments on the terms and conditions specified therein.

The Borrowers, each for itself and its successors and assigns, hereby waive presentment, diligence, protest and demand and notice of dishonor, protest, demand, non-payment and any other notice or formality with respect to the enforcement of this Swing Line Note, except any notices required under the terms of the Credit Agreement.

THIS SWING LINE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

BORROWERS:

CYPRESS ENERGY PARTNERS, L.P.,
By: Cypress General Partners GP, LLC,

CYPRESS ENERGY PARTNERS, LLC
CYPRESS ENERGY PARTNERS-TIR, LLC

By:
Name: Peter C. Boylan III
Title: President and Chief Executive Officer

TULSA INSPECTION RESOURCES, LLC

By:
Name: Randall Lorett
Title: President and Chief Executive Officer

EXHIBIT A-3

TO CREDIT AGREEMENT

FORM OF

ACQUISITION FACILITY NOTE

$[_______]	[DATE]

The undersigned Borrowers (collectively, the “Borrowers”), for value received, hereby jointly and severally promise to pay to [NAME OF LENDER] (the “Lender”) the principal sum of [AMOUNT] ($[_______]) or, if less, the amount of Acquisition Facility Loans loaned by the Lender to the Borrowers pursuant to the Credit Agreement referred to below, in lawful money of the United States of America and in immediately available funds, on the date(s) and in the manner provided in the Credit Agreement. The Borrowers also jointly and severally promise to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at the rates of interest as provided in the Credit Agreement described below, on the date(s) and in the manner provided in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest to be paid in accordance with the Credit Agreement, from the date hereof until the date of actual payment (and before as well as after judgment) computed at the rate per annum set forth in the Credit Agreement.

This Acquisition Facility Note is issued pursuant to, and is entitled to the benefits of, that certain Credit Agreement, dated as of December 24, 2013, by and among Cypress Energy Partners, L.P., as the borrowers’ agent, the Borrowers, each additional borrower that becomes a signatory thereto from time to time, Deutsche Bank AG, New York Branch, as lender, issuing bank, swing line lender and collateral agent, Deutsche Bank Trust Company Americas, as administrative agent, and the several banks and other financial institutions or entities party thereto as “Lenders” (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and evidences the Acquisition Facility Loans made by the Lender to the Borrowers thereunder. All capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement. This Acquisition Facility Note is also entitled to the benefits of any Guaranty and is secured by the Collateral.

The Credit Agreement provides for the acceleration of the maturity of principal upon the occurrence and during the continuance of certain Events of Default and for prepayments on the terms and conditions specified therein.

The Borrowers, each for itself and its successors and assigns, hereby waive presentment, diligence, protest and demand and notice of dishonor, protest, demand, non-payment and any other notice or formality with respect to the enforcement of this Acquisition Facility Note, except any notices required under the terms of the Credit Agreement.

THIS ACQUISITION FACILITY NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

BORROWERS:

CYPRESS ENERGY PARTNERS, L.P.,
By:	Cypress General Partners GP, LLC,
its general partner

CYPRESS ENERGY PARTNERS, LLC
CYPRESS ENERGY PARTNERS-TIR, LLC

By:
Name: Peter C. Boylan III
Title: President and Chief Executive Officer

TULSA INSPECTION RESOURCES, LLC

By:
Name: Randall Lorett
Title: President and Chief Executive Officer

EXHIBIT B

TO CREDIT AGREEMENT

FORM OF

SECURITY AGREEMENT

Please see attached.

EXECUTION VERSION

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) is entered into as of December 24, 2013 by and among CYPRESS ENERGY PARTNERS, L.P., a Delaware limited partnership (“CEP LP”), the other grantors listed on the signature pages hereto (together with CEP LP, the “Initial Grantors”), and collectively with any additional grantors, whether now existing or hereafter formed that become parties to this Agreement by executing a Security Agreement Supplement hereto in substantially the form of Annex I, the “Grantors”) and DEUTSCHE BANK AG, NEW YORK BRANCH, as collateral agent for the Banks under the Credit Agreement (in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENT

Pursuant to that certain Credit Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among CEP LP, certain affiliates of CEP LP (together with CEP LP, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lender (the “Lenders”), the Administrative Agent and the Collateral Agent, the Lenders have agreed to extend credit and issue letters of credit to the Borrowers on the terms and conditions specified therein. The Grantors are entering into this Agreement in order to induce the Lenders to enter into and extend credit and issue letters of credit to the Borrowers under the Credit Agreement and to induce the Qualified Counterparties and Qualified Cash Management Banks to enter into Financial Hedging Agreements, Commodity OTC Agreements and Cash Management Agreements.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce (a) the Lenders to extend credit and issue letters of credit for the account of the Borrowers, (b) the Qualified Counterparties to enter into Financial Hedging Agreements and Commodity OTC Agreements and (c) Qualified Cash Management Banks to enter Cash Management Bank Agreements, each Grantor agrees, for the benefit of each Secured Party, as follows:

ARTICLE I

DEFINITIONS

1.1.     Terms Defined in the UCC. The following terms that are defined in the UCC and not otherwise defined in this Agreement are used herein as defined in the UCC: Accounts, Chattel Paper, Commodity Account, Deposit Account, Documents, Equipment, Farm Products, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Securities Account, Security and Supporting Obligations.

1.2.     Definitions of Certain Terms Used Herein. As used in this Agreement, unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, the following terms shall have the following meanings:

“Collateral Agent” has the meaning set forth in the preamble.

“Banks” means the Lenders, Qualified Counterparties and Qualified Cash Management Banks, collectively with their respective successors and assigns.

“Bankruptcy Code”: the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Law”: the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, receivership or similar law affecting creditors’ rights generally.

“Collateral” means all Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Computer Hardware and Software Collateral, Copyright Collateral, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Instruments, Intellectual Property Collateral, Inventory, Investment Property, Letter of Credit Rights, Patent Collateral, Payment Intangibles, Securities Accounts, Trademark Collateral, and Supporting Obligations, wherever located, in which any Grantor now has or hereafter acquires any right, title or interest, and the Proceeds (including Stock Rights), insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts, other computer materials and records, writings, databases, information and other records relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing and all other personal property not otherwise described above; provided that Collateral shall exclude Excluded Assets.

“Collateral Agent” has the meaning set forth in the preamble.

“Collateral Account” means any collateral account established by the Collateral Agent as provided in Section 7.1.

“Commercial Tort Claims” has the meaning set forth in Article 9 of the UCC and shall include those certain currently existing commercial tort claims of any Grantor, including each commercial tort claim specifically described in Exhibit “I”.

“Commodity Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among any Grantor, a “commodity intermediary” (as defined in Article 9 of the UCC) holding such Grantor’s assets, including funds and commodity contracts (other than Deposit Accounts and Securities Accounts), and the Collateral Agent that provides for the Collateral Agent to have Control over all deposits, commodity contracts and other balances held in a Commodity Account maintained by any Grantor with such commodity intermediary.

“Computer Hardware and Software Collateral” means all of the Grantors’ right, title and interest throughout the world in and to:

(a)	all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware, including all operating system software, utilities and application programs in whatsoever form;

(b)	all software programs (including source code, object code and all related applications and data files), designed for use on the computers and electronic data processing hardware described in clause (a) above;

(c)	all firmware associated therewith;

(d)	all documentation (including flow charts, logic diagrams, manuals, guides, specifications, training materials, charts and pseudo codes) with respect to such hardware, software and firmware described in clauses (a) through (c) above; and

2

(e)	all rights with respect to all of the foregoing, including copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, improvements, error corrections, updates, additions or model conversions of any of the foregoing.

“Control” has the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyright” is defined in clause (a) of the definition of “Copyright Collateral”.

“Copyright Collateral” means all of the Grantors’ right, title and interest throughout the world in and to:

(a)	all copyrights, registered or unregistered and whether published or unpublished, now or hereafter in force including copyrights registered in the United States Copyright Office and corresponding offices in other countries of the world, and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation and all extensions and renewals of the foregoing (collectively, “Copyrights”);

(b)	all Copyright licenses and other agreements for the grant by or to such Grantor of any right to use any items of the type referred to in clause (a) above (each, a “Copyright License”);

(c)	the right to sue for past, present and future infringements of any of the Copyrights owned by such Grantor, and for breach or enforcement of any Copyright License; and

(d)	all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).

“Copyright License” is defined in clause (b) of the definition of “Copyright Collateral”.

“Credit Agreement” has the meaning set forth in the first recital.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among any Grantor, a banking institution holding such Grantor’s funds (other than Securities Accounts or Commodity Accounts), and the Collateral Agent that provides for the Collateral Agent to have Control over all deposits and balances held in a Deposit Account maintained by any Grantor with such banking institution.

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“Excluded Assets” means (i) voting Capital Stock of any Foreign Subsidiary in excess of 65% of the total outstanding amount of any class of voting Capital Stock to the extent that security over a greater percentage would result in an adverse tax consequence to the Loan Parties, taken as a whole or, as a result of Section 956 of the Code, (ii) any right or interest in any contract, lease, permit, license or license agreement (including any Copyright License, Patent License, Trademark License or Trade Secret License) covering real or personal property or Intellectual Property Collateral of any Borrower if under the terms of such contract, lease, permit, license or license agreement, or applicable Law with respect thereto, the grant of a Lien therein is prohibited by Law or under the terms of, or triggers a termination right or the abandonment, invalidation or unenforceability of, such contract, lease, permit, license, or license agreement and such prohibition, termination right or abandonment, invalidation or unenforceability has not been waived or the consent of the other party to such contract, lease, permit, license or license agreement has not been obtained, (iii) property subject to Liens permitted by the Credit Agreement securing purchase money indebtedness or capital leases solely to the extent that a grant or perfection of a Lien in favor of the Collateral Agent on any such property is prohibited by or results in a breach or termination of, or constitutes a default under, or requires the consent of any Person other than the Grantors which has not been obtained under the documentation governing such Liens or the obligations secured by such Liens, (iv) any “intent to use” Trademark applications for which a statement of use has not been filed with the PTO, (v) Equity Interests in any Subsidiary of any Grantor (other than a Wholly-Owned Subsidiary) acquired after the Closing Date to the extent the grant of a security interest pursuant to this Agreement is prohibited by the terms of the Organizational Documents or any joint venture agreement of such Subsidiary and such prohibition (A) existed at the time such Subsidiary was acquired and (B) was not created in anticipation or contemplation thereof and (vi) motor vehicles covered by a certificate of title; provided that the exclusions set forth in clauses (ii) and (iii) above shall in no way be construed to apply to the extent that any described prohibition is ineffective or unenforceable under Sections 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law; provided further that (1) Excluded Assets shall not include and the security interest granted hereby shall attach at all times to all Proceeds of any such property described in clauses (ii) and (iii) above, (2) the security interest granted hereby shall attach to such property immediately and automatically (without need for any further grant or act) at such time as none of the conditions described in clauses (ii) and (iii) above shall exist and (3) to the extent severable, the security interest granted hereby shall in any event attach to all rights in respect of such property that are not subject to any of the conditions described in clauses (ii) and (iii) above, and (iv) the Excluded Accounts.

“Foreign Subsidiary” shall mean any Subsidiary that is (i) treated as a “controlled foreign corporation” within the meaning of Section 957 of the Code, (ii) any domestic Subsidiary, substantially all the assets of which consist of Equity Interests in one or more entities properly treated as controlled foreign corporations within the meaning of Section 957 of the Code or (iii) a Subsidiary of any entity described in clauses (i) or (ii).

“Grantors” has the meaning set forth in the preamble.

“Initial Grantors” has the meaning set forth in the preamble.

“Insolvency Proceeding”: as to any Grantor, any of the following: (a) any case or proceeding with respect to such Person under any Bankruptcy Law or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Grantor, (b) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Grantor or any of its assets, (c) any proceeding for liquidation, dissolution or other winding up of the business of such Grantor, (d) any assignment for the benefit of creditors or (e) any marshalling of assets of such Grantor.

“Intellectual Property” means Trademarks, Patents, Copyrights, Trade Secrets and all other similar types of intellectual property under any Law in the United States or anywhere else in the world.

“Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

“IP Collateral Security Agreement” has the meaning set forth in Section 3.1.3 .

“Patent” is defined in clause (a) of the definition of “Patent Collateral”.

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“Patent Collateral” means all of the Grantors’ right, title and interest throughout the world in and to:

(a)	all letters patent and applications for letters patent throughout the world, including all patent disclosures and patent applications in preparation for filing, including all reissues, divisionals, continuations, continuations in part, substitutions, extensions, renewals and reexaminations of any of the foregoing (collectively, “Patents”);

(b)	all Patent licenses, and other agreements for the grant by or to such Grantor of any right to use any items of the type referred to in clause (a) above (each, a “Patent License”);

(c)	the right to sue third parties for past, present and future infringements of any Patent or Patent application, and for breach or enforcement of any Patent License; and

(d)	all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).

“Patent License” is defined in clause (b) of the definition of “Patent Collateral”.

“Pledged Collateral” has the meaning set forth in Section 3.11.

“PTO” means the United States Patent and Trademark Office and any substitute or successor entity.

“Receivables” means the Accounts, Chattel Paper, Documents, Instruments and any other rights or claims to receive money that are General Intangibles or that are otherwise included as Collateral.

“Secured Obligations” means the Obligations; provided that Secured Obligations shall not include any Excluded Swap Obligations.

“Secured Party” means, collectively, the Banks, the Collateral Agent and the Collateral Agent.

“Securities Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among any Grantor, a securities intermediary holding such Grantor’s assets, including funds and securities (other than Deposit Accounts and Commodity Accounts), and the Collateral Agent that provides for the Collateral Agent to have Control over all deposits, securities and other balances held in a Securities Account maintained by any Grantor with such securities intermediary.

“Security Agreement Supplement” means an agreement, substantially in the form of Annex I, by which a new Grantor is joined to this Agreement.

“Senior Obligations”: all Secured Obligations other than the Subordinated Obligations.

“Senior Parties”: collectively the Secured Parties solely with respect to the Senior Obligations.

“Stock Rights” means any dividends or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest constituting Collateral and any right to receive earnings, in which any Grantor now has or hereafter acquires any right, issued by an issuer of such Equity Interest constituting Collateral.

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“Subordinated Obligations”: the portion of the Secured Obligations arising under any (a) Cash Management Bank Agreement to a Qualified Cash Management Bank (other than such Secured Obligations to the extent secured by property of any Grantor held in a Cash Management Account with such Cash Management Bank), (b) Commodity OTC Agreement to a Qualified Counterparty (other than such Secured Obligations to the extent secured by property of any Grantor consisting of cash or short-term investments deposited as collateral by such Grantor with such Qualified Counterparty pursuant to the terms of such Commodity OTC Agreement) or (c) Financial Hedging Agreement to a Qualified Counterparty (other than such Secured Obligations to the extent secured by property of any Grantor consisting of cash or short-term investments deposited as collateral by such Grantor with such Qualified Counterparty pursuant to the terms of such Financial Hedging Agreement).

“Subordinated Parties”: collectively, the Cash Management Banks and Qualified Counterparties, solely in such capacities and with respect to Subordinated Obligations.

“Termination Date” means the date on which the conditions set forth in the first sentence of Section 11.5(c) of the Credit Agreement first exist.

“Trade Secrets” is defined in clause (a) of the definition of “Trade Secret Collateral”.

“Trade Secrets Collateral” means all of the Grantors’ right, title and interest throughout the world in and to:

(a)	all common law and statutory trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies (collectively, “Trade Secrets”) obtained by or used in or contemplated at any time for use in the business of a Grantor, whether or not reduced to a writing or other tangible form that are protectable under applicable law, including all documents and things embodying, incorporating or referring in any way to the foregoing;

(b)	all Trade Secret licenses and other agreements for the grant by or to such Grantor of any right to use any Trade Secret (each a “Trade Secret License”), including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret License; and

(c)	all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).

“Trade Secrets License” is defined in clause (b) of the definition of “Trade Secret Collateral”. “Trademark” is defined in clause (a) of the definition of “Trademark Collateral”.

“Trademark Collateral” means all of the Grantors’ right, title and interest throughout the world in and to:

(a)	(i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the PTO and corresponding offices in other countries of the world, and all common law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively, “Trademarks”);

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(b)	all Trademark licenses and other agreements for the grant by or to such Grantor of any right to use any Trademark (each, a “Trademark License”);

(c)	all of the goodwill of the business connected with the use of, and symbolized by the Trademarks described in clause (a) and, to the extent applicable, clause (b);

(d)	the right to sue third parties for past, present and future infringements or dilution of the Trademarks described in clause (a) and, to the extent applicable, clause (b) or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark License; and

(e)	all proceeds of, and rights associated with, the foregoing (including Proceeds, licenses, royalties, income, payments, claims, damages and proceeds of infringement suits).

“Trademark License” is defined in clause (b) of the definition of “Trademark Collateral”.

“Transaction Document” means, collectively, the Loan Documents, any Financial Hedging Agreement or any Commodity OTC Agreement with a Qualified Counterparty, any Cash Management Agreement with a Qualified Cash Management Bank and any other agreement or document delivered in connection therewith.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

The foregoing definitions shall be equally applicable to both the singular and plural forms thereof.

ARTICLE II

SECURITY INTEREST

2.1.     Grant of Security Interest. Each of the Grantors hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the benefit of itself and the other Secured Parties, a continuing security interest in all of such Grantor’s right, title and interest, whether now owned or hereafter acquired and wherever located, in and to the Collateral to secure the prompt and complete payment and performance of the Secured Obligations in accordance with their terms.

2.2.     Grantors Remain Liable. Anything herein to the contrary notwithstanding:

2.2.1     the Grantors will remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will remain liable under such contracts and agreements to the same extent as if this Agreement had not been executed;

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2.2.2     the exercise by the Collateral Agent of any of its rights hereunder will not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral; and

2.2.3     no Secured Party will have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Agreement, nor will any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

2.3.     Distributions on Pledged Collateral. In the event that any Stock Right with respect to any Capital Stock pledged hereunder is permitted to be paid (in accordance with Section 8.5 of the Credit Agreement), such Stock Right or payment may be paid directly to the applicable Grantor, as applicable. If any Distribution is made in contravention of Section 8.5 of the Credit Agreement, such Grantor shall hold the same, segregated and in trust, for the Collateral Agent until paid to the Collateral Agent in accordance herewith.

2.4.     Security Interest Absolute, etc. This Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until the Termination Date has occurred. All rights of the Secured Parties and the security interests granted to the Collateral Agent (for its benefit and the benefit of each other Secured Party) hereunder, and all obligations of the Grantors hereunder, shall, in each case, be absolute, unconditional and irrevocable irrespective of:

2.4.1     any lack of validity, legality or enforceability of any Transaction Document;

2.4.2     the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against any Grantor or any other Person under the provisions of any Transaction Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor (including any other Grantor) of, or collateral securing, any Secured Obligations;

2.4.3     any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other extension, compromise or renewal of any Secured Obligations;

2.4.4     any reduction, limitation, impairment or termination of any Secured Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligations or otherwise;

2.4.5     any amendment to, rescission, waiver or other modification of, or any consent to or departure from, any of the terms of any Transaction Document, in each case in accordance with the terms of such Transaction Document;

2.4.6     any addition, exchange or release of any collateral or of any Person that is (or will become) a guarantor (including the Grantors hereunder) of the Secured Obligations, or any surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Secured Obligations;

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2.4.7     any change, restructuring or termination of the organizational structure or existence of any Grantor or any other Person; or

2.4.8     any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Grantor, any surety or any guarantor (other than the defense of payment in full of the Secured Obligations).

2.5.     Postponement of Subrogation. Each Grantor agrees that it will not exercise any rights against another Grantor that it may acquire by way of rights of subrogation under any Transaction Document to which it is a party until after the Termination Date. No Grantor shall seek or be entitled to seek any contribution or reimbursement from any other Grantor, in respect of any payment made under any Transaction Document or otherwise, until the occurrence of the Termination Date. Any amount paid to such Grantor on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Collateral Agent for the benefit of the Secured Parties in the exact form received by such Grantor (duly endorsed in favor of the Collateral Agent, if required), to be credited and applied against the Secured Obligations, whether matured or unmatured, in accordance with Section 7.2; provided that if such Grantor has made payment to the Secured Parties of all or any part of the Secured Obligations and the Termination Date has occurred, then at such Grantor’s request, the Collateral Agent (on behalf of the Secured Parties) will, at the expense of such Grantor, execute and deliver to such Grantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Grantor of the Collateral Agent’s or any Secured Party’s interest in the Secured Obligations resulting from such payment. In furtherance of the foregoing, at all times prior to the Termination Date, such Grantor shall refrain from taking any action or commencing any proceeding against any Grantor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Agreement to any Secured Party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce (a) the Lenders to extend credit and issue letters of credit to the Borrowers and (b) certain of the Secured Parties to enter into Financial Hedging Agreements, Commodity OTC Agreements and Cash Management Bank Agreements, each of the Initial Grantors represents and warrants to the Collateral Agent and the other Secured Parties, and each Grantor that becomes a party to this Agreement pursuant to the execution of a Security Agreement Supplement represents and warrants (after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Security Agreement Supplement), that:

3.1.     Authorization, Title, Validity and Enforceability.

3.1.1     Each Grantor has the corporate (or analogous) power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and has taken all necessary corporate (or analogous) action to authorize the creation and perfection of the security interest in favor of the Collateral Agent on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. This Agreement has been, and each other Loan Document to which any Grantor is a party will be, duly executed and delivered on behalf of such Grantor. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of each Grantor enforceable against such Grantor in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

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3.1.2     Except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title could not reasonably be expected to have a Material Adverse Effect, each Grantor has defensible title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its tangible personal property, and none of such property is subject to any Lien except as permitted by Section 4.1.4.

3.1.3     When (x) financing statements have been filed in the appropriate offices against such Grantor in the locations listed on Exhibit “H” (including any central notice filing statements under any applicable foreign jurisdiction) and (y) with respect to Intellectual Property Collateral, when security agreements in the form of Exhibits K-1, K-2 or K-3, as applicable (the “IP Collateral Security Agreements”) have been filed with the PTO or the United States Copyright Office, as applicable (to the extent perfection may be achieved by the filing of such IP Collateral Security Agreements), the Collateral Agent will have a fully perfected first priority security interest (subject, as to priority, only to Liens permitted under Section 4.1.4 to be prior to the Liens of the Collateral Agent) in the Collateral owned by such Grantor in which a security interest may be perfected by such filings.

3.2.     Conflicting Laws and Contracts. The execution, delivery and performance of the Loan Documents to which any Grantor is a party, the creation and perfection of the security interest in the Collateral granted hereunder and compliance with the terms and provisions thereof (i) will not violate any Requirement of Law, in each case to the extent applicable to or binding upon such Grantor or its Properties, (ii) will not violate a material Contractual Obligation of any of the Grantor, except where such violation could not reasonably be expected to have a Material Adverse Effect and (iii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than any Lien in favor of the Collateral Agent or Liens permitted under Section 4.1.4 hereof).

3.3.     Principal Location. As of the Closing Date, such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), is disclosed in Exhibit “A”. Such Grantor shall not change its chief executive office or sole place of business unless the Collateral Agent shall have received at least thirty (30) days prior written notice of such change (or such lesser period as is acceptable to the Collateral Agent). Such location set forth on Exhibit “A” is such Grantor’s location for the purposes of Section 9-301 and 9-307 of the UCC, and such Grantor has not had a different location for the purposes of Section 9-301 and 9-307 of the UCC during the past five years.

3.4.     Property Locations. As of the Closing Date, the tangible Collateral of each Grantor is located solely at the locations of such Grantor described in Exhibit “A”. All of said locations are owned by such Grantor except for locations (i) which are leased by such Grantor as lessee as designated in Part B of Exhibit “A” and (ii) at which Inventory is held in a storage facility or terminal by such Grantor as designated in Part C of Exhibit “A”.

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3.5. No Other Names; Corporate History. Except as described in Exhibit “J”, (a) in the last four months such Grantor has not conducted business under any name except the name in which it has executed this Agreement, which is the exact name as it appears in such Grantor’s Governing Documents, as amended, and as filed with such Grantor’s jurisdiction of organization as of the Closing Date, and (b) during the period from the latter of (i) December 31, 2012 and (ii) the acquisition of such Legacy Party by a Grantor, in each case, to and including the Closing Date, there has been no sale, transfer or other disposition by any Legacy Company or any of their respective consolidated Subsidiaries of any material part of their respective business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of such Legacy Company and its consolidated Subsidiaries at December 31, 2012, other than those sales, transfers, dispositions and acquisitions disclosed in the Registration Statement or as otherwise disclosed to the Collateral Agent in the Disclosure Letter.

3.6.     Accounts and Chattel Paper. The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper owned by such Grantor are and will be correctly stated, in all material respects, in all records of such Grantor relating thereto and in all invoices and reports with respect thereto furnished to the Collateral Agent by such Grantor from time to time.

3.7.     Filing Requirements. None of the Collateral owned by such Grantor is covered by any certificate of title. None of the Collateral owned by such Grantor is of a type for which Liens may be perfected by filing under any federal statute except for (i) the aircraft, ships and railcars described in Part A of Exhibit “B” and (ii) the Patents, Trademarks and Copyrights held by such Grantor and described in Part B of Exhibit “B”. The location of any Fixtures owned by such Grantor is set forth in Exhibit “C” together with the name and address of the record owner of each such property.

3.8.     No Financing Statements. No financing statement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Grantor as debtor has been filed in any jurisdiction except financing statements (i) naming the Collateral Agent as the secured party and (ii) permitted under Section 4.1.4 hereof; provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Collateral Agent under the Transaction Documents to any Liens otherwise permitted under Section 4.1.4 hereof.

3.9.     Federal Employer Identification Number; State Organization Number; Jurisdiction of Organization. Such Grantor’s federal employer identification number is, and if such Grantor is a registered organization, such Grantor’s state of organization, type of organization and state of organization identification number are set forth in Exhibit “D”.

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3.10.     Pledged Collateral.

3.10.1 Exhibit “E” sets forth a complete and accurate list of the Instruments, Securities and other Investment Property owned by such Grantor as of the Closing Date but shall not include any Excluded Assets (“Pledged Collateral”). Each Grantor is the direct and beneficial owner of the Pledged Collateral listed on Exhibit “E” as being owned by it, free and clear of any Liens, except for Liens permitted under Section 4.1.4 hereof. Each Grantor further represents and warrants that (i) all Pledged Collateral constituting Capital Stock have been (to the extent such concepts are relevant with respect to such Capital Stock) duly and validly issued, are fully paid and non-assessable and constitute the percentage of the issued and outstanding Capital Stock of the respective issuers thereof indicated on Exhibit “E” hereto and, in the case of limited liability companies and partnerships, are not represented by a certificate and have not provided that they securities governed by Article 8 of the UCC, (ii)         with respect to any certificates delivered to the Collateral Agent representing an Equity Interest, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Collateral Agent so that the Collateral Agent may take steps to perfect its security interest therein as a General Intangible, (iii) all Pledged Collateral held by a securities intermediary is covered by a Securities Account Control Agreement, (iv) to such Grantor’s knowledge and except as otherwise disclosed to the Collateral Agent, all Pledged Collateral representing indebtedness owed to such Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such indebtedness, is the legal, valid and binding obligation of such issuer and such issuer (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity) is not in default thereunder and (v) with respect to Securities constituting Collateral that are uncertificated (other than uncertificated Securities credited to a Securities Account) owned by any Grantor, such Grantor has caused the issuer thereof either to (A) register the Collateral Agent as the registered owner of such security or (B) agree in an authenticated record with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent, or the Collateral Agent, as an agent of the Collateral Agent, without further consent of such Grantor.

3.10.2 As of the Closing Date and except as set forth on Exhibit “E”, (i) none of the Pledged Collateral owned by it has been issued or transferred in violation in any material respect of the securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) there are existing no options, warrants, calls or commitments of any character whatsoever relating to such Pledged Collateral and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any Governmental Authority or any other Person is required for the pledge by such Grantor of such Pledged Collateral pursuant to this Agreement or for the execution, delivery and performance of this Agreement by such Grantor, or for the exercise by the Collateral Agent, or the Collateral Agent, as an agent of the Collateral Agent, of the voting or other rights provided for in this Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Agreement, except as may be required in connection with such disposition by Laws affecting the offering and sale of securities generally and those that have been obtained or made and are in full force and effect.

3.11.     Deposit Accounts, Commodity Accounts and Securities Accounts. All of such Grantor’s Deposit Accounts, Commodity Accounts and Securities Accounts as of the Closing Date are listed on Exhibit “F”.

3.12.     Letter-of-Credit Rights and Chattel Paper. Exhibit “G” lists all Letter-of-Credit Rights and Chattel Paper of such Grantor valued individually in excess of $100,000 as of the Closing Date (or such later date when such Person joined this Agreement as a Grantor). All action by such Grantor necessary to protect and perfect the Collateral Agent’s Lien on each item listed on Exhibit “G” (including the delivery of all originals and the placement of a legend on all Chattel Paper as required hereunder) has been duly taken to the extent requested by the Collateral Agent. Upon taking of all such actions, the Collateral Agent will have a fully perfected first priority security interest in the Collateral listed on Exhibit “G”, subject, as to priority, only to Liens permitted under Section 4.1.4 to be prior to the Liens of the Collateral Agent.

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3.13.     Intellectual Property Collateral.

3.13.1     In respect of the Intellectual Property Collateral:

(b)             Part B of Exhibit “B” lists a complete and accurate list of all issued and applied-for Patents owned by each Grantor, including those that have been issued by, or for which an application has been filed with, the PTO or corresponding offices in other countries of the world, and a complete and accurate list of all Patent Licenses under which Grantor grants an exclusive license to any third party excluding to any other Grantor;

(c)             Part B of Exhibit “B” lists a complete and accurate list of all registered and applied-for Trademarks owned by each Grantor, including those that are registered, or for which an application for registration has been filed, with the PTO or corresponding offices in other countries of the world, and a complete and accurate list of all Trademark Licenses under which Grantor grants an exclusive license to any third party excluding to any other Grantor; and

(d)             Part B of Exhibit “B” lists a complete and accurate list of all registered and applied-for Copyrights owned by each Grantor, including those that are registered, or for which an application for registration has been made, with the United States Copyright Office or corresponding offices in other countries of the world, and a complete and accurate list of all Copyright Licenses under which Grantor grants an exclusive license to any third party excluding to any other Grantor.

3.13.2     Except as disclosed on Exhibit “B”, in respect of each Grantor:

(a) each registration of the owned Intellectual Property Collateral is subsisting, unexpired, and, to such Grantor’s knowledge, duly registered, and the owned Intellectual Property has not been abandoned or adjudged invalid or unenforceable, in whole or in part, except, in each case, as could not reasonably be expected to have a Material Adverse Effect;

(b)             such Grantor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to the owned Intellectual Property Collateral (except for Liens permitted by Section 8.3 of the Credit Agreement and intellectual property licenses from such Grantor to any third party), and no written claim has been delivered to such Grantor in the past two (2) years stating that such Grantor is or may be, in conflict with, infringing, misappropriating, diluting, misusing or otherwise violating any of the rights of any third party or that challenges the ownership, use, protectability, registerability, validity, enforceability of any owned Intellectual Property Collateral or, to such Grantor’s knowledge, any other Intellectual Property Collateral, except as could not reasonably be expected to have a Material Adverse Effect;

(c)             such Grantor has made all filings to maintain the registrations of the Trademark Collateral, and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of owned Intellectual Property Collateral, except as could not reasonably be expected to have a Material Adverse Effect;

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(d)             such Grantor has taken reasonable steps to safeguard its material Trade Secrets and to its knowledge (i) no employee, independent contractor or agent of such Grantor has misappropriated any Trade Secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (ii) no employee, independent contractor or agent of such Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s owned Intellectual Property Collateral, except, in each of subsection (i) and (ii) above, as could not reasonably be expected to have a Material Adverse Effect;

(e)             no action by such Grantor is currently pending or threatened in writing which asserts that any third party is materially infringing, misappropriating, diluting, misusing or voiding any owned Intellectual Property Collateral;

(f)             no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by such Grantor or to which such Grantor is bound that materially and adversely affects its rights to own or use any owned Intellectual Property Collateral;

(g)             except for the Liens permitted by Section 8.3 of the Credit Agreement, such Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale or transfer of any owned Intellectual Property Collateral for purposes of granting a security interest or as collateral that has not been terminated or released; and

(h)             all employees, independent contractors and agents who have contributed to the creation or development of any owned Intellectual Property Collateral have been a party to an enforceable “work for hire” and/or assignment agreement with such Grantor, according and granting exclusive ownership of such owned Intellectual Property Collateral to such Grantor, except where failure to enter into any such agreement could not reasonably be expected to have a Material Adverse Effect.

3.14.     Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required either:

3.14.1     for the grant by the Grantors of the security interest granted hereby or for the execution, delivery and performance of this Agreement by the Grantors;

3.14.2     for the perfection or maintenance of the security interests hereunder including the first priority nature of such security interest, subject, as to priority, only to Liens permitted under Section 4.1.4 to be prior to the Liens of the Collateral Agent (except with respect to the Uniform Commercial Code financing statements, any equivalent filings required under the Laws of any foreign jurisdiction or, with respect to Intellectual Property Collateral, the recordation of the IP Security Agreements in the PTO or the United States Copyright Office, as applicable) or the exercise by the Collateral Agent of its rights and remedies hereunder; or

3.14.3     for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement, except (i) with respect to any securities issued by a Subsidiary of the Grantors, as may be required in connection with a disposition of such securities by Laws affecting the offering and sale of securities generally and (ii) any “change of control” or similar filings required by state licensing agencies.

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3.15. Substantial Benefit. Each Grantor will, as a result of being a Borrower or the parent or a Subsidiary of a Borrower, derive substantial direct and indirect benefits from (a) the extensions of credit and issuances of letters of credit made from time to time to the Borrowers by the Lenders pursuant to the Credit Agreement and (b) the execution and delivery of Financial Hedging Agreements, Commodity OTC Agreements and Cash Management Bank Agreements among the Borrowers, other Grantors and certain Secured Parties. Each Grantor acknowledges that the Secured Parties are relying on this representation in agreeing to make such extensions of credit and issuances of letters of credit pursuant to the Credit Agreement to the Borrowers.

ARTICLE IV

COVENANTS

From the date of this Agreement until the Termination Date, each of the Initial Grantors agrees, and from and after the effective date of any Security Agreement Supplement applicable to any Grantor (and after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Security Agreement Supplement) and thereafter until the Termination Date each such subsequent Grantor agrees:

4.1.     General.

4.1.1     Records and Reports. Each Grantor shall keep and maintain complete, accurate and proper books and records with respect to the Collateral owned by such Grantor, and furnish to the Collateral Agent such information, reports and schedules relating to and further identifying the Collateral as the Collateral Agent shall from time to time reasonably request.

4.1.2     Financing Statements and Other Actions; Defense of Title. Each Grantor hereby authorizes the Collateral Agent to file all financing statements (including any central notice filing statements under any applicable foreign jurisdiction) describing the Collateral owned by such Grantor and take such other actions as may from time to time reasonably be requested by the Collateral Agent in order to maintain a first priority perfected security interest in and, if applicable, Control of, the Collateral owned by such Grantor, subject to Liens permitted under Section 4.1.4 hereof. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such Property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure that the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.” Each Grantor will take any and all actions necessary to defend title to the Collateral owned by such Grantor against all persons and to defend the security interest of the Collateral Agent in such Collateral and the priority thereof against any Lien not expressly permitted under Section 4.1.4 hereof.

4.1.3     Disposition of Collateral. No Grantor will sell, lease or otherwise dispose of the Collateral owned by such Grantor except dispositions specifically permitted pursuant to Section 8.6 of the Credit Agreement.

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4.1.4     Liens. No Grantor will create, incur, or suffer to exist any Lien on the Collateral owned by such Grantor except Liens permitted under Section 8.3 of the Credit Agreement; provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Collateral Agent under the Transaction Documents to any Liens permitted under Section 8.3 of the Credit Agreement.

4.1.5     Locations. No Grantor will maintain any Collateral with a value in excess of $100,000 (other than Collateral in transit) or out for repair at a location other than a location specified in Exhibit “A” unless such Grantor shall have given the Collateral Agent not less than ten (10) Business Days’ (or such lesser period as is acceptable to the Collateral Agent) prior written notice of such event or occurrence.

4.1.6     Other Financing Statements. No Grantor will suffer to exist or authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by such Grantor, except any financing statement authorized under Section 4.1.2 hereof and with respect to Liens permitted under Section 4.1.4 hereof.

4.2.     Receivables.

4.2.1     Certain Agreements on Receivables. Other than with respect to Instruments representing inter-company indebtedness between the Loan Parties permitted under the Credit Agreement, no Grantor will make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, prior to the occurrence and continuation of an Event of Default, such Grantor may reduce the amount of Accounts arising from the sale of Inventory or the rendering of services in accordance with its present policies and in the ordinary course of its business.

4.2.2     Collection of Receivables. Except as otherwise provided above in Section 4.2.1, each Grantor will collect and enforce, at such Grantor’s sole expense, all amounts due or hereafter due to such Grantor under the Receivables owned by such Grantor.

4.2.3     Delivery of Invoices. After the occurrence and during the continuance of an Event of Default, each Grantor will deliver to the Collateral Agent immediately upon its request duplicate invoices with respect to each Account owned by such Grantor bearing such language of assignment as the Collateral Agent shall specify.

4.2.4     Disclosure of Counterclaims on Accounts. If (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on an otherwise Eligible Account Receivable owned by such Grantor exists or (ii) if, to the knowledge of such Grantor, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to an otherwise Eligible Account Receivable, such Grantor will disclose such fact to the Collateral Agent in writing in connection with the next Borrowing Base Report.

4.3.     Inventory and Equipment/ Maintenance of Goods. Each Grantor will do all things necessary to maintain, preserve, protect and keep the Inventory and the Equipment owned by such Grantor in good working order and condition (ordinary wear and tear excepted) and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

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4.4.     Instruments, Securities, Chattel Paper and Documents. Each Grantor will (i) deliver to the Collateral Agent immediately upon execution of this Agreement the originals of all Chattel Paper, Securities and Instruments constituting Collateral (if any then exist), other than individual Chattel Paper, Securities and Instruments having a value less than $100,000 (except that the Securities evidencing ownership of each Subsidiary (subject to the limits on Excluded Subsidiaries) will be delivered to the Collateral Agent regardless of value), (ii) hold in trust for the Collateral Agent upon receipt and immediately thereafter deliver (except as provided in Subsection 4.4(i) above) to the Collateral Agent any Chattel Paper, Securities and Instruments constituting Collateral, and (iii) upon the Collateral Agent’s request, deliver to the Collateral Agent (and thereafter hold in trust for the Collateral Agent upon receipt and immediately deliver to the Collateral Agent) any Document or any other Chattel Paper, Securities or Instruments evidencing or constituting Collateral.

4.5.     Uncertificated Securities and Certain Other Investment Property. Each Grantor will cause the appropriate issuers of uncertificated Securities (other than uncertificated Securities credited to a Securities Account) or other types of Investment Property not represented by certificates which are Collateral owned by such Grantor either to (A) register the Collateral Agent as the registered owner of such security or (B) agree in an authenticated record with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Grantor.

4.6.     Stock and Other Ownership Interests.

4.6.1     Changes in Capital Structure of Issuers. Except as expressly permitted in the Credit Agreement, no Grantor will (i) permit or suffer any issuer of Capital Stock constituting Collateral owned by such Grantor to dissolve, liquidate, retire any of its Capital Stock or other Instruments or Securities evidencing ownership, reduce its capital or merge or consolidate with any other entity, or (ii) vote in favor of any of the foregoing.

4.6.2     Issuance of Additional Capital Stock. Except as expressly permitted in the Credit Agreement, no Grantor will permit or suffer the issuer of any Capital Stock constituting Collateral to issue any additional Capital Stock, except to such Grantor as permitted under the Credit Agreement.

4.6.3     Registration of Pledged Collateral. Each Grantor will permit any registrable Collateral owned by such Grantor to be registered in the name of the Collateral Agent or its nominee at any time at the option of the Collateral Agent following the occurrence and during the continuance of an Event of Default and without any further consent of such Grantor.

4.6.4     Exercise of Rights in Pledged Collateral. Each Grantor will permit the Collateral Agent or its nominee at any time after an Event of Default has occurred and is continuing, without notice, to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Collateral owned by such Grantor or any part thereof, and to receive all dividends and interest in respect of such Collateral.

4.7.     Control Agreements. Each Grantor will provide to the Collateral Agent (i) a Commodity Account Control Agreement duly executed on behalf of each commodities intermediary holding an exchange traded Commodity Account of such Grantor, (ii) a Securities Account Control Agreement duly executed on behalf of each securities intermediary holding a Securities Account of such Grantor and (iii) a Deposit Account Control Agreement duly executed on behalf of each financial institution holding a Deposit Account (other than Excluded Accounts) of such Grantor (other than with respect to Deposit Accounts maintained for employee benefits and petty cash).

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4.8.     Letter-of-Credit Rights. Each Grantor will use commercially reasonable efforts to cause each issuer of a letter of credit having a face or stated amount in excess of $100,000, to consent to the assignment of proceeds of the letter of credit in order to give the Collateral Agent Control of the Letter-of-Credit Rights, with respect to such letter of credit.

4.9.     Federal, State or Municipal Claims. Each Grantor will notify the Collateral Agent of any Collateral owned by such Grantor which constitutes a claim against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law at any time.

4.10.     Intellectual Property. If, after the date hereof, any Grantor obtains rights to, or applies for or seeks registration of, any new issued and applied-for Patents, registered and applied-for Trademarks and registered and applied-for Copyrights owned by such Grantor in addition to the Intellectual Property Collateral described in Part B of Exhibit “B”, which are all of such issued, registered and applied-for Patents, Trademarks and Copyrights owned by such Grantor as of the Closing Date, then such Grantor shall give the Collateral Agent notice thereof as part of the next Compliance Certificate provided to the Collateral Agent pursuant to the Credit Agreement. Each Grantor agrees promptly upon request by the Collateral Agent to execute and deliver to the Collateral Agent any supplement to this Agreement or any other document reasonably requested by the Collateral Agent to evidence such security interest in a form appropriate for recording in the applicable federal office including any IP Collateral Security Agreement. Each Grantor also hereby authorizes the Collateral Agent to modify this Agreement unilaterally (i) by amending Part B of Exhibit “B” to include any future Intellectual Property Collateral of which the Collateral Agent receives notification from such Grantor pursuant hereto and (ii) by recording, in addition to and not in substitution for this Agreement, a duplicate original of this Agreement (or other short form security agreement) containing in Part B of Exhibit “B” a description of such future Intellectual Property Collateral.

4.11.     Commercial Tort Claims. If, after the date hereof, any Grantor identifies the existence of a Commercial Tort Claim belonging to such Grantor that has arisen in the course of such Grantor’s business with a value in excess of $100,000 in addition to the Commercial Tort Claims described in Exhibit “I”, which are all of such Grantor’s Commercial Tort Claims as of the Closing Date, then such Grantor shall give the Collateral Agent prompt notice thereof, but in any event not less frequently than quarterly. Each Grantor agrees promptly to execute and deliver to the Collateral Agent any supplement to this Agreement or any other document reasonably requested by the Collateral Agent to evidence the grant of a security interest in such Commercial Tort Claim in favor of the Collateral Agent.

4.12.     New Subsidiaries. Pursuant to Section 7.12 of the Credit Agreement, any new Wholly-Owned Subsidiary of a Grantor (other than an Excluded Subsidiary), whether by acquisition, creation or designation, or any Subsidiary of a Grantor ceasing to be an Excluded Subsidiary is required to enter into this Agreement by executing and delivering in favor of the Collateral Agent a Security Agreement Supplement. Upon the execution and delivery of a Security Agreement Supplement by such Subsidiary, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of a Security Agreement Supplement shall not require the consent of any other Grantor under this Agreement. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor hereunder.

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4.13.     Change of Name, etc. No Grantor will change its name or place of incorporation or organization or federal taxpayer identification number except upon 30 days’ prior written notice to the Collateral Agent (or such lesser period as is acceptable to the Collateral Agent).

4.14.     Further Assurances, etc. Each Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Collateral Agent may reasonably request in writing, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce the rights and remedies of the Secured Parties hereunder with respect to any Collateral. Without limiting the generality of the foregoing, such Grantor will:

(a)             from time to time upon the request of the Collateral Agent, promptly deliver to the Collateral Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Collateral Agent, with respect to such Collateral as the Collateral Agent may reasonably request and will, from time to time upon the request of the Collateral Agent, after the occurrence and during the continuance of any Event of Default, promptly transfer any securities constituting Collateral into the name of any nominee designated by the Collateral Agent;

(b)             file (and hereby authorize the Collateral Agent and the Collateral Agent to file) such instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or that the Collateral Agent may reasonably request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Collateral Agent hereby; and

(c)             furnish to the Collateral Agent, from time to time at the Collateral Agent’s reasonable request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may request, all in reasonable detail.

With respect to the foregoing and the grant of the security interest hereunder, each Grantor hereby authorizes the Collateral Agent and the Collateral Agent to make all relevant filings with the PTO, the United States Copyright Office and, after the occurrence and during the continuance of an Event of Default, corresponding offices in other countries of the world in respect of the Intellectual Property Collateral. Each Grantor agrees that a carbon, photographic or other reproduction of this Agreement or any UCC financing statement covering the Collateral or any part thereof shall be sufficient as a UCC financing statement where permitted by Laws.

ARTICLE V

DEFAULT

5.1.     Remedies.

5.1.1     Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent may exercise any or all of the following rights and remedies:

(i)             Those rights and remedies provided in this Agreement, the Credit Agreement or any other Transaction Document; provided that this Section 5.1.1(i) shall not be understood to limit any rights or remedies available to the Collateral Agent and the Secured Parties prior to an Event of Default.

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(ii)             Those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

(iii)             Give notice of sole control or any other instruction under any Deposit Account Control Agreement, Commodity Account Control Agreement or Securities Account Control Agreement and take any action therein with respect to such Collateral.

(iv)             Without notice (except as specifically provided in Section 8.1 hereof or elsewhere herein) sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable.

5.1.2     The Collateral Agent, on behalf of the Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

5.1.3     The Collateral Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Collateral Agent and the other Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption each Grantor hereby expressly releases.

5.1.4     Until the Collateral Agent is able to effect a sale, lease, or other disposition of Collateral, the Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Collateral Agent. The Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Collateral Agent and the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

5.1.5     Notwithstanding the foregoing, except as required by applicable law, neither the Collateral Agent nor the other Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

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5.1.6     Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

5.2.     Grantors’ Obligations Upon Default. Upon the request of the Collateral Agent, if an Event of Default has occurred and is continuing, each Grantor will:

5.2.1     Assembly of Collateral. Assemble and make available to the Collateral Agent the Collateral and all records relating thereto at any place or places specified by the Collateral Agent.

5.2.2     Secured Party Access. Permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

5.3.     License. The Collateral Agent is hereby granted a non-exclusive license to use, following the occurrence and during the continuance of an Event of Default, without charge, each Grantor’s labels, Patents, Copyrights, Trademarks, Trade Secrets, and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of an Event of Default, such Grantor’s rights under all licenses and all franchise agreements that constitute Collateral shall inure to the Collateral Agent’s benefit. All use of Grantor’s Copyrights and Trademarks shall be in accordance with Grantor’s trademark usage and quality control requirements and all good will associated therewith shall inure to the benefit of Grantor. Without limiting the foregoing, all Collateral produced, advertised and sold under this Section 5.3 shall conform to the quality of such Collateral produced, advertised and sold by Grantor. In addition, each Grantor hereby irrevocably agrees that the Collateral Agent may, following the occurrence and during the continuance of an Event of Default, sell any of such Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased such Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Collateral Agent’s rights under this Agreement, may sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Collateral Agent may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

ARTICLE VI

WAIVERS, AMENDMENTS AND REMEDIES

No delay or omission of any Secured Party to exercise any right or remedy granted under this Agreement shall impair such right or remedy or be construed to be a waiver of any default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever shall be valid unless in writing signed by the Collateral Agent, the Collateral Agent and each Grantor, and then only to the extent in such writing specifically set forth; provided that the addition of any Subsidiary as a Grantor hereunder by execution of a Security Agreement Supplement shall not require receipt of any consent from or execution of any documentation by any other Grantor party hereto. All rights and remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to the Secured Parties until the Termination Date.

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ARTICLE VII

PROCEEDS

7.1.     Special Collateral Account. The Collateral Agent shall, at any time after the occurrence and during the continuation of an Event of Default, require all cash proceeds of the Collateral to be deposited in a Controlled Account identified by the Collateral Agent. No Grantor shall have any control whatsoever over said Collateral Account. The Collateral Agent shall from time to time, apply the collected balances in said Collateral Account in accordance with Section 7.2.

7.2.     Application of Proceeds. If an Event of Default shall have occurred, the Collateral Agent shall apply all or any part of the Proceeds constituting Collateral, whether or not held in the Collateral Account or any other collateral account, and any Proceeds of any Transaction Document in respect of the Collateral, or otherwise received by the Collateral Agent in respect of the Collateral, in the following order:

(i)             First, to pay incurred and unpaid fees and expenses of the Agents under the Loan Documents;

(ii)             Second, to the Collateral Agent, for application by it towards payment of all amounts then due and owing and remaining unpaid in respect of interest and fees pro rata among the Secured Parties according to the amounts of such Secured Obligations (other than the Subordinated Obligations) then due and owing and remaining unpaid to the Secured Parties;

(iii)             Third, to the Collateral Agent, for application by it towards (i) payment of all principal on all Loans then outstanding and all Unreimbursed Amounts then outstanding and (ii) Cash Collateralizing any outstanding Letters of Credit, pro rata among the Secured Parties according to the amounts of the Secured Obligations to be so paid or Cash Collateralized under this clause

(iii)             owing to the Secured Parties;

(iv)             Fourth, to the Collateral Agent, for application by it towards payment of all other amounts then due and owing and remaining unpaid in respect of the Secured Obligations (other than the Subordinated Obligations), pro rata among the Secured Parties according to the amounts of such Obligations (other than the Subordinated Obligations) then due and owing and remaining unpaid to the Secured Parties;

(v)             Fifth, to the Collateral Agent, for application by it towards prepayment of the Secured Obligations (other than the Subordinated Obligations), pro rata among the Secured Parties according to the amounts of the Obligations (other than the Subordinated Obligations) being so prepaid then held by the Secured Parties;

(vi)             Sixth, to the Collateral Agent, for application by it towards payment of all amounts then due and owing and remaining unpaid in respect of the Subordinated Obligations and prepayment of the remaining Subordinated Obligations, pro rata among the Subordinated Parties according to the amounts of the Subordinated Obligations then due and owing and remaining unpaid or being so prepaid then held by the Subordinated Parties; and

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(vii) Seventh, any balance of such Proceeds remaining after the Secured Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated, shall be paid over to the applicable Grantor or to whomsoever else may be lawfully entitled to receive the same.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

ARTICLE VIII

GENERAL PROVISIONS

8.1.     Notice of Disposition of Collateral; Condition of Collateral. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Borrowers’ Agent, addressed as set forth in Article IX, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Collateral Agent and each other Secured Party arising out of the repossession, retention or sale of the Collateral, except to the extent such arise out of the gross negligence or willful misconduct of the Collateral Agent or such Secured Party (or any of their respective affiliates, officers, directors, employees, agents or representatives) as finally determined by a court of competent jurisdiction.

8.2.     Limitation on Collateral Agent’s and Secured Parties’ Duty with Respect to the Collateral. The Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Collateral Agent and each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control; provided that the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral, if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any other Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent or such Secured Party other than to account for money received, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Collateral Agent (i) to fail to incur expenses deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the, types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would be commercially reasonable in the Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 8.2.

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8.3.     Compromises and Collection of Collateral. Each Grantor and the Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Collateral Agent, acting in its sole discretion, shall determine or abandon any Receivable, and any such action by the Collateral Agent shall be commercially reasonable so long as the Collateral Agent acts in good faith based on information known to it at the time it takes any such action.

8.4.     Secured Party Performance of Grantor’s Obligations. The Collateral Agent may from time to time, at its option, perform any action which the Collateral Agent deems reasonably necessary for the maintenance, preservation or protection of any Collateral or of its security interest therein if any Grantor fails to perform such action within a reasonable time after being requested in writing to so perform (it being understood that no such request need be given after the occurrence and during the continuance of an Event of Default). Without having any obligation to do so, at any time when an Event of Default has occurred and is continuing, the Collateral Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Agreement and such Grantor shall reimburse the Collateral Agent for any amounts paid by the Collateral Agent pursuant to this Section 8.4 Each Grantor’s obligation to reimburse the Collateral Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

8.5. Authorization for Secured Party to Take Certain Action. Each Grantor irrevocably authorizes the Collateral Agent at any time and from time to time in the sole discretion of the Collateral Agent and appoints the Collateral Agent as its attorney in fact (i) to indorse and collect any cash proceeds of the Collateral, (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement in such offices as the Collateral Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, (iii) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral owned by such Grantor and which are Securities or with financial intermediaries holding other Investment Property which is Collateral as may be necessary or advisable to give the Collateral Agent Control over such Securities or other Investment Property, (iv) after the occurrence and during the continuation of an Event of Default, to enforce payment of the Instruments, Accounts and other Receivables in the name of the Collateral Agent or such Grantor, (v) to apply the proceeds of any Collateral received by the Collateral Agent to the Secured Obligations as provided in Article VII and (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens permitted under Section 4.1.4 hereof) if any Grantor fails to perform such action within a reasonable time after being requested in writing to so perform (it being understood that no such request need be given after the occurrence and during the continuance of an Event of Default), and each Grantor agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent in connection therewith, provided that this authorization shall not relieve any Grantor of any of its obligations under this Agreement, under the Credit Agreement.

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8.6.     Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.3, 4.1.4, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.12, 4.13 5.2, or 8.8or in Article VII hereof will cause irreparable injury to the Collateral Agent and the Secured Parties, that the Collateral Agent and Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Collateral Agent or the Secured Parties to seek and obtain specific performance of other obligations of the Grantors contained in this Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 8.6 shall be specifically enforceable against the Grantors.

8.7.     Use and Possession of Certain Premises. If an Event of Default has occurred and is continuing, the Collateral Agent shall be entitled to occupy and use any premises owned or leased by the Grantors where any of the Collateral or any records relating to the Collateral are located until the Secured Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay any Grantor for such use and occupancy.

8.8.     Dispositions Not Authorized. No Grantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1.3 hereof and notwithstanding any course of dealing between any Grantor and the Collateral Agent or other conduct of the Collateral Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1.3 hereof) shall be binding upon the Collateral Agent or the Secured Parties unless such authorization is in writing signed by the Collateral Agent with the consent or at the direction of the Required Lenders.

8.9.     Benefit of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Grantors, the Collateral Agent and the other Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Agreement), except that the Grantors shall not have the right to assign their rights or delegate their obligations under this Agreement or any interest herein except as otherwise permitted in the Credit Agreement, without the prior written consent of the Collateral Agent.

8.10.     Reinstatement. Each Grantor agrees that to the extent that, after payment in full of the Secured Obligations, such payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, recovered, rescinded or is required to be retained by or repaid to a trustee, receiver, or any other Person under any bankruptcy code, common law, or equitable cause, then the Lien and security interest in the Collateral created hereunder shall be revived, reinstated and continued in full force and effect, as if said payment had not been made. The Lien and security interest in the Collateral created hereunder shall not be released or discharged by any payment to any Secured Party from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity, or fraud asserted by any account debtor or by any other Person.

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8.11.     Survival of Representations. All representations and warranties of the Grantors contained in this Agreement shall survive the execution and delivery of this Agreement.

8.12.     Expenses. The Grantors agree (a) to pay or reimburse the Collateral for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, execution, delivery and administration of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements of one counsel to the Collateral Agent in each relevant jurisdictions (including the fees and expenses of Mayer Brown LLP) and (b) to pay or reimburse each Lender, the Swing Line Lender, each Issuing Lender, each Agent and the Joint Lead Arrangers, for all its documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the documented fees and disbursements of counsel to each Lender, the Joint Lead Arrangers, the Swing Line Lender and each Issuing Lender and of counsel to the Agents. Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

8.13.     Headings. The title of and section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Agreement.

8.14.     Termination. This Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until the Termination Date.

8.15.     Entire Agreement. This Agreement, the Credit Agreement and the other Transaction Documents embody the entire agreement and understanding between the Grantors and the Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings between the Grantors and the Collateral Agent relating to the Collateral.

8.16.     CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

8.17.     Collateral Releases.

(a)             The Collateral Agent is authorized to, and shall release any Lien granted to or held by it upon any Collateral (i) upon the occurrence of the Termination Date; or (ii) constituting property being sold or disposed of in compliance with the terms of the Transaction Documents (with respect to which the Collateral Agent may rely conclusively on any certificate of any Borrower, without further inquiry) and, to the extent that the property being sold or disposed of constitutes 100% of the Capital Stock in a Borrower or other Grantor, the Collateral Agent is authorized to release any Guaranty provided by such Borrower or such other Grantor with regards to the obligations under the Credit Agreement; or (iii) constituting property in which the Borrowers owned no interest at the time the Lien was granted or at any time thereafter; or (iv) if approved, authorized or ratified in writing by the Required Lenders (other than with respect to a release of all or substantially all of the Collateral, which shall require the approval of each Lender).

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(b) Without in any manner limiting the authority of the Collateral Agent to act without any specific or further authorization or consent by the Lenders (as set forth in clause (a) above), each Secured Party agrees to confirm in writing, upon request by the Collateral Agent the authority to release Collateral conferred upon the Collateral Agent under clause (a) above. Upon receipt by the Collateral Agent of confirmation from the Required Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Grantor, the Collateral Agent shall (and is hereby irrevocably authorized by the Secured Parties to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Secured Parties upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the opinion of the Collateral Agent would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Lien upon (or obligations of any Grantor in respect of) all interests in the Collateral retained by any Grantor).

8.18.     Agent Discretion. Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction, reasonable satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent or the Collateral Agent, it is understood that in all cases such Agents shall be fully justified in failing or refusing to take any such action under this Agreement as it deems appropriate. This Section 8.18 (i) is applicable only with regards to the Credit Agreement and the parties thereto and (ii) is intended solely for the benefit of the Collateral Agent, the Collateral Agent and their successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto

8.19.     Additional Grantors. Upon the execution and delivery by any other Person of a supplement in the form of Annex I hereto, such Person shall become a “Grantor” hereunder with the same force and effect as if it were originally a party to this Agreement and named as a “Grantor” hereunder. The execution and delivery of such supplement shall not require the consent of any other Grantor hereunder, and the rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

ARTICLE IX

NOTICES

9.1.     Sending Notices. Any notice required or permitted to be given under this Agreement shall be sent (and deemed received) in the manner set forth in Section 11.2 of the Credit Agreement and to the addresses set forth on the signature pages of the Credit Agreement with respect to any Bank, the Collateral Agent. Any notice delivered to the Borrowers’ Agent shall be deemed to have been delivered to all of the Grantors.

9.2.     Change in Address for Notices. Each of the Grantors and the Collateral Agent may change the address for service of notice upon it by a notice in writing to the other parties.

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ARTICLE X

SUBORDINATION PROVISIONS

10.1.     Who May Exercise Remedies.

10.1.1     Senior Parties Exclusive Rights. Subject to Section 10.1.2 below, until the date on which all Senior Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have been terminated, the Senior Parties will have the exclusive right to:

(i)           commence and maintain any action under Section 5.1 hereof (an “Enforcement Action”) or exercise rights with respect to a Lien, credit bid their debt, make any set-off, sue or participate in any suit, action or proceeding to enforce payment or collection or enforce any redemption or mandatory prepayment obligation, or commence any judicial enforcement of rights and remedies;

(ii)           subject Sections 10.10 and 11.5 of the Credit Agreement, make determinations regarding the release or Disposition of, or restrictions with respect to, the Collateral; and

(iii)          otherwise enforce the rights and remedies of a secured creditor under the UCC and the Bankruptcy Laws of any applicable jurisdiction.

10.1.2     Subordinated Parties Rights. Notwithstanding Section 10.1.1, a Subordinated Party may:

(i)            file a proof of claim or statement of interest, vote on a plan of reorganization (including a vote to accept or reject a plan of partial or complete liquidation, reorganization, arrangement, composition or extension), and make other filings, arguments and motions, with respect to the Subordinated Obligations and the Collateral in any Insolvency Proceeding commenced by or against any Grantor, in each case in accordance with this Security Agreement;

(ii)           take action to create, perfect, preserve or protect its Lien on the Collateral, so long as such actions are not adverse to the priority status in accordance with this Security Agreement of Liens on the Collateral securing the Senior Obligations or Senior Parties’ rights to exercise remedies;

(iii)          file necessary pleadings in opposition to a claim objecting to or otherwise seeking the disallowance of a Subordinated Obligation or a Lien securing the Obligation; and

(iv)          join (but not exercise any control over) a judicial foreclosure or Lien enforcement proceeding with respect to the Collateral initiated by the Collateral Agent on behalf of the Senior Parties, to the extent that such action could not reasonably be expected to materially interfere with the Enforcement Action, but no Subordinated Party may receive any proceeds thereof unless expressly permitted herein.

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10.1.3     Reservation of Rights as Unsecured Creditor. Except as otherwise expressly set forth in this Section 10.1.1, Subordinated Parties may exercise rights and remedies as unsecured creditors, other than initiating or joining in an involuntary case or proceeding under the Bankruptcy Code with respect to a Grantor against a Grantor that has guaranteed or granted Liens to secure the Subordinated Obligations, in accordance with the terms of the Loan Documents and the Cash Management Bank Agreements, Commodity OTC Agreements or Financial Hedging Agreements to which the Subordinated Party is a party and applicable law; provided, that any judgment Lien obtained by a Subordinated Party as a result such exercise of rights will be included in the Collateral and be subject to this Security Agreement for all purposes (including in relation to the Senior Obligations).

10.2.     Manner of Exercise.

10.2.1     Enforcement Actions. Subject to the terms of the Loan Documents, a Senior Party may take any Enforcement Action (i) in any manner in its sole discretion in compliance with applicable law, (ii) without consultation with or the consent of any Subordinated Party, (iv) regardless of whether an Insolvency Proceeding has been commenced, (iv) regardless of any provision of any Cash Management Bank Agreement, Commodity OTC Agreement or Financial Hedging Agreement, and (v) regardless of whether such exercise is adverse to the interest of any Subordinated Party.

10.2.2     Non-Impairment. The rights of a Senior Party to enforce any provision of this Security Agreement or any other Loan Document will not be prejudiced or impaired by:

(i)            any act or failure to act of any Grantor, or (ii) noncompliance by any Person other than such Senior Party with any provision of this Security Agreement, any other Loan Document or any Cash Management Bank Agreement, Commodity OTC Agreement or Financial Hedging Agreement.

10.2.3      No Contesting Enforcement Actions. No Subordinated Party will contest, protest or object to, or take any action to hinder, and each waives any and all claims with respect to, any Enforcement Action by a Senior Party.

10.2.4      Subordinated Party Enforcement. Subject to the terms of the Loan Documents and the applicable Cash Management Bank Agreements, Commodity OTC Agreements or Financial Hedging Agreements, following the date on which the Senior Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have been terminated, a Subordinated Party may take any Enforcement Action.

10.3.        Relief from Automatic Stay. Until the date on which the Senior Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have been terminated, no Subordinated Party will, or will direct the Collateral Agent on its behalf to, seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral, without the prior written consent of the Collateral Agent, on behalf of the Senior Parties, or oppose any request by the Collateral Agent, on behalf of the Senior Parties, for relief from the automatic stay or any other stay in any Insolvency Proceeding.

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ARTICLE XI

THE AGENTS

Deutsche Bank Trust Company Americas has been appointed Administrative Agent for the Banks pursuant to Section 10 of the Credit Agreement. Deutsche Bank AG, New York Branch has been appointed Collateral Agent for the Banks pursuant to Section 10 of the Credit Agreement. It is expressly understood and agreed by the parties to this Agreement that any authority conferred upon the Administrative Agent or the Collateral Agent, as applicable, hereunder is subject to the terms of the delegation of authority made by the Lenders to such Agent pursuant to the Credit Agreement, and that such Agent has agreed to act (and any successor agent shall act) as such hereunder only on the express conditions contained in such Section 10 of the Credit Agreement with respect to the Banks. Any successor agent appointed pursuant to Section 10 of the Credit Agreement shall be entitled to all the rights, interests and benefits of each Agent hereunder.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, each of the Grantors and each Agent have executed this Agreement as of the date first above written.

GRANTORS:

CYPRESS ENERGY PARTNERS, L.P.
By:	Cypress Energy Partners GP, LLC,
its general partner

CYPRESS ENERGY PARTNERS, LLC,
CYPRESS ENERGY PARTNERS – TIR, LLC
CYPRESS ENERGY PARTNERS – PECOS SWD, LLC
CYPRESS ENERGY PARTNERS – ORLA SWD, LLC
CYPRESS ENERGY PARTNERS – WILLIAMS SWD, LLC
CYPRESS ENERGY PARTNERS – MOUNTRAIL SWD, LLC
CYPRESS ENERGY PARTNERS – BAKKEN, LLC
CYPRESS ENERGY PARTNERS – TEXAS, LLC
CYPRESS ENERGY PARTNERS – SBG, LLC
CYPRESS ENERGY SERVICES, LLC

By:
Name: Peter C. Boylan III
Title: President and Chief Executive Officer

CYPRESS ENERGY PARTNERS – TIOGA SWD, LLC
CYPRESS ENERGY PARTNERS – MANNING SWD, LLC
CYPRESS ENERGY PARTNERS – GRASSY BUTTE SWD, LLC
CYPRESS ENERGY PARTNERS – 1804 SWD, LLC
CYPRESS ENERGY PARTNERS – GREEN RIVER SWD, LLC

By:
Name: Peter C. Boylan III
Title: President

TULSA INSPECTION RESOURCES, LLC
TULSA INSPECTION RESOURCES HOLDINGS, LLC
TULSA INSPECTION RESOURCES –
NONDESTRUCTIVE EXAMINATION, LLC

By:
Name: Randall Lorett
Title: President and Chief Executive Officer

[Signature Page to Security Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent

By:
Name: Chris Chapman
Title: Director

By:
Name: Shai Bandner
Title: Vice President

[Signature Page to Security Agreement]

EXHIBIT C

TO CREDIT AGREEMENT

FORM OF

GUARANTEE AGREEMENT

Please see attached.

EXECUTION VERSION

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated as of December 24, 2013 (this “Agreement”), made by each signatory hereto (each a “Guarantor”, collectively, the “Guarantors”), in favor of DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties as described and defined below.

RECITALS

WHEREAS, pursuant to the Credit Agreement, dated as of December 24, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CYPRESS ENERGY PARTNERS, L.P., a Delaware limited partnership, CYPRESS ENERGY PARTNERS, LLC, a Delaware limited liability company, CYPRESS ENERGY PARTNERS – TIR, LLC, a Delaware limited liability company, TULSA INSPECTION RESOURCES, LLC, a Delaware limited liability company and each additional borrower that becomes a signatory thereto from time to time (each a “Borrower”, and collectively, the “Borrowers”), DBNY, as lender, issuing bank, swing line lender, and the Collateral Agent, DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent, and the other financial institutions from time to time party thereto as “Lenders” (together with DBNY, the “Lenders”), the Lenders have severally agreed to make loans and issue letters of credit for the account of the Pledgors upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrowers and Guarantors are an affiliated group of businesses that engaged in related businesses and each Guarantor will derive substantial direct and indirect benefit from the extensions of credit to the Borrowers under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to extend credit and issue letters of credit to the Borrowers under the Credit Agreement that each Guarantor shall have executed and delivered this Agreement to the Collateral Agent on behalf of and for the ratable benefit of the Secured Parties (as defined in the Credit Agreement).

NOW, THEREFORE, in consideration of the premises and to induce (i) the Collateral Agent and the Lenders to enter into the Credit Agreement, (ii) the Lenders to make their respective extensions of credit under the Credit Agreement, and (iii) the Qualified Counterparties and Qualified Cash Management bank to enter into Financial Hedging Arrangements, Commodity OTC Agreements and Cash Management Agreements, the Guarantors hereby agree with the Collateral Agent, on behalf and for the ratable benefit of the Secured Parties, as follows:

1.          Defined Terms.

(a)        Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)        The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to this Agreement unless otherwise specified.

(c)         The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.          Guarantee.

(a)        Each Guarantor hereby, unconditionally and irrevocably, guarantees to the Collateral Agent, on behalf and for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)        Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c)        Each Guarantor further agrees to pay any and all reasonable and documented expenses (including, without limitation, the fees and disbursements of counsel) which may be paid or incurred by the Collateral Agent or any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Agreement. This Agreement shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto the Borrowers may be free from any Obligations.

(d)         The Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Agreement or affecting the rights and remedies of the Collateral Agent or any Secured Party hereunder.

(e)         No payment or payments made by any Borrower, any Guarantor, any other guarantor or any other Person or received or collected by the Collateral Agent or any Secured Party from any Borrower, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantors hereunder which shall, notwithstanding any such payment or payments other than payments made by any Guarantor in respect of the Obligations or payments received or collected from any Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of each Guarantor hereunder until the Obligations are paid in full and the Commitments are terminated.

(f)          Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Collateral Agent or any Secured Party on account of its liability hereunder, it will notify the Collateral Agent in writing that such payment is made under this Agreement for such purpose.

3.          Right of Contribution. Each Guarantor hereby agrees that, to the extent a Guarantor shall have paid more than its proportionate share of any payment made hereunder or in respect of the Obligations, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. The provisions of this Section 3 shall be subject to the terms and conditions of Section 5. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the Secured Parties for the full amount guaranteed by it hereunder.

4.         Right of Set-off. Each Guarantor hereby irrevocably authorizes each Secured Party at any time and from time to time during the existence of an Event of Default without notice to the Guarantors, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of the Guarantors, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of the Guarantors to such Secured Party hereunder and claims of every nature and description of such Secured Party against any Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any Note, any Loan Documents or otherwise, as such Secured Party may elect, whether or not the Collateral Agent or any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Collateral Agent and each Secured Party shall notify the Guarantors promptly of any such set-off and the application made by the Collateral Agent or such Secured Party, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent and each Secured Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Collateral Agent or such Secured Party may have.

5.         No Subrogation. Notwithstanding any payment or payments made by the Guarantors hereunder or any set-off or application of funds of any Guarantor by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any Secured Party against any Borrower or any other guarantor or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other guarantor in respect of payments made by any Guarantor hereunder, until all amounts owing to the Collateral Agent and the Secured Parties by the Borrowers on account of the Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of the Guarantors, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Collateral Agent and the Secured Parties may determine.

6.          Amendments, etc. with respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against such Guarantor and without notice to or further assent by such Guarantor, any demand for payment of any of the Obligations made by the Collateral Agent or any Secured Party may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any Secured Party, and the Credit Agreement, the Notes and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Collateral Agent (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantees under this Agreement or any property subject thereto. When making any demand hereunder against any Guarantor, the Collateral Agent or any Secured Party may, but shall be under no obligation to, make a similar demand on any Borrower or any other guarantor, and any failure by the Collateral Agent or any Secured Party to make any such demand or to collect any payments from any Borrower or any such other guarantor or any release of any Borrower or such other guarantor shall not relieve any Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any Secured Party against such Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

7.         Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Collateral Agent or any Secured Party upon this Agreement or acceptance of this Agreement, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Agreement; and all dealings between the Borrowers and the Guarantors, on the one hand, and the Collateral Agent and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Agreement. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or any Guarantor with respect to the Obligations. Each Guarantor understands and agrees that this Agreement shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any Note or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower against the Collateral Agent or any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for the Obligations, or of any Guarantor under this Agreement, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent and any Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any Secured Party to pursue such other rights or remedies or to collect any payments from any Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent and the Secured Parties against any Guarantor. This Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to be benefit of the Collateral Agent and the Secured Parties, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of each Guarantor under this Agreement shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrowers may be free from any Obligations.

8.           Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

9.           Not Affected by Bankruptcy. Notwithstanding any modification, discharge or extension of the Obligations or any amendment, modification, stay or cure of the Lender’s rights which may occur in any bankruptcy or reorganization case or proceeding against any Borrower, whether permanent or temporary, and whether or not assented to by the Lender, each of the Guarantors hereby agrees that the Guarantors shall be obligated hereunder to pay and perform the Obligations and discharge their other obligations in accordance with the terms of the Obligations and the terms of this Agreement. Each Guarantor understands and acknowledges that, by virtue of this Agreement, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to any Borrower. Without in any way limiting the generality of the foregoing, any subsequent modification of the Obligations in any reorganization case concerning any Borrower shall not affect the obligation of any Guarantor to pay and perform the Obligations in accordance with the original terms thereof.

10.           Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in U.S. Dollars at the office of the Collateral Agent specified in Section 11.2 of the Credit Agreement, or as otherwise directed by the Collateral Agent from time to time.

11.           Representations and Warranties. Each Guarantor hereby represents and warrants that:

(a)           it is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the corporate (or analogous) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged;

(b)           it has the corporate (or analogous) power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is a party, and has taken all necessary corporate (or analogous) action to authorize its execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party;

(c)           this Agreement and each of the other Loan Documents to which such Guarantor is a party has been duly executed and delivered on behalf of each Guarantor, and constitutes a legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing;

(d)           the execution, delivery and performance of this Agreement and the other Loan Documents to which such Guarantor is a party (i) will not violate any Requirement of Law in each case to the extent applicable to or binding upon such Guarantor or its Properties or (ii) will not violate any material Contractual Obligation of any Guarantor, except where such violation could not reasonably be expected to have a Material Adverse Effect, and (iii) will not result in or require the creation or imposition of any Lien on any of the properties or revenues of any Guarantor pursuant to any Requirement of Law or Contractual Obligation of any Guarantor (other than Liens created by the Security Documents in favor of the Collateral Agent and Liens permitted by Section 8.3 of the Credit Agreement;

(e)           no consent or authorization of, filing with, notice to, or other act by or in respect of, any Governmental Authority or any other Person (including, without limitation, any stockholder or creditor of any Guarantor), to which a Guarantor is subject, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the other Loan Documents to which such Guarantor is a party (except for any reports required to be filed by the Borrowers’ Agent with the SEC pursuant to the Exchange Act);

(f)           no litigation, investigation or proceeding to which a Guarantor is party before any arbitrator or Governmental Authority is pending or, to the knowledge of each Guarantor, threatened by or against any Guarantor or against any of their respective properties or revenues (i) with respect to this Agreement or any other Loan Document to which such Guarantor is a party or any of the transactions contemplated hereby or thereby, or (ii) which could reasonably be expected to have a Material Adverse Effect;

(g)           except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title could not reasonably be expected to have a Material Adverse Effect, each Guarantor has defensible title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its tangible personal property, and none of such property is subject to any Lien except as permitted by Section 8.3 of the Credit Agreement; and

(h)           it has filed or caused to be filed all material tax returns required to be filed and has timely paid all material Taxes due and payable by it or imposed with respect to any of its property and all other material fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of each Guarantor).

Each Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by each Guarantor on the Borrowing Date by a Borrower under the Credit Agreement on and as of such Borrowing Date as though made hereunder on and as of such date.

12.           Covenants. Each Guarantor hereby covenants and agrees with the Collateral Agent and each Secured Party that, from and after the date of this Agreement until the Obligations are paid in full (except for contingent indemnification and expense reimbursement obligations for which no claim has been made) and the Commitments are terminated:

(a)           if any Guarantor shall at any time acquire any shares of Capital Stock of any Subsidiary (other than an Excluded Subsidiary) which is not a Guarantor hereunder, such Guarantor and such Subsidiary shall promptly deliver to the Collateral Agent an addendum to this Agreement, substantially in the form of Exhibit A to this Agreement, duly completed; and

(b)           each Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action as set forth in the Credit Agreement to the extent such covenants relate to such Guarantor.

13.           Authority of Collateral Agent. Each Guarantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this guarantee shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and each Guarantor, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

14.           Notices. All notices, requests and demands to or upon the Collateral Agent, any Lender or the Guarantors to be effective shall be in writing (or by telex, fax or similar electronic transfer confirmed in writing) and shall be deemed to have been duly given or made (1) in the case of delivery by overnight courier or delivery by hand, when delivered or (2) if given by mail, three (3) Business Days after being deposited in the mails, postage prepaid, or (3) if by telex, fax or similar electronic transfer, when sent and receipt has been confirmed, addressed as follows:

(a)           if to the Collateral Agent or any Secured Party, at its address or transmission number for notices provided in Section 11.2 of the Credit Agreement; and

(b)           if to any Guarantor, to the Borrowers’ Agent at its address or transmission number for notices set forth for notices provided in Section 11.2 of the Credit Agreement.

The Collateral Agent, each Secured Party and any Guarantor may change its address and transmission numbers for notices by notice in the manner provided in this Section.

15.           Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16.           Integration. This Agreement represents the agreement of each Guarantor with respect to the subject matter hereof and there are no promises or representations by the Collateral Agent or any Secured Party relative to the subject matter hereof not reflected herein.

17.          Amendments in Writing; No Waiver; Cumulative Remedies.

(a)           None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each Guarantor and the Administrative Agent, provided that any provision of this Agreement may be waived by the Collateral Agent and the Secured Parties in a letter or agreement executed by the Collateral Agent or by telex or facsimile transmission from the Collateral Agent.

(b)           Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 17(a)17(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Secured Party would otherwise have on any future occasion.

The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

18.           Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

19.           Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Collateral Agent and the Secured Parties and their successors and assigns.

20.           GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

21.           Submission To Jurisdiction; Waivers. Each Guarantor hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Guarantors at its address set forth under its signature below or at such other address of which the Collateral Agent shall have been notified pursuant hereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

22.          Acknowledgments. Each Guarantor hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)           neither the Collateral Agent nor any Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents to which it is a party, and the relationship between the Guarantors, the Borrowers and the other Loan Parties, on one hand, and the Collateral Agent and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors, the Borrowers, any of the other Loan Parties and the Secured Parties.

23.           WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

GUARANTORS:

CYPRESS ENERGY SERVICES, LLC
CYPRESS ENERGY PARTNERS – PECOS SWD, LLC
CYPRESS ENERGY PARTNERS – ORLA SWD, LLC
CYPRESS ENERGY PARTNERS – WILLIAMS SWD, LLC
CYPRESS ENERGY PARTNERS – BAKKEN, LLC
CYPRESS ENERGY PARTNERS – TEXAS, LLC
CYPRESS ENERGY PARTNERS – MOUNTRAIL SWD, LLC
CYPRESS ENERGY PARTNERS – SBG, LLC
CYPRESS ENERGY PARTNERS – TIOGA SWD, LLC
CYPRESS ENERGY PARTNERS – MANNING SWD, LLC
CYPRESS ENERGY PARTNERS – GRASSY BUTTE SWD, LLC
CYPRESS ENERGY PARTNERS – 1804 SWD, LLC
CYPRESS ENERGY PARTNERS – GREEN RIVER SWD, LLC

By:
Name: Peter C. Boylan, III
Title: President

[Signature Page to Guarantee Agreement]

GUARANTORS:

TULSA INSPECTION RESOURCES HOLDINGS, LLC
TULSA INSPECTION RESOURCES – NONDESTRUCTIVE EXAMINATION, LLC
TULSA INSPECTION RESOURCES – CANADA ULC
TULSA INSPECTION RESOURCES – ACQUISITION ULC
FOLEY INSPECTION SERVICES ULC

By:
Name: Randall Lorett
Title: Chief Executive Officer

[Signature Page to Guarantee Agreement]

EXHIBIT A

To Guarantee Agreement

ADDENDUM TO GUARANTEE AGREEMENT

The undersigned, ______________________, a _______ [corporation], (a “New Guarantor”):

(i)            agrees to all of the provisions of the Guarantee Agreement, dated as of December 24, 2013 (as amended, supplemented or otherwise modified prior to the date hereof, the “Agreement”), made by signatories thereto as Guarantors (collectively, the “Guarantors”), in favor of DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), as collateral agent (in such capacity, the “Collateral Agent”), pursuant to the Credit Agreement, dated as of December 24, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CYPRESS ENERGY PARTNERS, L.P., a Delaware limited partnership, CYPRESS ENERGY PARTNERS, LLC, a Delaware limited liability company, CYPRESS ENERGY PARTNERS – TIR, LLC, a Delaware limited liability company, TULSA INSPECTION RESOURCES, LLC, a Delaware limited liability company and each additional borrower that becomes a signatory thereto from time to time (each a “Borrower”, and collectively, the “Borrowers”), DBNY, as lender, issuing bank, swing line lender, and the Collateral Agent, DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent, and the other financial institutions from time to time party thereto as “Lenders”; and

(ii)             effective on the date hereof becomes a party to the Agreement, as a Guarantor, with the same effect as if the undersigned were an original signatory to the Agreement (with the representations and warranties contained therein being deemed to be made by the New Guarantor on and as of the date hereof).

Terms defined in the Agreement and the Credit Agreement shall have such defined meanings when used herein.

Exh. A-1

EXHIBIT A

To Guarantee Agreement

By its acceptance hereof, the undersigned Guarantor hereby ratifies and confirms its obligations under the Agreement, as supplemented hereby.

[NAME OF NEW GUARANTOR]

By:
Name:
Title:

Date:

ACCEPTED AND AGREED:

DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”),
as Collateral Agent

By:
Name:
Title:

Exh. A-2

EXHIBIT D-1

TO CREDIT AGREEMENT

FORM OF

SECTION 4.11 CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 24, 2013, by and among CYPRESS ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Borrowers’ Agent”), the other borrowers from time to time party thereto (together with the Borrowers’ Agent, the “Borrowers” and each, a “Borrower”) the financial institutions from time to time party thereto as a lender (the “Lenders”), DEUTSCHE BANK AG, NEW YORK BRANCH, as collateral agent, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

The undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers’ Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers’ Agent and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers’ Agent and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

D-1-1

EXHIBIT D-2

TO CREDIT AGREEMENT

FORM OF

SECTION 4.11 CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 24, 2013, by and among CYPRESS ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Borrowers’ Agent”), the other borrowers from time to time party thereto (together with the Borrowers’ Agent, the “Borrowers” and each, a “Borrower”) the financial institutions from time to time party thereto as a lender (the “Lenders”), DEUTSCHE BANK AG, NEW YORK BRANCH, as collateral agent, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

The undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender, the Administrative Agent and the Borrowers’ Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender, the Administrative Agent and the Borrowers’ Agent in writing, and (2) the undersigned shall have at all times furnished such Lender, the Administrative Agent and the Borrowers’ Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

D-2-1

EXHIBIT D-3

TO CREDIT AGREEMENT

FORM OF

SECTION 4.11 CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 24, 2013, by and among CYPRESS ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Borrowers’ Agent”), the other borrowers from time to time party thereto (together with the Borrowers’ Agent, the “Borrowers” and each, a “Borrower”) the financial institutions from time to time party thereto as a lender (the “Lenders”), DEUTSCHE BANK AG, NEW YORK BRANCH, as collateral agent, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

The undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender, the Administrative Agent and the Borrowers’ Agent with IRS Form W-8IMY [accompanied by a withholding statement] and one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender, the Administrative Agent and the Borrowers’ Agent and (2) the undersigned shall have at all times furnished such Lender, the Administrative Agent and the Borrowers’ Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT].

By:
Name:
Title:

Date: ________ __, 20[ ]

D-3-1

EXHIBIT D-4

TO CREDIT AGREEMENT

FORM OF

SECTION 4.11 CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 24, 2013, by and among CYPRESS ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Borrowers’ Agent”), the other borrowers from time to time party thereto (together with the Borrowers’ Agent, the “Borrowers” and each, a “Borrower”) the financial institutions from time to time party thereto as a lender (the “Lenders”), DEUTSCHE BANK AG, NEW YORK BRANCH, as collateral agent, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

The undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers’ Agent with IRS Form W-8IMY [accompanied by a withholding statement] and one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers’ Agent and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers’ Agent and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT E

TO CREDIT AGREEMENT

FORM OF

SECRETARY’S CERTIFICATE

Reference is made to that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among Cypress Energy Partners, L.P., a Delaware limited partnership (the “MLP”), Cypress Energy Partners, LLC (“OLLC”), Cypress Energy Partners – TIR, LLC, a Delaware limited liability company (“CEP-TIR”), and Tulsa Inspection Resources, LLC (“TIR LLC”) (each a “Borrower” and collectively, the “Borrowers”), Deutsche Bank AG, New York Branch as collateral agent and as Lender, Issuing Bank, and Swing Line Lender, Deutsche Bank Trust Company Americas, as administrative agent (the “Agent”), and the other Lenders and agents party thereto (capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement).

Pursuant to Section 6.1(b) of the Agreement, the undersigned, the duly authorized, qualified, and elected (or appointed) Secretary of [__________________] (the “Credit Party”), hereby certifies that:

Attached hereto as Exhibit A is a true and complete copy of the certificate of formation of the Credit Party, together with any and all amendments thereto, as certified by the relevant Secretary of State (or other applicable Governmental Authority) and such certificate has not been revoked or further amended and is in full force and effect on the date hereof.

Attached hereto as Exhibit B is a true and complete copy of the limited liability company agreement of the Credit Party, including, all amendments thereto, as in full force and effect on the date hereof.

Attached hereto as Exhibit C is a true and complete copy of the written consent of the Board of Managers of the Credit Party, providing for the approval of the Credit Agreement and all other agreements or matters contemplated thereby or executed in connection therewith, which written consent has not been modified or rescinded and remains in full force and effect on the date hereof

Attached hereto as Exhibit D is a copy of a written confirmation from (a) the Secretary of State or equivalent Governmental Authority of each state listed on Exhibit D, confirming that the Credit Party is in good standing in such state, and (b) the Secretary of State or equivalent Governmental Authority of each other state listed on Exhibit D in which the Credit Party is qualified to do business, confirming that the Credit Party is in good standing in such state.

Each person listed on Exhibit E holds the positions set forth on Exhibit E and is qualified to act in such capacities and to execute and deliver the Credit Agreement and the other Loan Documents on behalf of the Credit Party, and the signature set forth opposite each name is the authentic signature of such person.

This Certificate may be relied upon by Latham & Watkins LLP in connection with its legal opinion to be delivered in connection with the Credit Agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of the Credit Party as of this December [], 2013.

By:
Name:
Title:

The undersigned, the duly elected, acting and qualified [________________] of the Credit Party certifies that [_________________] is the duly authorized, qualified, and elected (or appointed) Secretary of the Credit Party and the signature above is his true signature.

By:
Name:
Title:

EXHIBIT F

TO CREDIT AGREEMENT

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). All capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	Cypress Energy Partners, L.P., as Borrowers’ Agent, and certain signatories to the Credit Agreement as Borrowers (collectively, the “Borrowers”)

4.	Administrative Agent:	Deutsche Bank Trust Company Americas, as Administrative Agent for the Lenders under the Credit Agreement

5.	Credit Agreement:	That certain Credit Agreement, dated as of December 24, 2013, among the Borrowers, the Lenders from time to time party thereto, Deutsche Bank AG, New York Branch, as collateral agent and Deutsche Bank Trust Company Americas, as administrative agent.

1 Select as applicable.

6.      Assigned Interest:

Aggregate Amount of
Acquisition Facility
Commitment/Acquisition	Amount of Acquisition	Percentage Assigned of
Facility Loans for all	Facility	Acquisition Facility
Acquisition Facility	Commitment/Acquisition	Commitment/Acquisition
Lenders	Facility Loans Assigned	Facility Loans[2]		CUSIP Number
$	$		%

Aggregate Amount of
Working Capital Facility	Amount of Working	Percentage Assigned of
Commitment/Working	Capital Facility	Working Capital
Capital Facility Loans	Commitment/Working	Facility
for all Working Capital	Capital Facility Loans	Commitment/Working
Facility Lenders	Assigned	Capital Facility Loans[3]		CUSIP Number
$	$		%

Effective Date:                                     , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Remainder of Page Intentionally Left Blank]

2 Set forth, to at least 9 decimals, as a percentage of the Acquisition Revolving Commitment/Acquisition Revolving Loans of all Lenders thereunder. Assigned percentages for Acquisition Revolving Loans and Working Capital Revolving Loans must be the same (i.e., assignments must be made pro rata for each type Loan).

3 Set forth, to at least 9 decimals, as a percentage of the Working Capital Revolving Commitment/Working Capital Revolving Loans of all Lenders thereunder. Assigned percentages for Acquisition Revolving Loans and Working Capital Revolving Loans must be the same (i.e., assignments must be made pro rata for each type Loan).

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][4] Accepted:

DEUTSCHE BANK AG, NEW YORK BRANCH, as Collateral Agent

By:
Title:

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By:
Title:

4To be added only if the consent of the Collateral Agent is required by the terms of the Credit Agreement.

5To be added only if the consent of the Borrowers’ Agent and/or other parties is required by the terms of the Credit Agreement.

EXHIBIT G

TO CREDIT AGREEMENT

FORM OF

BORROWING BASE REPORT

Date: _____________

Deutsche Bank Trust Company Americas

60 Wall Street

MSNYC60-2710

New York, New York 10005

Attention: Chris Chapman

Reference is hereby made to that certain Credit Agreement dated as of December 24, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CYPRESS ENERGY PARTNERS, L.P., a Delaware limited partnership (“Borrowers’ Agent”), the other Borrowers party thereto (the “Borrowers”), each of the financial institutions which may from time to time become a party thereto as a lender (individually, a “Lender” and collectively, the “Lenders”), Deutsche Bank AG, New York Branch, as collateral agent and Deutsche Bank Trust Company Americas, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”). All capitalized terms used but not defined herein have the same meanings specified in the Credit Agreement. The Borrowers’ Agent hereby delivers the Borrowing Base Report as of [●] and certifies to the Administrative Agent that:

(i)no Default or Event of Default has occurred and is continuing under the Credit Agreement, and

(ii)the amounts and information in the attached Borrowing Base Report and supporting materials thereto were accurate and true as of the date thereof.

Sincerely,

CYPRESS ENERGY PARTNERS, L.P.

By: Cypress Energy Partners GP, LLC,
its general partner

By:
Name:
Title:

Notes:

1.	[This Borrowing Base Report is an estimated consolidated Borrowing Base]
2.	[The Borrowing Base Report is prepared using [DATE] cut-off]
3.	[Loan Parties’ Inventory is based on Fair Market Value as of [DATE]]

EXHIBIT H

TO CREDIT AGREEMENT

FORM OF

LATHAM WATKINS LEGAL OPINION

[SEPARATELY PROVIDED]

EXHIBIT I

TO CREDIT AGREEMENT

FORM OF

CASH COLLATERAL DOCUMENTATION

[SEPARATELY PROVIDED]

EXHIBIT J

TO CREDIT AGREEMENT

[RESERVED]

EXHIBIT K

TO CREDIT AGREEMENT

FORM OF

COMPLIANCE CERTIFICATE

[Letterhead of Company]

December [__], 2013

Deutsche Bank Trust Company Americas 60 Wall Street

MSNYC60-2710

New York, New York 10005

Attention: Project Finance Manager-Cypress Energy

Telecopy No.: [______________]

Ladies and Gentlemen:

I hereby certify to you as follows:

(a)    I am the duly elected [Title] of Cypress Energy Partners GP, LLC, the general partner of CYPRESS ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Company”) acting as Borrowers’ Agent. All capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement dated as of December 24, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, certain affiliates of Company (together with Company, each a “Borrower” and collectively, the “Borrowers”), each of the financial institutions which may from time to time become a party thereto as a lender (individually, a “Lender” and collectively, the “Lenders”), Deutsche Bank AG, New York Branch, as collateral agent and Deutsche Bank Trust Company Americas, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

(b)   I have reviewed the terms of the Credit Agreement, and have made, or have caused to be made under my supervision, a detailed review of the transactions and the condition of the Loan Parties during the immediately preceding [applicable time period].

(c)To the best of my knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements and satisfied every condition contained in the Credit Agreement and the other Loan Documents to be observed, performed or satisfied by it.

(d)   Except as disclosed on Annex A attached hereto, the review described in paragraph (b) above did not disclose the existence during or at the end of such period, and I have no knowledge of the existence as of the date hereof, of any condition or event which constitutes a Default or an Event of Default.

(e)    Provided in Annex B to this Certificate are the financial statements and information required to be furnished to the Administrative Agent pursuant to Section 7.1 of the Credit Agreement. Such financial statements fairly present in all material respects the financial condition and results of operations of (i) the Borrowers’ Agent and its Subsidiaries on a consolidated basis (ii) Cypress Energy Partners – TIR, LLC and its Subsidiaries on a consolidated basis, each prepared in accordance with GAAP consistently applied and with respect to quarterly financial statements, subject to normal year-end audit adjustments and the absence of footnotes.

K-1

(f)    Provided in Annex C to this Certificate are the financial data and computations evidencing compliance with Section 8.1(a) (Adjusted Leverage Ratio), all of which data and computations are true, correct and complete in all material respects.

(g)    Provided in Annex D to this Certificate are the financial data and computations evidencing compliance with Section 8.1(b) (Interest Coverage Ratio), all of which data and computations are true, correct and complete in all material respects.

The foregoing certifications are made and delivered this day of [●], 20[●].

K-2

Very truly yours,

CYPRESS ENERGY PARTNERS, L.P.

By: Cypress Energy Partners GP, LLC, its general partner

By:
Name:
Title:

Annex A

Disclosure of Known Defaults and Events of Default

[If none, insert “NONE”.]

Annex B

Financial Statements and Information

Annex C

Additional Leverage Ratio Data and Computations

Annex D

Interest Coverage Ratio Data and Computations

EXHIBIT L

TO CREDIT AGREEMENT

FORM OF

INCREASE AND NEW LENDER AGREEMENT

This INCREASE AND NEW LENDER AGREEMENT (this “Agreement”), dated [●], 20[●], is made by CYPRESS ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Borrowers’ Agent”), each Lender designated on the signature pages hereto as an “Increasing Lender” (each an “Increasing Lender” and collectively, the “Increasing Lenders”), each Lender designated on the signature pages hereto as a “New Lender” (each a “New Lender” and collectively, the “New Lenders” and collectively with the Increasing Lender, the “Lenders”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Administrative Agent”). Capitalized terms used in this Agreement and not defined herein, including in this preamble, have the meanings set forth for such terms in the Credit Agreement (as hereinafter defined).

WHEREAS, the Borrowers, the Administrative Agent, Deutsche Bank AG New York Branch, as collateral agent, and the Lenders party thereto have entered into a Credit Agreement dated as of December 24, 2013 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, the parties hereto desire to evidence an increase in the aggregate [Working Capital Facility] [Acquisition Facility] Commitments pursuant to Section 4.1(b)(iii) of the Credit Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.The aggregate [Working Capital Facility] [Acquisition Facility] Commitments are hereby increased from $[[●]] [[●]] to $[_____]6.

2.Each of the parties identified below as New Lender or an Increasing Lender, as applicable, hereby (i) accepts and agrees or continues to accept and agree, as applicable, to be bound by the terms of the Credit Agreement as a Lender thereunder, and (ii) acknowledges and agrees or continues to acknowledge and agree, as applicable, that the amount of its Commitment after giving effect to the Facility Increase is set forth opposite its signature below.

3.This instrument shall be governed by and construed in accordance with the law of the State of New York.

4.This instrument may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission (in .pdf format) shall be effective as delivery of a manually executed counterpart of this Agreement. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

6 Aggregate amount after giving effect to all increases under Section 4.1(b)(iii) of the Credit Agreement shall not exceed $100,000,000.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed and delivered by its officer thereunto duly authorized as of the date above first written.

CYPRESS ENERGY PARTNERS, L.P.,
as Borrowers’ Agent

By: Cypress Entergy Partners GP, LLC,
its general partner

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent

BY: DEUTSCHE BANK NATIONAL TRUST
COMPANY

By:
Name:
Title:

By:
Name:
Title:

Working Capital Facility Commitment: $[●]
Acquisition Facility Commitment: $[●]	[●], as a [New Revolving][Increasing] Lender

By:
Name:
Title:

Address:
[●]
[●]
Attention: [●]
Telephone: [●]
Facsimile: [●]

EXHIBIT M

TO CREDIT AGREEMENT

FORM OF

PERFECTION CERTIFICATE

Please see attached.

EXECUTION VERSION

PERFECTION CERTIFICATE

The undersigned are officers of Cypress Energy Partners, L.P., a Delaware limited partnership (“Cypress Energy”), Cypress Energy Partners – TIR, LLC, a Delaware limited liability company (“CEP-TIR”), Cypress Energy Partners, LLC, a Delaware limited liability company (“CEP LLC”) and Tulsa Inspection Resources, LLC, a Delaware limited liability company (“TIR” and together with Cypress Energy, CEP LLC and CEP-TIR, the “Borrowers ”), and each of the Borrower’s respective Subsidiaries 1 other than the Excluded Subsidiaries as of the Closing Date (collectively, the “Credit Parties”). Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in that certain Credit Agreement dated as of December 24, 2013 (the “Credit Agreement”), by and among the Credit Parties, each additional Borrower that becomes a party thereto, Deutsche Bank AG, New York Branch, as Collateral Agent, Deutsche Bank Trust Company Americas, as Administrative Agent, and the financial institutions parties thereto as Lenders. The undersigned hereby certify, represent and warrant all of the following information provided in this Perfection Certificate (this “Perfection Certificate”) is true, complete and correct in all respects:

1.             Attached hereto as Schedule 1 is the exact name and jurisdiction of incorporation or organization for each Credit Party as it appears in their respective articles/certificate of incorporation, certificate of limited partnership, certificate of formation or other formation documents, as well as each jurisdiction in which such Credit Party is qualified to transact business as a foreign corporation, foreign partnership or foreign limited liability company (as applicable) and the organizational number and federal taxpayer identification number for each Credit Party.

2.             Except as set forth in Schedule 2 hereto, no Credit Party has changed its name in the past five (5) years.

3.	Except as set forth in Schedule 3 hereto, no Credit Party does business under any other name.

4.             Except as set forth in Schedule 4 hereto, no Credit Party has acquired, merged or consolidated with a non-Affiliate within the past four (4) months. If any such change has taken place, indicate the nature of such change and give the names of each corporation or other entity that was merged or consolidated with or acquired by any of the Credit Parties in such transaction (including each name under which each such corporation or entity has done business) and the address of each place of business of each such corporation or entity immediately prior to such merger, consolidation or acquisition and within four (4) months prior to the date of this Perfection Certificate.

5.             Except as set forth in Schedule 5 hereto, no Credit Party is: (i) a transmitting utility (as defined in the Uniform Commercial Code as in effect in the jurisdiction of organization of such Credit Party), (ii) primarily engaged in farming operations (as defined in the Uniform Commercial Code), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended or (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof.

1   As used herein, “Subsidiary” shall mean, with respect to any person, a corporation, limited liability company, partnership or other entity of which a majority of the outstanding shares of stock of each class having ordinary voting power or other equity interests is owned, directly or indirectly, by such person.

6.            Attached hereto as Schedule 6 is the following information with respect to all real property at any time owned or leased (as lessee or sublessee) by any of the Credit Parties with a value in excess of $500,000 as of the closing date under the Credit Agreement (the “Closing Date”); provided that any real property consisting solely of an office lease shall not be required to be listed:

Real Property Owned:

(a)	To the extent available, its complete address (including county); and
(b)	Whether improved or unimproved;
(c)	If improved, type of improvements;
(d)	Use of property; and
(e)	Approximate value.

Real Property Leased:

(a)	To the extent available, its complete address (including county);
(b)	Landlord’s name and complete address; and
(c)	Use of property.

7.            Attached hereto as Schedule 7 is the complete address (including the county) of the Credit Parties’ chief executive offices and, if different from their respective chief executive offices, of the offices where any of the Credit Parties keeps or will keep as of the Closing Date its respective books and records relating to its respective accounts, general intangibles, or contract rights, specifying in each case whether such locations are or will be owned or leased by a Credit Party and, if leased, specifying the name and address of the landlord.

8.            Attached hereto as Schedule 8 is the complete address (including the county) of each location where any Credit Party keeps or will as of the Closing Date keep any inventory or machinery and equipment (under bailment or otherwise), other than the places of business listed in the answers to questions 6 through 9, specifying in each case whether such location is or will be owned or leased by such Credit Party, or stored at such location under bailment by a Credit Party, and, if leased or stored under bailment, specifying the name and address of the landlord or bailee.

9.            Attached hereto as Schedule 9 is the name and address (including the county) of any person or entity other than the Credit Parties having possession of any of the Credit Parties’ inventory or machinery and equipment as of the Closing Date.

10.          Attached hereto as Schedule 10 are the complete addresses (including county) where goods purchased by the Credit Party after the Closing Date might in the usual course of the purchase transaction be located, even temporarily, for purposes of shipment.

2

11.           Attached hereto as Schedule 11 is a description, including the complete address, of any interest in any goods other than inventory or machinery and equipment, such as timber, crops, minerals or the like that is or will be owned by any Credit Party as of the Closing Date.

12.           Attached hereto as Schedule 12 is a list and description of each of the Credit Parties’ machinery and equipment that will, as of the Closing Date, consist of any of the following:

(a)	airplanes;
(b)	ships and other vessels; and
(c)	railroad locomotives and rolling stock.

13.           Attached hereto as Schedule 13 is a list of the Credit Parties’ accounts receivables as of the Closing Date that are to be payable by the United States Government or any political subdivision thereof, which includes (i) the aggregate amount thereof and (ii) the percentage that each account receivable is of all of the Credit Parties’ accounts receivables.

14.           Attached hereto as Schedule 14 is the following information with respect to each patent and patent application in which any of the Credit Parties will have any interest (whether as owner, licensee or otherwise) as of the Closing Date:

Patents:

(a)	Nature of interest (e.g., owner, licensee, other);
(b)	Description;
(c)	Registration number;
(d)	Issue date; and
(e)	Country of issuance.

Patent Applications:

(a)	Nature of interest (e.g. owner licensee other);
(b)	Description;
(c)	Date of application; and
(d)	Country of application.

15.           Attached hereto as Schedule 15 is the following information with respect to each registered trademark and trademark application in which any of the Credit Parties will have any interest (whether as owner, licensee or otherwise) as of the Closing Date:

Registered Trademarks:

(a)	Nature of interest (e.g., owner, licensee, other);
(b)	Registered trademark;
(c)	Registered number;
(d)	Property covered;
(e)	Date of registration; and

3

(f)	Country of registration.

Trademark Applications:

(a)	Nature of interest (e.g., owner, licensee, other);
(b)	Trademark to which application applies;
(c)	Property covered;
(d)	Date of application; and
(e)	Country of application.

16.           Attached hereto as Schedule 16 is the following information with respect to each copyright and copyright application in which any of the Credit Parties will have any interest (whether as owner, licensee or otherwise) as of the Closing Date:

Copyrights:

(a)	Nature of interest (e.g., owner, licensee, other);
(b)	Copyright;
(c)	Copyright number;
(d)	Property covered;
(e)	Date of copyright;
(f)	Docket number; and
(g)	Country of registration.

Copyright Applications:

(a)	Nature of interest (e.g., owner, licensee, other);
(b)	Copyright to which application applies;
(c)	Property covered;
(d)	Date of application; and
(e)	Country of application.

17.           Attached hereto as Schedule 17 is a list the Credit Parties’ assets consisting of instruments or equity interests (e.g., promissory notes or shares of stock) or chattel paper or book entry securities in excess of $1,000,000 as of the Closing Date, whether or not such equity interests are evidenced by certificates (which if so, copies of all outstanding certificates shall be attached).

18.           Attached hereto as Schedule 18 is a list of each bank, commodity and securities account, excluding Excluded Accounts, to be held by one or more of the Credit Parties as of the Closing Date, including the bank or brokerage where such account is located, the account number and the principal purpose of the account.

19.           Attached hereto as Schedule 19 is a list, in reasonable detail, of all commercial tort claims for monetary damages in excess of $1,000,000 of any Credit Party as of the Closing Date.

4

CYPRESS ENERGY PARTNERS, L.P.,

by Cypress Energy Partners GP, LLC, its general partner

CYPRESS ENERGY PARTNERS, LLC

CYPRESS ENERGY PARTNERS – TIR, LLC

CYPRESS ENERGY SERVICES, LLC

CYPRESS ENERGY PARTNERS – PECOS SWD, LLC

CYPRESS ENERGY PARTNERS – ORLA SWD, LLC

CYPRESS ENERGY PARTNERS – WILLIAMS SWD, LLC

CYPRESS ENERGY PARTNERS – BAKKEN, LLC

CYPRESS ENERGY PARTNERS – TEXAS, LLC

CYPRESS ENERGY PARTNERS – MOUNTRAIL SWD, LLC

CYPRESS ENERGY PARTNERS – SBG, LLC

CYPRESS ENERGY PARTNERS – TIOGA SWD, LLC

CYPRESS ENERGY PARTNERS – MANNING SWD, LLC

CYPRESS ENERGY PARTNERS – GRASSY BUTTE SWD, LLC

CYPRESS ENERGY PARTNERS – 1804 SWD, LLC

CYPRESS ENERGY PARTNERS – GREEN RIVER SWD, LLC

By:
Name:	Peter C. Boylan, III
Title:	President

TULSA INSPECTION RESOURCES, LLC

TULSA INSPECTION RESOURCES HOLDINGS, LLC

TULSA INSPECTION RESOURCES – NONDESTRUCTIVE EXAMINATION, LLC

TULSA INSPECTION RESOURCES – CANADA ULC

FOLEY INSPECTION SERVICES ULC

TULSA INSPECTION RESOURCES – ACQUISITION ULC

By:
Name:	Randall Lorett
Title:	Chief Executive Officer

[Signature Page to Perfection Certificate]

Schedule 1

		Organizational
	State of	# or Corporate
	Incorporation/	Access Number		Foreign
Name	Formation	(as applicable)	FEIN	Qualifications

Cypress Energy	Delaware	5401651	61-1721523
Partners, L.P.

Cypress Energy	Delaware	5337514	46-4295803
Partners – TIR,
LLC

Cypress Energy	Delaware	5113497	90-0807385
Partners, LLC

Cypress Energy	Delaware	5221587	46-1168107	Texas - 801676536
Partners – Pecos
SWD, LLC

Cypress Energy	Delaware	5221581	46-1177303	Texas – 801676528
Partners – Orla
SWD, LLC

Cypress Energy	Delaware	5221098	46-1183840	North Dakota-
Partners –				32977000
Williams SWD,
LLC

Cypress Energy	Delaware	5204377	46-1259092	North Dakota -
Partners – Bakken,				32561200
LLC

Cypress Energy	Texas	801632907	46-1285974
Partners – Texas,
LLC
Cypress Energy	Delaware	5361238	46-3167770	North Dakota –
Services, LLC				35690600

Cypress Energy	Delaware	5221669	46-1194977	North Dakota-
Partners –				32977100
Mountrail SWD,
LLC
Cypress Energy	Delaware	5244782	46-1421409
Partners – SBG,
LLC

Cypress Energy	North	28291600	27-4503230
Partners – Tioga	Dakota
SWD, LLC

Cypress Energy	North	28874100	37-1634247
Partners –	Dakota
Manning SWD,
LLC

Cypress Energy	North	29709800	45-3049047
Partners – Grassy	Dakota
Butte SWD, LLC

Cypress Energy	North	29709900	45-3049110
Partners – 1804	Dakota
SWD, LLC

Cypress Energy	North	31425700	45-4851534
Partners – Green	Dakota
River SWD, LLC

Tulsa Inspection	Delaware	5435856	37-1744632	Oklahoma
Resources, LLC				Colorado
				Minnesota
				Nebraska
				Texas

Tulsa Inspection	Delaware	5442322	90-1035133
Resources
Holdings, LLC

Tulsa Inspection	Delaware	5445161	80-0966595
Resources –
Nondestructive
Examination, LLC

Tulsa Inspection	Alberta	2017887197	N/A	Alberta
Resources –				Saskatchewan
Canada ULC				Nova Scotia
				British Columbia

Tulsa Inspection	Alberta	2015449834	N/A	Alberta
Resources –
Acquisition ULC

Foley Inspection	Alberta	205974918	N/A	Alberta
Services ULC				Saskatchewan
				Nova Scotia
				British Columbia

Schedule 2

Grantor	Date of Change	Description of Change

Cypress Energy Partners, LLC	August 15, 2012	Name was changed from Cypress Energy Partners, LP to Cypress Energy Partners, LLC

Cypress Energy Partners – Tioga SWD, LLC	November 25, 2013	Name was changed from SBG Tioga Facility LLC to Cypress Energy Partners – Tioga SWD, LLC

Cypress Energy Partners – Manning SWD, LLC	November 25, 2013	Name was changed from SBG Manning Facility LLC to Cypress Energy Partners – Manning SWD, LLC

Cypress Energy Partners – Grassy Butte SWD, LLC	November 25, 2013	Name was changed from SBG Grassy Butte LLC to Cypress Energy Partners – Grassy Butte SWD, LLC

Cypress Energy Partners – 1804 SWD, LLC	November 25, 2013	Name was changed from SBG 1804 Facility LLC to Cypress Energy Partners – 1804 SWD, LLC

Cypress Energy Partners – Green River SWD, LLC	December 21, 2012	Name was changed from SBG Green River LLC to SBG Green River Facility.

	November 25, 2013	Name was further changed from SBG Green River Facility to Cypress Energy Partners – Green River SWD, LLC

Tulsa Inspection Resources – Canada, ULC	December 5, 2013	Name changed from Tulsa Inspection Resources – Canada Inc. to Tulsa Inspection Resources – Canada ULC

Tulsa Inspection Resources – Acquisition ULC	December 12, 2013	Name changed from Tulsa Inspection Resources – Acquisition Corp. to Tulsa Inspection Resources – Acquisition ULC

Foley Inspection Services ULC	December 18, 2013	Name changed from Foley Inspection Services, Inc. to Foley Inspection Services ULC

Schedule 3

Tulsa Inspection Resources I, LLC

Schedule 4

None.

Schedule 5

None.

Schedule 6

Legal Entity Name	Legal Description	Latitude / Longitude	Address	County	State	Approximate Value	Improved? (Y/N)	Description of Improvement
Cypress Energy Partners - Tioga SWD, LLC	NWNW Sec 15- T156N - R96W	48' 20.24 - 103' 36.59	10798 Hwy 2, Tioga, ND 58852	Williams	North Dakota	$2,100,000	Yes	Salt water disposal well

Cypress Energy Partners - Manning SWD, LLC	SWSW Sec 18 143 95	47' 11.5 - 102' 46.41	1496 Hwy 22 Manning, ND 58642	Dunn	North Dakota	$2,000,000	Yes	Salt water disposal well

Cypress Energy Partners - Grassy Butte SWD, LLC	SENE Sec 35 147 99	47' 30.34 - 103' 14.57	651 Hwy 85 N Grassy Butte, ND 58634	Mckenzie	North Dakota	$2,000,000	Yes	Salt water disposal well

Cypress Energy Partners - 1804 SWD, LLC	SWSW Sec 35 155 93	48' 11.50 - 102' 36.41	5402 92nd Ave NW Ross, ND 58776	Mountrail	North Dakota	$2,215,000	Yes	Salt water disposal well

Cypress Energy Partners - Green River SWD, LLC	NWNW Sec 23 141 99	47' 01.24 - 103' 12.04	2710 Hwy 85 SW Belfield, ND 58622	Billings	North Dakota	$2,000,000	Yes	Salt water disposal well

Cypress Energy Partners - Williams SWD, LLC	Lots 29, 31, 41 and 42 located in the Missouri Ridge Commercial Park Subdivision lying in the S1/2 of Section 12 T155N-R101W of the 5th P.M., Pherrin Township	48.260667 / - 103.531312	5835 135TH Ave., NW Williston, ND 58801	Williams	North Dakota	$1,500,000	Yes	Salt water disposal well

Cypress Energy Partners - Mountrail SWD, LLC	Lot 3 & 4 (W1/2SW1/4) Section 13 T152N-95W	48.242074 / - 102.3724	5702 Highway 8 Stanley, ND 58784	Mountrail	North Dakota	$1,500,000	Yes	Salt water disposal well

Cypress Energy Partners - Pecos SWD, LLC	Section 21, Block 5, H&GN RR CO. Survey	31.368275 / - 103.531312	5344 S. Valley Street Pecos, TX 79772	Reeves	Texas	$1,500,000	Yes	Salt water disposal well

Cypress Energy Partners - Orla SWD, LLC	Section 8, Block 56, Township 3, T&P Railroad Company Survey	31.73829 / - 103.83812	2973 CR 436 Orla, TX 79770	Reeves	Texas	$1,500,000	Yes	Salt water disposal well

Schedule 7

Credit Party	Chief Executive Office	Leased?	Landlord

Cypress Energy Partners, L.P.	5727 S. Lewis Ave. Suite 500, Tulsa, OK 74104	Yes	Principal Equity Properties, LP – 13831 NW Freeway #510, Houston TX 77040

Cypress Energy Partners – TIR, LLC	5727 S. Lewis Avenue, Suite 500, Tulsa, Oklahoma 74105	Yes	Principal Equity Properties, LP – 13831 NW Freeway #510, Houston TX 77040

Tulsa Inspection Resources, LLC	4111 S. Darlington Ave. Ste. 1000 Tulsa, OK 74135	Yes	Southland Tower LLC, An Arkansas Limited Liability Company, c/o CB Richard Ellis Oklahoma – 1401 S. Boulder Ave #100, Tulsa, OK 74119

Cypress Energy Partners, LLC	5727 S. Lewis Avenue, Suite 500, Tulsa, Oklahoma 74105	Yes	Principal Equity Properties, LP – 13831 NW Freeway #510, Houston TX 77040

Cypress Energy Partners – Pecos SWD, LLC	5727 S. Lewis Avenue, Suite 500, Tulsa, Oklahoma 74105	Yes	Principal Equity Properties, LP – 13831 NW Freeway #510, Houston TX 77040

Cypress Energy Partners – Orla SWD, LLC	5727 S. Lewis Avenue, Suite 500, Tulsa, Oklahoma 74105	Yes	Principal Equity Properties, LP – 13831 NW Freeway #510, Houston TX 77040

Cypress Energy Partners – Williams SWD, LLC	5727 S. Lewis Avenue, Suite 500, Tulsa, Oklahoma 74105	Yes	Principal Equity Properties, LP – 13831 NW Freeway #510, Houston TX 77040

Cypress Energy Partners – Bakken, LLC	5727 S. Lewis Avenue, Suite 500, Tulsa, Oklahoma 74105	Yes	Principal Equity Properties, LP – 13831 NW Freeway #510, Houston TX 77040

Cypress Energy Partners – Texas, LLC	5727 S. Lewis Avenue, Suite 500, Tulsa, Oklahoma 74105	Yes	Principal Equity Properties, LP – 13831 NW Freeway #510, Houston TX 77040

Cypress Energy Services, LLC	5727 S. Lewis Avenue, Suite 500, Tulsa, Oklahoma 74105	Yes	Principal Equity Properties, LP – 13831 NW Freeway #510, Houston TX 77040

Cypress Energy Partners – Mountrail SWD, LLC	5727 S. Lewis Avenue, Suite 500, Tulsa, Oklahoma 74105	Yes	Principal Equity Properties, LP – 13831 NW Freeway #510, Houston TX 77040

Cypress Energy Partners – SBG, LLC	5727 S. Lewis Avenue, Suite 500, Tulsa, Oklahoma 74105	Yes	Principal Equity Properties, LP – 13831 NW Freeway #510, Houston TX 77040

Cypress Energy Partners – Tioga SWD, LLC	5727 S. Lewis Avenue, Suite 500, Tulsa, Oklahoma 74105	Yes	Principal Equity Properties, LP – 13831 NW Freeway #510, Houston TX 77040

Cypress Energy Partners – Manning SWD, LLC	5727 S. Lewis Avenue, Suite 500, Tulsa, Oklahoma 74105	Yes	Principal Equity Properties, LP – 13831 NW Freeway #510, Houston TX 77040

Cypress Energy Partners – Grassy Butte SWD, LLC	5727 S. Lewis Avenue, Suite 500, Tulsa, Oklahoma 74105	Yes	Principal Equity Properties, LP – 13831 NW Freeway #510, Houston TX 77040

Cypress Energy Partners – 1804 SWD, LLC	5727 S. Lewis Avenue, Suite 500, Tulsa, Oklahoma 74105	Yes	Principal Equity Properties, LP – 13831 NW Freeway #510, Houston TX 77040

Cypress Energy Partners – Green River SWD, LLC	5727 S. Lewis Avenue, Suite 500, Tulsa, Oklahoma 74105	Yes	Principal Equity Properties, LP – 13831 NW Freeway #510, Houston TX 77040

Tulsa Inspection Resources Holdings, LLC	4111 S. Darlington Ave. Ste. 1000 Tulsa, OK 74135	Yes	Southland Tower LLC, An Arkansas Limited Liability Company, c/o CB Richard Ellis Oklahoma – 1401 S. Boulder Ave #100, Tulsa, OK 74119

Tulsa Inspection Resources – Nondestructive Examination, LLC	4111 S. Darlington Ave. Ste. 1000 Tulsa, OK 74135	Yes	Southland Tower LLC, An Arkansas Limited Liability Company, c/o CB Richard Ellis Oklahoma – 1401 S. Boulder Ave #100, Tulsa, OK 74119

Tulsa Inspection Resources – Canada ULC	5920 Macleod Trail SW - Suite #501 Calgary Alberta T2H 0K2	Yes	Macleod Place Holding Corp - 5920 Macleod Trail SW - Suite #501, Calgary AB T2H 0K2

Tulsa Inspection Resources – Acquisition ULC	5920 Macleod Trail SW - Suite #501 Calgary Alberta T2H 0K2	Yes	Macleod Place Holding Corp - 5920 Macleod Trail SW - Suite #501, Calgary AB T2H 0K2

Foley Inspection Services ULC	5920 Macleod Trail SW - Suite #501 Calgary Alberta T2H 0K2	Yes	Macleod Place Holding Corp - 5920 Macleod Trail SW - Suite #501, Calgary AB T2H 0K2

Schedule 8

None.

Schedule 9

None.

Schedule 10

None.

Schedule 11

None.

Schedule 12

None.

Schedule 13

None.

Schedule 14

Patents:

•	None.

Patent Applications:

•	None.

Schedule 15

Registered Trademark:

•	None.

Trademark Applications:

•	Trademark Application #1:

(a)         Nature of interest (e.g., owner, licensee, other): Cypress Energy Holdings, LLC is the Owner.

(b)         Trademark to which application applies: CYPRESS ENERGY PARTNERS (& design)

(c)         Property covered:

Class 1: fresh water, hot water and brine for oil and gas drilling operations, namely, fluids to assist in hydraulic fracing

Class 35: Operation of landfills for others

Class 37: Removal, pumping and disposal of waste fluids produced in connection with oil and gas production; drilling and production waste landfill services; rental of water pipes and lighting for drilling operations; drilling pit services; waste oil collection for recycling; pumping of fluids used in drilling; environmental services, namely, advice and consultancy regarding the cleanup of fluids and other materials utilized in drilling and completion work to the energy industry; provision of advice and consultancy regarding disposal, namely, cleanup, reclamation or recycling of waste produced in connection with oil and gas production

Class 40: Recycling and treatment of water; treatment of soil and waste produced in connection with oil and gas production; water desalination services; treatment and recycling of waste fluids produced in connection with oil and gas production; environmental services, namely, remediation advice, namely advice and consulting regarding the treatment of drilling fluid and waste and additional fluids and waste streams generated in the production of oil and gas to the energy industry; provision of advice and consultancy regarding the treatment, management and recycling of waste produced in connection with oil and gas production; provision of advice and consultancy regarding the disposal of flowback, produced water, pit water, and other fluids and solids, namely, treatment of waste produced in connection with oil and gas production

(d)         Date of application: Filed October 25, 2012

(e)         Country of application: United States

•	Trademark Application #2:

(a)         Nature of interest (e.g., owner, licensee, other): Cypress Energy Holdings, LLC is the Owner.

(b)         Trademark to which application applies: CYPRESS ENERGY PARTNERS

(c)         Property covered:

Class 1: fresh water, hot water and brine for oil and gas drilling operations, namely, fluids to assist in hydraulic fracing

Class 35: Operation of landfills for others

Class 37: Removal, pumping and disposal of waste fluids produced in connection with oil and gas production; drilling and production waste landfill services; rental of water pipes and lighting for drilling operations; drilling pit services; waste oil collection for recycling; pumping of fluids used in drilling; environmental services, namely, advice and consultancy regarding the cleanup of fluids and other materials utilized in drilling and completion work to the energy industry; provision of advice and consultancy regarding disposal, namely, cleanup, reclamation or recycling of waste produced in connection with oil and gas production

Class 40: Recycling and treatment of water; treatment of soil and waste produced in connection with oil and gas production; water desalination services; treatment and recycling of waste fluids produced in connection with oil and gas production; environmental services, namely, remediation advice, namely advice and consulting regarding the treatment of drilling fluid and waste and additional fluids and waste streams generated in the production of oil and gas to the energy industry; provision of advice and consultancy regarding the treatment, management and recycling of waste produced in connection with oil and gas production; provision of advice and consultancy regarding the disposal of flowback, produced water, pit water, and other fluids and solids, namely, treatment of waste produced in connection with oil and gas production

(d)         Date of application: Filed October 25, 2012

(e)         Country of application: United States

•	Trademark Application #3:

(a)          Nature of interest (e.g., owner, licensee, other): Cypress Energy Holdings,

LLC is the Owner.

(b)          Trademark to which application applies: CYPRESS ENERGY

PARTNERS

(c)          Property covered: Pipeline inspection services for energy company transmission lines; Technical supervision, quality control and inspection in the field of pipelines and pipeline integrity

(d)          Date of application: January 21, 2013

(e)          Country of application: United States

•	Trademark Application #4:

(a)          Nature of interest (e.g., owner, licensee, other): Cypress Energy Holdings, LLC is the Owner.

(b)          Trademark to which application applies: CYPRESS ENERGY PARTNERS (& design)

(c)          Property covered: Pipeline inspection services for energy company transmission lines; Technical supervision, quality control and inspection in the field of pipelines and pipeline integrity

(d)          Date of application: January 21, 2013

(e)          Country of application: United States

Schedule 16

Copyright:

•	None.

Copyright Application

•	None.

Schedule 17

•	25% ownership interest in Alati Arnegard LLC

Schedule 18

Name on Account	Bank	Acct #
Cypress Energy Partners, LLC	Bank Of Oklahoma	309292417
Tulsa Inspection Resources, LLC	Bank of Oklahoma	209924950
Tulsa Inspection Resources – Nondestructive Examination, LLC	Bank of Oklahoma	209924917
Cypress Energy Partners Grassy Butte SWD LLC	Starion Financial	20018638
Cypress Energy Partners 1804 SWD LLC	Starion Financial	20018646
Tioga SWD LLC Cypress Energy Partners	Starion Financial	20019008
Cypress Energy Partners Manning SWD LLC	Starion Financial	20019382
Cypress Energy Partners Green River SWD LLC	Starion Financial	20019745
Tulsa Inspection Resources – Canada ULC	Toronto-Dominion Bank	5373957
Foley Inspection Services ULC	Toronto –Dominion Bank	5373949
Various accounts at Spirit Bank and Wells Fargo Bank, N.A. to be closed.

Schedule 19

None.

EXHIBIT N

 TO CREDIT AGREEMENT

FORM OF

BORROWER’S CERTIFICATE

Pursuant to Sections 6.1(h) and (i) of the Credit Agreement dated as of December 24, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among Cypress Energy Partners, L.P., as a Borrower and as Borrowers’ Agent, the other Borrowers party thereto, the Lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as collateral agent and Deutsche Bank Trust Company Americas, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), the undersigned, solely in his/her capacity as a Responsible Person of the Borrower and not in his/her individual capacity, hereby certifies as follows:

(i)	The representations and warranties contained in Section 5 of the Credit Agreement are true and correct in all material respects on and as of such date, as though made on and as of such date;
(ii)	no Default or Event of Default exists;
(iii)	there has not occurred since December 31, 2012, a Material Adverse Effect;
(iv)	except for the filing of Uniform Commercial Code financing statements and equivalent filings for foreign jurisdictions and the taking of applicable actions referred to in Section 5.16 of the Credit Agreement, [attached as Exhibit B hereto is a list of all consents, authorizations and filings referred to in Section 5.4 of the Credit Agreement, all of which are in full force and effect as of the date hereof.][no consents, licenses, or approvals referred to in Section 5.4 of the Credit Agreement are required.]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Borrower’s Certificate as of the date and year first above written.

CYPRESS ENERGY PARTNERS, L.P., as
Borrowers’ Agent

By:	Cypress Energy Partners GP, LLC,
its general partner

By:
Name:
Title:

EXHIBIT O

TO CREDIT AGREEMENT

FORM OF

HEDGING AGREEMENT QUALIFICATION NOTIFICATION

_________ __, 201_

Deutsche Bank Trust Company Americas

60 Wall Street

New York, New York 10005

Attention: Project Finance Administrative Agent Services – Cypress Energy Partners

Re: Hedging Agreement Qualification Notification

Reference is made to the Credit Agreement, dated as of December 24, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cypress Energy Partners, as a Borrower and the Borrowers’ Agent, the other Borrowers party thereto, the Lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Collateral Agent and Deutsche Bank Trust Company Americas, as Administrative Agent for the Lenders. Capitalized terms used herein but not defined herein shall have the meanings provided in the Credit Agreement.

(a) This Hedging Agreement Qualification Notification is being delivered pursuant to the terms of the Credit Agreement, and the undersigned (the “Hedging Counterparty”) hereby represents to the Administrative Agent that:

1.	It is a counterparty to a [Financial Hedging][Commodity OTC] Agreement with [ ], dated as of, [ ], 20[ ] (the “Hedging Agreement”).
2.	At the time the Hedging Agreement was entered into, the Hedging Counterparty was a Lender under the Credit Agreement.
3.	It is not a Defaulting Lender under the Credit Agreement.
4.	The aggregate unrealized amounts due to it under the Hedging Agreement as of the date hereof is: $[____].

(b) The Hedging Counterparty hereby acknowledges and agrees to the terms of the Loan Documents, including, without limitation, Section 10 of the Credit Agreement and Sections 7 and 10 of the Security Agreement.

The Hedging Counterparty hereby further acknowledges and agrees that:

This Hedging Agreement Qualification Notification shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Hedging Agreement Qualification Notification by telecopy or electronic transmission (in .pdf format) shall be effective as delivery of a manually executed counterpart of this Hedging Agreement Qualification Notification. THIS HEDGING AGREEMENT QUALIFICATION NOTIFICATION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Very truly yours,

[QUALIFIED COUNTERPARTY]

By:
Name:
Title:

EXHIBIT P

TO CREDIT AGREEMENT

FORM OF ADDITIONAL BORROWER JOINDER

JOINDER AGREEMENT, dated as of [_________ __, 20__] (this “Agreement”), among the Borrowers’ Agent, the Existing Borrowers, the New Borrower and the Administrative Agent (as each such term is defined below).

RECITALS

Pursuant to Section 11.18 of that certain Credit Agreement, dated as of December 24, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cypress Energy Partners, L.P. (the “Borrowers’ Agent”), the other Borrowers party thereto (together with the Borrowers’ Agent, the “Existing Borrowers”), the Lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as collateral agent and Deutsche Bank Trust Company Americas, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), the undersigned Person not party to the Credit Agreement (the “New Borrower”) is a Subsidiary of the Borrowers’ Agent and has agreed to become party to the Credit Agreement on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrowers’ Agent, the New Borrower and the Administrative Agent hereby agree as follows:

1.Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

2. Joinder.

(a)The New Borrower hereby agrees to be bound by all of the provisions of the Credit Agreement, and effective on the date hereof becomes a party to the Credit Agreement as a Borrower (the “Joinder Effective Date”) with the same effect as if it were an original signatory to the Credit Agreement. All obligations of the Borrowers under the Credit Agreement shall be joint and several. All references to the “Borrower” in the Credit Agreement shall be deemed to refer to each of the Existing Borrowers and the New Borrower or the New Borrower, in each case as necessary or advisable to permit the New Borrower to borrow Loans and request Letters of Credit under the Credit Agreement and as otherwise required or advisable in connection therewith. From and after the Joinder Effective Date, the New Borrower shall have the rights and obligations of a Borrower under the Credit Agreement and under the other Loan Documents and shall be bound by the provisions thereof.

(b)All notices to the New Borrower required to be delivered pursuant to the Credit Agreement and all other notices or correspondence shall be directed to the Borrowers’ Agent for receipt of all such notices. The New Borrower hereby appoints the Borrowers’ Agent to act on its behalf under the Credit Agreement and the other Loan Documents and has authorized the Borrowers’ Agent to take such actions on its behalf and to exercise such powers as are delegated to the Borrowers’ Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto, and that the Borrowers’ Agent hereby accepts such appointment. Such appointment shall not be terminated or revoked without the consent of the Administrative Agent and the Required Lenders.

3. Conditions Precedent. This Agreement shall become effective upon the satisfaction of the following conditions precedent:

(a)          Documents. The Administrative Agent shall have received (each of the following documents being referred to herein as an “Additional Document”):

(i)          this Agreement, executed and delivered by a duly authorized officer of the Borrowers’ Agent, the Existing Borrowers and the New Borrower;

(ii)          if the New Borrower is not a Grantor immediately prior to the effectiveness of this Agreement, a Security Agreement Supplement in form and substance substantially similar to Annex I to the Security Agreement, executed and delivered by a duly authorized officer of the New Borrower, pursuant to which the New Borrower becomes a Grantor;

(iv)          [reserved];

(v)          for each Working Capital Facility Lender requesting the same, a Note of the New Borrower substantially in the form of Exhibit A-1 and conforming to the requirements of the Credit Agreement and executed by a duly authorized officer of the New Borrower;

(vi)          [reserved];

(vii)          for each Swing Line Lender requesting the same, a Note of the New Borrower substantially in the form of Exhibit A-2 and conforming to the requirements of the Credit Agreement and executed by a duly authorized officer of the New Borrower; and

(viii)          for each Acquisition Facility Lender requesting the same, a Note of the New Borrower substantially in the form of Exhibit A-3 and conforming to the requirements of the Credit Agreement and executed by an authorized officer of the New Borrower.

(b)          Secretary’s Certificate. The Administrative Agent shall have received a certificate of the New Borrower, dated as of the Joinder Effective Date, substantially in the form of Exhibit E to the Credit Agreement, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Person of the New Borrower, or, if applicable, of the general partner or managing member or members of the New Borrower.

(c)          Proceedings. The Administrative Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or analogous body) of the New Borrower authorizing the execution, delivery and performance of this Agreement [and any Notes] delivered on the Joinder Effective Date and the other Loan Documents to which it is a party.

(d)          Incumbency Certificate. The Administrative Agent shall have received a certificate of the New Borrower, dated as of the Joinder Effective Date, as to the incumbency and signature of the officers of the New Borrower, or, if applicable, of the general partner or managing member or members of such new Borrower, executing any Additional Document, which certificate shall be included in the certificate delivered pursuant to Section 3(b), shall be reasonably satisfactory in form and substance to the Administrative Agent, and shall be executed by a Responsible Person of the New Borrower, or, if applicable, of the general partner or managing member or members of the New Borrower.

(e)          Organizational Documents. The Administrative Agent shall have received true and complete copies of the Governing Documents of the New Borrower, certified as of the Joinder Effective Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the New Borrower, or, if applicable, of the general partner or managing member or members of the New Borrower, which certification shall be included in the certificate delivered pursuant to Section 3(b) and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(f)          Good Standing Certificates. The Administrative Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of the New Borrower to the extent relevant under applicable laws, in the jurisdiction of its organization.

(g)          Consents, Licenses and Approvals. The Administrative Agent shall have received a certificate of a Responsible Person of the New Borrower either (i) attaching copies of all consents, authorizations and filings referred to in Section 5.4 of the Credit Agreement, and stating that such consents, licenses and filings are in full force and effect, and each such consent, authorization and filing shall be in form and substance reasonably satisfactory to the Administrative Agent or (ii) stating that no such consents, licenses or approvals are so required.

(h)          Certification of the Borrowers’ Agent. The Borrowers’ Agent shall have confirmed that no Default or Event of Default is continuing or would occur as a result of the New Borrower becoming a Borrower and each of the representations and warranties relating to the New Borrower and the Loan Parties in the Credit Agreement (other than the representations and warranties set forth in Sections 5.1, 5.4, 5.6, 5.7, 5.17 and 5.20) is true and not misleading in any material respect (except that any representation and warranty that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) as if made on the date of accession of the New Borrower.

(i)          Legal Opinions. The Administrative Agent shall have received an executed legal opinion of counsel to the New Borrower with respect to the jurisdiction of incorporation, organization or formation of the New Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

(j)          PATRIOT Act. The Administrative Agent shall have received all documentation and other information requested by it that are required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

5.          No Other Amendments or Waivers. Except as expressly amended or waived hereby, the Credit Agreement, any Notes issued thereunder and the other Loan Documents shall remain in full force and effect in accordance with their respective terms, without any waiver, amendment or modification of any provision thereof.

6.          Effect on Credit Agreement. From and after the Joinder Effective Date, the New Borrower shall be a party to the Credit Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Borrower thereunder and under the other Loan Documents and shall be bound by the provisions thereof.

7.          Loan Document. Each of the parties hereto agree that this Agreement constitutes a “Loan Document” for all purposes under the Credit Agreement and the other Loan Documents.

8.          Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.          Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CYPRESS ENERGY PARTNERS, L.P., as Borrowers’ Agent

By: Cypress Energy Partners GP, LLC, its general partner

By:
Name:
Title:

ANNEX I-A

TO CREDIT AGREEMENT

FORM OF BORROWING NOTICE7

COMPANY NAME/HEADER

[DATE]

Borrowing Notice

Deutsche Bank Trust Company Americas,

as Administrative Agent

60 Wall Street

New York, New York 10005

Attention: Project Finance Administrative Agent Services – Cypress Energy Partners

Ladies and Gentlemen:

This Borrowing Notice is furnished pursuant to Section 2.4 of that certain Credit Agreement dated as of December 24, 2013 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among Cypress Energy Partners, L.P. (the “Borrowers’ Agent”), the other Borrowers Party thereto, the lenders party thereto, Deutsche Bank AG, New York Branch, as collateral agent and Deutsche Bank Trust Company Americas, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Borrowing Notice have the meanings ascribed thereto in the Credit Agreement. The Borrower represents that, as of this date, the conditions precedent set forth in Section [6.1 and]8 6.2 of the Credit Agreement have been satisfied.

1.	Borrowing Notice. The Borrower hereby notifies the Administrative Agent of its request for the following borrowing (the “Borrowing”):

(1)	The Borrowing shall be a[n] [Acquisition Facility] [Working Capital Facility] [Swing Line] Loan

(2)	The Borrowing shall be a Base Rate Loan in an aggregate amount of $[___] and Eurodollar Loan in an aggregate amount of $[___] [9]

(3)	Borrowing Date of the Borrowing (must be a Business Day):Aggregate amount of the Borrowing: $ [___]

7 With respect to the Loans to be made on the Closing Date, the form of Borrowing Notice shall be as agreed by the Administrative Agent.

8 Applicable to initial Loans only.

9 If borrowing a Eurodollar Loan, please also complete Exhibit A attached hereto.

(5)	If any portion of the Borrowing is a Eurodollar Loan, the duration of Interest Period:

One	Three
Month	Months
Two
Months	Six Months

Bank Name

City, State

ABA#

Account Name

Account #

2.	Availability Certification. The undersigned hereby, solely in his capacity as a Responsible Person of the Borrower and not in his individual capacity, certifies that he is a Responsible Person of the Borrower and further certifies as follows that, after giving effect to the extension of credit required pursuant to this Borrowing Notice:

(1)	each of the representations and warranties made by the Borrowers and the other Loan Parties in or pursuant to the Loan Documents is true and correct in all material respects on and as of the date hereof as if such representation and warranty was made on and as of such date, except to the extent any such representation and warranty relates solely to a specified prior date, in which case such representation and warranty shall have been true and correct in all material respects as of such specified date;

(2)	no Default or Event of Default has occurred or is continuing on the date hereof or after giving effect to the extensions of credit requested to be made on such date;

(3)	the Total Working Capital Facility Extensions of Credit shall not exceed the Borrowing Base as of such date;

(4)	the Total Acquisition Facility Extensions of Credit shall not exceed the aggregate Acquisition Facility Commitments;

(5)	the Total Working Capital Facility Extensions of Credit shall not exceed the aggregate Working Capital Facility Commitments;

(6)	such extension of credit shall not result in any Applicable Sub-Limit being exceeded; and

(7)	with respect to any such extension of credit under the Acquisition Facility, the Borrowers shall be in compliance with the covenants set forth in Section 8.1 of the Credit Agreement calculated on a pro forma basis.

The foregoing certifications and representations shall collectively be deemed to constitute the Availability Certification required to be delivered in connection with this Borrowing Notice pursuant to Section 6.2(e) of the Credit Agreement, and such requirements shall be deemed satisfied upon receipt of this Borrowing Notice by the Administrative Agent.

CYPRESS ENERGY PARTNERS, L.P., as
Borrowers’ Agent

By:	Cypress Energy Partners GP, LLC,
its general partner

By:
Name:
Title:

EXHIBIT A

TO BORROWING NOTICE

[Request for Eurodollar Loan]

Please see attached.

ANNEX I-B

TO CREDIT AGREEMENT

FORM OF

LETTER OF CREDIT REQUEST

ANNEX II

TO CREDIT AGREEMENT

FORM OF CONTINUATION/CONVERSION NOTICE

[Date]

Deutsche Bank Trust Company Americas,

as Administrative Agent

60 Wall Street

New York, New York 10005

Attention: Project Finance Administrative Agent Services – Cypress Energy Partners

Ladies and Gentlemen:

This Continuation/Conversion Notice is delivered to you pursuant to Section 4.3 of the Credit Agreement, dated as of December 24, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cypress Energy Partners, as a Borrower and the Borrowers’ Agent, the other Borrowers party thereto, the Lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Collateral Agent and Deutsche Bank Trust Company Americas, as Administrative Agent for the Lenders. Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein have the meanings provided in the Credit Agreement.

The Borrower hereby requests that on [ ](the “Continuation/Conversion Date”),

1. $[ ] of the presently outstanding principal amount of the [Working Capital Facility] [Acquisition Facility] Loans originally made on [ ],

2. and all presently being maintained as [Base Rate Loans] [Eurodollar Loans with an Interest Period of [one][two][three][six] months]1,

3. be [Converted into][Continued as],

4. [Base Rate Loans] [Eurodollar Loans with an Interest Period of [one][two][three][six] months]2.

The undersigned, solely in his capacity as a Responsible Person of the Borrower and not in his individual capacity, hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Continuation/Conversion Date, both before and after giving effect thereto and to the application of the proceeds therefrom:

(i) the foregoing Continuation or Conversion complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 4.3 and Section 4.4 of the Credit Agreement); and

(ii) If a Loan is being Converted to or Continued as Eurodollar Loans, unless the Administrative Agent or Required Lenders have otherwise consented, no Event of Default has occurred and is continuing, or would result from such proposed continuation or conversion.

[Signature page follows]

1 If continuing a Eurodollar Loan, please also complete Exhibit A attached hereto.

2 If converting to a Eurodollar Loan, please also complete Exhibit A attached hereto.

II-1

ANNEX III

TO CREDIT AGREEMENT

The Borrower has caused this Continuation/Conversion Notice to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer this [__] day of [__], 201[_]..

CYPRESS ENERGY PARTNERS, L.P., as
Borrowers’ Agent

By:	Cypress Energy Partners GP, LLC,
its general partner

By:
Name:
Title:

II-2

EXHIBIT A

 TO CONTINUATION/CONVERSION NOTICE

[Request for Continuation of /Conversion to a Eurodollar Loan]

Please see attached.

ANNEX III

TO CREDIT AGREEMENT

FORM OF NOTICE OF PREPAYMENT

[Date]

Deutsche Bank Trust Company Americas, as Administrative Agent

60 Wall Street

New York, New York 10005

Attention: Project Finance Administrative Agent Services – Cypress Energy Partners

Ladies and Gentlemen:

This Notice of Prepayment is delivered to you pursuant to Section 4.6 of the Credit Agreement, dated as of December 24, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cypress Energy Partners, as a Borrower and the Borrowers’ Agent, the other Borrowers party thereto, the Lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Collateral Agent and Deutsche Bank Trust Company Americas, as Administrative Agent for the Lenders. Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein have the meanings provided in the Credit Agreement.

The Borrower hereby notifies the Administrative Agent that it shall prepay [Working Capital Facility] [Acquisition Facility] [Swing Line] Loans, on [______] [__], 201[_], in aggregate principal amount[s] of [$[ ] of [Working Capital Facility] [Acquisition Facility] [Swing Line] Loans outstanding as Base Rate Loans] [and][$[ ] of [Working Capital Facility] [Acquisition Facility] Loans outstanding as Eurodollar Loans].

[Signature page follows]

III-1

The Borrower has caused this Notice of Prepayment to be executed and delivered by its duly authorized officer this [__] day of [__], 201[_].

CYPRESS ENERGY PARTNERS, L.P., as
Borrowers’ Agent

By:	Cypress Energy Partners GP, LLC,
its general partner

By:
Name:
Title:

III-2